Form 10-K, Exhibit 13
period 2007-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2008-03-31
CIK 1393359

Exhibit 13.01

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the period April 2, 2007
(commencement of operations) to December 31, 2007

and Report of Independent Registered Public Accounting Firm

ML SYSTEMATIC MOMENTUM  FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2007	2

Statement of Income for the period April 2, 2007 (commencement of operations) to December 31, 2007	3

Statement of Changes in Members’ Capital for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Financial Data Highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007	5

Notes to Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Systematic Momentum FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Systematic Momentum FuturesAccess LLC (the “Fund”), as of December 31, 2007, and the related statements of income and changes in members’ capital and the financial data highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007.  These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Systematic Momentum FuturesAccess LLC as of December 31, 2007, the results of its operations, the changes in its members’ capital, and the financial data highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2007

ASSETS:
Cash	$94,318
Investments in Portfolio Funds (Cost $106,513,819)	121,063,894
Deferred initial offering costs	33,750
Receivable from Portfolio Fund	34,775

TOTAL ASSETS	$121,226,737

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Sponsor fee payable	$177,810
Redemptions payable	505,214
Other	319,636

Total liabilities	1,002,660

MEMBERS’ CAPITAL:
Members’ Interest (111,518,320 Units outstanding, unlimited Units authorized)	120,224,077
Total members’ capital	120,224,077

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$121,226,737

NET ASSET VALUE PER UNIT (NOTE 5)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF INCOME

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

TRADING PROFIT (LOSS):

Realized	$(560,037)
Change in unrealized	14,550,075

Total trading profit	13,990,038

INVESTMENT INCOME:
Interest	3,827

EXPENSES:
Sponsor fee	485,354
Other	504,521

Total expenses	989,875

NET INVESTMENT LOSS	(986,048)

NET INCOME	$13,003,990

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A**	3,034,273
Class C*	28,115,079
Class D	57,470,233
Class D- SD**	4,998,359
Class I*	4,656,993

Net income per weighted average Unit
Class A**	$0.1351
Class C*	$0.1087
Class D	$0.1564
Class D- SD**	$0.0350
Class I*	$0.0801

* Units issued on June 1, 2007

** Units issued on July 1, 2007

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2007

Class A**	—	5,249,271	(170,625)	5,078,646
Class C*	—	71,012,676	(1,123,975)	69,888,701
Class D***	80,000,000	16,803,705	(80,000,000)	16,803,705
Class D- SD**	—	5,000,000	(9,846)	4,990,154
Class I*	—	14,757,114	—	14,757,114
Total Members’ Units	80,000,000	112,822,766	(81,304,446)	111,518,320

	Initial Offering	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2007

Class A**	$—	$4,977,396	$(169,767)	$409,790	$5,217,419
Class C*	—	72,659,028	(1,184,529)	3,057,074	74,531,573
Class D***	80,000,000	18,735,477	(88,281,472)	8,988,855	19,442,860
Class D- SD**	—	5,000,000	(10,000)	175,016	5,165,016
Class I*	—	15,493,954	—	373,255	15,867,209
Total Members’ Interest	$80,000,000	$116,865,855	$(89,645,768)	$13,003,990	$120,224,077

*  Units issued on June 1, 2007

** Units issued on July 1, 2007

*** Initial investment of $80,000,000 made by Merrill Lynch Investors Inc and subsequently redeemed.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A**	Class C*	Class D	Class D-SD**	Class I*

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Realized and unrealized trading profit	0.0400	0.0885	0.1613	0.0389	0.0898
Interest income (c) (d)	—	—	—	—	0.0001
Expenses (d)	(0.0127)	(0.0221)	(0.0042)	(0.0039)	(0.0147)

Net asset value, end of period	$1.0273	$1.0664	$1.1571	$1.0350	$1.0752

Total Return: (b)

Total return	2.73%	6.64%	15.71%	3.50%	7.52%

Ratios to Average Net Assets: (a)

Expenses	2.91%	4.16%	0.58%	0.79%	2.72%

Net investment loss	-2.90%	-4.15%	-0.58%	-0.78%	-2.71%

* Units issued on June 1, 2007

** Units issued on July 1, 2007

(a) The ratios have been annualized and do not reflect the proportionate share of income and expenses of the Portfolio Funds.

(b) Not annualized.

(c) Impact of interest income is less than $0.0001 for Class A, C, D and D-SD

(d) Per Unit data is calculated using weighted average Units during the period.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Systematic Momentum FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI”), the Sponsor of the Fund, among eight underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).  MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the commodity broker of the Portfolio Funds.

The Program is a group of commodity pools sponsored by MLAI (each a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single commodity trading advisor. Each Program Fund is generally similar to the Fund in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers five Classes of Units: Class A, Class C, Class D, Class D-SD, and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit for other reporting purposes (see Note 5). The five Classes of Units are subject to different Sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

The Portfolio Funds’ commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of the Portfolio Funds.

The resulting change between cost and market value (net of subscription and redemption activity in Portfolio Funds) is reflected in the Statement of Income as Change in unrealized from the Investment in the Portfolio Funds. In addition, when the Fund redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) for such interests in the Statement of Income of the Fund.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it and the Portfolio Funds transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition of the Fund and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations of the Fund and each of the Portfolio Funds.

Cash

The Fund maintains cash at an unaffiliated bank for operations purposes.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortizes the total initial offering costs of $120,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.00% to 2.50%.  Class D, Class D-SD and Class I Units are subject to sales commissions up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first    business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days’ prior notice.  The minimum exchange amount is $10,000.

Redemption and exchange requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisors of this Fund.

(b)                     Any event which would make unlawful the continued existence of this Fund.

(c)                      Determination by MLAI to liquidate or withdraw from the Fund.

Indemnifications

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.  The Fund expects the risk of any future obligation under these indemnifications to be remote.

2.                    INVESTMENTS IN  PORTFOLIO FUNDS

The eight Portfolio Funds in which the Fund was invested as of December 31, 2007 or during the period were:  ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), ML Altis FuturesAccess LLC (“Altis”), ML Winton FuturesAccess LLC (“Winton”), ML Aspect FuturesAccess LLC (“Aspect”), ML John Locke FuturesAccess LLC (“John Locke”), ML GSA FuturesAccess LLC (“GSA”) and ML Alphasimplex FuturesAccess LLC (“Alphasimplex”).  MLAI, the Sponsor of the fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

At December 31, 2007, Investments in Portfolio Funds at fair value are as follows:

	Percentage of Investment	Fair Value	Profit (Loss)	Management Fees (1)	Performance Fees (1)	Redemptions Permitted
Alphasimplex	—	$—	$(943,066)	$(60,176)	$—	monthly
Chesapeake	15.55%	18,829,228	907,353	(210,487)	—	monthly
Transtrend	14.81%	17,927,148	3,553,620	(216,171)	(797,192)	monthly
Altis	15.18%	18,378,819	2,911,775	(214,966)	(610,793)	monthly
Winton	14.73%	17,829,738	2,796,394	(214,222)	(350,520)	monthly
Aspect	15.06%	18,235,954	1,770,147	(212,213)	(173,744)	monthly
John Locke	12.32%	14,914,443	1,760,298	(154,163)	(356,510)	monthly
GSA	12.35%	14,948,564	1,233,517	(138,501)	(236,986)	monthly
	100.00%	$121,063,894	$13,990,038	$(1,420,899)	$(2,525,745)

Total Investments in Portfolio Funds at Fair Value (Cost $106,513,819)

(1) See Note 4.

3.                    RELATED PARTY TRANSACTIONS

The Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Portfolio Funds with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Portfolio Funds are credited with interest on any of their assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Portfolio Funds, from possession of such assets.

Merrill Lynch charges the Portfolio Funds at prevailing local interest rates for financing realized and unrealized losses on each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to ..0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D and Class D-SD Units do not pay Sponsor fees.

No brokerage commission is charged to investors at the Fund level, although brokerage commissions are charged to investors at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the investment of the Fund in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract.  A portion of the brokerage fees is paid to Portfolio Funds’ executing brokers, which may not include MLPF&S, as the commission or their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed 3% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

4.                    ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

Portfolio Fund	Advisor	Next Renewal Date of Advisory Agreement
Altis	Altis Partners (Jersey) Limited	December 31, 2016
Aspect	Aspect Capital Management	December 31, 2011
Chesapeake	Chesapeake Capital Corporation	December 31, 2016
Transtrend	Transtrend B.V.	December 31, 2008
Winton	Winton Capital Corporation	December 31, 2014
John Locke	John Locke Investments SA	December 31, 2016
Alphasimplex*	Alphasimplex Group, LLC	December 31, 2016
GSA	GSA Capital Partner, LLP	June 30, 2012

*Liquidated as of December 31, 2007.

The advisory agreements shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  The advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds pay their respective trading advisors annual management fees of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, Chesapeake, Transtrend, and Alphasimplex, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton, John Locke and GSA, MLAI receives 25% of the 2.00% management fees.

Performance fees paid by the Portfolio Funds are calculated at 20% for all Portfolio Funds except Transtrend which is calculated at 25% of any New Trading Profit, as defined, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For the following Funds, Aspect, Winton, GSA and John Locke, MLAI received 25% of the 20% performance fees.

5.                    NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the initial offering costs for purposes of determining Net Asset Value. Such costs initially were paid by MLAI.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.

Consequently, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes as of December 31, 2007 are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
	(unaudited)			(unaudited)
Class A	$5,219,799	$5,217,419	5,078,646	$1.0278	$1.0273
Class C	74,560,703	74,531,573	69,888,701	1.0668	1.0664
Class D	19,497,806	19,442,860	16,803,705	1.1603	1.1571
Class D- SD	5,167,584	5,165,016	4,990,154	1.0356	1.0350
Class I	15,872,806	15,867,209	14,757,114	1.0756	1.0752
	$120,318,698	$120,224,077	111,518,320

6.       WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for the period ended December 31, 2007 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.                    RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

8.                    MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ net unrealized gains on open contracts on such derivative instruments as reflected in the Statements of Financial Condition of the Portfolio Funds.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by respective advisors.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statements of Financial Condition of the Portfolio Funds. The Portfolio Funds attempt to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition of the Portfolio Funds.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Systematic Momentum FuturesAccess LLC