Form 10-K, Exhibit 13
period 2008-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2009-03-31
CIK 1393359

Exhibit 13.01

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of Independent Registered Public Accounting Firm

ML SYSTEMATIC MOMENTUM  FUTURESACCESS LLC

 (A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	3

Statements of Changes in Members’ Capital for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Financial Data Highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	5

Notes to Financial Statements	7

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414
USA

Tel: +1 212 436 2000
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Systematic Momentum FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Systematic Momentum FuturesAccess LLC (the “Fund”), as of December 31, 2008 and 2007, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Systematic Momentum FuturesAccess LLC as of December 31, 2008 and 2007, the results of its operations, changes in members’ capital and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

A member firm of
Deloitte Touche Tohmatsu

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 and 2007

	2008	2007
ASSETS:

Cash	$36,548	$94,318
Investment in Portfolio Funds (Cost $614,639,346 and 106,513,819)	701,122,301	121,063,894
Deferred initial offering costs	—	33,750
Receivable from Portfolio Fund	22,935	34,775

TOTAL ASSETS	$701,181,784	$121,226,737

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$1,018,265	$177,810
Redemptions payable	21,004,290	505,214
Ongoing offering costs payable	22,623	—
Other	438,518	319,636

Total liabilities	22,483,696	1,002,660

MEMBERS’ CAPITAL:
Members’ Interest (532,683,079 Units and 111,518,320 Units outstanding, unlimited Units authorized)	678,698,088	120,224,077
Total members’ capital	678,698,088	120,224,077

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$701,181,784	$121,226,737

NET ASSET VALUE PER UNIT (SEE NOTE 6)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2008	2007
TRADING PROFIT (LOSS):

Realized	$9,202,478	$(560,037)
Change in unrealized	71,910,257	14,550,075

Total trading profit (loss)	81,112,735	13,990,038

INVESTMENT INCOME:
Interest	97,972	3,827

EXPENSES:
Sponsor fee	6,953,728	485,354
Other	632,387	504,521
Total expenses	7,586,115	989,875

NET INVESTMENT INCOME (LOSS)	(7,488,143)	(986,048)

NET INCOME (LOSS)	$73,624,592	$13,003,990

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A**	23,953,472	3,034,273
Class C*	198,139,920	28,115,079
Class D	25,725,432	57,470,233
Class I*	40,873,271	4,656,993
Class D1***	19,636,088	4,998,359
Class DA****	56,445,187	—

Net income (loss) per weighted average Unit
Class A**	$0.2175	$0.1351
Class C*	$0.2298	$0.1087
Class D	$0.2860	$0.1564
Class I*	$0.2269	$0.0801
Class D1***	$0.2374	$0.0350
Class DA****	$0.0282	$—

*Units issued June 1, 2007.

** Units issued on July 1, 2007.

*** Units issued on July 1, 2007 and Class D1 was previously known as Class D-SD.

**** Units issued on December 1, 2008.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008
Class A**	—	5,249,271	(170,625)	5,078,646	44,090,513	(5,757,217)	43,411,942
Class C*	—	71,012,676	(1,123,975)	69,888,701	298,412,978	(50,944,452)	317,357,227
Class D	80,000,000	16,803,705	80,000,000	16,803,705	23,519,954	(5,445,345)	34,878,314
Class I*	—	14,757,114	—	14,757,114	46,161,324	(7,718,330)	53,200,108
Class D1***	—	5,000,000	(9,846)	4,990,154	28,477,949	(2,428,057)	31,040,046
Class DA****	—		—	—	56,445,187	(3,649,745)	52,795,442

Total Members’ Units	80,000,000	112,822,766	(81,304,446)	111,518,320	497,107,905	(75,943,146)	532,683,079

				Net Income	Members’ Capital			Net Income	Members’ Capital
	Initial Offering	Subscriptions	Redemptions	(Loss)	December 31, 2007	Subscriptions	Redemptions	(Loss)	December 31, 2008
Class A**	$—	$4,977,396	$(169,767)	$409,790	$5,217,419	$50,773,605	$(6,670,127)	$5,208,770	$54,529,667
Class C*	—	72,659,028	(1,184,529)	3,057,074	74,531,573	350,073,604	(60,487,671)	45,528,837	409,646,343
Class D	80,000,000	18,735,477	(88,281,472)	8,988,855	19,442,860	30,338,088	(6,986,221)	7,357,954	50,152,681
Class I*	—	15,493,954	—	373,255	15,867,209	54,394,371	(9,328,239)	9,275,144	70,208,485
Class D1***	—	5,000,000	(10,000)	175,016	5,165,016	33,092,685	(3,043,195)	4,661,767	39,876,273
Class DA****	—	—	—	—	—	56,445,187	(3,752,668)	1,592,120	54,284,639

Total Members’ Interest	$80,000,000	$116,865,855	$(89,645,768)	$13,003,990	$120,224,077	$575,117,540	$(90,268,121)	$73,624,592	$678,698,088

*Units issued June 1, 2007.

** Units issued on July 1, 2007.

*** Units issued on July 1, 2007 and Class D1 was previously known as Class D-SD.

**** Units issued on December 1, 2008.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

 (A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2008

	Class A	Class C	Class D	Class I	Class D1	Class DA*
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0273	$1.0664	$1.1571	$1.0752	$1.0350	$1.0000

Realized and unrealized change in trading profit	0.2494	0.2577	0.2846	0.2614	0.2532	0.0280
Interest income	0.0003	0.0004	0.0004	0.0004	0.0003	0.0000
Expenses	(0.0209)	(0.0337)	(0.0042)	(0.0173)	(0.0038)	0.0002

Net asset value, end of period	$1.2561	$1.2908	$1.4379	$1.3197	$1.2847	$1.0282

Total Return:

Total return	22.20%	20.98%	24.05%	22.68%	24.05%	2.82	%(a)

Ratios to Average Members’ Capital:

Expenses	1.85%	2.87%	0.34%	1.46%	0.34%	-0.19	%(a)

Net investment income (loss)	-1.82%	-2.84%	-0.31%	-1.43%	-0.31%	0.19	%(a)

*Units issued December 1, 2008.

(a)  The ratios have been annualized and do not reflect the proportionate share of income and expenses of the Portfolio funds.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

 (A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A**	Class C*	Class D	Class I*	Class D1***
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Realized and change in unrealized trading profit	0.0400	0.0885	0.1613	0.0898	0.0389
Interest income (c) (d)	—	—	—	0.0001	—
Expenses (d)	(0.0127)	(0.0221)	(0.0042)	(0.0147)	(0.0039)

Net asset value, end of period	$1.0273	$1.0664	$1.1571	$1.0752	$1.0350

Total Return: (b)

Total return	2.73%	6.64%	15.71%	7.52%	3.50%

Ratios to Average Members’ Capital: (a)

Expenses	2.91%	4.16%	0.58%	2.72%	0.79%

Net investment income (loss)	-2.90%	-4.15%	-0.58%	-2.71%	-0.78%

* Units issued on June 1, 2007

** Units issued on July 1, 2007

*** Units issued on July 1, 2007 and class D1 was previously known as Class D-SD.

(a) The ratios have been annualized and do not reflect the proportionate share of income and expenses of the Portfolio Funds.

(b) Not annualized.

(c) Impact of interest income is less than $0.0001 for Class A, C, D and D1.

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

The Program is a group of commodity pools sponsored by MLAI (each a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisor. Each Program Fund is generally similar to the Fund in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers four Classes of Units to retail investors: Class A, Class C, Class D and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit for other reporting purposes (see Note 6). The four Classes of Units are subject to different Sponsor fees. Classes D1 and DA are used exclusively for investments made by Systematic Momentum FuturesAccess LTD and Systematic Momentum FuturesAccess II LLC, respectively, and are not charged Sponsor fees.

Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

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

The resulting change between cost and market value (net of subscription and redemption activity in Portfolio Funds) is reflected in the Statements of Operations as “Change in unrealized”.  In addition, when the Fund redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) for such interests in the Statements of Operations of the Fund.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it and the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition of the Fund and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations of the Fund and each of the Portfolio Funds.

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

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortized the total initial offering costs of $120,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 6).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.00% to 2.50%.  Class D, and Class I Units are subject to sales commissions up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2008 and the period ended December 31, 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

2.       INVESTMENTS IN  PORTFOLIO FUNDS

The Portfolio Funds in which the Fund was invested as of December 31, 2008 and 2007 or during the period/year were:  ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), ML Altis FuturesAccess LLC (“Altis”), ML Winton FuturesAccess LLC (“Winton”), ML Aspect FuturesAccess LLC (“Aspect”), ML John Locke FuturesAccess LLC (“John Locke”), ML GSA FuturesAccess LLC (“GSA”), ML BlueTrend FuturesAccess LLC (“Blue Trend”) and ML Alphasimplex FuturesAccess LLC (“Alphasimplex”).  MLAI, the Sponsor of the fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

At December 31, 2008, Investments in Portfolio Funds at fair value are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Management Fees (1)	Performance Fees (1)	Redemptions Permitted
Chesapeake	10.43%	70,779,579	3,583,563	(946,192)	(1,156,091)	monthly
Transtrend	16.47%	111,765,499	16,444,848	(1,231,913)	(6,770,217)	monthly
Altis	13.77%	93,483,991	29,676,850	(1,141,904)	(7,244,896)	monthly
Winton	16.36%	111,014,511	10,361,844	(1,190,256)	(2,396,979)	monthly
Aspect	10.45%	70,896,651	10,548,013	(961,833)	(2,478,788)	monthly
John Locke	15.40%	104,525,135	10,325,464	(1,062,203)	(2,433,472)	monthly
BlueTrend	7.22%	48,989,192	7,948,538	(290,672)	(2,619,030)	monthly
GSA	13.21%	89,667,743	(7,776,385)	(940,975)	(0)	monthly
	103.31%	$701,122,301	$81,112,735	$(7,765,948)	$(25,099,473)

Total Investments in Portfolio Funds at Fair Value (Cost $614,639,346)

(1)   See note 5

2007:

	Percentage of Investment	Fair Value	Profit (Loss)	Management Fees	Performance Fees	Redemptions Permitted
Alphasimplex	0.00%	$—	$(943,066)	$(60,176)	$—	monthly
Chesapeake	15.55%	18,829,228	907,353	(210,487)	—	monthly
Transtrend	14.81%	17,927,148	3,553,620	(216,171)	(797,192)	monthly
Altis	15.18%	18,378,819	2,911,775	(214,966)	(610,793)	monthly
Winton	14.73%	17,829,738	2,796,394	(214,222)	(350,520)	monthly
Aspect	15.06%	18,235,954	1,770,147	(212,213)	(173,744)	monthly
John Locke	12.32%	14,914,443	1,760,298	(154,163)	(356,510)	monthly
GSA	12.35%	14,948,564	1,233,517	(138,501)	(236,986)	monthly

	100.00%	$121,063,894	$13,990,038	$(1,420,899)	$(2,525,745)

Total Investments in Portfolio Funds at Fair Value (Cost $106,513,819)

3.       FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The Fund adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Fund’s financial statements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price).

FAS 157 established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable including the Fund’s own assumptions in determining the fair value of investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of the Fund’s investment by the above FAS 157 fair value hierarchy levels as of  December 31, 2008.

	Total	Level I	Level II	Level III
Investment in Portfolio Funds	$701,122,301	N/A	$701,122,301	N/A

4.       RELATED PARTY TRANSACTIONS

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, 1.10% on Class I.  Class D, D1 and DA re not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

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

5.       ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

Next Renewal Date
Portfolio Fund	Advisor	of Advisory Agreement
Altis	Altis Partners (Jersey) Limited	December 31, 2016
Aspect	Aspect Capital Management	December 31, 2011
Chesapeake	Chesapeake Capital Corporation	December 31, 2016
Transtrend	Transtrend B.V.	December 31, 2009
Winton	Winton Capital Management Limited	December 31, 2014
John Locke	John Locke Investments SA	December 31, 2016
GSA	GSA Capital Partner, LLP	June 30, 2012
BlueTrend	BlueCrest Capital Management, L.P.	December 31, 2010

The advisory agreements shall be automatically renewed for successive three-year periods with the exception of Transtrend which has an automatic renewal of one-year period, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  The trading advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds charge an annual management fees of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, Chesapeake, BlueTrend and Transtrend, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton, John Locke and GSA, MLAI receives 25% of the 2.00% management fees.  The remainder being paid to the respective trading advisor.

Performance charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For the following Funds, Aspect, Winton, GSA and John Locke, MLAI received 25% of the 20% performance fees.

6.       NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the initial offering costs for purposes of determining Net Asset Value. Such costs initially were paid by MLAI.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.

Consequently, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes as of December 31, 2008 and 2007 are as follows:

December 31, 2008:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
	(unaudited)			(unaudited)
Class A	$54,531,772	$54,529,667	43,411,942	$1.2561	$1.2561
Class C	409,679,565	409,646,343	317,357,227	1.2909	1.2908
Class D	50,209,935	50,152,681	34,878,314	1.4396	1.4379
Class I	70,217,871	70,208,485	53,200,108	1.3199	1.3197
Class D1	39,878,678	39,876,273	31,040,046	1.2848	1.2847
Class DA	54,284,639	54,284,639	52,795,442	1.0282	1.0282
	$678,802,460	$678,698,088	532,683,079

December 31, 2007:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
	(unaudited)			(unaudited)
Class A	$5,219,799	$5,217,419	5,078,646	$1.0278	$1.0273
Class C	74,560,703	74,531,573	69,888,701	1.0668	1.0664
Class D	19,497,806	19,442,860	16,803,705	1.1603	1.1571
Class I	15,872,806	15,867,209	14,757,114	1.0756	1.0752
Class D1	5,167,584	5,165,016	4,990,154	1.0356	1.0350
	$120,318,698	$120,224,077	111,518,320

7.       WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for the year ended December 31, 2008 and the period ended December 31, 2007 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

8.       RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund is evaluating the implications of FAS 161 on its financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles” (“AU Section 411”). FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411. The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements.

9.       MARKET AND CREDIT RISK

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective trading advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by respective trading advisors.

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