Form 10-K/A, Exhibit 13
period 2008-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2010-03-02
CIK 1393359

EXHIBIT 13.02

ML ALTIS FUTURESACCESS LLC (A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Independent Auditor’s Report

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the year ended December 31, 2008 and
for the period April 2, 2007 (commencement of operations) to December 31, 2007	3

Statements of Changes in Member’s Capital for the year ended December 31, 2008 and
for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Financial Data Highlights for the year ended December 31, 2008 and
for period April 2, 2007 (commencement of operations) to December 31, 2007	5

Notes to Financial Statements	7

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $12,672,967 for 2008 and $4,525,486 for 2007)	$87,195,883	$16,859,760
Net unrealized profit (loss) on open contracts	13,434,337	2,107,998
Cash	28,201	37,861
Deferred initial offering costs	-	2,417
Accrued interest	10,145	50,525

TOTAL ASSETS	$100,668,566	$19,058,561

LIABILITIES AND MEMBER'S CAPITAL:
LIABILITIES:
Brokerage commissions payable	$45,317	$10,349
Management fee payable	199,274	35,713
Redemptions payable	22,933	-
Perfomance fee payable	6,801,659	605,453
Initial offering costs payable	10,000	10,000
Other	112,535	18,227

Total liabilities	7,191,718	679,742

MEMBER'S CAPITAL:
Member's Interest (46,511,477 Units and 14,888,836 Units outstanding, unlimited units authorized)	93,476,848	18,378,819
Total member's capital	93,476,848	18,378,819

TOTAL LIABILITIES AND MEMBER'S CAPITAL	$100,668,566	$19,058,561

NET ASSET VALUE PER UNIT	$2.0098	$1.2344

See notes to financial statements.

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2008	2007
TRADING PROFIT (LOSS):

Realized	$26,605,234	$1,273,993
Change in unrealized	11,326,339	2,107,998
Brokerage commissions	(328,239)	(68,144)

Total trading profit (loss)	37,603,334	3,313,847

INVESTMENT INCOME:
Interest	697,265	474,686

EXPENSES:
Management fee	1,141,904	214,966
Performance fee	7,244,896	610,793
Other	238,008	50,999
Total expenses	8,624,808	876,758

NET INVESTMENT INCOME (LOSS)	(7,927,543)	402,072

NET INCOME (LOSS)	$29,675,791	$2,911,775

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS(1)*	33,650,409	12,367,586

Net income (loss) per weighted average Unit
Class DS(1)*	$0.8819	$0.2354

*Class was previously known as Class D-SM.
See notes to financial statements.

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering			Member's Capital December 31, 2007			Member's Capital December 31, 2008
		Subscriptions	Redemptions		Subscriptions	Redemptions
Class DS*	12,000,000	3,208,646	(319,810)	14,888,836	36,307,705	(4,685,064)	46,511,477

Total Member's Units	12,000,000	3,208,646	(319,810)	14,888,836	36,307,705	(4,685,064)	46,511,477

	Initial Offering	Subscriptions	Redemptions	Net Income	Member's Capital December 31, 2007	Subscriptions	Redemptions	Net Income	Member's Capital December 31, 2008
Class DS*	12,000,000	$3,812,206	$(345,162)	$2,911,775	$18,378,819	$53,485,868	$(8,063,630)

Total Member's Capital	$12,000,000	$3,812,206	$(345,162)	$2,911,775	$18,378,819	$53,485,868	$(8,063,630)	$29,675,791	$93,476,848

*Class was previously known as Class D-SM
See notes to financial statements.

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DS*

Net asset value, beginning of period	$1.2344

Realized & change in unrealized trading profit	0.9909
Brokerage commissions	(0.0100)
Interest income	0.0235
Expenses	(0.2290)

Net asset value, end of period	$2.0098

Total Return:

Total return before Performance fees	79.59%
Performance fees	-13.44%
Total return after Performance fees	62.76%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	2.51%
Performance fees	12.00%
Expenses (including Performance fees)	14.51%

Net investment income (loss)	-12.88%

See notes to financial statements.

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DS*

Net asset value, beginning of period	$1.0000

Realized & change in unrealized trading profit	0.2724
Brokerage commissions	(0.0055)
Interest income	0.0384
Expenses	(0.0709)

Net asset value, end of period	$1.2344

Total Return:

Total return before Performance fees	28.37%
Performance fees	-4.68%
Total return after Performance fees	23.43%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	2.54%
Performance fees	5.83%
Expenses (including Performance fees)	8.37%

Net investment income (loss)	3.83%

*Class was previously known as Class SM-D.

See notes to financial statements.

ML ALTIS FUTURESACCESS LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Altis FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Altis Partners (Jersey) Limited (“Altis”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of it assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy

 Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2008 and 2007 were restricted cash for margin requirements of $12,672,967 and $4,525,486 respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortized the total initial offering costs of $10,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value for all other purposes, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:
(a)  Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.
(b)  Any event which would make unlawful the continued existence of this Fund
(c)  Determination by MLAI to liquidate or withdraw from the Fund.

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

2.	CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as of December 31, 2008 and 2007 are as follows:

2008
	Long Positions				Short Positions		Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Member's Capital	Contracts	Profit (Loss)	Member's Capital	on Open Positions	Member's Capital	Maturity Dates

Agriculture	133	$348,576	0.37%	(1,041)	$1,983,290	2.12%	$2,331,866	2.49%	January 09 - November 09
Currencies	203	357,514	0.38%	(1,366)	548,704	0.59%	906,218	0.97%	March 09
Energy	-	-	0.00%	(406)	1,015,302	1.09%	1,015,302	1.09%	January 09 - October 09
Interest rates	2,265	6,560,867	7.02%	-	-	0.00%	6,560,867	7.02%	March 09 - June 10
Metals	120	(798,776)	-0.85%	(451)	3,184,806	3.40%	2,386,030	2.55%	January 09 - October 09
Stock indices	126	181,858	0.19%	(95)	52,196	0.06%	234,054	0.25%	January 09 - November 09

Total		$6,650,039	7.11%		$6,784,298	7.26%	$13,434,337	14.37%

2007
	Long Positions				Short Positions		Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Member's Capital	Contracts	Profit (Loss)	Member's Capital	on Open Positions	Member's Capital	Maturity Dates

Agriculture	527	$1,223,885	6.66%	(218)	$(47,351)	-0.25%	$1,176,534	6.40%	January 08 - November 08
Currencies	75	(21,280)	-0.12%	(70)	(62,215)	-0.34%	(83,495)	-0.45%	March 08
Energy	119	348,016	1.89%	(93)	(99,209)	-0.54%	248,807	1.35%	January 08 - October 08
Interest rates	381	322,171	1.75%	(436)	88,717	0.48%	410,888	2.24%	March 08 - June 09
Metals	130	42,610	0.23%	(130)	316,628	1.72%	359,238	1.95%	January 08 - October 08
Stock indices	64	(44,683	-0.24%	(66)	40,709	0.22%	(3,974)	-0.02%	January 08 - November 08

Total		$1,870,719	10.18%		$237,279	1.29%	$2,107,998	11.47%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Member’s Capital as of December 31, 2008 and 2007.

3.	FAIR VALUE OF INVESTMENTS

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

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by FAS 157, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

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

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008.

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$13,434,337	$13,434,337	N/A	N/A

4.	RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.0917% (a 1.10% annual rate) of the Class’ month-end net assets.  Class D and Class DS units do not pay Sponsor fees. Only Class DS Units have been issued as of December 31, 2008 and 2007 therefore no Sponsor fees have been paid by the Fund.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2008 and 2007 was approximately $17.31 and $10.57 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Altis annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 50% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

5.	ADVISORY AGREEMENT

The Fund and Altis have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Altis or the Fund upon 90 days’ written notice to the other party.  Altis determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and are recognized by Altis as of either the end of each calendar year or upon the net reallocation of assets away from Altis.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6/	NET ASSET VALUE PER UNIT

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

December 31,2008

		Net Asset Value				Net Asset Value per Unit
	All Other Purposes (unaudited)		Financial Reporting	Number of Units	All Other Purposes (unaudited)		Financial Reporting
Class DS	$93,483,991		$93,476,848	46,511,477	2.0099		.0098

December 31,2007

		Net Asset Value				Net Asset Value per Unit
	All Other Purposes (unaudited)		Financial Reporting	Number of Units	All Other Purposes (unaudited)		Financial Reporting
Class DS	$18,384,903		$18,378,819	14,888,836	1.2348		1.2344

7.	WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the period ended December 31, 2008 and 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

8.	RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund is evaluating the implications of FAS 161 on its financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements.

9.	MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Altis, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Altis to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied byAltis.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Altis FuturesAccess LLC