Form 10-K/A, Exhibit 13
period 2008-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2010-03-02
CIK 1393359

EXHIBIT 13.03

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC (A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of Independent Registered Public Accounting Firm

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the year ended December 31, 2008 and	3
for the period April 2, 2007 (commencement of operations) to December 31, 2007

Statements of Changes in Members’ Capital for the year ended December 31, 2008 and
for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Financial Data Highlights for the year ended December 31, 2008 and
for the period April 2, 2007 (commencement of operations) to December 31, 2007	6

Notes to Financial Statements	8

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $15,307,220 for 2008 and $16,474,936 for 2007)	$ 227,695,348	$ 117,567,915
Net unrealized profit on open contracts	6,740,529	3,742,826
Cash	27,291	-
Deferred initial offering costs	-	12,500
Accrued interest	9,490	420,348

TOTAL ASSETS	$ 234,472,658	$ 121,743,589

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$ 37,485	$ 45,548
Management fee payable	380,618	89,876
Sponsor fee payable	31,557	3,863
Redemptions payable	2,375,459	4,152,868
Performance fee payable	14,140,228	4,716,569
Initial offering costs payable	50,005	12,500
Other	122,182	66,087

Total liabilities	17,137,534	9,087,311

MEMBERS’ CAPITAL:
Members' Interest (131,802,114 Units and 87,680,115 Units outstanding, unlimited Units authorized)	217,335,124	112,656,278
Total members’ capital	217,335,124	112,656,278

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$ 234,472,658	$ 121,743,589
NET ASSET VALUE PER UNIT (SEE NOTE 6)

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2008	2007
TRADING PROFIT (LOSS):

Realized	$ 58,391,558	$ 18,830,414
Change in unrealized	2,997,703	3,742,826
Brokerage commissions	(642,724)	(580,731)

Total trading profit (loss)	60,746,537	21,992,509

INVESTMENT INCOME:
Interest	2,502,184	3,463,933

EXPENSES:
Management fee	2,462,288	862,994
Sponsor fee	255,504	9,750
Performance fee	14,415,123	5,282,368
Other	626,258	155,223
Total expenses	17,759,173	6,310,335

NET INVESTMENT LOSS	(15,256,989)	(2,846,402)

NET INCOME (LOSS)	$ 45,489,548	$ 19,146,107

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	638,706	39,446
Class C**	7,827,256	610,408
Class D***	1,758,848	1,149,319
Class I****	735,189	590,000
Class DS*****	39,395,367	11,953,746
Class DT******	63,481,706	90,305,640

Net income (loss) per weighted average Unit
Class A*	$ 0.3033	$ (0.0411)
Class C**	$ 0.2791	$ 0.0961
Class D***	$ 0.2716	$ (0.0447)
Class I****	$ 0.3109	$ 0.0609
Class DS*****	$ 0.4174	$ 0.2973
Class DT******	$ 0.4089	$ 0.1722

*Class A commenced on September 1, 2007.
**Class C commenced on July 1, 2007.
***Class D commenced on November 1, 2007.
****Class I commenced on October 1, 2007.
*****Class DS was previously known as Class D-SM and commenced on April 2, 2007.
******Class DT was previously known as Class D-TF and commenced on June 1, 2007.
See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Members Capital December 31, 2007	Subscriptions	Redemptions	Members Capital December 31, 2007
Class A*	-	107,731	-	107,731	961,358	(131,633)	937,456
Class C**	-	821,211	(68,985)	752,226	10,739,116	(1,092,947)	10,398,395
Class D***	-	1,548,637	(798,637)	750,000	2,794,704	(2,565,789)	978,915
Class I****	-	590,000	-	590,000	203,514	(13,367)	780,147
Class DS*****	12,000,000	2,810,880	(1,044,151)	13,766,729	56,371,806	(2,852,864)	67,285,671
Class DT******	-	105,166,376	(33,452,947)	71,713,429	1,498,340	(21,790,239)	51,421,530

Total Members Units	12,000,000	111,044,835	(35,364,720)	87,680,115	72,568,838	(28,446,839)	131,802,114

*Class A commenced on September 1, 2007.
**Class C commenced on July 1, 2007.
***Class D commenced on November 1, 2007.
****Class I commenced on October 1, 2007.
*****Class DS was previously known as Class D-SM and commenced on April 2, 2007.
******Class DT was previously known as Class D-TF and commenced on June 1, 2007.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members' Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members' Capital December 31, 2008
Class A*	$ -	$ 120,107	$ -	$ (1,623)	$ 118,484	$ 1,151,996	$ (166,535)	$ 193,721	$ 1,297,666
Class C**	-	810,690	(71,378)	58,667	797,979	12,097,536	(1,345,352)	2,184,634	$ 13,734,797
Class D***	-	1,500,000	(747,045)	(51,379)	701,576	2,724,999	(2,699,332)	477,767	$ 1,205,010
Class I****	-	590,000	-	35,944	625,944	231,056	(16,232)	228,547	$ 1,069,315
Class DS*****	12,000,000	3,599,514	(1,225,985)	3,553,619	17,927,148	81,391,656	(4,000,000)	16,445,572	$ 111,764,376
Class DT******	-	116,913,460	(39,979,192)	15,550,879	92,485,147	2,130,197	(32,310,691)	25,959,307	$ 88,263,960

	$ 12,000,000	$ 123,533,771	$ (42,023,600)	$ 19,146,107	$ 112,656,278	$ 99,727,440	$ (40,538,142)	$ 45,489,548	$ 217,335,124

*Class A commenced on September 1, 2007.
**Class C commenced on July 1, 2007.
***Class D commenced on November 1, 2007.
****Class I commenced on October 1, 2007.
*****Class DS was previously known as Class D-SM and commenced on April 2, 2007.
******Class DT was previously known as Class D-TF and commenced on June 1, 2007.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2008

	Class A	Class C	Class D	Class I	Class DS	Class DT
Net asset value, beginning of year	$ 1.0998	$ 1.0608	$ 0.9354	$ 1.0609	$ 1.3022	$ 1.2896

Realized and change in unrealized trading profit (loss)	0.4412	0.4233	0.3864	0.4338	0.5275	0.5367
Brokerage commissions	(0.0048)	(0.0046)	(0.0042)	(0.0047)	(0.0058)	(0.0058)
Interest income	0.0198	0.0190	0.0172	0.0194	0.0237	0.0238
Expenses	(0.1718)	(0.1776)	(0.1038)	(0.1387)	(0.1866))	(0.1278)
					-
Net asset value, end of year	$ 1.3842	$ 1.3209	$ 1.2310	$ 1.3707	$ 1.6610	$ 1.7165

Total Return:

Total return before Performance fees	38.77%	37.45%	41.02%	39.45%	40.89%	42.47%
Performance fees	-9.96%	-10.04%	-7.25%	-7.94%	-10.11%	-7.16%
Total return after Performance fees	25.83%	24.48% %	31.59%	29.19%	27.54%	33.10%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	3.96%	4.97%	2.43%	3.55%	2.43%	1.39%
Performance fees	10.13%	10.24%	7.21%	7.95%	10.30%	7.11%
Expenses (including Performance fees)	14.09%	15.21%	9.64%	11.50%	12.73%	8.50%

Net investment income (loss)	-12.39%	-13.51%	-7.95%	-9.79%	-11.03%	-6.79%

Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.
See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS (d)	Class DT (d)

Net asset value, beginning of period	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.1117

Realized and change in unrealized trading profit (loss)	0.2254	0.1277	(0.0149)	0.1061	0.3563	0.2073
Brokerage commissions (c)	(0.0024)	(0.0031)	(0.0010)	(0.0016)	(0.0115)	(0.0049)
Interest income (c)	0.0165	0.0210	0.0070	0.0116	0.0452	0.0321
Expenses (c)	(0.1397)	(0.0848)	(0.0557)	(0.0552)	(0.0878)	(0.0566)

Net asset value, end of period	$ 1.0998	$ 1.0608	$ 0.9354	$ 1.0609	$ 1.3022	$ 1.2896

Total Return: (b)

Total return before Performance fees	21.36%	11.79%	-0.64%	10.71%	37.24%	20.48%
Performance fees	-9.85%	-5.56%	-5.80%	-4.67%	-5.79%	-4.33%
Total return after Performance fees	9.93%	6.08%	-6.46%	6.10%	30.22%	16.01%

Ratios to Average Net Assets: (a)

Expenses (excluding Performance fees)	4.48%	5.06%	3.32%	3.36%	2.39%	1.24%
Performance fees	40.41%	12.77%	`50.19%	17.81%	7.63%	7.18%
Expenses (including Performance fees)	44.89%	17.83%	53.51%	21.17%	10.02%	8.42%

Net investment income (loss)	-39.59%	-13.40%	-46.79%	-16.71%	-4.86%	-3.65%

(a) The ratios have been annualized.
(b) Not annualized.
(c) Per Unit data is calculated using weighted average Units outstanding during the period.
(d) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of commodity futures contracts, options on futures and forward contracts. Transtrend B.V. (“Transtrend”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

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

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class DS, Class DT and Class I.  Each Class of Units, except for Class DT offered at $1.1117, was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 6).  The six Classes of Units are subject to different sponsor fees.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Profit and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2008 and 2007 were restricted cash for margin requirements of $15,307,220 and of $16,474,936 respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortized the total initial offering costs of $50,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over an estimated 60 month period (see Note 6).

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared.

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

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of   Financial Condition, as of December 31, 2008 and 2007 are as follows:

2008
	Long Positions				Short Positions		Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members' Capital	Contracts	Profit (Loss)	Members' Capital	on Open Positions	Members' Capital	Maturity Dates
Agriculture	90	$ 151,485	0.07%	(476)	$ (432,610)	-0.20%	$ (281,125)	-0.13%	February 09 - December 09
Currencies	126	618,638	0.28%	(192)	(185,546)	-0.09%	433,092	0.19%	March 09
Energy	-	-	0.00%	(328)	489,104	0.23%	489,104	0.23%	February 09 - December 09
Interest rates	4,057	4,178,934	1.92%	(1,398)	(913,221)	-0.42%	3,265,713	1.50%	March 09 - December 11
Metals	305	(3,140,161)	-1.44%	(450)	6,168,912	2.84%	3,028,751	1.40%	January 09 - May 09
Stock indices	-	-	0.00%	(410)	(195,006)	-0.09%	(195,006)	-0.09%	January 09 - March 09
Total	$ 1,808,896	0.83%	$ 4,931,633	2.27%	$ 6,740,529	3.10%

2007
	Long Positions				Short Positions		Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members' Capital	Contracts	Profit (Loss)	Members' Capital	on Open Positions	Members' Capital	Maturity Dates
Agriculture	1,122	$ 1,651,484	1.47%	(69)	$ 8,285	0.02%	$ 1,659,769	1.49%	March 08 - December 08
Currencies	1,011	(793,155)	-0.70%	(573)	(543,525)	-0.48%	(1,336,680)	-1.18%	March 08
Energy	493	841,635	0.75%	(211)	(9,370)	-0.01%	832,265	0.74%	February 08 - April 08
Interest rates	2,170	646,036	0.57%	(2,073)	824,819	0.73%	1,470,856	1.30%	March 08 - December 08
Metals	659	(3,120,333)	-2.77%	(716)	4,259,270	3.78%	1,138,937	1.01%	January 08 - April 08
Stock indices	77	37,854	0.03%	(126)	(60,174)	-0.05%	(22,320)	-0.02%	March 08
Total	$ (736,479)	-0.65%	$ 4,479,305	3.99%	$ 3,742,826	3.34%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Members’ Capital as of December 31, 2008 and 2007.

3.	FAIR VALUE OF INVESTMENTS

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

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

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

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$6,740,529	$6,740,529	N/A	N/A

4.	RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, 1.10% on Class I.  Class D, DS, and DT are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

The fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 was approximately $10.37 and $9.57, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

5.	ADVISORY AGREEMENT

The Fund and Transtrend have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2008.  Thereafter, this agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Transtrend or the Fund upon 90 days’ written notice to the other party. A one year extension to December 31, 2009 is in effect.  Transtrend determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Transtrend on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.0% Fee.  Transtrend pays MLAI 50% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined, and are payable to Transtrend as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The fund charges a 25% performance fee for all classes.

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

December 31, 2008:

		Net Asset Value				Net Asset Value per Unit
	All Other Purposes (Unaudited)		Financial Reporting	Number of Units	All Other Purposes (Unaudited)		Financial Reporting
Class A	$ 1,297,669		$ 1,297,666	937,456	$ 1.3842		$ 1.3842
Class C	13,734,717		13,734,797	10,398,395	1.3208		1.3209
Class D	1,205,100		1,205,010	978,915	1.2311		1.2310
Class I	1,069,373		1,069,315	780,147	1.3707		1.3707
Class DS	111,765,499		111,764,376	67,285,671	1.6611		1.6610
Class DT	88,290,271		88,263,960	51,421,530	1.7170		1.7165
	$ 217,362,629		$ 217,335,124	131,802,114

December 31, 2007:

		Net Asset Value				Net Asset Value per Unit
	All Other Purposes (Unaudited)		Financial Reporting	Number of Units	All Other Purposes (Unaudited)		Financial Reporting
Class A	$ 118,495		$ 118,484	107,731	$ 1.0999		$ 1.0998
Class C	798,078		797,979	752,226	1.0610		1.0608
Class D	701,608		701,576	750,000	0.9355		0.9354
Class I	625,977		625,944	590,000	1.0610		1.0609
Class DS	17,928,995		17,927,148	13,766,729	1.3023		1.3022
Class DT	92,508,129		92,485,147	71,713,429	1.2900		1.2896
	$ 112,681,282		$ 112,656,278	87,680,115

7.       WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the year ended December 31, 2008 and for the period ended December 31, 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements

9.	MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Transtrend, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Transtrend to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Transtrend.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

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

________/s/ Barbra E. Kocsis_________
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Transtrend DTP Enhanced FuturesAccess LLC