Form 10-K, Exhibit 13
period 2009-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2010-03-31
CIK 1393359

Exhibit 13.01

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of Independent Registered Public Accounting Firms

ML SYSTEMATIC MOMENTUM  FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2009 and 2008	3

Statements of Operations for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Statements of Changes in Members’ Capital for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	5

Financial Data Highlights for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	7

Notes to Financial Statements	10

Report of Independent Registered Public Accounting Firm

To the Members of

ML Systematic Momentum FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Systematic Momentum FuturesAccess LLC at December 31, 2009, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Systematic Momentum FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Systematic Momentum FuturesAccess LLC (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Systematic Momentum FuturesAccess LLC as of December 31, 2008, the results of its operations, changes in members’ capital and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 and 2008

	2009	2008
ASSETS:

Cash and cash equivalents	$54,630,410	$36,548
Investment in Portfolio Funds (Cost $757,978,343 and $614,639,346)	787,161,250	701,122,301
Prepaid Fee	58,216	—
Accrued Interest Receivable	8,697
Receivable from Portfolio Fund	36,355,806	22,935

TOTAL ASSETS	$878,214,379	$701,181,784

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$1,442,757	$1,018,265
Redemptions payable	8,071,178	21,004,290
Other liabilities	399,200	461,141

Total liabilities	9,913,135	22,483,696

MEMBERS’ CAPITAL:
Members’ Interest (742,615,122 Units and 532,683,079 Units outstanding, unlimited Units authorized)	868,301,244	678,698,088
Total members’ capital	868,301,244	678,698,088

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$878,214,379	$701,181,784

NET ASSET VALUE PER UNIT (SEE NOTE 6)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2009	2008	2007
TRADING PROFIT (LOSS):

Realized, net	$(4,551,852)	$9,202,478	$(560,037)
Change in unrealized, net	(57,300,048)	71,910,257	14,550,075

Total trading profit (loss)	(61,851,900)	81,112,735	13,990,038

INVESTMENT INCOME:
Interest	100,827	97,972	3,827

EXPENSES:
Sponsor fee	14,993,578	6,953,728	485,354
Other	1,066,617	632,387	504,521
Total expenses	16,060,195	7,586,115	989,875

NET INVESTMENT INCOME (LOSS)	(15,959,368)	(7,488,143)	(986,048)

NET INCOME (LOSS)	$(77,811,268)	$73,624,592	$13,003,990

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A**	72,278,307	23,953,472	3,034,273
Class C*	424,839,320	198,139,920	28,115,079
Class D	27,746,997	25,725,432	57,470,233
Class I*	68,216,740	40,873,271	4,656,993
Class D1***	36,879,598	19,636,088	4,998,359
Class DA****	46,290,806	56,445,187	—

Net income (loss) per weighted average Unit
Class A**	$(0.1065)	$0.2175	$0.1351
Class C*	$(0.1252)	$0.2298	$0.1087
Class D	$(0.1098)	$0.2860	$0.1564
Class I*	$(0.1129)	$0.2269	$0.0801
Class D1***	$(0.0941)	$0.2374	$0.0350
Class DA****	$(0.0608)	$0.0282	$—

*Units issued June 1, 2007.

** Units issued on July 1, 2007.

*** Units issued on July 1, 2007 and Class D1 was previously known as Class D-SD.

**** Units issued on December 1, 2008 and liquidated as of September 30, 2009.

****(Presentation of weighted average units outstanding and net income(loss) per weighted average units for this share class is for the period January 1, 2009 to September 30, 2009.)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007 (in units)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009
Class A**	—	5,249,271	(170,625)	5,078,646	44,090,513	(5,757,217)	43,411,942	68,840,956	(10,971,528)	101,281,370
Class C*	—	71,012,676	(1,123,975)	69,888,701	298,412,978	(50,944,452)	317,357,227	243,313,258	(64,909,097)	495,761,388
Class D	80,000,000	16,803,705	(80,000,000)	16,803,705	23,519,954	(5,445,345)	34,878,314	12,101,406	(16,996,575)	29,983,145
Class I*	—	14,757,114	—	14,757,114	46,161,324	(7,718,330)	53,200,108	41,524,978	(18,911,876)	75,813,210
Class D1***	—	5,000,000	(9,846)	4,990,154	28,477,949	(2,428,057)	31,040,046	10,873,640	(2,137,677)	39,776,009
Class DA****	—	—	—	—	56,445,187	(3,649,745)	52,795,442	—	(52,795,442)	—

Total Members’ Units	80,000,000	112,822,766	(81,304,446)	111,518,320	497,107,905	(75,943,146)	532,683,079	376,654,238	(166,722,195)	742,615,122

*Units issued June 1, 2007.

** Units issued on July 1, 2007.

*** Units issued on July 1, 2007 and Class D1 was previously known as Class D-SD.

**** Units issued on December 1, 2008 and liquidated as of September 30, 2009.

****(Presentation of weighted average units outstanding and net income(loss) per weighted average units for this share class is for the period January 1, 2009 to September 30, 2009.)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009
Class A**	$—	$4,977,396	$(169,767)	$409,790	$5,217,419	$50,773,605	$(6,670,127)	$5,208,770	$54,529,667	$81,493,093	$(12,896,520)	$(7,692,771)	$115,433,469
Class C*	—	72,659,028	(1,184,529)	3,057,074	74,531,573	350,073,604	(60,487,671)	45,528,837	409,646,343	297,112,874	(78,716,580)	(53,153,380)	574,889,257
Class D	80,000,000	18,735,477	(88,281,472)	8,988,855	19,442,860	30,338,088	(6,986,221)	7,357,954	50,152,681	16,149,077	(23,558,237)	(2,989,145)	39,754,376
Class I*	—	15,493,954	—	373,255	15,867,209	54,394,371	(9,328,239)	9,275,144	70,208,485	52,343,272	(23,702,669)	(7,693,014)	91,156,074
Class D1***	—	5,000,000	(10,000)	175,016	5,165,016	33,092,685	(3,043,195)	4,661,767	39,876,273	13,341,647	(2,682,871)	(3,466,981)	47,068,068
Class DA****	—	—	—	—	—	56,445,187	(3,752,668)	1,592,120	54,284,639	—	(51,468,662)	(2,815,977)	—

Total Members’ Interest	$80,000,000	$116,865,855	$(89,645,768)	$13,003,990	$120,224,077	$575,117,540	$(90,268,121)	$73,624,592	$678,698,088	$460,439,963	$(193,025,539)	$(77,811,268)	$868,301,244

*Units issued June 1, 2007.

** Units issued on July 1, 2007.

*** Units issued on July 1, 2007 and Class D1 was previously known as Class D-SD.

**** Units issued on December 1, 2008 and liquidated as of September 30, 2009.

****(Presentation of weighted average units outstanding and net income(loss) per weighted average units for this share class is for the period January 1, 2009 to September 30, 2009.)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class DA*
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2561	$1.2908	$1.4379	$1.3197	$1.2847	$1.0282

Net Realized and net unrealized change in trading profit (loss)	(0.0971)	(0.0995)	(0.1119)	(0.1022)	(0.0998)	0.0073
Interest income	0.0001	0.0001	0.0002	0.0002	0.0001	0.0001
Expenses	(0.0194)	(0.0318)	(0.0003)	(0.0153)	(0.0017)	(0.0007)

Net asset value, before liquidation	1.1397	1.1596	1.3259	1.2024	1.1833	1.0349
Less liquidating distribution	—	—	—	—	—	1.0349
Net asset value, end of year	$1.1397	$1.1596	$1.3259	$1.2024	$1.1833	$—

Total Return: (a)

Total return	-9.27%	-10.17%	-7.90%	-8.90%	-7.90%	-5.50%

Ratios to Average Members’ Capital:

Expenses	1.64%	2.64%	0.14%	1.24%	0.14%	0.10%

Net investment income (loss)	-1.63%	-2.63%	-0.13%	-1.23%	-0.13%	-0.09%

*Units issued December 1, 2008 and liquidated as of September 30, 2009.

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class DA*
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0273	$1.0664	$1.1571	$1.0752	$1.0350	$1.0000

Net Realized and net unrealized change in trading profit	0.2494	0.2577	0.2846	0.2614	0.2532	0.0280
Interest income	0.0003	0.0004	0.0004	0.0004	0.0003	0.0000
Expenses	(0.0209)	(0.0337)	(0.0042)	(0.0173)	(0.0038)	0.0002

Net asset value, end of year	$1.2561	$1.2908	$1.4379	$1.3197	$1.2847	$1.0282

Total Return: (b)

Total return	22.20%	20.98%	24.05%	22.68%	24.05%	2.82	%(a)

Ratios to Average Members’ Capital:

Expenses	1.85%	2.87%	0.34%	1.46%	0.34%	-0.19	%(a)

Net investment income (loss)	-1.82%	-2.84%	-0.31%	-1.43%	-0.31%	0.19	%(a)

*Units issued December 1, 2008.

(a)  The ratios have been annualized and do not reflect the proportionate share of income and expenses of the Portfolio funds.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A**	Class C*	Class D	Class I*	Class D1***
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Net Realized and net change in unrealized trading profit	0.0400	0.0885	0.1613	0.0898	0.0389
Interest income (b) (c)	—	—	—	0.0001	—
Expenses (c)	(0.0127)	(0.0221)	(0.0042)	(0.0147)	(0.0039)

Net asset value, end of year	$1.0273	$1.0664	$1.1571	$1.0752	$1.0350

Total Return: (a), (d)

Total return	2.73%	6.64%	15.71%	7.52%	3.50%

Ratios to Average Members’ Capital: (a)

Expenses	2.91%	4.16%	0.58%	2.72%	0.79%

Net investment income (loss)	-2.90%	-4.15%	-0.58%	-2.71%	-0.78%

* Units issued on June 1, 2007

** Units issued on July 1, 2007

*** Units issued on July 1, 2007 and class D1 was previously known as Class D-SD.

(a) The ratios have been annualized and do not reflect the proportionate share of income and expenses of the Portfolio Funds.

(b) Impact of interest income is less than $0.0001 for Class A, C, D and D1.

(c) Per Unit data is calculated using weighted average Units during the period.

(d) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Systematic Momentum FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”), the Sponsor of the Fund, among eight underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).

MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the commodity broker of the Portfolio Funds.  On September 15, 2008, Merrill Lynch entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of October 21, 2008, the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). Pursuant to the Merger Agreement, on January 1, 2009, a wholly-owned subsidiary of Bank of America merged with and into Merrill Lynch, with Merrill Lynch continuing as the surviving corporation and a subsidiary of Bank of America.

The Program is a group of commodity pools sponsored by MLAI (each a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar to the Fund in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers four Classes of Units to retail investors: Class A, Class C, Class D and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit (see Note 6). The four Classes of Units are subject to different Sponsor fees. Classes D1 and DA are used exclusively for investments made by Systematic Momentum FuturesAccess LTD and Systematic Momentum FuturesAccess II LLC, respectively, and are not charged Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to the current year presentation.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of the Portfolio Funds.

Trading profit (loss) of the Portfolio Funds is reduced for brokerage commission costs.

The resulting change between cost and market value (net of subscription and redemption activity in Portfolio Funds) is reflected in the Statements of Operations as “Change in unrealized”.  In addition, when the Fund redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading profit (Loss) for such interests in the Statements of Operations of the Portfolio Fund.

Trading profit (loss) of the Portfolio Funds is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it and the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition of the Fund and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (loss) in the Statements of Operations of the Fund and each of the Portfolio Funds.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost which approximated fair value (Level II see Note 3).  Cash was held at a nationally recognized financial institution.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.00% to 2.50%.  Class D, and Class I Units are subject to sales commissions up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C, DA and D1Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC’s guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2006.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2009, 2008 and the period ended December 31, 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which   include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisors of this Fund.

(b)      Any event which would make unlawful the continued existence of this Fund.

(c)       Determination by MLAI to liquidate or withdraw from the Fund.

2.               INVESTMENTS IN  PORTFOLIO FUNDS

The Portfolio Funds in which the Fund was invested as of December 31, 2009 and 2008 were:  ML Altis FuturesAccess LLC (“Altis”), ML Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“Blue Trend”), ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML John Locke FuturesAccess LLC (“John Locke”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”).  As of December 31, 2009, ML Chesapeake FuturesAccess LLC is in liquidation. The Fund had a position in ML GSA FuturesAccess LLC (“GSA”) which liquidated May 31, 2009. MLAI, the Sponsor of the fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

The investment transactions were accounted for on a trade date basis. The investments in the Portfolio Funds were valued at fair value and was reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with the Portfolio Funds’ Managers.

At December 31, 2009, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/09	Management Fees (1)	Performance Fees (1)	Redemptions Permitted
Chesapeake**	10.26%	89,097,919	548,547	85,817,248	(1,610,421)	(66,420)	monthly
Transtrend	17.53%	152,211,381	(25,830,157)	159,370,194	(2,728,503)	(174)	monthly
Altis	13.28%	115,332,711	(8,896,043)	95,037,963	(2,077,161)	—	monthly
Winton	18.27%	158,630,744	(8,375,671)	155,014,029	(2,753,086)	(76)	monthly
Aspect	9.92%	86,166,474	(8,874,084)	85,326,225	(1,594,961)	(4,182)	monthly
John Locke	14.37%	124,737,088	(9,350,844)	126,419,973	(2,692,888)	—	monthly
BlueTrend	7.02%	60,984,933	2,608,281	50,992,711	(1,136,431)	(575,116)	monthly
GSA*	0.00%	—	(3,681,929)	—	(690,487)	—	monthly

	90.65%	$787,161,250	$(61,851,900)	$757,978,343	$(15,283,938)	$(645,968)

*	Liquidated as of May 2009
**	In liquidation as of December 31, 2009
(1)	See note 5

At December 31, 2008, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/08	Management Fees (1)	Performance Fees (1)	Redemptions Permitted
Chesapeake	10.43%	70,779,579	3,583,563	67,146,804	(946,192)	(1,156,091)	monthly
Transtrend	16.47%	111,765,499	16,444,848	93,094,156	(1,231,913)	(6,770,217)	monthly
Altis	13.77%	93,483,991	29,676,850	64,293,199	(1,141,904)	(7,244,896)	monthly
Winton	16.36%	111,014,511	10,361,844	99,022,159	(1,190,256)	(2,396,979)	monthly
Aspect	10.45%	70,896,651	10,548,013	60,926,872	(961,833)	(2,478,788)	monthly
John Locke	15.40%	104,525,135	10,325,464	92,724,807	(1,062,203)	(2,433,472)	monthly
BlueTrend	7.22%	48,989,192	7,948,538	41,040,653	(290,672)	(2,619,030)	monthly
GSA	13.21%	89,667,743	(7,776,385)	96,390,696	(940,975)	(0)	monthly
	103.31%	$701,122,301	$81,112,735	$614,639,346	$(7,765,948)	$(25,099,473)

(1)	See note 5

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

	As of December 31,2009
	Total Assets	Total Liabilities	Total Capital
Transtrend	$238,072,475	$2,171,789	$235,900,686

Total	$238,072,475	$2,171,789	$235,900,686

	As of December 31, 2008
	Total Assets	Total Liabilities	Total Capital
Transtrend	$234,472,658	$17,137,534	$217,335,124

Total	$234,472,658	$17,137,534	$217,335,124

	For the year ended December 31,2009
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Transtrend	$(22,029,665)	$(718,793)	$(3,081,699)	$(25,830,157)

Total	$(22,029,665)	$(718,793)	$(3,081,699)	$(25,830,157)

	For the year ended December 31,2008
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Transtrend	$24,932,397	$(220,822)	$(1,496,509)	$23,215,066

Total	$24,932,397	$(220,822)	$(1,496,509)	$23,215,066

3.     FAIR VALUE OF INVESTMENTS

The FASB’s ASC’s provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments is recorded on a trade date basis. Realized gains and losses on investments is recognized when the investments are sold. Any change in net unrealized gain or loss from the preceding period is reported on the Statements of Operations.

The fair value measurement guidance established a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

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

Following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Investments in Portfolio Funds are valued using the net asset value reported by the Portfolio Funds, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds.

Although there are monthly transactions in these Portfolio Funds, the Net Asset Value’s (“NAV”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Fund determined that its investments in these investment companies in this case, would be classified as Level II.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2009 and 2008:

Net unrealized
profit (loss)
on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$787,161,250	$—	$787,161,250	$—
December 31, 2008	$701,122,301	$—	$701,122,301	$—

Effective January 1, 2009 the Fund adopted the guidance on disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance only expands the disclosure requirements for derivative instruments and related hedging activities and has no impact on Statements of Financial Condition or Statements of Operations or Statements of Changes in Members’ Capital. As the Fund invests only in other Portfolio Funds, it does not have any direct investments in derivative instruments.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, D1 and DA are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

No brokerage commission is charged to members at the Fund level, although brokerage commissions are charged to members at the Portfolio Funds’ level, and members will be indirectly subject to their pro rata share of such fees based on the investment of the Fund in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract.  A portion of the brokerage fees is paid to Portfolio Funds’ executing brokers, which include MLPF&S, as the commission on their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed 3% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

Interest and Sponsor Fees as seen on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisors which are listed below:

Next Renewal Date
Portfolio Fund	Advisor	of Advisory Agreement
Altis	Altis Partners (Jersey) Limited	December 31, 2016
Aspect	Aspect Capital Management	December 31, 2011
Chesapeake*	Chesapeake Capital Corporation	December 31, 2016
Transtrend	Transtrend B.V.	December 31, 2012
Winton	Winton Capital Management Limited	December 31, 2014
John Locke	John Locke Investments SA	December 31, 2016
GSA	GSA Capital Partner, LLP	June 30, 2012
BlueTrend	BlueCrest Capital Management, L.P.	December 31, 2010

* In liquidation as of December 31, 2009

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

The Portfolio Funds pay their respective trading advisors an annual management fee of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, Chesapeake, BlueTrend and Transtrend, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton and John Locke, MLAI receives 25% of the 2.00% management fees.  The remainder being paid to the respective Trading Advisor.

Performance charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined in the private placement memorandum, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For the following Funds, Aspect, Winton and John Locke, MLAI received 25% of the 20% performance fees.

6.     NET ASSET VALUE PER UNIT

The Net Asset Value per Unit of the different Classes as of December 31, 2009 and 2008 are as follows:

December 31, 2009

Net Asset Value per Unit
Class A	$1.1397
Class C	1.1596
Class D	1.3259
Class I	1.2024
Class D1	1.1833
Class DA	—

December 31, 2008

Net Asset Value per Unit
Class A	$1.2561
Class C	1.2908
Class D	1.4379
Class I	1.3197
Class D1	1.2847
Class DA	1.0282

7.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2009, 2008 and the period ended December 31, 2007 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year/period.

8.     RECENT ACCOUNTING PRONOUNCEMENTS

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles, (ASC 105), which approved the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental GAAP. The Codification is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included in the Codification are considered nonauthoritative. ASC 105 was not intended to change the accounting literature and did not impact the Fund’s financial condition or results of operations.  All accounting references within this report are in accordance with the new Codification.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance provides additional guidance for estimating fair value in accordance with FASB guidance on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This guidance also identifies circumstances that indicate a transaction is not orderly. The guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The guidance also contains enhanced disclosure requirements whereby fair value disclosures as well as certain disaggregated information will be disclosed. The adoption of this guidance had no impact on the financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (the “ASU 2009-12”), which is effective for interim or annual financial periods ending after December 15, 2009.  The adoption of this guidance had no impact on the financial statements.

In January 2010, the FASB issued an update to the fair value measurements disclosure. Pursuant to this update, additional disclosures in the financial statements relating to transfers in and out of Levels 1 and 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in Level 3 rollforward, will be required. In addition, this update provides clarifications on i) the level of aggregation of classes of assets and liabilities disclosed in the fair value measurement disclosures and ii) disclosures relating to the inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the Level 3 roll forward which are effective for fiscal years beginning after December 15, 2010. This update further enhances the fair value disclosures and the Sponsor has determined that the adoption of this update would not have a material impact to the Fund’s financial statements.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gains on open contracts, if any, included in the Statements of Financial Condition of the Portfolio Funds. The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPFS as its clearing brokers.

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

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

10.   SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Systematic Momentum FuturesAccess LLC