Form 10-K, Exhibit 13
period 2010-12-31
ML Systematic Momentum FuturesAccess LLC
filed 2011-03-15
CIK 1393359

Exhibit 13.01

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2010, 2009 and 2008

and Reports of Independent Registered Public Accounting Firms

ML SYSTEMATIC MOMENTUM  FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of

ML Systematic Momentum FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Systematic Momentum FuturesAccess LLC (the “Fund”) at December 31,2010 and December 31, 2009, and the results of its operations, the changes in its members’ capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Systematic Momentum FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in members’ capital and the financial data highlights of ML Systematic Momentum FuturesAccess LLC (the “Fund”), for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in members’ capital and the financial data highlights of ML Systematic Momentum FuturesAccess LLC for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 15, 2011

A member firm of Deloitte Touche Tohmatsu

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010 and 2009

	2010	2009
ASSETS:

Cash and cash equivalents	$312,720	$54,630,410
Investment in Portfolio Funds (Cost $917,232,393 at 2010 and $757,978,343 at 2009)	1,038,634,185	787,161,250
Other assets	120,000	58,216
Accrued Interest Receivable	48	8,697
Receivable from Portfolio Fund	—	36,355,806

TOTAL ASSETS	$1,039,066,953	$878,214,379

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$1,718,827	$1,442,757
Redemptions payable	9,355,655	8,071,178
Other liabilities	580,585	399,200

Total liabilities	11,655,067	9,913,135

MEMBERS’ CAPITAL:
Members’ Interest (803,714,707 Units and 742,615,122 Units outstanding, unlimited Units authorized)	1,027,411,886	868,301,244
Total members’ capital	1,027,411,886	868,301,244

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$1,039,066,953	$878,214,379

NET ASSET VALUE PER UNIT:

Class A	$1.2523	$1.1397
Class C	$1.2615	$1.1596
Class D	$1.4789	$1.3259
Class I	$1.3265	$1.2024
Class D1	$1.3199	$1.1833
Class DA	$—	$—

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$16,360,846	$(4,551,852)	$9,202,478
Change in unrealized, net	92,218,885	(57,300,048)	71,910,257

Total trading profit (loss)	108,579,731	(61,851,900)	81,112,735

INVESTMENT INCOME:
Interest	3,003	100,827	97,972

EXPENSES:
Sponsor fee	18,769,349	14,993,578	6,953,728
Other	1,451,397	1,066,617	632,387
Total expenses	20,220,746	16,060,195	7,586,115

NET INVESTMENT INCOME (LOSS)	(20,217,743)	(15,959,368)	(7,488,143)

NET INCOME (LOSS)	$88,361,988	$(77,811,268)	$73,624,592

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	109,375,008	72,278,307	23,953,472
Class C	531,784,589	424,839,320	198,139,920
Class D	30,338,915	27,746,997	25,725,432
Class I	79,536,161	68,216,740	40,873,271
Class D1	37,708,328	36,879,598	19,636,088
Class DA*	—	46,290,806	56,445,187.00

Net income (loss) per weighted average Unit
Class A	$0.1146	$(0.1065)	$0.2175
Class C	$0.1053	$(0.1252)	$0.2298
Class D	$0.1602	$(0.1098)	$0.2860
Class I	$0.1255	$(0.1129)	$0.2269
Class D1	$0.1317	$(0.0941)	$0.2374
Class DA*	$—	$(0.0608)	$0.0282

* Units issued on December 1, 2008 and liquidated as of September 30, 2009. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2009 to September 30, 2009.)

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2007	Subscriptions	Redemptions	December 31, 2008	Subscriptions	Redemptions	December 31, 2009	Subscriptions	Redemptions	December 31, 2010
Class A	5,078,646	44,090,513	(5,757,217)	43,411,942	68,840,956	(10,971,528)	101,281,370	37,454,263	(28,793,436)	109,942,197
Class C	69,888,701	298,412,978	(50,944,452)	317,357,227	243,313,258	(64,909,097)	495,761,388	117,503,045	(67,357,146)	545,907,287
Class D	16,803,705	23,519,954	(5,445,345)	34,878,314	12,101,406	(16,996,575)	29,983,145	10,949,271	(6,931,705)	34,000,711
Class I	14,757,114	46,161,324	(7,718,330)	53,200,108	41,524,978	(18,911,876)	75,813,210	13,078,347	(10,583,415)	78,308,142
Class D1	4,990,154	28,477,949	(2,428,057)	31,040,046	10,873,640	(2,137,677)	39,776,009	2,388,929	(6,608,568)	35,556,370
Class DA*	—	56,445,187	(3,649,745)	52,795,442	—	(52,795,442)	—	—	—	—

Total Members’ Units	111,518,320	497,107,905	(75,943,146)	532,683,079	376,654,238	(166,722,195)	742,615,122	181,373,855	(120,274,270)	803,714,707

* Units issued on December 1, 2008 and liquidated as of September 30, 2009.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital			Net Income	Members’ Capital			Net Income	Members’ Capital			Net Income	Members’ Capital
	December 31, 2007	Subscriptions	Redemptions	(Loss)	December 31, 2008	Subscriptions	Redemptions	(Loss)	December 31, 2009	Subscriptions	Redemptions	(Loss)	December 31, 2010
Class A	$5,217,419.00	$50,773,605	$(6,670,127)	$5,208,770	$54,529,667	$81,493,093	$(12,896,520)	$(7,692,771)	$115,433,469	$43,208,239	$(33,492,677)	$12,533,508	$137,682,539
Class C	74,531,573	350,073,604	(60,487,671)	45,528,837	409,646,343	297,112,874	(78,716,580)	(53,153,380)	574,889,257	137,194,846	(79,462,491)	56,020,888	688,642,500
Class D	19,442,860	30,338,088	(6,986,221)	7,357,954	50,152,681	16,149,077	(23,558,237)	(2,989,145)	39,754,376	15,063,878	(9,395,654)	4,861,560	50,284,160
Class I	15,867,209	54,394,371	(9,328,239)	9,275,144	70,208,485	52,343,272	(23,702,669)	(7,693,014)	91,156,074	15,803,018	(13,065,374)	9,978,523	103,872,241
Class D1	5,165,016	33,092,685	(3,043,195)	4,661,767	39,876,273	13,341,647	(2,682,871)	(3,466,981)	47,068,068	2,952,144	(8,057,275)	4,967,509	46,930,446
Class DA*	—	56,445,187	(3,752,668)	1,592,120	54,284,639	—	(51,468,662)	(2,815,977)	—	—	—	—	—

Total Members’ Capital	$120,224,077	$575,117,540	$(90,268,121)	$73,624,592	$678,698,088	$460,439,963	$(193,025,539)	$(77,811,268)	$868,301,244	$214,222,125	$(143,473,471)	$88,361,988	$1,027,411,886

* Units issued on December 1, 2008 and liquidated as of September 30, 2009.

See notes to financial statements.

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1397	$1.1596	$1.3259	$1.2024	$1.1833

Net Realized and net unrealized change in trading profit (loss)	0.1319	0.1333	0.1551	0.1396	0.1384
Interest income	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0193)	(0.0314)	(0.0021)	(0.0155)	(0.0018)

Net asset value, end of year	$1.2523	$1.2615	$1.4789	$1.3265	$1.3199

Total Return: (a)

Total return	9.88%	8.78%	11.54%	10.32%	11.54%

Ratios to Average Members’ Capital:

Expenses	1.66%	2.67%	0.15%	1.26%	0.15%

Net investment income (loss)	-1.66%	-2.67%	-0.15%	-1.26%	-0.15%

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

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class DA*
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0273	$1.0664	$1.1571	$1.0752	$1.0350	$1.0000

Net Realized and net unrealized change in trading profit	0.2494	0.2577	0.2846	0.2614	0.2532	0.0280
Interest income	0.0003	0.0004	0.0004	0.0004	0.0003	0.0000
Expenses	(0.0209)	(0.0337)	(0.0042)	(0.0173)	(0.0038)	0.0002

Net asset value, end of year	$1.2561	$1.2908	$1.4379	$1.3197	$1.2847	$1.0282

Total Return: (b)

Total return	22.20%	20.98%	24.05%	22.68%	24.05%	2.82%

Ratios to Average Members’ Capital:

Expenses	1.85%	2.87%	0.34%	1.46%	0.34%	-0.19	%(a)

Net investment income (loss)	-1.82%	-2.84%	-0.31%	-1.43%	-0.31%	0.19%

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

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Systematic Momentum FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”), the Sponsor of the Fund, among seven underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).

MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the commodity broker of the Portfolio Funds. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2010 the Fund offers four Classes of Units to retail investors: Class A, Class C, Class D and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees. Class D1 is used exclusively for investments made by Systematic Momentum FuturesAccess LTD. Class DA was used exclusively for investments made by Systematic Momentum FuturesAccess II LLC until its liquidation at September 30, 2009.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of the Portfolio Funds.

Trading profit (loss) of the Portfolio Funds is reduced for brokerage commission costs.

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Portfolio Funds) is reflected in the Statements of Operations as “Change in unrealized”.  In addition, when the Fund redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading profit (Loss) for such interests in the Statements of Operations of the Portfolio Fund.

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

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II see Note 3). Cash was held at a nationally recognized financial institution.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.00% to 2.50%.  Class D and Class I Units are subject to sales commissions up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C and D1Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2007.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2010, 2009 and 2008.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

2.         INVESTMENTS IN  PORTFOLIO FUNDS

The Portfolio Funds in which the Fund was invested as of December 31, 2010 and 2009 were:  ML Altis FuturesAccess LLC (“Altis”), ML Aspect FuturesAccess LLC (“Aspect”), ML Blue Trend FuturesAccess LLC (“Blue Trend”), ML John Locke FuturesAccess LLC (“John Locke”) ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), ML Tudor Tensor FuturesAccess LLC (“Tudor Tensor”) and ML Winton FuturesAccess LLC (“Winton”).  The Fund had positions in ML Chesapeake FuturesAccess LLC (“Chesapeake”) which liquidated January 31, 2010 and ML GSA FuturesAccess LLC (“GSA”) which liquidated May 31, 2009. MLAI, the Sponsor of the Fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may, vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

The investment transactions were accounted for on the trade date. The investments in the Portfolio Funds were valued at fair value and were reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with the Portfolio Funds’ Managers.

At December 31, 2010, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/10	Management Fees	Performance Fees	Redemptions Permitted
Chesapeake*	0.00%	—	(2,598,008)	—	(144,407)	—	monthly
Transtrend	17.87%	183,615,388	29,487,583	170,118,192	(3,404,718)	—	monthly
Altis	13.05%	134,073,398	12,597,945	104,309,484	(2,445,604)	—	monthly
Winton	17.74%	182,231,744	20,913,669	159,384,935	(3,399,640)	—	monthly
Aspect	10.04%	103,142,819	14,049,609	89,607,738	(1,888,760)	—	monthly
John Locke	14.08%	144,651,209	10,500,284	135,795,468	(2,627,905)	—	monthly
BlueTrend	15.53%	159,597,862	18,370,900	131,991,494	(2,703,505)	—	monthly
Tudor	12.78%	131,321,765	5,257,749	126,025,082	(2,391,031)	—	monthly

	101.09%	$1,038,634,185	$108,579,731	$917,232,393	$(19,005,570)	$—

* Liquidated as of January 31, 2010.

At December 31, 2009, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/09	Management Fees	Performance Fees	Redemptions Permitted
Chesapeake**	8.01%	89,097,919	548,547	85,817,248	(1,610,421)	(66,420)	monthly
Transtrend	13.69%	152,211,381	(25,830,157)	159,370,194	(2,728,503)	(174)	monthly
Altis	10.37%	115,332,711	(8,896,043)	95,037,963	(2,077,161)	—	monthly
Winton	14.26%	158,630,744	(8,375,671)	155,014,029	(2,753,086)	(76)	monthly
Aspect	7.75%	86,166,474	(8,874,084)	85,326,225	(1,594,961)	(4,182)	monthly
John Locke	11.22%	124,737,088	(9,350,844)	126,419,973	(2,692,888)	—	monthly
BlueTrend	5.48%	60,984,933	2,608,281	50,992,711	(1,136,431)	(575,116)	monthly
GSA*	0.00%	—	(3,681,929)	—	(690,487)	—	monthly
	70.78%	$787,161,250	$(61,851,900)	$757,978,343	$(15,283,938)	$(645,968)

* Liquidated as of May 2009

** Liquidated as of January 31, 2010.

As of December 31, 2010 and 2009, no single investment in the Portfolio Funds exceeds 5% of Member’

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

	As of December 31, 2010
	Total Assets	Total Liabilities	Total Capital
Transtrend	$258,918,312	$2,958,512	$255,959,800

Total	$258,918,312	$2,958,512	$255,959,800

	As of December 31, 2009
	Total Assets	Total Liabilities	Total Capital
Transtrend	$238,072,475	$2,171,789	$235,900,686

Total	$238,072,475	$2,171,789	$235,900,686

	For the year ended December 31,2010
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Transtrend	$35,391,195	$(912,767)	$(4,990,845)	$29,487,583

Total	$35,391,195	$(912,767)	$(4,990,845)	$29,487,583

	For the year ended December 31, 2009
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Transtrend	$(22,029,665)	$(718,793)	$(3,081,699)	$(25,830,157)

Total	$(22,029,665)	$(718,793)	$(3,081,699)	$(25,830,157)

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized gains and losses on investments are recognized when the investments are sold. Any change in net unrealized gain or loss from the preceding period is reported on the Statements of Operations.

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

Although there are monthly transactions in these Portfolio Funds, the Net Asset Value’s (“NAV”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Fund determined that its investments in these investment companies in this case, would be classified as Level II. There were no transfers to or from Level II during 2010 and 2009.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2010 and 2009:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2010	$1,038,634,185	$—	$1,038,634,185	$—
December 31, 2009	$787,161,250	$—	$787,161,250	$—

4.                     RELATED PARTY TRANSACTIONS

The Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Portfolio Funds with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Portfolio Funds are credited with interest on any of their assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Portfolio Funds, from possession of such assets.

Merrill Lynch charges the Portfolio Funds at prevailing local interest rates for financing realized and unrealized losses on each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D1 and D are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

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

Interest and Sponsor Fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.                     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

Next Renewal Date
Portfolio Fund	Advisor	of Advisory Agreement
Altis	Altis Partners (Jersey) Limited	December 31, 2016
Aspect	Aspect Capital Management	December 31, 2011
Chesapeake**	Chesapeake Capital Corporation	December 31, 2016
Transtrend	Transtrend B.V.	December 31, 2012
Winton	Winton Capital Management Limited	December 31, 2014
John Locke	John Locke Investments SA	December 31, 2016
GSA*	GSA Capital Partner, LLP	June 30, 2012
BlueTrend	BlueCrest Capital Management, L.P.	December 31, 2011
Tudor	Tudor Investment Corporation	December 31, 2012

* Liquidated as of May 31, 2009

** Liquidated as of January 31, 2010.

The advisory agreements shall be automatically renewed for successive three-year periods with the exception of Transtrend which has an automatic renewal of one-year period and Tudor which has an automatic renewal of two-year period on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  The trading advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds pay their respective trading advisors an annual management fee of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, BlueTrend, Transtrend and Tudor, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton and John Locke, MLAI receives 25% of the 2.00% management fees.  The remainder is paid to the respective Trading Advisor.

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

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2010, 2009 and 2008 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year/period.

7.                     RECENT ACCOUNTING PRONOUNCEMENTS

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gains on open contracts, if any, included in the Statements of Financial Condition of the Portfolio Funds. The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPF&S as its clearing brokers.

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

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

9.                     SUBSEQUENT EVENTS

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