Form 10-K/A, Exhibit 13
period 2010-12-31
Systematic Momentum FuturesAccess LLC
filed 2012-03-19
CIK 1393359

Exhibit 13.04

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended
December 31, 2010, 2009 and 2008
and Reports of Independent Registered Public Accounting Firms

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of
ML Winton FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
ML Winton FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in members’ capital and the financial data highlights of ML Winton FuturesAccess LLC (the “Fund”), for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in members’ capital and the financial data highlights of ML Winton FuturesAccess LLC for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 30, 2009

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2010 and 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $57,039,642 for 2010 and $53,748,925 for 2009)	$887,636,418	$761,893,194
Net unrealized profit on open futures contracts	29,070,679	5,460,626
Cash and cash equivalents	350,000	1,102,160
Accrued interest receivable	1,636	—

TOTAL ASSETS	$917,058,733	$768,455,980

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$1,498,718	$2,155,460
Brokerage commissions payable	—	115,138
Sponsor and Advisory fees payable	14,056,344	3,146,710
Redemptions payable	3,527,632	12,610,951
Other liabilities	505,731	391,254

Total liabilities	19,588,425	18,419,513

MEMBERS’ CAPITAL:
Sponsor’s Interest (19,470 Units and 19,470 Units)	32,147	28,686
Members’ Interest (543,509,913 Units and 506,821,001 Units)	897,438,161	750,007,781
Total members’ capital	897,470,308	750,036,467

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$917,058,733	$768,455,980

NET ASSET VALUE PER UNIT
(Based on 543,529,383 and 506,840,471 Units outstanding, unlimited Units authorized)

Class A	$1.6810	$1.5088
Class C	$1.5862	$1.4380
Class D	$1.6924	$1.4964
Class I	$1.7078	$1.5267
Class DS	$1.6903	$1.4946
Class DT	$1.7532	$1.5377

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$106,905,362	$(26,823,655)	$168,699,930
Change in unrealized, net	24,266,795	(11,425,948)	6,796,965
Brokerage commissions	(985,164)	(772,176)	(1,087,424)

Total trading profit (loss)	130,186,993	(39,021,779)	174,409,471

INVESTMENT INCOME (EXPENSE):
Interest	(923)	51,172	12,915,952

EXPENSES:
Management fee	16,085,528	15,244,224	14,943,538
Sponsor fee	9,798,981	9,536,904	10,272,451
Performance fee	11,615,788	583	30,491,051
Other	1,248,555	1,349,841	1,848,834
Total expenses	38,748,852	26,131,552	57,555,874

NET INVESTMENT LOSS	(38,749,775)	(26,080,380)	(44,639,922)

NET INCOME (LOSS)	$91,437,218	$(65,102,159)	$129,769,549

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	52,895,782	48,198,593	45,671,837
Class C	207,686,809	207,735,197	228,198,956
Class D	81,622,728	77,890,809	84,449,914
Class I	38,169,450	42,085,476	41,268,952
Class DS	106,469,967	90,918,631	38,738,811
Class DT	33,531,508	48,703,745	61,195,917

Net income (loss) per weighted average Unit
Class A	$0.1780	$(0.1384)	$0.2623
Class C	$0.1501	$(0.1465)	$0.2389
Class D	$0.1991	$(0.1125)	$0.2646
Class I	$0.1835	$(0.1324)	$0.2784
Class DS	$0.1964	$(0.0921)	$0.2676
Class DT	$0.1992	$(0.1096)	$0.3117

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2007	Subscriptions	Redemptions	December 31, 2008	Subscriptions	Redemptions	December 31, 2009	Subscriptions	Redemptions	December 31, 2010
Class A	40,108,055	17,386,886	(11,645,525)	45,849,416	11,525,953	(10,168,031)	47,207,338	25,122,531	(7,003,935)	65,325,934
Class C	213,642,396	60,897,518	(59,370,841)	215,169,073	35,352,821	(51,685,753)	198,836,141	50,080,364	(26,401,860)	222,514,645
Class D	77,864,803	23,739,729	(28,552,965)	73,051,567	8,842,395	(5,412,438)	76,481,524	8,639,361	(3,580,423)	81,540,462
Class I	37,718,572	12,586,459	(7,231,204)	43,073,827	8,544,937	(14,463,262)	37,155,502	6,964,353	(3,791,061)	40,328,794
Class DS	13,447,784	58,487,988	(2,749,330)	69,186,442	36,951,720	—	106,138,162	6,873,724	(5,202,017)	107,809,869
Class DT	69,259,318	—	(15,500,533)	53,758,785	459,179	(13,215,630)	41,002,334	—	(15,012,125)	25,990,209

Total Members’ Units	452,040,928	173,098,580	(125,050,398)	500,089,110	101,677,005	(94,945,114)	506,821,001	97,680,333	(60,991,421)	543,509,913

Class A	9,713	—	—	9,713	—	—	9,713	—	—	9,713
Class C	9,757	—	—	9,757	—	—	9,757	—	—	9,757

Total Sponsor’s Units	19,470	—	—	19,470	—	—	19,470	—	—	19,470

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010
Class A	$55,236,501	$26,212,557	$(18,049,428)	$11,977,663	$75,377,293	$18,170,302	$(15,664,489)	$(6,655,829)	$71,227,277	$40,291,567	$(11,118,835)	$9,414,960	$109,814,969
Class C	286,078,081	89,405,799	(89,455,971)	54,514,349	340,542,258	53,081,427	(77,293,306)	(30,400,821)	285,929,558	75,033,965	(39,187,216)	31,172,465	352,948,772
Class D	103,236,597	35,615,932	(43,832,109)	22,345,631	117,366,051	13,863,515	(8,015,389)	(8,766,828)	114,447,349	12,968,317	(5,664,410)	16,249,291	138,000,547
Class I	52,132,196	19,076,750	(11,340,105)	11,488,381	71,357,222	13,603,227	(22,682,367)	(5,553,866)	56,724,216	11,143,099	(5,999,638)	7,003,880	68,871,557
Class DS	17,829,738	86,822,929	(4,000,000)	10,365,432	111,018,099	55,991,904	—	(8,379,258)	158,630,745	10,923,671	(8,232,407)	20,913,669	182,235,678
Class DT	92,508,127	—	(23,285,032)	19,073,127	88,296,222	714,029	(20,618,787)	(5,342,828)	63,048,636	—	(24,161,490)	6,679,492	45,566,638

Total Members’ Interest	$607,021,240	$257,133,967	$(189,962,645)	$129,764,583	$803,957,145	$155,424,404	$(144,274,338)	$(65,099,430)	$750,007,781	$150,360,619	$(94,363,996)	$91,433,757	$897,438,161

Class A	$13,381	$—	$—	$2,590	$15,971	$—	$—	$(1,316)	$14,655	$—	$—	$1,947	$16,602
Class C	13,068	—	—	2,376	15,444	—	—	(1,413)	14,031	—	—	1,514	15,545

Total Sponsor’s Interest	$26,449	$—	$—	$4,966	$31,415	$—	$—	$(2,729)	$28,686	$—	$—	$3,461	$32,147

Total Members’ Capital	$607,047,689	$257,133,967	$(189,962,645)	$129,769,549	$803,988,560	$155,424,404	$(144,274,338)	$(65,102,159)	$750,036,467	$150,360,619	$(94,363,996)	$91,437,218	$897,470,308

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.5088	$1.4380	$1.4964	$1.5267	$1.4946	$1.5377

Net realized and net change in unrealized trading profit(loss)	0.2551	0.2418	0.2550	0.2587	0.2547	0.2628
Brokerage commissions	(0.0019)	(0.0018)	(0.0019)	(0.0020)	(0.0019)	(0.0020)
Interest income	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0810)	(0.0918)	(0.0571)	(0.0756)	(0.0571)	(0.0453)
					—
Net asset value, end of year	$1.6810	$1.5862	$1.6924	$1.7078	$1.6903	$1.7532

Total Return: (a)

Total return before Performance fees	12.92%	11.80%	14.63%	13.37%	14.63%	15.20%
Performance fees	-1.42%	-1.42%	-1.42%	-1.42%	-1.42%	-1.10%
Total return after Performance fees	11.50%	10.38%	13.21%	11.95%	13.21%	14.10%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.69%	2.17%	3.28%	2.17%	1.67%
Performance fees	1.38%	1.39%	1.38%	1.38%	1.38%	1.07%
Expenses (including Performance fees)	5.06%	6.08%	3.55%	4.66%	3.55%	2.74%

Net investment income (loss)	-5.07%	-6.08%	-3.56%	-4.66%	-3.56%	-2.73%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Net realized and net change in unrealized trading profit(loss)	(0.0771)	(0.0741)	(0.0754)	(0.0777)	(0.0753)	(0.0772)
Brokerage commissions	(0.0015)	(0.0015)	(0.0015)	(0.0015)	(0.0015)	(0.0015)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0567)	(0.0692)	(0.0334)	(0.0508)	(0.0333)	(0.0262)

Net asset value, end of year	$1.5088	$1.4380	$1.4964	$1.5267	$1.4946	$1.5377

Total Return: (a)

Total return before Performance fees	-8.24%	-9.16%	-6.85%	-7.87%	-6.85%	-6.38%
Performance fees	0.00%	0.00%	-0.01%	0.00%	-0.01%	0.00%
Total return after Performance fees	-8.24%	-9.16%	-6.86%	-7.87%	-6.86%	-6.38%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.68%	2.18%	3.28%	2.17%	1.67%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.01%	-0.01%
Expenses (including Performance fees)	3.68%	4.68%	2.18%	3.28%	2.18%	1.66%

Net investment income (loss)	-3.67%	-4.67%	-2.18%	-3.27%	-2.18%	-1.66%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Net realized and net change in unrealized trading profit	0.3662	0.3547	0.3547	0.3682	0.3521	0.3589
Brokerage commissions	(0.0023)	(0.0022)	(0.0022)	(0.0023)	(0.0022)	(0.0022)
Interest income	0.0271	0.0263	0.0262	0.0273	0.0260	0.0265
Expenses	(0.1242)	(0.1352)	(0.0979)	(0.1187)	(0.0971)	(0.0764)

Net asset value, end of year	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Total Return: (a)

Total return before Performance fees	24.39%	23.18%	26.27%	24.89%	26.09%	26.91%
Performance fees	-4.48%	-4.48%	-4.48%	-4.48%	-4.45%	-3.45%
Total return after Performance fees	19.36%	18.19%	21.18%	19.85%	21.03%	22.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.82%	4.84%	2.31%	3.42%	2.29%	1.79%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.32%	3.33%
Expenses (including Performance fees)	8.17%	9.19%	6.66%	7.77%	6.61%	5.12%

Net investment income (loss)	-6.37%	-7.38%	-4.85%	-5.96%	-4.82%	-3.32%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Winton Capital Management (“Winton” or trading advisor) is the trading advisor of the Fund.

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

As of December 31, 2010 the Fund offers six Classes of Units:  Class A, Class C, Class D, Class DT, Class DS, and Class I.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit.  Class DS commenced on April 2, 2007 and was offered at $1.0733 and Class DT commenced on June 1, 2007 and was offered at $1.1914.  The six Classes of Units are subject to different Sponsor fees.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (Loss) in the Statements of Operations.

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

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.
(b)       Any event which would make unlawful the continued existence of this Fund.
(c)       Determination by MLAI to liquidate or withdraw from the Fund.

2.	CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition, as of December 31, 2010 and 2009 are as follows:

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	2,770	$9,362,389	1.04%	—	$—	0.00%	$9,362,389	1.04%	January 11 - May 11
Currencies	3,269	9,911,888	1.10%	(635)	(1,163,106)	-0.13%	8,748,782	0.97%	March 11
Energy	874	1,810,141	0.20%	(242)	(588,535)	-0.07%	1,221,606	0.13%	January 11 - April 11
Interest rates	2,590	262,053	0.03%	(2,439)	(1,599,666)	-0.18%	(1,337,613)	-0.15%	January 11 - March 13
Metals	1,431	12,256,554	1.37%	(342)	(3,589,079)	-0.40%	8,667,475	0.97%	January 11 - November 11
Stock indices	3,909	817,965	0.09%	(227)	91,357	0.01%	909,322	0.10%	January 11 - March 11

Total		$34,420,990	3.83%		$(6,849,029)	-0.77%	$27,571,961	3.06%

December 31, 2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,102	$1,087,413	0.14%	(989)	$(286,832)	-0.04%	$800,581	0.10%	January 10 - November 10
Currencies	2,892	(2,562,251)	-0.34%	(302)	(169,839)	-0.02%	(2,732,090)	-0.36%	March 10
Energy	106	134,142	0.02%	(255)	(642,428)	-0.09%	(508,286)	-0.07%	January 10 - December 10
Interest rates	7,633	(179,602)	-0.03%	(460)	17,539	0.00%	(162,063)	-0.03%	January 10 - June 10
Metals	1,420	3,027,127	0.40%	(106)	(880,988)	-0.13%	2,146,139	0.27%	January 10 - April 10
Stock indices	5,218	3,774,920	0.50%	(16)	(14,035)	0.00%	3,760,885	0.50%	January 10 - March 10

Total		$5,281,749	0.69%		$(1,976,583)	-0.28%	$3,305,166	0.41%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2010 and 2009.

3.	FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Gains or losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts are included in Equity in commodity futures trading account.  Any change in net unrealized gain or loss from the preceding year is reported in the Statement of Operations.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and 2009 are as follows:

2010

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$34,420,990	$27,372,293	$7,048,697	$—
Short	$(6,849,029)	(3,259,950)	(3,589,079)	—
	$27,571,961	$24,112,343	$3,459,618	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$27,571,961	$24,112,343	$3,459,618	$—

2009

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$5,281,749	$2,081,900	$3,199,849	$—
Short	$(1,976,583)	(1,095,596)	(880,987)	—
	$3,305,166	$986,304	$2,318,862	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2009	$3,305,166	$986,304	$2,318,862	$—

The Fund’s volume of trading forward and futures for the years ended December 31, 2010 and 2009, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2010 and 2009.

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

The following table indicates the trading profit and losses, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Commodity Industry Sector	Gain (loss) from trading	Gain (loss) from trading

Agriculture	$16,790,365	$2,114,401
Currencies	33,042,299	(12,121,842)
Energy	(14,713,799)	(12,677,833)
Interest rates	72,264,248	(8,522,945)
Metals	27,841,363	3,421,909
Stock indices	(4,052,319)	(10,463,293)

Total	$131,172,157	$(38,249,603)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.	RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

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

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2010, 2009 and 2008 was approximately $4.59, $6.50 and $7.16, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

The Fund and Winton have entered into an Advisory Agreement.  This agreement shall continue in effect until December 31, 2014. Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either Winton or the Fund upon 90 days’ notice to the other party. Winton determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Winton on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.5% Fee.  Winton pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the Fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes except Class DT which is charged a performance fee of 15%.  Winton pays MLAI 25% of any Performance fees paid by the Fund not including Class DT.

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

In January 2010, the FASB issued an update to the fair value measurements disclosure. Pursuant to this update, additional disclosures in the financial statements relating to transfers in and out of Levels 1 and 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in Level 3 roll forward, will be required. In addition, this update provides clarifications on i) the level of aggregation of classes of assets and liabilities disclosed in the fair value measurement disclosures and ii) disclosures relating to the inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the Level 3 roll forward which are effective for fiscal years beginning after December 15, 2010. This update further enhances the fair value disclosures and the Manager has determined that the adoption of this update would not have a material impact to the Fund’s financial statements.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Winton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Winton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Winton.

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

*     *     *     *     *     *     *     *     *     *      *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Winton FuturesAccess LLC