Form 10-K, Exhibit 13
period 2011-12-31
Systematic Momentum FuturesAccess LLC
filed 2012-03-23
CIK 1393359

Exhibit 13.01

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2011, 2010 and 2009 and Report of Independent Registered Public Accounting Firm

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Auditors - PWC

Report of Independent Registered Public Accounting Firm

To the Members of

Systematic Momentum FuturesAccess LLC

(formerly ML Systematic Momentum FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC) (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:

Cash and cash equivalents	$45,570	$312,720
Investment in Portfolio Funds (Cost $880,414,859 at 2011 and $917,232,393 at 2010)	909,794,576	1,038,634,185
Other assets	119,995	120,000
Accrued Interest Receivable	—	48
Receivable from Portfolio Fund	35,418,578	—

TOTAL ASSETS	$945,378,719	$1,039,066,953

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$1,596,782	$1,718,827
Redemptions payable	34,062,410	9,355,655
Other liabilities	603,765	580,585

Total liabilities	36,262,957	11,655,067

MEMBERS’ CAPITAL:
Members’ Interest (782,897,013 Units and 803,714,707 Units outstanding, unlimited Units authorized)	909,115,762	1,027,411,886
Total members’ capital	909,115,762	1,027,411,886

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$945,378,719	$1,039,066,953

NET ASSET VALUE PER UNIT:

Class A	$1.1452	$1.2523
Class C	$1.1421	$1.2615
Class D	$1.3729	$1.4789
Class I	$1.2179	$1.3265
Class D1	$1.2253	$1.3199
Class M	$1.0143	$—

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$15,968,361	$16,360,846	$(4,551,852)
Change in unrealized, net	(92,022,075)	92,218,885	(57,300,048)

Total trading profit (loss)	(76,053,714)	108,579,731	(61,851,900)

INVESTMENT INCOME (EXPENSE):
Interest	187	3,003	100,827

EXPENSES:
Sponsor fee	20,592,497	18,769,349	14,993,578
Other	1,518,474	1,451,397	1,066,617
Total expenses	22,110,971	20,220,746	16,060,195

NET INVESTMENT INCOME (LOSS)	(22,110,784)	(20,217,743)	(15,959,368)

NET INCOME (LOSS)	$(98,164,498)	$88,361,988	$(77,811,268)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	121,155,293	109,375,008	72,278,307
Class C	580,425,923	531,784,589	424,839,320
Class D	36,049,556	30,338,915	27,746,997
Class I	78,129,418	79,536,161	68,216,740
Class D1	30,682,341	37,708,328	36,879,598
Class DA*	—	—	46,290,806
Class M**	150,000	—	—

Net income (loss) per weighted average Unit
Class A	$(0.1077)	$0.1146	$(0.1065)
Class C	$(0.1203)	$0.1053	$(0.1252)
Class D	$(0.1081)	$0.1602	$(0.1098)
Class I	$(0.1098)	$0.1255	$(0.1129)
Class D1	$(0.0923)	$0.1317	$(0.0941)
Class DA*	$—	$—	$(0.0608)
Class M**	$0.0143	$—	$—

* Units issued on December 1, 2008 and liquidated as of September 30, 2009. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2009 to September 30, 2009.)

** Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011
Class A	43,411,942	68,840,956	(10,971,528)	101,281,370	37,454,263	(28,793,436)	109,942,197	36,161,964	(27,688,933)	118,415,228
Class C	317,357,227	243,313,258	(64,909,097)	495,761,388	117,503,045	(67,357,146)	545,907,287	109,176,693	(114,022,150)	541,061,830
Class D	34,878,314	12,101,406	(16,996,575)	29,983,145	10,949,271	(6,931,705)	34,000,711	6,889,653	(7,925,754)	32,964,610
Class I	53,200,108	41,524,978	(18,911,876)	75,813,210	13,078,347	(10,583,415)	78,308,142	7,441,738	(15,853,937)	69,895,943
Class D1	31,040,046	10,873,640	(2,137,677)	39,776,009	2,388,929	(6,608,568)	35,556,370	546,379	(15,693,347)	20,409,402
Class DA*	52,795,442	—	(52,795,442)	—	—	—	—	—	—	—
Class M**	—	—	—	—	—	—	—	150,000	—	150,000

Total Members’ Units	532,683,079	376,654,238	(166,722,195)	742,615,122	181,373,855	(120,274,270)	803,714,707	160,366,427	(181,184,121)	782,897,013

* Units issued on December 1, 2008 and liquidated as of September 30, 2009.

** Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011
Class A	$54,529,667	$81,493,093	$(12,896,520)	$(7,692,771)	$115,433,469	$43,208,239	$(33,492,677)	$12,533,508	$137,682,539	$43,711,467	$(32,725,858)	$(13,053,344)	$135,614,804
Class C	409,646,343	297,112,874	(78,716,580)	(53,153,380)	574,889,257	137,194,846	(79,462,491)	56,020,888	688,642,500	132,685,075	(133,565,678)	(69,805,950)	617,955,947
Class D	50,152,681	16,149,077	(23,558,237)	(2,989,145)	39,754,376	15,063,878	(9,395,654)	4,861,560	50,284,160	10,122,993	(11,252,683)	(3,896,426)	45,258,044
Class I	70,208,485	52,343,272	(23,702,669)	(7,693,014)	91,156,074	15,803,018	(13,065,374)	9,978,523	103,872,241	9,556,684	(19,721,881)	(8,579,840)	85,127,204
Class D1	39,876,273	13,341,647	(2,682,871)	(3,466,981)	47,068,068	2,952,144	(8,057,275)	4,967,509	46,930,446	711,112	(19,802,857)	(2,831,089)	25,007,612
Class DA*	54,284,639	—	(51,468,662)	(2,815,977)	—	—	—	—	—	—	—	—	—
Class M**	—	—	—	—	—	—	—	—	—	150,000	—	2,151	152,151

Total Members’ Capital	$678,698,088	$460,439,963	$(193,025,539)	$(77,811,268)	$868,301,244	$214,222,125	$(143,473,471)	$88,361,988	$1,027,411,886	$196,937,331	$(217,068,957)	$(98,164,498)	$909,115,762

* Units issued on December 1, 2008 and liquidated as of September 30, 2009.

** Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class M*

Per Unit Operating Performance:

Net asset value, beginning of year	$1.2523	$1.2615	$1.4789	$1.3265	$1.3199	$1.0000

Net Realized and net unrealized change in trading profit (loss)	(0.0874)	(0.0877)	(0.1039)	(0.0928)	(0.0927)	0.0145
Interest income	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0197)	(0.0317)	(0.0021)	(0.0158)	(0.0019)	(0.0002)

Net asset value, end of year	$1.1452	$1.1421	$1.3729	$1.2179	$1.2253	$1.0143

Total Return: (a)

Total return	-8.55%	-9.46%	-7.17%	-8.18%	-7.17%	1.43%

Ratios to Average Members’ Capital:

Expenses	1.64%	2.64%	0.15%	1.24%	0.15%	0.01%

Net investment income (loss)	-1.64%	-2.64%	-0.15%	-1.24%	-0.15%	-0.01%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

* Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

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

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

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

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Systematic Momentum FuturesAccess LLC (Formerly ML Systematic Momentum FuturesAccess LLC)(the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007. The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”), the Sponsor of the Fund, among seven underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).

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

As of December 31, 2011 the Fund offers four Classes of Units to retail investors: Class A, Class C, Class D, Class M and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees. Class D1 is used exclusively for investments made by Systematic Momentum FuturesAccess LTD. Class DA was used exclusively for investments made by Systematic Momentum FuturesAccess II LLC until its liquidation at September 30, 2009.

The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLFPF&S as selling agent, and the Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority. Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank. Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance and initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss), net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations of the Portfolio Funds.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Fund and each of the Portfolio Funds. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations of each of the Portfolio Funds.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3). Cash was held at a nationally recognized financial institution.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.00% to 2.50%. Class D and Class I Units are subject to sales commissions up to 0.50%. The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts. Class C, Class M and Class D1Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2008.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2011, 2010 and 2009.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days’ prior notice.  The minimum exchange amount is $10,000.

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

(d)         Withdrawal of the Sponsor.

2.     INVESTMENTS IN PORTFOLIO FUNDS

The Portfolio Funds in which the Fund was invested as of December 31, 2011 and 2010 were:  ML Altis FuturesAccess LLC (“Altis”), ML Aspect FuturesAccess LLC (“Aspect”), ML Blue Trend FuturesAccess LLC (“Blue Trend”), ML John Locke FuturesAccess LLC (“John Locke”) ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), ML Tudor Tensor FuturesAccess LLC (“Tudor Tensor”) and ML Winton FuturesAccess LLC (“Winton”).  The Fund had positions in ML Chesapeake FuturesAccess LLC (“Chesapeake”) which liquidated January 31, 2010. MLAI, the Sponsor of the Fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may, vary the percentage of the Fund’s total portfolio allocated to the different Portfolio

Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

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

At December 31, 2011, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/11	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	17.01%	154,664,583	(19,424,860)	158,073,068	(3,583,948)	—	monthly
Altis	12.29%	111,702,199	(44,402,871)	129,319,659	(2,535,363)	—	monthly
Winton	17.01%	154,664,303	9,917,494	132,177,938	(3,655,604)	—	monthly
Aspect	9.45%	85,925,338	5,314,184	71,811,623	(2,029,046)	—	monthly
John Locke	13.23%	120,294,680	(11,808,229)	124,464,075	(2,790,838)	—	monthly
BlueTrend	18.79%	170,839,098	(2,353,478)	145,612,242	(3,468,874)	—	monthly
Tudor	12.29%	111,704,375	(13,295,954)	118,956,254	(2,589,847)	—	monthly

	100.07%	$909,794,576	$(76,053,714)	$880,414,859	$(20,653,520)	$—

At December 31, 2010, details of Investments in Portfolio Funds are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/10	Management Fees	Performance Fees	Redemptions Permitted
Chesapeake*	0.00%	—	(2,598,008)	—	(144,407)	—	monthly
Transtrend	17.87%	183,615,388	29,487,583	170,118,192	(3,404,718)	—	monthly
Altis	13.05%	134,073,398	12,597,945	104,309,484	(2,445,604)	—	monthly
Winton	17.74%	182,231,744	20,913,669	159,384,935	(3,399,640)	—	monthly
Aspect	10.04%	103,142,819	14,049,609	89,607,738	(1,888,760)	—	monthly
John Locke	14.08%	144,651,209	10,500,284	135,795,468	(2,627,905)	—	monthly
BlueTrend	15.53%	159,597,862	18,370,900	131,991,494	(2,703,505)	—	monthly
Tudor	12.78%	131,321,765	5,257,749	126,025,082	(2,391,031)	—	monthly

	101.09%	$1,038,634,185	$108,579,731	$917,232,393	$(19,005,570)	$—

* Liquidated as of January 31, 2010.

As of December 31, 2011 and 2010, no single investment in the Portfolio Funds exceeds 5% of Member’

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

	As of December 31, 2011
	Total Assets	Total Liabilities	Total Capital
Altis	$118,202,967	$6,500,768	$111,702,199
Transtrend	234,879,250	13,832,941	221,046,309

Total	$353,082,217	$20,333,709	$332,748,508

	As of December 31, 2010
	Total Assets	Total Liabilities	Total Capital
Transtrend	$258,918,312	$2,958,512	$255,959,800

Total	$258,918,312	$2,958,512	$255,959,800

	For the year ended December 31,2011
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Altis	$(41,137,841)	$(544,573)	$(2,720,457)	$(44,402,871)
Transtrend	(14,621,768)	(766,624)	(4,036,468)	(19,424,860)

Total	$(55,759,609)	$(1,311,197)	$(6,756,925)	$(63,827,731)

	For the year ended December 31,2010
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Transtrend	$35,391,195	$(912,767)	$(4,990,845)	$29,487,583

Total	$35,391,195	$(912,767)	$(4,990,845)	$29,487,583

3.                     FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding period is reported on the Statements of Operations.

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

Although there are monthly transactions in these Portfolio Funds, the Net Asset Value’s (“NAV’s”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Fund determined that its investments in these Portfolio Funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2011 and 2010.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2011 and 2010:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2011	$909,794,576	$—	$909,794,576	$—
December 31, 2010	$1,038,634,185	$—	$1,038,634,185	$—

4.                     RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $208,890 of which $31,300 was payable to the Transfer Agent as of December 31, 2011.

The Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Portfolio Funds with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Portfolio Funds are credited with interest on any of their assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Portfolio Funds, from possession of such assets.

MLPF&S charges the Portfolio Funds at prevailing local interest rates for financing realized and unrealized losses on each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D1, Class D and Class M are not charged a Sponsor Fee.

No brokerage commission is charged to members at the Fund level, although brokerage commissions are charged to members at the Portfolio Funds’ level, and members will be indirectly subject to their pro rata share of such fees based on the investment of the Fund in such underlying Portfolio Funds. A portion of the brokerage fees is paid to Portfolio Funds’ executing brokers, which include MLPF&S. In general, it is estimated that aggregate brokerage commission charges will not exceed 3% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

Interest and Sponsor Fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.                     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

Next Renewal Date
Portfolio Fund	Advisor	of Advisory Agreement
Altis	Altis Partners (Jersey) Limited	December 31, 2016
Aspect	Aspect Capital Management	December 31, 2014
Chesapeake**	Chesapeake Capital Corporation	December 31, 2016
Transtrend	Transtrend B.V.	December 31, 2012
Winton	Winton Capital Management Limited	December 31, 2014
John Locke	John Locke Investments SA	December 31, 2016
BlueTrend	BlueCrest Capital Management, L.P.	December 31, 2012
Tudor	Tudor Investment Corporation	December 31, 2012

** Liquidated as of January 31, 2010.

The advisory agreements shall be automatically renewed for successive three-year periods with the exception of Transtrend which has an automatic renewal of one-year period and Tudor which has an automatic renewal of two-year period on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days written notice to the other party.  The trading advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each class for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.                     RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents   amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Fund’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

8.                     MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ Net unrealized profits (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition of the Portfolio Funds.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profits on open contracts, if any, included in the Statements of Financial Condition of the Portfolio Funds. The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPF&S as its clearing brokers.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts in the Statements of Financial Condition of the Portfolio Funds.

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

Systematic Momentum FuturesAccess LLC