Form 10-K, Exhibit 13
period 2011-12-31
Systematic Momentum FuturesAccess LLC
filed 2012-03-23
CIK 1393359

Exhibit 13.02

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2011, 2010 and 2009 and Report of Independent Registered Public Accounting Firm

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

PWC OPINION

Report of Independent Registered Public Accounting Firm

To the Members of

Altis FuturesAccess LLC

(formerly ML Altis FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Altis FuturesAccess LLC (formerly ML Altis FuturesAccess LLC) (the “Fund”) at December 31, 2011 and, 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $16,170,906 for 2011 and $26,222,717 for 2010)	$111,998,883	$127,348,388
Net unrealized profit on open futures contracts	5,811,892	9,486,854
Cash and cash equivalents	382,192	200,000
Accrued interest receivable	10,000	15,201

TOTAL ASSETS	$118,202,967	$137,050,443

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$331,612	$1,607,825
Management fees payable	196,335	225,543
Redemptions payable	5,902,575	—
Perfomance fee payable	—	1,033,811
Other liablilities	70,246	111,762

Total liabilities	6,500,768	2,978,941

MEMBERS’ CAPITAL:
Members’ Interest (77,631,855 Units and 66,182,939 Units outstanding, unlimited units authorized)	111,702,199	134,071,502
Total members’ capital	111,702,199	134,071,502

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$118,202,967	$137,050,443

NET ASSET VALUE PER UNIT	$1.4389	$2.0258

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$(38,752,015)	$14,368,082	$1,489,037
Change in unrealized, net	(2,398,749)	2,320,667	(7,875,975)
Brokerage commissions	(544,573)	(441,706)	(260,577)

Total trading profit (loss)	(41,695,337)	16,247,043	(6,647,515)

INVESTMENT INCOME (EXPENSE):
Interest	12,924	13,791	41,074

EXPENSES:
Management fee	2,535,363	2,445,604	2,077,161
Performance fee	—	1,033,811	—
Other	185,094	183,474	205,299
Total expenses	2,720,457	3,662,889	2,282,460

NET INVESTMENT INCOME (LOSS)	(2,707,533)	(3,649,098)	(2,241,386)

NET INCOME (LOSS)	$(44,402,870)	$12,597,945	$(8,888,901)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DS	78,602,136	65,308,174	54,865,684

Net income (loss) per weighted average Unit Class DS	$(0.5649)	$0.1929	$(0.1620)

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2008	Subscriptions	Redemptions	December 31, 2009	Subscriptions	Redemptions	December 31, 2010	Subscriptions	Redemptions	December 31, 2011
Class DS	46,511,477	16,263,252	—	62,774,729	7,141,210	(3,733,000)	66,182,939	20,029,950	(8,581,034)	77,631,855

Total Members’ Units	46,511,477	16,263,252	—	62,774,729	7,141,210	(3,733,000)	66,182,939	20,029,950	(8,581,034)	77,631,855

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital				Members’ Capital			Net	Members’ Capital			Net	Members’ Capital
	December 31, 2008	Subscriptions	Redemptions	Net Income(loss)	December 31, 2009	Subscriptions	Redemptions	Income(loss)	December 31, 2010	Subscriptions	Redemptions	Income(Loss)	December 31, 2011
Class DS	$93,476,848	$30,744,764	$—	$(8,888,901)	$115,332,711	$13,004,521	$(6,863,675)	$12,597,945	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199

Total Members’ Capital	$93,476,848	$30,744,764	$—	$(8,888,901)	$115,332,711	$13,004,521	$(6,863,675)	$12,597,945	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$2.0258

Net realized and net change in unrealized trading profit	(0.5451)
Brokerage commissions	(0.0071)
Interest income	0.0002
Expenses	(0.0349)

Net asset value, end of year	$1.4389

Total Return: (a)

Total return before Performance fees	-28.97%
Performance fees	0.00%
Total return after Performance fees	-28.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.12%
Performance fees	0.00%
Expenses (including Performance fees)	2.12%

Net investment income (loss)	-2.11%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.8372

Net realized and net change in unrealized trading profit	0.2508
Brokerage commissions	(0.0067)
Interest income	0.0002
Expenses	(0.0557)

Net asset value, end of year	$2.0258

Total Return: (a)

Total return before Performance fees	11.09%
Performance fees	-0.83%
Total return after Performance fees	10.26%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.16%
Performance fees	0.79%
Expenses (including Performance fees)	2.95%

Net investment income (loss)	-2.94%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$2.0098

Net realized and net change in unrealized trading profit	(0.1268)
Brokerage commissions	(0.0048)
Interest income	0.0008
Expenses	(0.0418)

Net asset value, end of year	$1.8372

Total Return: (a)

Total return before Performance fees	-8.59%
Performance fees	0.00%
Total return after Performance fees	-8.59%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.20%
Performance fees	0.00%
Expenses (including Performance fees)	2.20%

Net investment income (loss)	-2.16%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Altis FuturesAccess LLC (Formerly ML Altis FuturesAccess LLC)(the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) Fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Altis Partners (Jersey) Limited (“Altis” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch, is a wholly-owned subsidiary of Bank of America Corporation.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), on the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) on the Statements of Operations of the Fund.

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

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States - 2008.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2011 and 2010.

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

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days notice (“notice period”).

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

(d)         Withdrawal of the Sponsor.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	181	$68,655	0.06%	(1,440)	$312,006	0.28%	$380,661	0.34%	January 12 - October 12
Currencies	240	(57,415)	-0.05%	(644)	2,106,744	1.89%	2,049,329	1.84%	March 12
Energy	216	(56,572)	-0.05%	(413)	1,900,736	1.70%	1,844,164	1.65%	January 12 - September 12
Interest rates	1,996	1,345,283	1.20%	(790)	(19,053)	-0.02%	1,326,230	1.18%	March 12 - December 13
Metals	275	(980,008)	-0.88%	(615)	734,157	0.66%	(245,851)	-0.22%	January 12 - October 12
Stock indices	193	124,992	0.11%	(83)	755	0.00%	125,747	0.11%	January 12 - March 12

Total		$444,935	0.39%		$5,035,345	4.51%	$5,480,280	4.90%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,349	$2,826,857	2.11%	(246)	$(422,166)	-0.31%	$2,404,691	1.80%	January 11 - November 11
Currencies	757	1,033,687	0.77%	(1,520)	4,798,083	3.58%	5,831,770	4.35%	March 11
Energy	653	1,556,822	1.16%	(679)	(2,048,766)	-1.53%	(491,944)	-0.37%	January 11 - September 11
Interest rates	1,485	423,675	0.32%	(998)	(528,377)	-0.39%	(104,702)	-0.07%	March 11 - December 12
Metals	1,129	4,343,897	3.24%	(544)	(4,118,784)	-3.07%	225,113	0.17%	January 11 - October 11
Stock indices	352	(53,127)	-0.04%	(193)	67,228	0.05%	14,101	0.01%	January 11 - March 11

Total		$10,131,811	7.56%		$(2,252,782)	-1.67%	$7,879,029	5.89%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2011 and 2010.

3.  FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported on the Statements of Operations.

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

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required, by the fair market value measurement guidance the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

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

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels for the years ended December 31, 2011 and 2010 are as follows:

2011
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$444,935	$887,822	$(442,887)	$—
Short	$5,035,345	4,910,293	125,052	—
	$5,480,280	$5,798,115	$(317,835)	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$5,480,280	$5,798,115	$(317,835)	$—

2010
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$10,131,811	$7,215,726	$2,916,085	$—
Short	$(2,252,782)	1,846,337	(4,099,119)	—
	$7,879,029	$9,062,063	$(1,183,034)	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$7,879,029	$9,062,063	$(1,183,034)	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2011 and 2010.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of, and the profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

Commodity Industry	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(10,488,645)	$4,744,855
Currencies	(12,010,587)	8,650,376
Energy	(4,414,436)	(7,022,195)
Interest rates	8,837,140	10,303,416
Metals	(8,126,336)	638,471
Stock indices	(14,947,900)	(626,174)

Total	$(41,150,764)	$16,688,749

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.  RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $23,368 of which $3,898 was payable to the Transfer Agent as of December 31, 2011.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D and Class DS are not charged a Sponsor Fee. Only Class DS Units have been issued as of December 31, 2011 and 2010 therefore no Sponsor fees have been incurred by the Fund.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2011 and 2010 was approximately $8.37 and $7.97, respectively and (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.  ADVISORY AGREEMENT

The Fund and Altis have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Altis or the Fund upon 90 days written notice to the other party.  Altis determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays Altis annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 50% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by Altis as of either the end of each calendar year or upon the net reallocation of assets away from Altis.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.  WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Altis, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Altis to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Altis.

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

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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
Altis FuturesAccess LLC