Form 10-K, Exhibit 13
period 2012-12-31
Systematic Momentum FuturesAccess LLC
filed 2013-03-27
CIK 1393359

Exhibit 13.01

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2012, 2011 and 2010

and Report of Independent Registered Public Accounting Firm

SYSTEMATIC MOMENTUM  FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC)

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC) (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Cash	$351,777	$45,570
Investment in Portfolio Funds (Cost $565,995,535 at 2012 and $880,414,859 at 2011)	543,641,020	909,794,576
Other assets	—	119,995
Receivable from Portfolio Fund	16,572,631	35,418,578

TOTAL ASSETS	$560,565,428	$945,378,719

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$933,374	$1,596,782
Redemptions payable	16,058,487	34,062,410
Other liabilities	503,803	603,765

Total liabilities	17,495,664	36,262,957

MEMBERS’ CAPITAL:
Members’ Interest (505,619,472 Units and 782,897,013 Units outstanding, unlimited Units authorized)	543,069,764	909,115,762
Total members’ capital	543,069,764	909,115,762

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$560,565,428	$945,378,719

NET ASSET VALUE PER UNIT:

Class A	$1.0689	$1.1452
Class C	$1.0554	$1.1421
Class D	$1.3008	$1.3729
Class I	$1.1413	$1.2179
Class D1	$1.1609	$1.2253
Class M	$0.9610	$1.0143

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$20,681,999	$15,968,361	$16,360,846
Change in unrealized, net	(51,734,232)	(92,022,075)	92,218,885

Total trading profit (loss), net	(31,052,233)	(76,053,714)	108,579,731

INVESTMENT INCOME (EXPENSE):
Interest, net	—	187	3,003

EXPENSES:
Sponsor fee	15,170,255	20,592,497	18,769,349
Other	1,444,939	1,518,474	1,451,397
Total expenses	16,615,194	22,110,971	20,220,746

NET INVESTMENT INCOME (LOSS)	(16,615,194)	(22,110,784)	(20,217,743)

NET INCOME (LOSS)	$(47,667,427)	$(98,164,498)	$88,361,988

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	104,025,213	121,155,293	109,375,008
Class C	450,594,516	580,425,923	531,784,589
Class D	27,385,393	36,049,556	30,338,915
Class I	57,210,751	78,129,418	79,536,161
Class D1	16,810,201	30,682,341	37,708,328
Class M*	1,610,040	150,000	—

Net income (loss) per weighted average Unit
Class A	$(0.0693)	$(0.1077)	$0.1146
Class C	$(0.0758)	$(0.1203)	$0.1053
Class D	$(0.0568)	$(0.1081)	$0.1602
Class I	$(0.0686)	$(0.1098)	$0.1255
Class D1	$(0.0525)	$(0.0923)	$0.1317
Class M*	$0.0418	$0.0143	$—

*Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class A	101,281,370	37,454,263	(28,793,436)	109,942,197	36,161,964	(27,688,933)	118,415,228	5,787,314	(44,286,275)	79,916,267
Class C	495,761,388	117,503,045	(67,357,146)	545,907,287	109,176,693	(114,022,150)	541,061,830	18,344,112	(216,185,055)	343,220,887
Class D	29,983,145	10,949,271	(6,931,705)	34,000,711	6,889,653	(7,925,754)	32,964,610	2,674,046	(15,005,967)	20,632,689
Class I	75,813,210	13,078,347	(10,583,415)	78,308,142	7,441,738	(15,853,937)	69,895,943	1,484,387	(33,715,359)	37,664,971
Class D1	39,776,009	2,388,929	(6,608,568)	35,556,370	546,379	(15,693,347)	20,409,402	—	(8,681,423)	11,727,979
Class M*	—	—	—	—	150,000	—	150,000	13,026,897	(720,218)	12,456,679

Total Members’ Units	742,615,122	181,373,855	(120,274,270)	803,714,707	160,366,427	(181,184,121)	782,897,013	41,316,756	(318,594,297)	505,619,472

*Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012
Class A	$115,433,469	$43,208,239	$(33,492,677)	$12,533,508	$137,682,539	$43,711,467	$(32,725,858)	$(13,053,344)	$135,614,804	$6,563,991	$(49,541,526)	$(7,212,292)	$85,424,977
Class C	574,889,257	137,194,846	(79,462,491)	56,020,888	688,642,500	132,685,075	(133,565,678)	(69,805,950)	617,955,947	20,712,176	(242,275,102)	(34,161,992)	362,231,029
Class D	39,754,376	15,063,878	(9,395,654)	4,861,560	50,284,160	10,122,993	(11,252,683)	(3,896,426)	45,258,044	3,553,408	(20,416,658)	(1,555,326)	26,839,468
Class I	91,156,074	15,803,018	(13,065,374)	9,978,523	103,872,241	9,556,684	(19,721,881)	(8,579,840)	85,127,204	1,830,831	(40,047,438)	(3,923,302)	42,987,295
Class D1	47,068,068	2,952,144	(8,057,275)	4,967,509	46,930,446	711,112	(19,802,857)	(2,831,089)	25,007,612	—	(10,510,076)	(881,860)	13,615,676
Class M*	—	—	—	—	—	150,000	—	2,151	152,151	12,443,306	(691,483)	67,345	11,971,319

Total Members’ Capital	$868,301,244	$214,222,125	$(143,473,471)	$88,361,988	$1,027,411,886	$196,937,331	$(217,068,957)	$(98,164,498)	$909,115,762	$45,103,712	$(363,482,283)	$(47,667,427)	$543,069,764

*Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class M
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1452	$1.1421	$1.3729	$1.2179	$1.2253	$1.0143

Net Realized and net unrealized change in trading profit (loss)	(0.0572)	(0.0565)	(0.0694)	(0.0610)	(0.0620)	(0.0513)
Interest Income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0191)	(0.0302)	(0.0027)	(0.0156)	(0.0024)	(0.0020)

Net asset value, end of year	$1.0689	$1.0554	$1.3008	$1.1413	$1.1609	$0.9610

Total Return: (a)

Total return	-6.66%	-7.59%	-5.25%	-6.29%	-5.25%	-5.25%

Ratios to Average Members’ Capital:

Expenses	1.70%	2.70%	0.20%	1.30%	0.20%	0.20%

Net investment income (loss)	-1.70%	-2.70%	-0.20%	-1.30%	-0.20%	-0.20%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class M*
Per Unit Operating Performance:

Net asset value, beginning of year or at the time of offer	$1.2523	$1.2615	$1.4789	$1.3265	$1.3199	$1.0000

Net Realized and net unrealized change in trading profit (loss)	(0.0874)	(0.0877)	(0.1039)	(0.0928)	(0.0927)	0.0145
Interest Income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0197)	(0.0317)	(0.0021)	(0.0158)	(0.0019)	(0.0002)

Net asset value, end of year	$1.1452	$1.1421	$1.3729	$1.2179	$1.2253	$1.0143

Total Return: (a)

Total return	-8.55%	-9.46%	-7.17%	-8.18%	-7.17%	1.43%

Ratios to Average Member’s Capital: (c)

Expenses	1.64%	2.64%	0.15%	1.24%	0.15%	0.01%

Net investment income (loss)	-1.64%	-2.64%	-0.15%	-1.24%	-0.15%	-0.01%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

(c) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

* Units issued on December 1, 2011

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1397	$1.1596	$1.3259	$1.2024	$1.1833

Net Realized and net unrealized change in trading profit (loss)	0.1319	0.1333	0.1551	0.1396	0.1384
Interest Income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0193)	(0.0314)	(0.0021)	(0.0155)	(0.0018)

Net asset value, end of year	$1.2523	$1.2615	$1.4789	$1.3265	$1.3199

Total Return: (a)

Total return	9.88%	8.78%	11.54%	10.32%	11.54%

Ratios to Average Members’ Capital:

Expenses	1.66%	2.67%	0.15%	1.26%	0.15%

Net investment income (loss)	-1.66%	-2.67%	-0.15%	-1.26%	-0.15%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC) (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”), the Sponsor of the Fund, among seven underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund and the Portfolio Funds. The Sponsor, as sponsor of the underlying Portfolio Funds and the Fund may select other parties as clearing broker(s). Currently, the Fund does not trade currency spot and forward contracts. In the event the Fund does trade such contracts, Merrill Lynch International Bank, Ltd. (“MLIB”) will be the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor, as sponsor of the underlying FuturesAccess Funds, may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

As of December 31, 2012 the Fund offers six Classes of Units to retail investors: Class A, Class C, Class D, Class D1, Class M and Class I. Each Class of Units was offered at $1.00 per Unit and subsequently is offered at Net Asset Value per Unit. The six Classes of Units are subject to different Sponsor fees. Class D1 is used exclusively for investments made by Systematic Momentum FuturesAccess LTD. The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time.  The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent, and the Class M Units are not subject to Sponsor’s fees.  However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. Investors in FuturesAccess can select, allocate and reallocate capital among different FuturesAccess Funds, each advised by either a single trading advisor or by the Sponsor which then allocates capital among multiple commodity trading advisors. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

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

Trading profit (loss) of the Portfolio Funds includes brokerage commission costs on commodity contracts.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition of the Fund and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2009.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2012, 2011 and 2010.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month, although MLAI, may, in its discretion, discontinue subscriptions at any time.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at net asset value, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”).  MLAI, at any time in its discretion, may discontinue allowing redemptions as of the 15th calendar day of each month on a going forward basis. Investors will remain exposed to fluctuations in net asset value during the period between submission of their redemption requests and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning and the 16th of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund will dissolve if certain circumstances occur as set forth in the limited liability company operating agreement, which include:

(a)	Bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund.
(b)	Any event which would make unlawful the continued existence of the Fund.
(c)	Withdrawal of the Sponsor unless at such time there is at least one remaining manager.
(d)	The determination by the Sponsor to liquidate the Fund and wind up its affairs.

2.    INVESTMENTS IN PORTFOLIO FUNDS

The Portfolio Funds in which the Fund is invested in as of December 31, 2012 and 2011 were:  Altis FuturesAccess LLC (formerly ML Altis FuturesAccess LLC) (“Altis”), Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC) (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), John Locke FuturesAccess LLC (formerly ML John Locke FuturesAccess LLC) (“John Locke”), Lynx FuturesAccess LLC (“Lynx” 2012 only),  ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), Tudor Tensor FuturesAccess LLC (“Tudor”), and ML Winton FuturesAccess LLC (“Winton”) (each a “Portfolio Fund”, and collectively the “Portfolio Funds”). MLAI, the Sponsor of the Fund, may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may, vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

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

At December 31, 2012, Investments in Portfolio Funds at fair value are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/12	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.02%	86,982,563	1,952,715	91,506,604	(2,486,864)	(120,573)	Semi -Monthly
Altis	10.01%	54,364,101	(7,127,827)	75,847,367	(1,677,763)	—	Semi -Monthly
Winton	17.02%	92,418,972	(6,017,214)	83,860,910	(2,533,168)	(5,246)	Semi -Monthly
Aspect	10.01%	54,364,101	(6,877,343)	52,085,229	(1,443,377)	(87,941)	Semi -Monthly
John Locke	10.01%	54,364,106	(3,772,153)	58,936,300	(1,761,077)	—	Semi -Monthly
BlueTrend	17.02%	92,418,971	(1,622,871)	85,857,589	(2,835,668)	(63,100)	monthly
Tudor	10.01%	54,364,104	(2,593,904)	59,046,955	(1,683,773)	—	Semi -Monthly
Lynx*	10.01%	54,364,102	(4,993,636)	58,854,581	(327,449)	(21,511)	Semi -Monthly

	100.11%	$543,641,020	$(31,052,233)	$565,995,535	$(14,749,139)	$(298,371)

* Issued as of July 1, 2012

At December 31, 2011, Investments in Portfolio Funds at fair value are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/11	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	17.01%	154,664,583	(19,424,860)	158,073,068	(3,583,948)	2,637	monthly
Altis	12.29%	111,702,199	(44,402,871)	129,319,659	(2,535,363)	—	monthly
Winton	17.01%	154,664,303	9,917,494	132,177,938	(3,655,604)	(2,484,077)	monthly
Aspect	9.45%	85,925,338	5,314,184	71,811,623	(2,029,046)	(1,341,779)	monthly
John Locke	13.23%	120,294,680	(11,808,229)	124,464,075	(2,790,838)	(10,429)	monthly
BlueTrend	18.79%	170,839,098	(2,353,478)	145,612,242	(3,468,874)	198,834	monthly
Tudor	12.29%	111,704,375	(13,295,954)	118,956,254	(2,589,847)	(7,422)	monthly
	100.07%	$909,794,576	$(76,053,714)	$880,414,859	$(20,653,520)	$(3,642,236)

As of December 31, 2012 and 2011, no single investment in the Portfolio Funds exceeds 5% of Member’s Capital.

These investments are recorded at fair value. In accordance with Regulation S-X, a prescribed regulation by the Securities and Exchange Commission, there are specific formats and contents of financial reports. The following is summarized financial information for each of the Portfolio Funds which requires disclosure:

	As of December 31, 2012
	Total Assets	Total Liabilities	Total Capital
Altis	$56,323,395	$1,959,294	$54,364,101
Aspect	279,441,442	7,200,449	272,240,993

Total	$335,764,837	$9,159,743	$326,605,094

	As of December 31, 2011
	Total Assets	Total Liabilities	Total Capital
Altis	$118,202,967	$6,500,768	$111,702,199
Transtrend	$234,879,250	$13,832,941	$221,046,309

Total	$353,082,217	$20,333,709	$332,748,508

	For the year ended December 31,2012
	Income (Loss)	Commissions	Other	Net Income (Loss)

Altis	$(4,910,111)	$(362,329)	$(1,855,387)	$(7,127,827)
Aspect	(4,929,332)	(196,865)	(1,751,147)	(6,877,343)

Total	$(9,839,443)	$(559,194)	$(3,606,534)	$(14,005,170)

	For the year ended December 31,2011
	Income (Loss)	Commissions	Other	Net Income (Loss)
Altis	$(41,137,841)	$(544,573)	$(2,720,457)	$(44,402,871)
Transtrend	$(14,621,768)	$(766,624)	$(4,036,468)	$(19,424,860)

Total	$(55,759,609)	$(1,311,197)	$(6,756,925)	$(63,827,731)

3.                    FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding period is reported in the respective Statements of Operations.

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

Although there are monthly transactions in these Portfolio Funds, the Net Asset Value’s (“NAV’s”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Fund determined that its investments in these Portfolio Funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2012 and 2011.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2012 and 2011:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2012	$543,641,020	$—	$543,641,020	$—
December 31, 2011	$909,794,576	$—	$909,794,576	$—

4.                    RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011 and 2010 amounted to $151,107, $208,890, and $111,456, respectively, of which $13,062 and $31,300 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

The Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Portfolio Funds with interest at the most favorable rate payable by MLPF&S to accounts of BAC but not less than 75% of such prevailing rate.  The Portfolio Funds are credited with interest on any of their assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Portfolio Funds, from possession of such assets.

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

Interest and Sponsor Fees as presented on the Statements of Operations are all received from or paid to related parties.

5.                    ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

		Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Altis	Altis Partners (Jersey) Limited	December 31, 2016	2%	20%
Aspect	Aspect Capital Management	December 31, 2014	2%	20%
Transtrend	Transtrend B.V.	December 31, 2012	2%	25%
Winton	Winton Capital Management Limited	December 31, 2014	2%	20%
John Locke	John Locke Investments SA	December 31, 2016	2%	20%
BlueTrend	BlueCrest Capital Management, L.P.	December 31, 2012	2%	25%
Tudor	Tudor Investment Corporation	December 31, 2012	2%	20%
Lynx	Lynx Asset Management AB	December 31, 2012	1%	20%

The advisory agreements shall be automatically renewed for successive three-year periods with the exception of Lynx which has an automatic renewal of successive six-month period and Transtrend which has an automatic renewal of one-year period and Tudor which has an automatic renewal of two-year period on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days written notice to the other party.  The trading advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds pay their respective trading advisors an annual management fee of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, BlueTrend, Transtrend and Tudor, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton and John Locke, MLAI receives 25% of the 2.00% management fees.  For Lynx, MLAI receives 1.00% of management fees. The remainder is paid to the respective Trading Advisor.

Performance charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined in the private placement memorandum, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For the following Funds, Aspect, Lynx, John Locke, and Winton, MLAI received 25% of the 20% performance fees.

The trading advisor’s sharing of management fees and/or performance fees with MLAI is to defray costs in connection with and consideration of BAC’s providing certain administrative and support services for the Portfolio Fund.

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each class for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.                    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

8.                    MARKET AND CREDIT RISKS

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profits on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Portfolio Funds, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may, nevertheless, engage unaffiliated services providers as clearing brokers or prime brokers for the Portfolio Funds.

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