Form 10-K, Exhibit 13
period 2012-12-31
Systematic Momentum FuturesAccess LLC
filed 2013-03-27
CIK 1393359

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Altis FuturesAccess LLC (formerly ML Altis FuturesAccess LLC) (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $8,059,026 for 2012 and $16,170,906 for 2011)	$54,311,261	$111,998,883
Net unrealized profit on open futures contracts	1,484,206	5,811,892
Cash	527,928	382,192
Accrued interest receivable	—	10,000

TOTAL ASSETS	$56,323,395	$118,202,967

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$988,076	$331,612
Management fees payable	93,013	196,335
Redemptions payable	815,332	5,902,575
Other liablilities	62,873	70,246

Total liabilities	1,959,294	6,500,768

MEMBERS’ CAPITAL:
Members’ Interest (42,140,145 Units and 77,631,855 Units outstanding, unlimited units authorized)	54,364,101	111,702,199
Total members’ capital	54,364,101	111,702,199

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$56,323,395	$118,202,967

NET ASSET VALUE PER UNIT	$1.2901	$1.4389

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$68,513	$(38,752,015)	$14,368,082
Change in unrealized, net	(4,984,150)	(2,398,749)	2,320,667
Brokerage commissions	(362,329)	(544,573)	(441,706)

Total trading profit (loss), net	(5,277,966)	(41,695,337)	16,247,043

INVESTMENT INCOME (EXPENSE):
Interest, net	5,526	12,924	13,791

EXPENSES:
Management fee	1,677,763	2,535,363	2,445,604
Performance fee	—	—	1,033,811
Other	177,624	185,094	183,474
Total expenses	1,855,387	2,720,457	3,662,889

NET INVESTMENT INCOME (LOSS)	(1,849,861)	(2,707,533)	(3,649,098)

NET INCOME (LOSS)	$(7,127,827)	$(44,402,870)	$12,597,945

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS	59,319,745	78,602,136	65,308,174

Net income (loss) per weighted average Unit
Class DS	$(0.1202)	$(0.5649)	$0.1929

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class DS	62,774,729	7,141,210	(3,733,000)	66,182,939	20,029,950	(8,581,034)	77,631,855	—	(35,491,710)	42,140,145

Total Members’ Units	62,774,729	7,141,210	(3,733,000)	66,182,939	20,029,950	(8,581,034)	77,631,855	—	(35,491,710)	42,140,145

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012
Class DS	$115,332,711	$13,004,521	$(6,863,675)	$12,597,945	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199	$—	$(50,210,271)	$(7,127,827)	$54,364,101

Total Members’ Capital	$115,332,711	$13,004,521	$(6,863,675)	$12,597,945	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199	$—	$(50,210,271)	$(7,127,827)	$54,364,101

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.4389

Net realized and net change in unrealized trading profit (loss)	(0.1110)
Brokerage commissions	(0.0066)
Interest income, net	0.0001
Expenses	(0.0313)

Net asset value, end of year	$1.2901

Total Return: (a)

Total return before Performance fees	-10.34%
Performance fees	0.00%
Total return after Performance fees	-10.34%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.23%
Performance fees	0.00%
Expenses (including Performance fees)	2.23%

Net investment income (loss)	-2.22%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$2.0258

Net realized and net change in unrealized trading profit (loss)	(0.5451)
Brokerage commissions	(0.0071)
Interest income, net	0.0002
Expenses	(0.0349)

Net asset value, end of year	$1.4389

Total Return: (a)

Total return before Performance fees	-28.97%
Performance fees	0.00%
Total return after Performance fees	-28.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.12%
Performance fees	0.00%
Expenses (including Performance fees)	2.12%

Net investment income (loss)	-2.11%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.8372

Net realized and net change in unrealized trading profit (loss)	0.2508
Brokerage commissions	(0.0067)
Interest income, net	0.0002
Expenses	(0.0557)

Net asset value, end of year	$2.0258

Total Return: (a)

Total return before Performance fees	11.09%
Performance fees	-0.83%
Total return after Performance fees	10.26%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.16%
Performance fees	0.79%
Expenses (including Performance fees)	2.95%

Net investment income (loss)	-2.94%

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

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Altis FuturesAccess LLC (Formerly ML Altis FuturesAccess LLC) (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “ FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Altis Partners (Jersey) Limited (“Altis” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Currently, the Fund does not trade currency spot and forward contracts. In the event the Fund does trade such contracts, Merrill Lynch International Bank, Ltd. (“MLIB”) will be the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms may vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States - 2009.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2012 and 2011.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	456	$(377,729)	-0.69%	(684)	$246,794	0.45%	$(130,935)	-0.24%	January 2013 - November 2013
Currencies	484	737,372	1.36%	(138)	(31,157)	-0.06%	706,215	1.30%	February 2013 - March 2013
Energy	136	202,200	0.37%	(117)	(131,063)	-0.24%	71,137	0.13%	January 2013 - September 2013
Interest rates	2,613	149,078	0.27%	(503)	(197,792)	-0.36%	(48,714)	-0.09%	March 2013 - December 2014
Metals	679	571,953	1.05%	(457)	(977,451)	-1.80%	(405,498)	-0.75%	January 2013 - October 2013
Stock indices	422	303,925	0.56%	—	—	0.00%	303,925	0.56%	January 2013 - March 2013

Total		$1,586,799	2.92%		$(1,090,669)	-2.01%	$496,130	0.91%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	181	$68,655	0.06%	(1,440)	$312,006	0.28%	$380,661	0.34%	January 2012 - October 2012
Currencies	240	(57,415)	-0.05%	(644)	2,106,744	1.89%	2,049,329	1.84%	March 2012
Energy	216	(56,572)	-0.05%	(413)	1,900,736	1.70%	1,844,164	1.65%	January 2012 - September 2012
Interest rates	1,996	1,345,283	1.20%	(790)	(19,053)	-0.02%	1,326,230	1.18%	March 2012 - December 2013
Metals	275	(980,008)	-0.88%	(615)	734,157	0.66%	(245,851)	-0.22%	January 2012 - October 2012
Stock indices	193	124,992	0.11%	(83)	755	0.00%	125,747	0.11%	January 2012 - March 2012

Total		$444,935	0.39%		$5,035,345	4.51%	$5,480,280	4.90%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Members’ Capital as of December 31, 2012 and 2011.

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported in the respective Statements of Operations.

The fair value measurement guidance established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

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

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

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

The Fund has determined that Level I securities would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$1,586,799	$1,209,811	$376,988	$—
Short	(1,090,669)	(157,434)	(933,235)	—
	$496,130	$1,052,377	$(556,247)	$—

Forwards
Long	$—			$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$496,130	$1,052,377	$(556,247)	$—

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$444,935	$887,822	$(442,887)	$—
Short	5,035,345	4,910,293	125,052	—
	$5,480,280	$5,798,115	$(317,835)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$5,480,280	$5,798,115	$(317,835)	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

Commodity Industry	December 31, 2012	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(2,195,502)	$(10,488,645)	$4,744,855
Currencies	(136,949)	(12,010,587)	8,650,376
Energy	720,396	(4,414,436)	(7,022,195)
Interest rates	593,030	8,837,140	10,303,416
Metals	(4,991,099)	(8,126,336)	638,471
Stock indices	1,094,487	(14,947,900)	(626,174)

Total	$(4,915,637)	$(41,150,764)	$16,688,749

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BAC entities.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Where a substantial portion of the Fund’s capital was tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.              RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2012, 2011, and 2010 amounted to $16,697, $23,368, and $14,319, respectively of which $2,943 and $3,898 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I. Class D and Class DS are not charged a Sponsor Fee. Only Class DS Units have been issued as of December 31, 2012, 2011 and 2010 therefore no Sponsor fees have been incurred by the Fund.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $7.38, $8.37 and $7.97, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

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

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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