Form 10-K, Exhibit 13
period 2012-12-31
Systematic Momentum FuturesAccess LLC
filed 2013-03-27
CIK 1393359

Exhibit 13.05

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2012, 2011 and 2010

and Report of Independent Auditors

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of John Locke FuturesAccess LLC (formerly ML John Locke FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of John Locke FuturesAccess LLC (formerly ML John Locke FuturesAccess LLC) (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471, 1000, F: (813) 286 6000, www.pwc.com/us

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $8,410,234 for 2012 and $13,566,318 for 2011)	$55,161,351	$123,066,142
Net unrealized profit on open futures contracts	1,027,645	1,851,146
Cash	530,192	457,412
Other receivables	88	10,000

TOTAL ASSETS	$56,719,276	$125,384,700

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$767,641	$472,314
Management fees payable	94,109	208,055
Redemptions payable	1,419,363	4,330,458
Other liabilities	661,543	79,193

Total liabilities	2,942,656	5,090,020

MEMBERS’ CAPITAL:
Members’ Interest (42,891,866 Units and 90,165,650 Units outstanding, unlimited units authorized)	53,776,620	120,294,680
Total members’ capital	53,776,620	120,294,680

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$56,719,276	$125,384,700

NET ASSET VALUE PER UNIT	$1.2538	$1.3342

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$21,036	$(1,990,737)	$12,227,044
Change in unrealized, net	(1,118,828)	(5,628,379)	3,204,760
Brokerage commissions	(723,283)	(1,200,086)	(1,331,352)

Total trading profit (loss), net	(1,821,075)	(8,819,202)	14,100,452

INVESTMENT INCOME (EXPENSE):
Interest, net	(2,528)	(751)	(1,106)

EXPENSES:
Management fee	1,761,077	2,790,838	2,627,905
Performance fee	—	10,429	787,147
Other	774,959	187,008	184,010
Total expenses	2,536,036	2,988,275	3,599,062

NET INVESTMENT INCOME (LOSS)	(2,538,564)	(2,989,026)	(3,600,168)

NET INCOME (LOSS)	$(4,359,639)	$(11,808,228)	$10,500,284

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS	66,639,593	100,894,703	95,963,556

Net income (loss) per weighted average Unit
Class DS	$(0.0654)	$(0.1170)	$0.1094

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class DS	92,020,331	13,609,732	(6,675,892)	98,954,171	8,899,310	(17,687,831)	90,165,650	—	(47,273,784)	42,891,866

Total Members’ Units	92,020,331	13,609,732	(6,675,892)	98,954,171	8,899,310	(17,687,831)	90,165,650	—	(47,273,784)	42,891,866

See notes to financial statements.

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012
Class DS	$124,737,091	$18,376,792	$(8,967,312)	$10,500,284	$144,646,855	$12,356,614	$(24,900,561)	$(11,808,228)	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620

Total Members’ Capital	$124,737,091	$18,376,792	$(8,967,312)	$10,500,284	$144,646,855	$12,356,614	$(24,900,561)	$(11,808,228)	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3342

Net realized and net change in unrealized trading profit (loss)	(0.0262)
Brokerage commissions	(0.0111)
Interest Income, net (b)	(0.0000)
Expenses	(0.0431)

Net asset value, end of year	$1.2538

Total Return: (a)

Total return before Performance fees	-6.00%
Performance fees	0.00%
Total return after Performance fees	-6.00%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss)	-2.90%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.4618

Net realized and net change in unrealized trading profit (loss)	(0.0862)
Brokerage commissions	(0.0119)
Interest Income, net (b)	(0.0000)
Expenses	(0.0295)

Net asset value, end of year	$1.3342

Total Return: (a)

Total return before Performance fees	-8.74%
Performance fees	0.00%
Total return after Performance fees	-8.74%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.13%
Performance fees	0.00%
Expenses (including Performance fees)	2.13%

Net investment income (loss)	-2.13%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3556

Net realized and net change in unrealized trading profit (loss)	0.1574
Brokerage commissions	(0.0139)
Interest Income, net (b)	(0.0000)
Expenses	(0.0373)

Net asset value, end of year	$1.4618

Total Return: (a)

Total return before Performance fees	8.41%
Performance fees	-0.58%
Total return after Performance fees	7.83%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.15%
Performance fees	0.56%
Expenses (including Performance fees)	2.71%

Net investment income (loss)	-2.71%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

John Locke FuturesAccess LLC (formerly ML John Locke FuturesAccess LLC) (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “ FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. John Locke Investments SA (“John Locke” or “trading advisor”) is the trading advisor of the Fund.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2009.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statement of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	8	$(3,650)	-0.01%	(249)	$(4,964)	-0.01%	$(8,614)	-0.02%	February 2013 - March 2013
Currencies	359	297,250	0.55%	(114)	158,653	0.30%	455,903	0.85%	March 2013
Energy	50	39,497	0.07%	(119)	(2,370)	0.00%	37,127	0.07%	January 2013
Interest rates	2,731	413,244	0.77%	(3)	(2,999)	-0.01%	410,245	0.76%	March 2013 - June 2013
Metals	363	246,954	0.46%	(299)	(879,929)	-1.64%	(632,975)	-1.18%	January 2013 - October 2013
Stock indices	852	(1,682)	0.00%			0.00%	(1,682)	0.00%	January 2013 - March 2013

Total		$991,613	1.84%		$(731,609)	-1.36%	$260,004	0.48%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	11	$1,625	0.00%	(222)	$(251,834)	-0.21%	$(250,209)	-0.21%	February 2012 - March 2012
Currencies	277	(41,040)	-0.03%	(618)	452,313	0.38%	411,273	0.35%	March 2012
Energy	136	(111,345)	-0.09%	(209)	363,725	0.30%	252,380	0.21%	January 2012
Interest rates	2,628	1,192,774	0.99%	(5)	(234)	0.00%	1,192,540	0.99%	March 2012 - June 2012
Metals	373	(954,989)	-0.79%	(718)	871,358	0.72%	(83,631)	-0.07%	January 2012 - October 2012
Stock indices	15	26,796	0.02%	(475)	(170,317)	-0.14%	(143,521)	-0.12%	January 2012 - March 2012

Total		$113,821	0.10%		$1,265,011	1.05%	$1,378,832	1.15%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels, as of  December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$991,613	$773,844	$217,769	$—
Short	(731,609)	100,630	(832,239)	—
	$260,004	$874,474	$(614,470)	$—

Forwards
Long	$—	$—		$—
Short	—	—		—
	$—	$—	$—	$—

December 31, 2012	$260,004	$874,474	$(614,470)	$—

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$113,821	$1,068,810	$(954,989)	$—
Short	1,265,011	665,046	599,965	—
	$1,378,832	$1,733,856	$(355,024)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$1,378,832	$1,733,856	$(355,024)	$—

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

Commodity Industry	December 31, 2012	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$522,295	$(6,001,771)	$8,596,739
Currencies	(4,328,476)	(6,750,995)	2,545,897
Energy	2,404,788	(4,024,095)	(2,780,075)
Interest rates	2,901,757	12,140,348	9,752,372
Metals	(2,855,249)	1,433,784	4,479,821
Stock indices	257,093	(4,416,387)	(7,162,950)

Total	$(1,097,792)	$(7,619,116)	$15,431,804

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

4.              RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $17,396, $25,841, and $15,532, respectively, of which $2,894 and $4,198 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $6.19, $6.37 and $5.87 respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund and John Locke have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either John Locke or the Fund upon 90 days written notice to the other party.  John Locke determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays John Locke annual management fees of 2% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets. MLAI receives 25% of the 2% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by John Locke as of either the end of each calendar year or upon the net reallocation of assets away from John Locke.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. MLAI receives 25% of the 20% annual performance fee.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of John Locke, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge John Locke to reallocate positions in an attempt to avoid over-concentrations.

However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by John Locke.

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

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements that obligate` the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

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
John Locke FuturesAccess LLC