Form 10-K, Exhibit 13
period 2012-12-31
Systematic Momentum FuturesAccess LLC
filed 2013-03-27
CIK 1393359

Exhibit 13.06

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and for the period

July 1, 2012 (commencement of operations) to December 31, 2012 and Report of Independent Auditors

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Lynx FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Lynx FuturesAccess LLC (the “Fund”) at December 31, 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for the period from July 1, 2012 (commencement of operations) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2012

ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $7,256,436 for 2012)	$56,196,408
Net unrealized profit on open futures contracts	237,773
Cash	524,378
Accrued interest receivable	50,145

TOTAL ASSETS	$57,008,704

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$963,781
Management fees payable	46,764
Redemptions payable	1,399,971
Other liablilities	234,086

Total liabilities	2,644,602

MEMBERS’ CAPITAL:
Members’ Interest (58,854,581 Units, unlimited units authorized)	54,364,102
Total members’ capital	54,364,102

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$57,008,704

NET ASSET VALUE PER UNIT	$0.9237

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

TRADING PROFIT (LOSS):

Realized, net	$(3,100,729)
Change in unrealized, net	(726,008)
Brokerage commissions	(201,368)

Total trading profit (loss), net	(4,028,105)

INVESTMENT INCOME (EXPENSE):
Interest, net	(1,395)

EXPENSES:
Management fee	327,449
Performance fee	21,511
Other	615,176
Total expenses	964,136

NET INVESTMENT INCOME (LOSS)	(965,531)

NET INCOME (LOSS)	$(4,993,636)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DS*	67,108,127

Net income (loss) per weighted average Unit Class DS*	$(0.0744)

*Units issued on July 1, 2012

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class DS*	72,353,594	—	(13,499,013)	58,854,581

Total Members’ Units	72,353,594	—	(13,499,013)	58,854,581

*Units issued on July 1, 2012

See notes to financial statements.

	Initial Offering	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012

Class DS*	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102

Total Members’ Capital	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102

*Units issued on July 1, 2012

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS*
Per Unit Operating Performance:

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0593)
Brokerage commissions	(0.0030)
Interest Income, net (c)	(0.0000)
Expenses	(0.0140)

Net asset value, end of year	$0.9237

Total Return: (b)

Total return before Performance fees	-7.66%
Performance fees	-0.03%
Total return after Performance fees	-7.69%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss)	-2.89%

(a) The ratios to average member capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(c) Interest income, net is less than $0.0001 per Unit

*Units issued on July 1, 2012

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Lynx FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “ FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 31, 2012 and commenced trading activities on July 1, 2012. The Fund engages in the speculative trading of futures on a wide range of commodities. Lynx Asset Management AB (“Lynx” or “trading advisor”) is the trading advisor of the Fund.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statement of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statement of Operations.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2012, although the Fund has not made any tax filing related to 2012.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2012.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statement of Financial Condition, as of December 31, 2012 is as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	120	$(283,947)	-0.52%	(138)	$16,720	0.03%	$(267,227)	-0.49%	February 2013 - December 2013
Currencies	576	(224,576)	-0.41%	(174)	39,463	0.07%	(185,113)	-0.34%	March 2013
Energy	63	73,746	0.14%	(48)	(88,416)	-0.16%	(14,670)	-0.02%	January 2013 - May 2013
Interest rates	1,272	(147,678)	-0.27%	(901)	(57,417)	-0.11%	(205,095)	-0.38%	March 2013 - December 2014
Metals	288	161,788	0.30%	(218)	(654,616)	-1.20%	(492,828)	-0.90%	January 2013 - March 2013
Stock indices	823	438,925	0.81%			0.00%	438,925	0.81%	January 2013 - March 2013

Total		$18,258	0.05%		$(744,266)	-1.37%	$(726,008)	-1.32%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Members’ Capital as of December 31, 2012.

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statement of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported on the Statement of Operations.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2012 is as follows:

2012	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$18,258	$(146,418)	$164,676	$—
Short	(744,266)	(94,400)	(649,866)	—
	$(726,008)	$(240,818)	$(485,190)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$(726,008)	$(240,818)	$(485,190)	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2012.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statement of Financial Condition and Statement of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the period ended December 31, 2012:

Commodity Industry	December 31, 2012
Sector	Profit (loss) from trading, net

Agriculture	$291,355
Currencies	(1,411,931)
Energy	(1,336,578)
Interest rates	(1,158,786)
Metals	(1,622,905)
Stock indices	1,412,108

Total	$(3,826,737)

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

4.                    RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the period, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the period ended December 31, 2012 amounted to $6,576 of which $3,233 was payable to the Transfer Agent as of December 31, 2012.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D and Class DS are not charged a Sponsor Fee. Only Class DS Units have been issued as of December 31, 2012 and therefore no Sponsor fees have been incurred by the Fund.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the period ended December 31, 2012 was approximately $4.14 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statement of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.                   ADVISORY AGREEMENT

The Fund and Lynx have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2012.  Thereafter, this agreement shall be automatically renewed for successive six month periods, on the same terms, unless terminated at any time by either Lynx or the Fund upon 90 days written notice to the other party.  Lynx determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays Lynx annual management fees of 1% of the aggregate gross asset value of the Fund allocated to them after reduction for the brokerage commissions accrued with respect to such assets.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by Lynx as of either the end of each calendar year or upon the net reallocation of assets away from Lynx.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. MLAI receives 25% of the 20% annual performance fee.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the period ended December 31, 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statement of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Lynx, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Lynx to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Lynx.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statement of Financial Condition.

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
Lynx FuturesAccess LLC