Form 10-K, Exhibit 13
period 2012-12-31
Systematic Momentum FuturesAccess LLC
filed 2013-03-27
CIK 1393359

Exhibit 13.08

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2012, 2011 and 2010

and Report of Independent Auditors

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Tudor Tensor FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Tudor Tensor FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $5,212,214 for 2012 and $7,942,345 for 2011)	$55,184,412	$115,937,525
Net unrealized profit on open futures contracts	437,577	687,085
Net unrealized profit on open forwards contracts	516,609	486,339
Cash	554,100	403,879
Accrued interest receivable	219	—
Other assets	12,000	12,000

TOTAL ASSETS	$56,704,917	$117,526,828

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$646,892	$766,685
Net unrealized loss on open forwards contracts	103,072	17,017
Brokerage commissions payable	76,882	59,838
Management fees payable	94,726	194,177
Redemptions payable	1,240,333	4,607,940
Other liablilities	837,262	176,796

Total liabilities	2,999,167	5,822,453

MEMBERS’ CAPITAL:
Members’ Interest (60,782,131 Units and 120,438,449 Units outstanding, unlimited units authorized)	53,705,750	111,704,375
Total members’ capital	53,705,750	111,704,375

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$56,704,917	$117,526,828

NET ASSET VALUE PER UNIT	$0.8836	$0.9275

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$1,015,639	$(8,911,467)	$10,010,002
Change in unrealized, net	(185,500)	85,378	304,344
Brokerage commissions	(1,567,106)	(1,558,890)	(998,030)

Total trading profit (loss), net	(736,967)	(10,384,979)	9,316,316

INVESTMENT INCOME (EXPENSE):
Interest, net	3,207	(2,752)	(3,207)

EXPENSES:
Management fee	1,683,773	2,589,847	2,391,031
Performance fee	—	7,422	1,329,743
Other	834,723	310,954	334,586
Total expenses	2,518,496	2,908,223	4,055,360

NET INVESTMENT INCOME (LOSS)	(2,515,289)	(2,910,975)	(4,058,567)

NET INCOME (LOSS)	$(3,252,256)	$(13,295,954)	$5,257,749

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DS	90,868,164	131,916,131	121,818,367

Net income (loss) per weighted average Unit Class DS	$(0.0358)	$(0.1008)	$0.0432

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class DS	89,097,918	44,195,883	(5,784,562)	127,509,239	14,985,580	(22,056,370)	120,438,449	544,129	(60,200,447)	60,782,131

Total Members’ Units	89,097,918	44,195,883	(5,784,562)	127,509,239	14,985,580	(22,056,370)	120,438,449	544,129	(60,200,447)	60,782,131

See notes to financial statements.

	Initial Offering	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2010	Net Income(Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012
Class DS	$89,097,918	$42,711,726	$(5,741,966)	$5,257,749	$131,325,427	$(13,295,954)	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750

Total Members’ Capital	$89,097,918	$42,711,726	$(5,741,966)	$5,257,749	$131,325,427	$(13,295,954)	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$0.9275

Net realized and net change in unrealized trading profit (loss)	0.0053
Brokerage commissions	(0.0179)
Interest Income, net (b)	0.0000
Expenses	(0.0313)

Net asset value, end of year	$0.8836

Total Return: (a)

Total return before Performance fees	-4.72%
Performance fees	0.00%
Total return after Performance fees	-4.72%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.01%
Performance fees	0.00%
Expenses (including Performance fees)	3.01%

Net investment income (loss)	-3.00%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0299

Net realized and net change in unrealized trading profit (loss)	(0.0685)
Brokerage commissions	(0.0118)
Interest Income, net (b)	(0.0000)
Expenses	(0.0221)

Net asset value, end of year	$0.9275

Total Return: (a)

Total return before Performance fees	-9.99%
Performance fees	-0.04%
Total return after Performance fees	-10.03%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.24%
Performance fees	-0.01%
Expenses (including Performance fees)	2.23%

Net investment income (loss)	-2.23%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value at time of offering	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0708
Brokerage commissions	(0.0081)
Interest Income, net (b)	(0.0000)
Expenses	(0.0328)

Net asset value, end of year	$1.0299

Total Return: (a)

Total return before Performance fees	4.00%
Performance fees	-1.08%
Total return after Performance fees	2.92%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	2.29%
Performance fees	1.03%
Expenses (including Performance fees)	3.32%

Net investment income (loss)	-3.32%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Tudor Tensor FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on September 7, 2009 and commenced trading activities on January 1, 2010. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Tudor Investment Corporation (“Tudor” or “trading advisor”) is the trading advisor of the Fund.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2010.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	257	$(265,266)	-0.49%	(318)	$183,522	0.34%	$(81,744)	-0.15%	February 2013 - May 2013
Currencies *	10,361,623,176	517,653	0.96%	(9,231,526,373)	(91,068)	-0.17%	426,585	0.79%	January 2013 - March 2013
Energy	130	254,414	0.47%	(114)	(109,412)	-0.20%	145,002	0.27%	January 2013 - February 2013
Interest rates	1,163	(2,697)	-0.01%	(523)	(93,893)	-0.17%	(96,590)	-0.18%	March 2013 - December 2014
Metals	942	698,557	1.30%	(909)	(1,219,826)	-2.27%	(521,269)	-0.97%	January 2013 - May 2013
Stock indices	568	332,101	0.62%	(1)	137	0.00%	332,238	0.62%	January 2013 - March 2013

Total		$1,534,762	2.85%		$(1,330,540)	-2.47%	$204,222	0.38%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	506	$382,309	0.34%	(551)	$(563,531)	-0.50%	$(181,222)	-0.16%	February 2012 - May 2012
Currencies *	6,861,498,077	403,376	0.36%	(3,693,267,313)	(16,780)	-0.02%	386,596	0.34%	March 2012
Energy	165	(50,136)	-0.04%	(270)	10,505	0.01%	(39,631)	-0.03%	January 2012 - February 2012
Interest rates	1,108	803,042	0.72%	(388)	(352,189)	-0.32%	450,853	0.40%	March 2012 - June 2013
Metals	980	(3,206,430)	-2.87%	(1,067)	2,985,062	2.67%	(221,368)	-0.20%	January 2012 - May 2012
Stock indices	284	122,417	0.11%	(370)	(127,923)	-0.11%	(5,506)	0.00%	January 2012 - March 2012

Total		$(1,545,422)	-1.38%		$1,935,144	1.73%	$389,722	0.35%

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

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition. Any change in net unrealized profit or loss from the preceding year is reported in the respective the Statements of Operations.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$1,018,153	$366,090	$652,063	$—
Short	(1,227,468)	(75,067)	(1,152,401)	—
	$(209,315)	$291,023	$(500,338)	$—

Forwards
Long	$516,609	$—	$516,609	$—
Short	(103,072)	—	(103,072)	—
	$413,537	$—	$413,537	$—

December 31, 2012	$204,222	$291,023	$(86,801)	$—

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$(2,031,761)	$1,177,129	$(3,208,890)	$—
Short	1,952,161	(1,013,078)	2,965,239	—
	$(79,600)	$164,051	$(243,651)	$—

Forwards
Long	$486,339	$—	$486,339	$—
Short	(17,017)	—	(17,017)	—
	$469,322	$—	$469,322	$—

December 31, 2011	$389,722	$164,051	$225,671	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

Commodity Industry	December 31, 2012	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(1,105,421)	$(3,497,750)	$2,955,097
Currencies	(965,068)	(7,072,142)	4,446,743
Energy	2,799,510	787,962	(5,647,878)
Interest rates	404,447	11,176,426	9,701,821
Metals	(1,979,721)	1,191,847	1,868,588
Stock indices	1,676,392	(11,412,432)	(3,010,025)

Total	$830,139	$(8,826,089)	$10,314,346

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

4.     RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $16,787, $26,443, and $14,343, respectively, of which $1,836 and $3,898 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I. Class D and Class DS are not charged a Sponsor Fee. Only Class DS Units have been issued as of December 31, 2012 and 2011 therefore no Sponsor fees have been incurred by the Fund.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $11.63, $11.46 and $8.44, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund and Tudor have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2012.  Thereafter, this agreement shall be automatically renewed for successive two-year periods, on the same terms, unless terminated at any time by either Tudor or the Fund upon 90 days written notice to the other party.  Tudor determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays Tudor annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 50% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by Tudor as of either the end of each calendar year or upon the net reallocation of assets away from Tudor.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Tudor, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Tudor to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Tudor.

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
Tudor Tensor FuturesAccess LLC