Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

Exhibit 13.01

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2013 and 2012 and for the years ended

December 31, 2013, 2012 and 2011

and Report of Independent Registered Public Accounting Firm

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Systematic Momentum FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Systematic Momentum FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Cash	$364,271	$351,777
Investment in Portfolio Funds (Cost $310,987,490 at 2013 and $565,995,535 at 2012)	297,556,960	543,641,020
Other assets	—	—
Receivable from Portfolio Fund	15,633,240	16,572,631

TOTAL ASSETS	$313,554,471	$560,565,428

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$540,195	$933,374
Redemptions payable	15,194,904	16,058,487
Other liabilities	537,344	503,803

Total liabilities	16,272,443	17,495,664

MEMBERS’ CAPITAL:
Members’ Interest (287,991,182 Units and 505,619,472 Units outstanding, unlimited Units authorized)	297,282,028	543,069,764
Total members’ capital	297,282,028	543,069,764

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$313,554,471	$560,565,428

NET ASSET VALUE PER UNIT:

Class A	$1.0369	$1.0689
Class C	$1.0135	$1.0554
Class D	$1.2809	$1.3008
Class I	$1.1115	$1.1413
Class D1	$—	$1.1609
Class M	$0.9463	$0.9610

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(14,826,176)	$20,681,999	$15,968,361
Change in unrealized, net	8,923,985	(51,734,232)	(92,022,075)

Total trading profit (loss), net	(5,902,191)	(31,052,233)	(76,053,714)

INVESTMENT INCOME (EXPENSE):
Interest, net	—	—	187

EXPENSES:
Sponsor fee	8,734,447	15,170,255	20,592,497
Other	1,020,964	1,444,939	1,518,474
Total expenses	9,755,411	16,615,194	22,110,971

NET INVESTMENT INCOME (LOSS)	(9,755,411)	(16,615,194)	(22,110,784)

NET INCOME (LOSS)	$(15,657,602)	$(47,667,427)	$(98,164,498)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	64,199,499	104,025,213	121,155,293
Class C	283,424,235	450,594,516	580,425,923
Class D	13,067,524	27,385,393	36,049,556
Class I	29,582,574	57,210,751	78,129,418
Class D1**	7,907,549	16,810,201	30,682,341
Class M*	9,577,845	1,610,040	150,000

Net income (loss) per weighted average Unit
Class A	$(0.0313)	$(0.0693)	$(0.1077)
Class C	$(0.0435)	$(0.0758)	$(0.1203)
Class D	$(0.0030)	$(0.0568)	$(0.1081)
Class I	$(0.0295)	$(0.0686)	$(0.1098)
Class D1**	$0.0014	$(0.0525)	$(0.0923)
Class M*	$(0.0436)	$0.0418	$0.0143

*Units issued on December 1, 2011 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2011 is for the period December 1, 2011 to December 31, 2011).

**Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	December 31, 2011	Subscriptions	Redemptions	December 31, 2012	Subscriptions	Redemptions	December 31, 2013
Class A	109,942,197	36,161,964	(27,688,933)	118,415,228	5,787,314	(44,286,275)	79,916,267	1,650,030	(36,646,942)	44,919,355
Class C	545,907,287	109,176,693	(114,022,150)	541,061,830	18,344,112	(216,185,055)	343,220,887	8,543,047	(143,029,944)	208,733,990
Class D	34,000,711	6,889,653	(7,925,754)	32,964,610	2,674,046	(15,005,967)	20,632,689	875,693	(11,404,838)	10,103,544
Class I	78,308,142	7,441,738	(15,853,937)	69,895,943	1,484,387	(33,715,359)	37,664,971	1,118,369	(18,994,239)	19,789,101
Class D1**	35,556,370	546,379	(15,693,347)	20,409,402	—	(8,681,423)	11,727,979	375,761	(12,103,740)	—
Class M*	—	150,000	—	150,000	13,026,897	(720,218)	12,456,679	534,816	(8,546,303)	4,445,192

Total Members’ Units	803,714,707	160,366,427	(181,184,121)	782,897,013	41,316,756	(318,594,297)	505,619,472	13,097,716	(230,726,006)	287,991,182

*Units issued on December 1, 2011.

**Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital			Net Income	Members’ Capital			Net Income	Members’ Capital			Net Income	Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	(Loss)	December 31, 2011	Subscriptions	Redemptions	(Loss)	December 31, 2012	Subscriptions	Redemptions	(Loss)	December 31, 2013
Class A	$137,682,539	$43,711,467	$(32,725,858)	$(13,053,344)	$135,614,804	$6,563,991	$(49,541,526)	$(7,212,292)	$85,424,977	$1,762,136	$(38,598,628)	$(2,012,621)	$46,575,864
Class C	688,642,500	132,685,075	(133,565,678)	(69,805,950)	617,955,947	20,712,176	(242,275,102)	(34,161,992)	362,231,029	8,933,000	(147,275,707)	(12,326,390)	211,561,932
Class D	50,284,160	10,122,993	(11,252,683)	(3,896,426)	45,258,044	3,553,408	(20,416,658)	(1,555,326)	26,839,468	1,106,000	(14,965,007)	(38,787)	12,941,674
Class I	103,872,241	9,556,684	(19,721,881)	(8,579,840)	85,127,204	1,830,831	(40,047,438)	(3,923,302)	42,987,295	1,292,872	(21,410,745)	(873,266)	21,996,156
Class D1**	46,930,446	711,112	(19,802,857)	(2,831,089)	25,007,612	—	(10,510,076)	(881,860)	13,615,676	420,391	(14,047,447)	11,380	—
Class M*	—	150,000	—	2,151	152,151	12,443,306	(691,483)	67,345	11,971,319	518,000	(7,864,999)	(417,918)	4,206,402

Total Members’ Capital	$1,027,411,886	$196,937,331	$(217,068,957)	$(98,164,498)	$909,115,762	$45,103,712	$(363,482,283)	$(47,667,427)	$543,069,764	$14,032,399	$(244,162,533)	$(15,657,602)	$297,282,028

*Units issued on December 1, 2011.

**Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1*	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0689	$1.0554	$1.3008	$1.1413	$1.1609	$0.9610

Net Realized and net unrealized change in trading profit (loss)	(0.0138)	(0.0135)	(0.0168)	(0.0147)	(0.0150)	(0.0124)
Expenses	(0.0182)	(0.0284)	(0.0031)	(0.0151)	(0.0027)	(0.0023)

Net asset value, before liquidation	—	—	—	—	1.1432	—
Less liquidating distribution	—	—	—	—	1.1432	—
Net asset value, end of year	$1.0369	$1.0135	$1.2809	$1.1115	$—	$0.9463

Total Return: (a)

Total return	-3.00%	-3.96%	-1.53%	-2.61%	-1.53%	-1.53%

Ratios to Average Members’ Capital:

Expenses	1.74%	2.74%	0.24%	1.34%	0.24%	0.24%

Net investment income (loss)	-1.74%	-2.74%	-0.24%	-1.34%	-0.24%	-0.24%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

*Units liquidated as of December 31, 2013.

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

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

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

Ratios to Average Members’ Capital: (b)

Expenses	1.64%	2.64%	0.15%	1.24%	0.15%	0.01%

Net investment income (loss)	-1.64%	-2.64%	-0.15%	-1.24%	-0.15%	-0.01%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

* Units issued on December 1, 2011.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(Formerly ML Systematic Momentum FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC) (the “Fund”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”), the sponsor and manager of the Fund, among underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).  Presently there are eight Portfolio Funds.  MLAI is the sponsor and manager of the Portfolio Funds.

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Portfolio Funds. MLAI may select other parties as clearing broker(s). Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Portfolio Funds. MLAI may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Merrill Lynch International (“MLI”).  MLPF&S, MLIB and MLI are BAC affiliates.

FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”).  FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC.  FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors.  Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

As of December 31, 2013 the Fund offers six Classes of Units to retail investors: Class A, Class C, Class D, Class D1, Class M and Class I. Each Class of Units is offered at Net Asset Value per Unit. The six Classes of Units are subject to different Sponsor fees. Class D1 is used exclusively for investments made by Systematic Momentum FuturesAccess LTD, which reflects an interest by another fund within the FuturesAccess group. The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition of the Fund and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.00% to 2.50%.  Class D Units and Class I Units are subject to sales commissions paid to MLPF&S up to 0.50%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units, Class M Units and Class D1Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each member is individually responsible for reporting income or loss based on such member’s respective share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2010.

Distributions

Each member is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2013, 2012 and 2011.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue subscriptions at any time. Investors must submit their executed Signature Pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon providing oral or written notice by the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  MLAI, at any time in its discretion, may discontinue allowing redemptions as of the 15th calendar day of each month on a going forward basis.  Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption request and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the 1st and the 16th of each calendar month upon providing notice by the “Subscription/Redemption Notice Date”.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the “Subscription/Redemption Notice Date”.  The Fund does not accept any redemption requests after the “Subscription/Redemption Notice Date”.  All redemption requests received after the “Subscription/Redemption Notice Date” will be processed for the following month.

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

2.                    INVESTMENTS IN PORTFOLIO FUNDS

The eight Portfolio Funds in which the Fund is invested in as of December 31, 2013 and 2012 are:  Altis FuturesAccess LLC (“Altis”) (formerly ML Altis FuturesAccess LLC), Aspect FuturesAccess LLC (“Aspect”) (formerly ML Aspect FuturesAccess LLC), ML BlueTrend FuturesAccess LLC (“BlueTrend”), John Locke FuturesAccess LLC (“John Locke”) (formerly ML John Locke FuturesAccess LLC), Lynx FuturesAccess LLC (“Lynx”), ML  Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), Tudor Tensor FuturesAccess LLC (“Tudor Tensor”) and ML Winton FuturesAccess LLC (“Winton”). The strategy of these Portfolio Funds is to be trend followers. MLAI, in its discretion, may change the Portfolio Funds at any time. MLAI, also at its discretion, may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any individual Portfolio Fund.

The investment transactions were accounted for on trade date. The investments in the Portfolio Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds which approximates fair value. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and conference calls and site visits with the Portfolio Funds’ respective trading advisors (“Trading Advisors”).

At December 31, 2013, investments in Portfolio Funds at fair value are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/13	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.01%	47,609,112	(1,133,475)	48,383,987	(1,377,170)	—	Semi -Monthly
Altis	10.01%	29,755,695	(994,297)	40,493,981	(860,493)	—	Semi -Monthly
Winton	17.02%	50,584,682	4,851,535	42,814,840	(1,470,171)	(370,016)	Semi -Monthly
Aspect	10.01%	29,755,695	(1,840,897)	29,271,612	(859,787)	—	Semi -Monthly
John Locke	10.01%	29,755,701	(770,711)	32,368,986	(860,679)	—	Semi -Monthly
BlueTrend	17.02%	50,584,682	(7,091,153)	54,095,167	(1,475,532)	(89,462)	Monthly
Tudor	10.01%	29,755,698	(1,856,365)	33,877,844	(859,774)	—	Semi -Monthly
Lynx	10.01%	29,755,695	2,933,172	29,681,073	(863,779)	(12,671)	Semi -Monthly

	100.10%	$297,556,960	$(5,902,191)	$310,987,490	$(8,627,385)	$(472,149)

At December 31, 2012, investments in Portfolio Funds at fair value are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/12	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.02%	86,982,563	1,952,715	91,506,604	(2,486,864)	(120,573)	Semi -Monthly
Altis	10.01%	54,364,101	(7,127,827)	75,847,367	(1,677,763)	—	Semi -Monthly
Winton	17.02%	92,418,972	(6,017,214)	83,860,910	(2,533,168)	(5,246)	Semi -Monthly
Aspect	10.01%	54,364,101	(6,877,343)	52,085,229	(1,443,377)	(87,941)	Semi -Monthly
John Locke	10.01%	54,364,106	(3,772,153)	58,936,300	(1,761,077)	—	Semi -Monthly
BlueTrend	17.02%	92,418,971	(1,622,871)	85,857,589	(2,835,668)	(63,100)	Monthly
Tudor	10.01%	54,364,104	(2,593,904)	59,046,955	(1,683,773)	—	Semi -Monthly
Lynx*	10.01%	54,364,102	(4,993,636)	58,854,581	(327,449)	(21,511)	Semi -Monthly

	100.11%	$543,641,020	$(31,052,233)	$565,995,535	$(14,749,139)	$(298,371)

* Issued as of July 1, 2012.

There are no investments held by the Portfolio Funds that in the aggregate exceed 5% of the Fund’s members’ capital. These investments are recorded at fair value. In accordance with Regulation S-X, a prescribed regulation by the Securities and Exchange Commission, there are specific formats and contents of financial reports. The following is summarized financial information for each of the significant Portfolio Funds:

	As of December 31, 2013
	Total Assets	Total Liabilities	Total Capital
Winton	$1,006,017,501	$27,668,096	$978,349,405
Bluetrend	128,712,857	14,876,861	113,835,996

Total	$1,134,730,358	$42,544,957	$1,092,185,401

	As of December 31, 2012
	Total Assets	Total Liabilities	Total Capital
Altis	$56,323,395	$1,959,294	$54,364,101
Aspect	$279,441,442	$7,200,449	$272,240,993

Total	$335,764,837	$9,159,743	$326,605,094

	For the year ended December 31, 2013
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Winton	$6,929,127	$(89,788)	$(1,987,804)	$4,851,535
Bluetrend	(4,927,776)	(377,641)	(1,785,736)	(7,091,153)

Total	$2,001,351	$(467,429)	$(3,773,540)	$(2,239,618)

	For the year ended December 31, 2012
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Altis	$(4,910,111)	$(362,329)	$(1,855,387)	$(7,127,827)
Aspect	$(4,929,332)	$(196,865)	$(1,751,146)	$(6,877,343)

Total	$(9,839,443)	$(559,194)	$(3,606,533)	$(14,005,170)

The income statement information presented above is the Fund’s proportionate ownership of the Portfolio Fund.

3.                    FAIR VALUE OF INVESTMENTS

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations.

The fair value measurement guidance established by U.S. GAAP is a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance in U.S. GAAP, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

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

The following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Investments in Portfolio Funds are valued using the net asset value reported by the Portfolio Funds, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds. As such, the Fund determined that its investments in these Portfolio Funds would be classified as Level II. There were no transfers to or from Level II during 2013 and 2012.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2013 and 2012:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2013	$297,556,960	$—	$297,556,960	$—
December 31, 2012	$543,641,020	$—	$543,641,020	$—

4.                    RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year ended December 31, 2013, the rate was 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $92,030, $151,107 and $208,890, respectively, of which $10,835 and $13,062 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

Typically the vast majority of the Portfolio Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Portfolio Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Portfolio Fund receives little, or no, interest on these cash assets.  BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Portfolio Fund cash assets at any time they are maintained by MLAI with its affiliates.   As of December 31, 2013, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%. The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers.  Interest is computed based upon the daily net equity balance of the Portfolio Fund’s account and is posted to the Portfolio Fund’s account on a monthly basis.

MLPF&S charges the Portfolio Funds at prevailing local interest rates for financing realized and unrealized losses on each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units, and 1.10% for Class I Units.  Class D1 Units, Class D Units and Class M Units are not charged a Sponsor fee.

Interest and Sponsor fees as presented on the Statements of Operations are paid to related parties.

5.                    ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its Trading Advisors which are listed below:

	Trading	Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Altis	Altis Partners (Jersey) Limited	December 31, 2016	2%	20%
Aspect	Aspect Capital Limited	December 31, 2016	2%	20%
Transtrend	Transtrend B.V.	December 31, 2014	2%	25%
Winton	Winton Capital Management Limited	December 31, 2014	2%	20%
John Locke	John Locke Investments SA	December 31, 2016	2%	20%
BlueTrend	BlueCrest Capital Management LLP	December 31, 2014	2%	25%
Tudor	Tudor Investment Corporation	December 31, 2015	2%	20%
Lynx	Lynx Asset Management AB	June 30, 2014	2%	20%

Each of the Trading Advisors, the Portfolio Funds and MLAI have entered into advisory agreements (collectively “Advisory Agreements”) that govern the advisory services that each Trading Advisor provides to a Portfolio Fund. Subject to the Advisory Agreements, each Trading Advisor has the sole and exclusive authority and responsibility for directing the relevant Portfolio Fund’s trading, subject to MLAI’s ability to intervene in limited circumstances. Under the Advisory Agreements, although the Trading Advisors are responsible for the commodities trading for the Portfolio Funds, the Portfolio Funds and MLAI, and not the Trading Advisors, are responsible for management of cash and other assets not involved in the Portfolio Funds’ trading programs.  After the initial term of an Advisory Agreement, the Advisory Agreement generally will be automatically renewed for successive periods, on the same terms, unless terminated by either Trading Advisor or the Portfolio Fund upon written notice to the other party in accordance with the particular Advisory Agreement.  In addition, the Advisory Agreements may be terminated upon the occurrence of certain events as set forth in the particular Advisory Agreement.

The Portfolio Funds pay their respective Trading Advisors a management fee of 1/12 of 2.0% (a 2.0% annual rate) of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets, other than Lynx for which the management fee is 1/12 of 1.0% (a 1.0% annual rate). Lynx also pays MLAI a 1.0% per annum management fee. For Altis, BlueTrend, Transtrend and Tudor, the respective Trading Advisors share with MLAI 50% of the 2.0% management fees. For Aspect, John Locke and Winton, the respective Trading Advisors share with MLAI 25% of the 2.0% management fees.

Performance fees charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined in the respective Advisory Agreements, and earned by the respective Trading Advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For Aspect, John Locke and Winton, the respective Trading Advisors share with MLAI 25% of the 20% performance fees.

The Trading Advisor’s sharing of management fees and/or performance fees with MLAI is to defray costs in connection with and in consideration of BAC’s providing certain administrative and operational support for the Portfolio Fund.

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.                    RECENT ACCOUNTING PRONOUNCEMENTS

In April 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to provide guidance on the presentation of financial statements under the liquidation basis of accounting. This guidance addresses when and how an entity should apply the liquidation basis of accounting.  In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The standard is effective for annual periods beginning after December 15, 2013, and interim periods therein, with early adoption permitted. The Sponsor does not believe that this guidance will have a material impact to the Fund’s financial statements.

In June 2013, the FASB issued an update relating to the criteria used in defining an investment company under U.S. GAAP. It also sets forth certain measurement and disclosure requirements.   Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis.  The standard also reaffirms that a noncontrolling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company.   Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees.  The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited.  The Sponsor is currently evaluating the standard and does not believe it will have a material impact to the Fund’s financial statements.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by respective Trading Advisors.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin.

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profits on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.

MLAI, as sponsor of the Portfolio Funds, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Portfolio Funds.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their futures clearing broker.  Pursuant to the brokerage arrangement with MLPF&S, MLPF&S has the right to net receivables and payables.

Concentration Risk

The Fund’s investments in the Portfolio Funds are subject to the market and credit risk of the Portfolio Funds. Because the majority of the Fund’s capital is invested in the Portfolio Funds, any changes in the market conditions that would adversely affect the Portfolio Funds could significantly impact the solvency of the Fund.

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded.

9.                    SUBSEQUENT EVENTS

In respect to Class DS Units, effective as of February 1, 2014: (i) the management fee percentage payable by the Transtrend Fund to Transtrend B.V. reduces from 2.0% per annum to 1.0% per annum, and (ii) the Transtrend Fund pays a 0.5% per annum management fee to MLAI, and Transtrend B.V. no longer shares any portion of its management fees with MLAI. Effective as of January 1, 2014, the performance fee percentage payable by the Transtrend Fund to Transtrend B.V. reduces from 25% to 22.5%.

On March 19, 2014, MLAI notified Altis Partners (Jersey) Limited regarding the Fund’s terminating its investment in the Altis Fund, effective March 31, 2014.

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Systematic Momentum FuturesAccess LLC