Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

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

To the Members of Altis FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Altis FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $6,111,495 for 2013 and $8,059,026 for 2012)	$29,241,769	$54,311,261
Net unrealized profit on open futures contracts	2,044,548	1,484,206
Cash	370,379	527,928
Accrued interest receivable	213	—

TOTAL ASSETS	$31,656,909	$56,323,395

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$674,550	$988,076
Management fees payable	52,421	93,013
Redemptions payable	1,075,087	815,332
Other liablilities	99,156	62,873

Total liabilities	1,901,214	1,959,294

MEMBERS’ CAPITAL:
Members’ Interest (24,215,227 Units and 42,140,145 Units outstanding, unlimited Units authorized)	29,755,695	54,364,101
Total members’ capital	29,755,695	54,364,101

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$31,656,909	$56,323,395

NET ASSET VALUE PER UNIT	$1.2288	$1.2901

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(595,613)	$68,513	$(38,752,015)
Change in unrealized, net	873,868	(4,984,150)	(2,398,749)
Brokerage commissions	(273,026)	(362,329)	(544,573)

Total trading profit (loss), net	5,229	(5,277,966)	(41,695,337)

INVESTMENT INCOME (EXPENSE):
Interest, net	(83)	5,526	12,924

EXPENSES:
Management fee	860,493	1,677,763	2,535,363
Other	138,950	177,624	185,094
Total expenses	999,443	1,855,387	2,720,457

NET INVESTMENT INCOME (LOSS)	(999,526)	(1,849,861)	(2,707,533)

NET INCOME (LOSS)	$(994,297)	$(7,127,827)	$(44,402,870)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS	33,061,671	59,319,745	78,602,136

Net income (loss) per weighted average Unit
Class DS	$(0.0301)	$(0.1202)	$(0.5649)

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	December 31, 2011	Subscriptions	Redemptions	December 31, 2012	Subscriptions	Redemptions	December 31, 2013
Class DS	66,182,939	20,029,950	(8,581,034)	77,631,855	—	(35,491,710)	42,140,145	2,609,445	(20,534,363)	24,215,227

Total Members’ Units	66,182,939	20,029,950	(8,581,034)	77,631,855	—	(35,491,710)	42,140,145	2,609,445	(20,534,363)	24,215,227

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital				Members’ Capital			Net	Members’ Capital			Net	Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	December 31, 2011	Subscriptions	Redemptions	Income(loss)	December 31, 2012	Subscriptions	Redemptions	Income(Loss)	December 31, 2013
Class DS	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199	$—	$(50,210,271)	$(7,127,827)	$54,364,101	$3,366,201	$(26,980,310)	$(994,297)	$29,755,695

Total Members’ Capital	$134,071,502	$34,629,126	$(12,595,559)	$(44,402,870)	$111,702,199	$—	$(50,210,271)	$(7,127,827)	$54,364,101	$3,366,201	$(26,980,310)	$(994,297)	$29,755,695

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2901

Net realized and net change in unrealized trading profit (loss)	(0.0229)
Brokerage commissions	(0.0083)
Interest income, net (c)	(0.0000)
Expenses	(0.0301)

Net asset value, end of year	$1.2288

Total Return: (a)

Total return before Performance fees	-4.75%
Performance fees	0.00%
Total return after Performance fees	-4.75%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.34%
Performance fees	0.00%
Expenses (including Performance fees)	2.34%

Net investment income (loss)	-2.33%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.4389

Net realized and net change in unrealized trading profit (loss)	(0.1110)
Brokerage commissions	(0.0066)
Interest income, net	0.0001
Expenses	(0.0313)

Net asset value, end of year	$1.2901

Total Return: (a)

Total return before Performance fees	-10.34%
Performance fees	0.00%
Total return after Performance fees	-10.34%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.23%
Performance fees	0.00%
Expenses (including Performance fees)	2.23%

Net investment income (loss)	-2.22%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$2.0258

Net realized and net change in unrealized trading profit (loss)	(0.5451)
Brokerage commissions	(0.0071)
Interest income, net	0.0002
Expenses	(0.0349)

Net asset value, end of year	$1.4389

Total Return: (a)

Total return before Performance fees	-28.97%
Performance fees	0.00%
Total return after Performance fees	-28.97%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.12%
Performance fees	0.00%
Expenses (including Performance fees)	2.12%

Net investment income (loss)	-2.11%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ALTIS FUTURESACCESS LLC

(Formerly ML Altis FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Altis FuturesAccess LLC (Formerly ML Altis FuturesAccess LLC) (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Altis Partners (Jersey) Limited (“Altis” or “Trading Advisor”) is the trading advisor of the Fund.

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

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements of the exchanges the Fund’s contracts are traded on and /or requirements greater than those of the exchanges as may be required by MLPF&S, in its sole discretion.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2010.

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

(d)                                 Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	435	$3,821	0.01%	(773)	$905,436	3.04%	$909,257	3.05%	January 2014 - September 2014
Currencies	216	446,880	1.50%	(123)	134,202	0.45%	581,082	1.95%	March 2014
Energy	269	100,471	0.34%	(2)	(4,123)	-0.01%	96,348	0.33%	January 2014 - September 2014
Interest rates	865	(133,236)	-0.45%	(343)	270,554	0.91%	137,318	0.46%	March 2014 - December 2015
Metals	469	257,956	0.87%	(594)	(784,103)	-2.64%	(526,147)	-1.77%	January 2014 - October 2014
Stock indices	144	294,981	0.99%	(41)	(122,841)	-0.41%	172,140	0.58%	January 2014 - March 2014

Total		$970,873	3.26%		$399,125	1.34%	$1,369,998	4.60%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	456	$(377,729)	-0.69%	(684)	$246,794	0.45%	$(130,935)	-0.24%	January 2013 - November 2013
Currencies	484	737,372	1.36%	(138)	(31,157)	-0.06%	706,215	1.30%	February 2013 - March 2013
Energy	136	202,200	0.37%	(117)	(131,063)	-0.24%	71,137	0.13%	January 2013 - September 2013
Interest rates	2,613	149,078	0.27%	(503)	(197,792)	-0.36%	(48,714)	-0.09%	March 2013 - December 2014
Metals	679	571,953	1.05%	(457)	(977,451)	-1.80%	(405,498)	-0.75%	January 2013 - October 2013
Stock indices	422	303,925	0.56%	—	—	0.00%	303,925	0.56%	January 2013 - March 2013

Total		$1,586,799	2.92%		$(1,090,669)	-2.01%	$496,130	0.91%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2013 and December 31, 2012. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (loss) of long positions and short positions of the open contracts, netting unrealized losses against unrealized profits as applicable.  Net unrealized profit and loss provides an approximate measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

3.      FAIR VALUE OF INVESTMENTS

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in equity in commodity trading accounts on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations.

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

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance by U.S. GAAP, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

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

The independent pricing sources obtain market quotations and actual transaction prices for investments that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of investments that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like investments, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair market value.

The Fund has determined that Level I investments would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of investments with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$970,873	$723,671	$247,202	$—
Short	399,125	1,260,894	(861,769)	—
	$1,369,998	$1,984,565	$(614,567)	$—

Forwards
Long	$—			$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2013	$1,369,998	$1,984,565	$(614,567)	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$1,586,799	$1,209,811	$376,988	$—
Short	(1,090,669)	(157,434)	(933,235)	—
	$496,130	$1,052,377	$(556,247)	$—

Forwards
Long	$—			$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$496,130	$1,052,377	$(556,247)	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2013 and 2012.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The Fund presents its futures and forward contract amounts gross on the Statements of Financial Condition. The Fund maintains margin deposits and cash collateral with its futures and forward brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. For the years ended December 31, 2013 and 2012 the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition included in Cash in the Equity in commodity trading accounts and the variation margin on open contracts as unrealized gain or loss on futures or forward contracts, respectively.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

Commodity Industry	December 31, 2013	December 31, 2012	December 31, 2011
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$1,073,748	$(2,195,502)	$(10,488,645)
Currencies	2,476,193	(136,949)	(12,010,587)
Energy	(3,117,056)	720,396	(4,414,436)
Interest rates	(189,152)	593,030	8,837,140
Metals	(1,824,365)	(4,991,099)	(8,126,336)
Stock indices	1,858,887	1,094,487	(14,947,900)

Total	$278,255	$(4,915,637)	$(41,150,764)

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

4.      RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $8,584, $16,697 and $23,368, respectively of which $1,082 and $2,943  was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets at any time they are maintained by MLAI with its affiliates.  As of December 31, 2013, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%.  The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers.  Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $6.65, $7.38 and $8.37, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions and Interest as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

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

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

In June 2013, FASB issued an update relating to the criteria used in defining an investment company under U.S. GAAP. It also sets forth certain measurement and disclosure requirements.  Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis.  The standard also reaffirms that a noncontrolling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company.  Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees.  The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited.  The Sponsor is currently evaluating the standard and does not believe it will have a material impact to the Fund’s financial statements.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Fund.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its futures clearing broker.  Pursuant to the brokerage arrangement with MLPF&S, MLPF&S has the right to net receivables and payables.

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