Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $15,660,472 for 2013 and $23,668,477 for 2012)	$122,942,320	$172,005,727
Net unrealized profit on open futures contracts	4,777,527	2,586,200
Net unrealized profit on open forwards contracts	557,548	2,286,887
Cash	435,336	469,172
Other assets	126	10,099

TOTAL ASSETS	$128,712,857	$177,358,085

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$193,597	$650,211
Net unrealized loss on open forwards contracts	535,473	—
Brokerage commissions payable	30,519	15,367
Sponsor and Advisory fees payable	290,564	336,587
Redemptions payable	13,556,748	5,813,840
Other liabilities	269,960	237,644

Total liabilities	14,876,861	7,053,649

MEMBERS’ CAPITAL:
Sponsor’s Interest
Members’ Interest (105,581,313 and 135,843,182 Units outstanding, unlimited Units authorized)	113,835,996	170,304,436
Total members’ capital	113,835,996	170,304,436

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$128,712,857	$177,358,085

NET ASSET VALUE PER UNIT:

Class A	$0.9896	$1.1196
Class C	$0.9485	$1.0838
Class D	$—	$1.1740
Class I	$1.0117	$1.1399
Class DS	$1.2410	$1.3830
Class DT	$1.0503	$1.1598
Class M	$0.9184	$1.0235

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(11,727,253)	$7,099,428	$6,885,962
Change in unrealized, net	383,129	(3,439,687)	(2,990,881)
Brokerage commissions	(815,030)	(886,130)	(940,971)

Total trading profit (loss), net	(12,159,154)	2,773,611	2,954,110

INVESTMENT INCOME (EXPENSE):
Interest, net	2,577	(8,831)	10,526

EXPENSES:
Management fee	2,951,301	4,156,778	4,986,858
Sponsor fee	937,658	729,287	797,628
Performance fee	49,399	102,552	667
Other	475,775	555,699	593,820
Total expenses	4,414,133	5,544,316	6,378,973

NET INVESTMENT INCOME (LOSS)	(4,411,556)	(5,553,147)	(6,368,447)

NET INCOME (LOSS)	$(16,570,710)	$(2,779,536)	$(3,414,337)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	6,650,341	3,796,490	3,951,820
Class C	28,861,844	20,059,393	20,884,009
Class D**	11,710,900	12,027,977	12,264,819
Class I	8,328,474	8,496,186	8,604,531
Class DS	55,013,245	101,066,005	119,289,283
Class DT	17,533,305	25,615,135	34,421,497
Class M*	5,100,591	2,879,028	—

Net income (loss) per weighted average Unit
Class A	$(0.1379)	$(0.0229)	$(0.0230)
Class C	$(0.1349)	$(0.0394)	$(0.0371)
Class D**	$(0.1098)	$(0.0123)	$(0.0133)
Class I	$(0.1357)	$(0.0266)	$(0.0261)
Class DS	$(0.1289)	$(0.0161)	$(0.0197)
Class DT	$(0.1000)	$0.0024	$0.0056
Class M*	$(0.0982)	$0.0121	$—

*Units issued on December 1, 2012 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period December 1, 2012 to December 31, 2012).

**Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013

Class A	4,266,016	—	(613,029)	3,652,987	2,303,199	(804,984)	5,151,202	3,402,816	(2,348,742)	6,205,276
Class C	22,460,685	—	(2,430,213)	20,030,472	5,778,189	(4,965,322)	20,843,339	24,527,961	(8,981,458)	36,389,842
Class D**	12,285,319	—	(82,000)	12,203,319	871,840	(933,822)	12,141,337	1,457,214	(13,598,551)	—
Class I	8,622,031	—	(381,000)	8,241,031	2,229,818	(2,882,197)	7,588,652	1,824,865	(4,990,349)	4,423,168
Class DS	112,965,644	9,417,782	(80,221)	122,303,205	4,688,392	(60,168,372)	66,823,225	1,591,224	(27,653,706)	40,760,743
Class DT	39,111,385	317,057	(10,039,396)	29,389,046	—	(8,972,647)	20,416,399	489,464	(7,469,796)	13,436,067
Class M*	—	—	—	—	2,879,028	—	2,879,028	4,342,614	(2,855,425)	4,366,217

Total Members’ Units	199,711,080	9,734,839	(13,625,859)	195,820,060	18,750,466	(78,727,344)	135,843,182	37,636,158	(67,898,027)	105,581,313

*Units issued on December 1, 2012.

**Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2013
Class A	$5,027,628	$—	$(743,757)	$(90,788)	$4,193,083	$2,563,239	$(902,325)	$(86,893)	$5,767,104	$3,701,561	$(2,410,733)	$(916,928)	$6,141,004
Class C	26,142,926	—	(2,886,851)	(774,970)	22,481,105	6,344,593	(5,445,105)	(791,021)	22,589,572	24,756,622	(8,939,694)	(3,892,562)	34,513,938
Class D**	14,733,244	—	(100,360)	(163,402)	14,469,482	1,000,000	(1,067,530)	(148,355)	14,253,597	1,773,429	(14,741,456)	(1,285,570)	—
Class I	10,263,653	—	(446,378)	(224,219)	9,593,056	2,540,072	(3,256,795)	(225,870)	8,650,463	2,080,395	(5,125,541)	(1,130,561)	4,474,756
Class DS	159,599,857	13,700,969	(108,250)	(2,353,478)	170,839,098	6,567,934	(83,365,190)	(1,622,871)	92,418,971	2,008,284	(36,751,420)	(7,091,153)	50,584,682
Class DT	45,566,640	362,854	(11,990,909)	192,520	34,131,105	—	(10,513,699)	60,564	23,677,970	520,202	(8,333,364)	(1,753,279)	14,111,529
Class M*	—	—	—	—	—	2,911,849	—	34,910	2,946,759	4,239,296	(2,675,311)	(500,657)	4,010,087

Total Members’ Capital	$261,333,948	$14,063,823	$(16,276,505)	$(3,414,337)	$255,706,929	$21,927,687	$(104,550,644)	$(2,779,536)	$170,304,436	$39,079,789	$(78,977,519)	$(16,570,710)	$113,835,996

*Units issued on December 1, 2012.

**Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DS	Class DT	Class M
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1196	$1.0838	$1.1740	$1.1399	$1.3830	$1.1598	$1.0235

Net realized and net change in unrealized trading profit (loss)	(0.0837)	(0.0804)	(0.0887)	(0.0854)	(0.1044)	(0.0881)	(0.0773)
Brokerage commissions	(0.0056)	(0.0054)	(0.0059)	(0.0057)	(0.0070)	(0.0059)	(0.0052)
Interest income, net: (c)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0407)	(0.0495)	(0.0259)	(0.0371)	(0.0306)	(0.0155)	(0.0226)
Net asset value, before full redemption	0.9896	0.9485	1.0535	1.0117	1.2410	1.0503	0.9184
Less distribution	—	—	1.0535	—	—	—	—
Net asset value, end of year	$0.9896	$0.9485	$—	$1.0117	$1.2410	$1.0503	$0.9184

Total Return: (a)

Total return before Performance fees	-11.70%	-12.58%	-10.36%	-11.35%	-10.36%	-9.46%	-10.36%
Performance fees	-0.07%	-0.07%	-0.07%	-0.07%	-0.07%	-0.16%	-0.07%
Total return after Performance fees	-11.77%	-12.65%	-10.43%	-11.42%	-10.43%	-9.62%	-10.43%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees) (d)	3.81%	4.81%	2.33%	3.41%	2.32%	1.32%	2.31%
Performance fees	-0.02%	-0.02%	-0.02%	-0.02%	-0.02%	0.07%	-0.02%
Expenses (including Performance fees)	3.79%	4.79%	2.31%	3.39%	2.30%	1.39%	2.29%

Net investment income (loss)	-3.78%	-4.78%	-2.29%	-3.39%	-2.29%	-1.37%	-2.29%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) Interest income, net is less than $0.0001 per Unit.

(d) The expense ratios do not include brokerage commissions.

*Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614	$1.0114

Net realized and net change in unrealized trading profit (loss)	0.0191	0.0186	0.0197	0.0193	0.0232	0.0193	0.0147
Brokerage commissions	(0.0046)	(0.0045)	(0.0048)	(0.0047)	(0.0056)	(0.0047)	(0.0005)
Interest income, net:	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0001)	(0.0000)	(0.0000)
Expenses	(0.0428)	(0.0526)	(0.0266)	(0.0388)	(0.0313)	(0.0162)	(0.0021)

Net asset value, end of year	$1.1196	$1.0838	$1.1740	$1.1399	$1.3830	$1.1598	$1.0235

Total Return: (a)

Total return before Performance fees	-2.52%	-3.49%	-1.05%	-2.13%	-1.05%	-0.05%	1.20%
Performance fees	-0.01%	-0.01%	-0.01%	-0.01%	-0.01%	-0.16%	0.00%
Total return after Performance fees	-2.53%	-3.50%	-1.06%	-2.14%	-1.06%	-0.21%	1.20%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees) (c)	3.78%	4.78%	2.28%	3.38%	2.27%	1.27%	2.46%
Performance fees	-0.02%	-0.02%	-0.02%	-0.02%	-0.02%	0.12%	0.00%
Expenses (including Performance fees)	3.76%	4.76%	2.26%	3.36%	2.25%	1.39%	2.46%

Net investment income (loss)	-3.75%	-4.75%	-2.24%	-3.35%	-2.24%	-1.39%	-2.47%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) The expense ratios do not include brokerage commissions.

*Units issued on December 1, 2012.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Net realized and net change in unrealized trading profit (loss)	0.0179	0.0180	0.0177	0.0179	0.0209	0.0170
Brokerage commissions	(0.0042)	(0.0041)	(0.0043)	(0.0042)	(0.0051)	(0.0042)
Interest income, net:	0.0000	0.0000	0.0000	0.0000	0.0001	0.0000
Expenses	(0.0443)	(0.0555)	(0.0270)	(0.0400)	(0.0319)	(0.0164)

Net asset value, end of year	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614

Total Return: (a)

Total return before Performance fees	-2.85%	-3.82%	-1.38%	-2.46%	-1.38%	-0.38%
Performance fees	-0.16%	-0.16%	-0.16%	-0.16%	-0.16%	-0.35%
Total return after Performance fees	-3.01%	-3.98%	-1.54%	-2.62%	-1.54%	-0.73%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.74%	4.74%	2.24%	3.34%	2.24%	1.23%
Performance fees	-0.05%	-0.05%	-0.05%	-0.05%	-0.05%	0.14%
Expenses (including Performance fees)	3.69%	4.69%	2.19%	3.29%	2.19%	1.37%

Net investment income (loss)	-3.69%	-4.69%	-2.19%	-3.29%	-2.19%	-1.37%

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

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Bluetrend FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. BlueCrest Capital Management LLP (“BlueCrest” or “Trading Advisor”) is the trading advisor of the Fund.  The Trading Advisor utilizes the BlueTrend Program (the “Trading Program”) for the Fund.

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

The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. Class DT is solely for investments made by Trend-Following Futures Fund L.P. and Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC), which reflects interests by other funds within the FuturesAccess group.

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

Subscriptions

The Fund generally offers Units for investment as of the first calendar day of each month (a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue subscriptions at any time. Investors must submit their executed Signature Pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the first of every month. Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value effective as of the last calendar day of each month (each a “Redemption Date”), upon providing oral or written notice by the “Subscription/Redemption Notice Date,” which is eight business days prior to the first of every month. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption request and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the 1st day of each calendar month upon providing notice by the “Subscription/Redemption Notice Date”.  The minimum exchange amount is $10,000.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	213	$(235,914)	-0.21%	(592)	$493,766	0.43%	$257,852	0.22%	March 2014
Currencies-Forwards*	35,391,596,844	(535,473)	-0.47%	(23,534,575,720)	557,548	0.49%	22,075	0.02%	March 2014
Energy	601	236,523	0.21%	(2)	(170)	0.00%	236,353	0.21%	January 2014 - April 2014
Interest rates	1,130	(627,061)	-0.55%	(837)	414,227	0.36%	(212,834)	-0.19%	March 2014 - December 2017
Metals	482	842,393	0.74%	(541)	(1,080,178)	-0.95%	(237,785)	-0.21%	January 2014 - April 2014
Stock indices	1,946	4,118,179	3.62%	(364)	422,165	0.37%	4,540,344	3.99%	January 2014 - April 2014

Total		$3,798,647	3.34%		$807,358	0.70%	$4,606,005	4.04%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	23	$(5,275)	0.00%	(334)	$156,176	0.09%	$150,901	0.09%	March 2013
Currencies-Forwards*	38,928,071,228	750,786	0.44%	(6,252,919,955)	1,536,101	0.90%	2,286,887	1.34%	March 2013
Energy	366	163,991	0.10%	(183)	92,920	0.05%	256,911	0.15%	January 2013 - April 2013
Interest rates	9,869	377,814	0.22%	—	—	0.00%	377,814	0.22%	March 2013 - September 2016
Metals	416	150,850	0.09%	(344)	(614,945)	-0.36%	(464,095)	-0.27%	January 2013 - April 2013
Stock indices	3,210	1,612,198	0.95%	(194)	2,260	0.00%	1,614,458	0.95%	January 2013 - April 2013

Total		$3,050,364	1.80%		$1,172,512	0.68%	$4,222,876	2.48%

* Currencies-Forwards are stated in notional amounts.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$4,334,119	$3,552,651	$781,468	$—
Short	249,810	1,410,948	(1,161,138)	—
	$4,583,929	$4,963,599	$(379,670)	$—

Forwards
Long	$(535,472)	$—	$(535,472)	$—
Short	557,548	—	557,548	—
	$22,076	$—	$22,076	$—

December 31, 2013	$4,606,005	$4,963,599	$(357,594)	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,299,578	$2,181,368	$118,210	$—
Short	(363,589)	255,806	(619,395)	—
	$1,935,989	$2,437,174	$(501,185)	$—

Forwards
Long	$750,786	$—	$750,786	$—
Short	1,536,101	—	1,536,101	—
	$2,286,887	$—	$2,286,887	$—

December 31, 2012	$4,222,876	$2,437,174	$1,785,702	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively, are representative of the activity throughout the year. There were no transfers to or from any level during 2013 and 2012.

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(2,334,162)	$(2,319,528)	$(399,800)
Currencies	(7,175,453)	(5,102,842)	(2,053,075)
Energy	(8,749,395)	(5,341,711)	(6,001,826)
Interest rates	(14,152,361)	18,627,116	46,931,053
Metals	(420,315)	(6,273,910)	(503,473)
Stock indices	21,487,562	4,070,616	(34,077,798)

Total	$(11,344,124)	$3,659,741	$3,895,081

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2013, 2012, and 2011 amounted to $31,685, $43,168 and $51,011, respectively, of which $4,635 and $6,793 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units, and 1.10% on Class I Units.  Class D Units, Class DS Units, Class DT Units and Class M Units are not charged a Sponsor Fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $6.64, $6.35 and $6.59, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund and BlueCrest have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2014.  Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either BlueCrest or the Fund upon 120 days written notice to the other party.  Pursuant to the advisory agreement, BlueCrest has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investment’s units after reduction for the brokerage commissions accrued with respect to such assets, and are payable to BlueCrest on a monthly basis. Management Fees are at a rate equal to 2.0% per year for all classes, except for Class DT Units, which is charged a 1% Management Fee.  BlueCrest agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC providing certain administrative and support services for the Fund. This fee sharing arrangement does not apply in respect of Class DT Units.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of BlueCrest, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge BlueCrest to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by BlueCrest.

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