Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

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

To the Members of John Locke FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of John Locke FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $4,233,921 for 2013 and $8,410,234 for 2012)	$30,100,463	$55,161,351
Net unrealized profit on open futures contracts	1,100,086	1,027,645
Cash	366,279	530,192
Other receivables	46	88

TOTAL ASSETS	$31,566,874	$56,719,276

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$94,276	$767,641
Management fees payable	52,491	94,109
Redemptions payable	1,547,361	1,419,363
Other liabilities	704,531	661,543

Total liabilities	2,398,659	2,942,656

MEMBERS’ CAPITAL:
Members’ Interest (23,703,863 Units and 42,891,866 Units outstanding, unlimited Units authorized)	29,168,215	53,776,620
Total members’ capital	29,168,215	53,776,620

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$31,566,874	$56,719,276

NET ASSET VALUE PER UNIT	$1.2305	$1.2538

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(176,506)	$21,036	$(1,990,737)
Change in unrealized, net	745,806	(1,118,828)	(5,628,379)
Brokerage commissions	(333,203)	(723,283)	(1,200,086)

Total trading profit (loss), net	236,097	(1,821,075)	(8,819,202)

INVESTMENT INCOME (EXPENSE):
Interest, net	(1,267)	(2,528)	(751)

EXPENSES:
Management fee	860,679	1,761,077	2,790,838
Sponsor fee	—	—	—
Performance fee	—	—	10,429
Other	144,862	774,959	187,008
Total expenses	1,005,541	2,536,036	2,988,275

NET INVESTMENT INCOME (LOSS)	(1,006,808)	(2,538,564)	(2,989,026)

NET INCOME (LOSS)	$(770,711)	$(4,359,639)	$(11,808,228)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS	34,639,376	66,639,593	100,894,703

Net income (loss) per weighted average Unit
Class DS	$(0.0222)	$(0.0654)	$(0.1170)

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013
Class DS	98,954,171	8,899,310	(17,687,831)	90,165,650	—	(47,273,784)	42,891,866	316,731	(19,504,734)	23,703,863
Class DT**	—	—	—	—	—	—	—	—	—	—

Total Members’ Units	98,954,171	8,899,310	(17,687,831)	90,165,650	—	(47,273,784)	42,891,866	316,731	(19,504,734)	23,703,863

See notes to financial statements.

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2013
Class DS	$144,646,855	$12,356,614	$(24,900,561)	$(11,808,228)	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620	$393,507	$(24,231,201)	$(770,711)	$29,168,215

Total Members’ Capital	$144,646,855	$12,356,614	$(24,900,561)	$(11,808,228)	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620	$393,507	$(24,231,201)	$(770,711)	$29,168,215

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$1.2538

Net realized and net change in unrealized trading profit (loss)	0.0266
Brokerage commissions	(0.0097)
Interest Income, net (c)	(0.0000)
Expenses	(0.0402)

Net asset value, end of year	$1.2305

Total Return: (a)

Total return before Performance fees	-0.88%
Performance fees	0.00%
Total return after Performance fees	-0.88%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.35%
Performance fees	0.00%
Expenses (including Performance fees)	2.35%

Net investment income (loss)	-2.35%

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

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$1.3342

Net realized and net change in unrealized trading profit (loss)	(0.0262)
Brokerage commissions	(0.0111)
Interest Income, net (c)	(0.0000)
Expenses	(0.0431)

Net asset value, end of year	$1.2538

Total Return: (a)

Total return before Performance fees	-6.00%
Performance fees	0.00%
Total return after Performance fees	-6.00%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss)	-2.90%

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

JOHN LOCKE FUTURESACCESS LLC

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$1.4618

Net realized and net change in unrealized trading profit (loss)	(0.0862)
Brokerage commissions	(0.0119)
Interest Income, net (c)	(0.0000)
Expenses	(0.0295)

Net asset value, end of year	$1.3342

Total Return: (a)

Total return before Performance fees	-8.74%
Performance fees	0.00%
Total return after Performance fees	-8.74%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.13%
Performance fees	0.00%
Expenses (including Performance fees)	2.13%

Net investment income (loss)	-2.13%

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

(Formerly ML John Locke FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

John Locke FuturesAccess LLC (formerly ML John Locke FuturesAccess LLC) (the “Fund”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. John Locke Investments SA (“John Locke” or “Trading Advisor”) is the trading advisor of the Fund.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	63	$(87,845)	-0.30%	(356)	$274,339	0.94%	$186,494	0.64%	February 2014 - March 2014
Currencies	283	246,741	0.85%	(274)	140,586	0.48%	387,327	1.33%	March 2014
Energy	162	(202,002)	-0.69%	(13)	10,860	0.04%	(191,142)	-0.65%	January 2014
Interest rates	126	(38,598)	-0.13%	(115)	28,782	0.10%	(9,816)	-0.03%	March 2014 - June 2014
Metals	348	423,096	1.45%	(321)	(434,871)	-1.49%	(11,775)	-0.04%	January 2014 - October 2014
Stock indices	252	645,981	2.21%	(2)	(1,259)	0.00%	644,722	2.21%	January 2014 - March 2014

Total		$987,373	3.39%		$18,437	0.07%	$1,005,810	3.46%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	8	$(3,650)	-0.01%	(249)	$(4,964)	-0.01%	$(8,614)	-0.02%	February 2013 - March 2013
Currencies	359	297,250	0.55%	(114)	158,653	0.30%	455,903	0.85%	March 2013
Energy	50	39,497	0.07%	(119)	(2,370)	0.00%	37,127	0.07%	January 2013
Interest rates	2,731	413,244	0.77%	(3)	(2,999)	-0.01%	410,245	0.76%	March 2013 - June 2013
Metals	363	246,954	0.46%	(299)	(879,929)	-1.64%	(632,975)	-1.18%	January 2013 - October 2013
Stock indices	852	(1,682)	0.00%			0.00%	(1,682)	0.00%	January 2013 - March 2013

Total		$991,613	1.84%		$(731,609)	-1.36%	$260,004	0.48%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels, as of  December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$987,373	$581,327	$406,046	$—
Short	18,437	549,237	(530,800)	—
	$1,005,810	$1,130,564	$(124,754)	$—

Forwards
Long	$—	$—		$—
Short	—	—		—
	$—	$—	$—	$—

December 31, 2013	$1,005,810	$1,130,564	$(124,754)	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$991,613	$773,844	$217,769	$—
Short	(731,609)	100,630	(832,239)	—
	$260,004	$874,474	$(614,470)	$—

Forwards
Long	$—	$—		$—
Short	—	—		—
	$—	$—	$—	$—

December 31, 2012	$260,004	$874,474	$(614,470)	$—

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

Commodity Industry	December 31, 2013	December 31, 2012	December 31, 2011
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$170,969	$522,295	$(6,001,771)
Currencies	(100,706)	(4,328,476)	(6,750,995)
Energy	(3,005,178)	2,404,788	(4,024,095)
Interest rates	(2,810,475)	2,901,757	12,140,348
Metals	891,925	(2,855,249)	1,433,784
Stock indices	5,422,765	257,093	(4,416,387)

Total	$569,300	$(1,097,792)	$(7,619,116)

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2013, 2012, and 2011 amounted to $8,706,  $17,396 and $25,841, respectively, of which $1,082 and $2,894 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $5.62,  $6.19 and $6.37 respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund and John Locke have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either John Locke or the Fund upon 120 days written notice to the other party.  John Locke determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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