Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

Exhibit 13.06

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012 and Report of Independent Registered Public Accounting Firm

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2013 and 2012	2

Statements of Operations for the year ended December 31, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012	3

Statements of Changes in Members’ Capital for the year ended December 31, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012	4

Financial Data Highlights for the year ended December 31, 2013 and for the period July 1, 2012 (commencement of operations)to December 31, 2012	5

Notes to Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Members of Lynx FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Lynx FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for the year ended December 31, 2013, and for the period from July 1, 2012 (commencement of operations) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $5,261,935 for 2013 and $7,256,436 for 2012)	$30,231,147	$56,196,408
Net unrealized profit on open futures contracts	2,475,501	237,773
Cash	387,834	524,378
Other Assets	50,023	50,145

TOTAL ASSETS	$33,144,505	$57,008,704

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$—	$963,781
Management fees payable	52,989	46,764
Redemptions payable	3,115,181	1,399,971
Perfomance fee payable	12,671	—
Other liablilities	207,969	234,086

Total liabilities	3,388,810	2,644,602

MEMBERS’ CAPITAL:
Members’ Interest (29,757,039 Units and 58,854,581 Units, unlimited Units authorized)	29,755,695	54,364,102
Total members’ capital	29,755,695	54,364,102

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$33,144,505	$57,008,704

NET ASSET VALUE PER UNIT	$1.0000	$0.9237

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$1,016,024	$(3,100,729)
Change in unrealized, net	3,201,509	(726,008)
Brokerage commissions	(233,377)	(201,368)

Total trading profit (loss), net	3,984,156	(4,028,105)

INVESTMENT INCOME (EXPENSE):
Interest, net	1,816	(1,395)

EXPENSES:
Management fee	863,779	327,449
Performance fee	12,671	21,511
Other	176,350	615,176
Total expenses	1,052,800	964,136

NET INVESTMENT INCOME (LOSS)	(1,050,984)	(965,531)

NET INCOME (LOSS)	$2,933,172	$(4,993,636)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS*	46,096,743	67,108,127

Net income (loss) per weighted average Unit
Class DS*	$0.0636	$(0.0744)

*Units issued on July 1, 2012.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2013 AND

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013
Class DS*	72,353,594	—	(13,499,013)	58,854,581	743,306	(29,840,848)	29,757,039

Total Members’ Units	72,353,594	—	(13,499,013)	58,854,581	743,306	(29,840,848)	29,757,039

*Units issued on July 1, 2012.

See notes to financial statements.

	Initial Offering	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2013
Class DS*	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102	$667,340	$(28,208,919)	$2,933,172	$29,755,695

Total Members’ Capital	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102	$667,340	$(28,208,919)	$2,933,172	$29,755,695

*Units issued on July 1, 2012.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR

THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value at time of offer	$0.9237

Net realized and net change in unrealized trading profit (loss)	0.1038
Brokerage commissions	(0.0050)
Interest Income, net (c)	0.0000
Expenses	(0.0225)

Net asset value, end of year #	$1.0000

Total Return: (a)

Total return before Performance fees	8.30%
Performance fees	-0.04%
Total return after Performance fees	8.26%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.38%
Performance fees	0.04%
Expenses (including Performance fees)	2.42%

Net investment income (loss)	-2.41%

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

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS*

Per Unit Operating Performance:

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0593)
Brokerage commissions	(0.0030)
Interest Income, net (c)	(0.0000)
Expenses	(0.0140)

Net asset value, end of year	$0.9237

Total Return: (b)

Total return before Performance fees	-7.66%
Performance fees	-0.03%
Total return after Performance fees	-7.69%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees) (d)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss)	-2.89%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(c) Interest income, net is less than $0.0001 per Unit.

(d) The expense ratios do not include brokerage commissions.

*Units issued on July 1, 2012.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Lynx FuturesAccess LLC (the “Fund”), a FuturesAccessSM  Program (the “ FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 31, 2012 and commenced trading activities on July 1, 2012. The Fund engages in the speculative trading of futures on a wide range of commodities. Lynx Asset Management AB (“Lynx” or “Trading Advisor”) is the trading advisor of the Fund.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2012.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2013 and for the period ended December 31, 2012.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	76	$(82,830)	-0.28%	(327)	$189,279	0.64%	$106,449	0.36%	February 2014 - December 2014
Currencies	136	117,606	0.40%	(219)	294,456	0.99%	412,062	1.39%	March 2014
Energy	101	(38,644)	-0.13%	(6)	(9,050)	-0.03%	(47,694)	-0.16%	January 2014 - May 2014
Interest rates	369	(104,553)	-0.35%	(219)	75,671	0.25%	(28,882)	-0.10%	March 2014 - December 2015
Metals	183	227,942	0.77%	(221)	(130,207)	-0.44%	97,735	0.33%	January 2014 - March 2014
Stock indices	681	1,935,831	6.51%	—	—	0.00%	1,935,831	6.51%	January 2014 - March 2014

Total		$2,055,352	6.92%		$420,149	1.41%	$2,475,501	8.33%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	120	$(283,947)	-0.52%	(138)	$16,720	0.03%	$(267,227)	-0.49%	February 2013 - December 2013
Currencies	576	(224,576)	-0.41%	(174)	39,463	0.07%	(185,113)	-0.34%	March 2013
Energy	63	73,746	0.14%	(48)	(88,416)	-0.16%	(14,670)	-0.02%	January 2013 - May 2013
Interest rates	1,272	(147,678)	-0.27%	(901)	(57,417)	-0.11%	(205,095)	-0.38%	March 2013 - December 2014
Metals	288	161,788	0.30%	(218)	(654,616)	-1.20%	(492,828)	-0.90%	January 2013 - March 2013
Stock indices	823	438,925	0.81%	—	—	0.00%	438,925	0.81%	January 2013 - March 2013

Total		$18,258	0.05%		$(744,266)	-1.37%	$(726,008)	-1.32%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,055,352	$1,827,860	$227,492	$—
Short	420,149	620,967	(200,818)	—
	$2,475,501	$2,448,827	$26,674	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2013	$2,475,501	$2,448,827	$26,674	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$18,258	$(146,418)	$164,676	$—
Short	(744,266)	(94,400)	(649,866)	—
	$(726,008)	$(240,818)	$(485,190)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$(726,008)	$(240,818)	$(485,190)	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively, are representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2013 and 2012.

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

The Fund presents its futures and forward contract amounts gross on the Statements of Financial Condition. The Fund maintains margin deposits and cash collateral with its futures and forward brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. For the year ended December 31, 2013 and for the period ended December 31, 2012 the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition included in Cash in the Equity in commodity trading accounts and the variation margin on open contracts as unrealized gain or loss on futures or forward contracts, respectively.

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2013 and for the period ended December 31, 2012:

Commodity Industry	December 31, 2013	December 31, 2012
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$624,520	$291,355
Currencies	(722,644)	(1,411,931)
Energy	(2,773,578)	(1,336,578)
Interest rates	(3,362,910)	(1,158,786)
Metals	306,974	(1,622,905)
Stock indices	10,145,171	1,412,108

Total	$4,217,533	$(3,826,737)

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

4.                   RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2013and for the period ended December 31, 2012 amounted to $7,376 and $6,576 of which $1,082 and $3,233 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2013 and for the period ended December 31, 2012 was approximately $3.86 and $4.14 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions and Interest as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statements of Financial Condition are held with a related party.

5.                   ADVISORY AGREEMENT

The Fund and Lynx have entered into an advisory agreement. This agreement shall continue in effect until June 30, 2014.  Thereafter, this agreement shall be automatically renewed for successive six month periods, on the same terms, unless terminated at any time by either Lynx or the Fund upon 90 days written notice to the other party.  Lynx determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays Lynx annual management fees of 1% of the aggregate gross asset value of the Fund allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  Lynx Fund also pays MLAI a 1% per annum management fee.

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

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the year ended December 31, 2013 and for the period ended December 31, 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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