Form 10-K, Exhibit 13
period 2013-12-31
Systematic Momentum FuturesAccess LLC
filed 2014-03-25
CIK 1393359

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Tudor Tensor FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $2,968,540 for 2013 and $5,212,214 for 2012)	$29,973,163	$55,184,412
Net unrealized profit on open futures contracts	639,431	437,577
Net unrealized profit on open forwards contracts	93,878	516,609
Cash	426,601	554,100
Accrued interest receivable	10	219
Other assets	12,000	12,000

TOTAL ASSETS	$31,145,083	$56,704,917

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$14,402	$646,892
Net unrealized loss on open forwards contracts	63,936	103,072
Brokerage commissions payable	104,861	76,882
Management fees payable	52,390	94,726
Redemptions payable	937,680	1,240,333
Other liablilities	874,470	837,262

Total liabilities	2,047,739	2,999,167

MEMBERS’ CAPITAL:
Members’ Interest (34,972,177 Units and 60,782,131 Units outstanding, unlimited Units authorized)	29,097,344	53,705,750
Total members’ capital	29,097,344	53,705,750

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$31,145,083	$56,704,917

NET ASSET VALUE PER UNIT	$0.8320	$0.8836

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$296,243	$1,015,639	$(8,911,467)
Change in unrealized, net	450,749	(185,500)	85,378
Brokerage commissions	(1,597,442)	(1,567,106)	(1,558,890)

Total trading profit (loss), net	(850,450)	(736,967)	(10,384,979)

INVESTMENT INCOME (EXPENSE):
Interest, net	(6,747)	3,207	(2,752)

EXPENSES:
Management fee	859,774	1,683,773	2,589,847
Performance fee	—	—	7,422
Other	139,394	834,723	310,954
Total expenses	999,168	2,518,496	2,908,223

NET INVESTMENT INCOME (LOSS)	(1,005,915)	(2,515,289)	(2,910,975)

NET INCOME (LOSS)	$(1,856,365)	$(3,252,256)	$(13,295,954)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS	48,497,674	90,868,164	131,916,131

Net income (loss) per weighted average Unit
Class DS	$(0.0383)	$(0.0358)	$(0.1008)

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013
Class DS	127,509,239	14,985,580	(22,056,370)	120,438,449	544,129	(60,200,447)	60,782,131	658,341	(26,468,295)	34,972,177

Total Members’ Units	127,509,239	14,985,580	(22,056,370)	120,438,449	544,129	(60,200,447)	60,782,131	658,341	(26,468,295)	34,972,177

See notes to financial statements.

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2013
Class DS	$131,325,427	$14,987,542	$(21,312,640)	$(13,295,954)	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750	$600,360	$(23,352,401)	$(1,856,365)	$29,097,344

Total Members’ Capital	$131,325,427	$14,987,542	$(21,312,640)	$(13,295,954)	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750	$600,360	$(23,352,401)	$(1,856,365)	$29,097,344

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$0.8836

Net realized and net change in unrealized trading profit (loss)	0.0107
Brokerage commissions	(0.0336)
Interest Income, net	(0.0002)
Expenses	(0.0285)

Net asset value, end of year	$0.8320

Total Return: (a)

Total return before Performance fees	-4.82%
Performance fees	0.00%
Total return after Performance fees	-4.82%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.36%
Performance fees	0.00%
Expenses (including Performance fees)	2.36%

Net investment income (loss)	-2.35%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$0.9275

Net realized and net change in unrealized trading profit (loss)	0.0053
Brokerage commissions	(0.0179)
Interest Income, net (c)	0.0000
Expenses	(0.0313)

Net asset value, end of year	$0.8836

Total Return: (a)

Total return before Performance fees	-4.72%
Performance fees	0.00%
Total return after Performance fees	-4.72%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.01%
Performance fees	0.00%
Expenses (including Performance fees)	3.01%

Net investment income (loss)	-3.00%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0299

Net realized and net change in unrealized trading profit (loss)	(0.0685)
Brokerage commissions	(0.0118)
Interest Income, net (c)	(0.0000)
Expenses	(0.0221)

Net asset value, end of year	$0.9275

Total Return: (a)

Total return before Performance fees	-9.99%
Performance fees	-0.04%
Total return after Performance fees	-10.03%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.24%
Performance fees	-0.01%
Expenses (including Performance fees)	2.23%

Net investment income (loss)	-2.23%

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

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Tudor Tensor FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on September 7, 2009 and commenced trading activities on January 1, 2010. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Tudor Investment Corporation (“Tudor” or “Trading Advisor”) is the trading advisor of the Fund.

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

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material. Certain prior year items have been reclassified to conform to the current year presentation.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States – 2010.

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

(d)         Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	109	$(57,948)	-0.20%	(282)	$176,402	0.61%	$118,454	0.41%	February 2014 - July 2014
Currencies - Futures	17	7,044	0.02%	(102)	25,059	0.09%	32,103	0.11%	March 2014
Currencies - Forwards*	4,581,247,517	93,879	0.32%	(6,421,110,294)	(63,937)	-0.22%	29,942	0.10%	January 2014 - February 2014
Energy	146	(76,082)	-0.26%	(61)	36,970	0.13%	(39,112)	-0.13%	January 2014 - March 2014
Interest rates	527	(82,904)	-0.28%	(506)	7,427	0.03%	(75,477)	-0.25%	March 2014 - June 2015
Metals	554	822,939	2.83%	(544)	(719,248)	-2.47%	103,691	0.36%	January 2014 - July 2014
Stock indices	316	485,652	1.67%	(2)	(282)	0.00%	485,370	1.67%	January 2014 - March 2014

Total		$1,192,580	4.10%		$(537,609)	-1.83%	$654,971	2.27%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	257	$(265,266)	-0.49%	(318)	$183,522	0.34%	$(81,744)	-0.15%	February 2013 - May 2013
Currencies - Futures	15	1,044	0.00%	(69)	12,004	0.02%	13,048	0.02%	March 2013
Currencies - Forwards*	10,361,623,161	516,609	0.96%	(9,231,526,304)	(103,072)	-0.19%	413,537	0.77%	January 2013 - February 2013
Energy	130	254,414	0.47%	(114)	(109,412)	-0.20%	145,002	0.27%	January 2013 - February 2013
Interest rates	1,163	(2,697)	-0.01%	(523)	(93,893)	-0.17%	(96,590)	-0.18%	March 2013 - December 2014
Metals	942	698,557	1.30%	(909)	(1,219,826)	-2.27%	(521,269)	-0.97%	January 2013 - May 2013
Stock indices	568	332,101	0.62%	(1)	137	0.00%	332,238	0.62%	January 2013 - March 2013

Total		$1,534,762	2.85%		$(1,330,540)	-2.47%	$204,222	0.38%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$1,098,702	$292,497	$806,205	$—
Short	(473,672)	250,960	(724,632)	—
	$625,030	$543,457	$81,573	$—

Forwards
Long	$93,878	$—	$93,878	$—
Short	(63,937)	—	(63,937)	—
	$29,941	$—	$29,941	$—

December 31, 2013	$654,971	$543,457	$111,514	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$1,018,153	$366,090	$652,063	$—
Short	(1,227,468)	(75,067)	(1,152,401)	—
	$(209,315)	$291,023	$(500,338)	$—

Forwards
Long	$516,609	$—	$516,609	$—
Short	(103,072)	—	(103,072)	—
	$413,537	$—	$413,537	$—

December 31, 2012	$204,222	$291,023	$(86,801)	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2013 and 2012.

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

Commodity Industry	December 31, 2013	December 31, 2012	December 31, 2011
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$36,835	$(1,105,421)	$(3,497,750)
Currencies	(1,909,692)	(965,068)	(7,072,142)
Energy	(1,208,547)	2,799,510	787,962
Interest rates	(2,170,219)	404,447	11,176,426
Metals	130,460	(1,979,721)	1,191,847
Stock indices	5,868,155	1,676,392	(11,412,432)

Total	$746,992	$830,139	$(8,826,089)

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

4.     RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $8,733, $16,787 and $26,443, respectively, of which $1,082 and $1,836 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $18.4,  $11.63 and $11.46, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.    ADVISORY AGREEMENT

The Fund and Tudor have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2015.  Thereafter, this agreement shall be automatically renewed for successive two-year periods, on the same terms, unless terminated at any time by either Tudor or the Fund upon 90 days written notice to the other party.  Tudor determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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