Form 10-K, Exhibit 13
period 2014-12-31
Systematic Momentum FuturesAccess LLC
filed 2015-03-20
CIK 1393359

Exhibit 13.01

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013 and for the years ended

December 31, 2014, 2013 and 2012

and Report of Independent Registered Public Accounting Firm

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of Systematic Momentum FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of Systematic Momentum FuturesAccess LLC (the “Fund”) at December 31, 2014 and 2013, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Cash	$243,678	$364,271
Investment in Portfolio Funds (Cost $189,276,756 at 2014 and $310,987,490 at 2013)	219,599,631	297,556,960
Other assets	6,915	—
Receivable from Portfolio Fund	4,280,060	15,633,240

TOTAL ASSETS	$224,130,284	$313,554,471

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$380,550	$540,195
Redemptions payable	3,946,883	15,194,904
Other liabilities	302,140	537,344

Total liabilities	4,629,573	16,272,443

MEMBERS’ CAPITAL:
Members’ Interest (185,070,253 Units and 287,991,182 Units outstanding, unlimited Units authorized)	219,500,711	297,282,028
Total members’ capital	219,500,711	297,282,028

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$224,130,284	$313,554,471

NET ASSET VALUE PER UNIT:

Class A	$1.2045	$1.0369
Class C	$1.1656	$1.0135
Class D	$1.5105	$1.2809
Class I	$1.2963	$1.1115
Class M	$1.1158	$0.9463

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$(10,091,962)	$(14,826,176)	$20,681,999
Change in unrealized, net	43,753,405	8,923,985	(51,734,232)

Total trading profit (loss), net	33,661,443	(5,902,191)	(31,052,233)

EXPENSES:
Sponsor fee	4,866,807	8,734,447	15,170,255
Other	678,568	1,020,964	1,444,939
Total expenses	5,545,375	9,755,411	16,615,194

NET INVESTMENT INCOME (LOSS)	(5,545,375)	(9,755,411)	(16,615,194)

NET INCOME (LOSS)	$28,116,068	$(15,657,602)	$(47,667,427)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	33,702,930	64,199,499	104,025,213
Class C	162,092,813	283,424,235	450,594,516
Class D	5,591,192	13,067,524	27,385,393
Class I	17,176,681	29,582,574	57,210,751
Class D1*	—	7,907,549	16,810,201
Class M	9,285,972	9,577,845	1,610,040

Net income (loss) per weighted average Unit
Class A	$0.1275	$(0.0313)	$(0.0693)
Class C	$0.1162	$(0.0435)	$(0.0758)
Class D	$0.0790	$(0.0030)	$(0.0568)
Class I	$0.1655	$(0.0295)	$(0.0686)
Class D1*	$—	$0.0014	$(0.0525)
Class M	$0.1822	$(0.0436)	$0.0418

*Units liquidated as of December 31, 2013.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012 (IN UNITS)

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class A	118,415,228	5,787,314	(44,286,275)	79,916,267	1,650,030	(36,646,942)	44,919,355	777,492	(19,249,241)	26,447,606
Class C	541,061,830	18,344,112	(216,185,055)	343,220,887	8,543,047	(143,029,944)	208,733,990	4,987,802	(82,288,062)	131,433,730
Class D	32,964,610	2,674,046	(15,005,967)	20,632,689	875,693	(11,404,838)	10,103,544	—	(6,832,791)	3,270,753
Class I	69,895,943	1,484,387	(33,715,359)	37,664,971	1,118,369	(18,994,239)	19,789,101	197,782	(4,407,347)	15,579,536
Class D1*	20,409,402	—	(8,681,423)	11,727,979	375,761	(12,103,740)	—	—	—	—
Class M	150,000	13,026,897	(720,218)	12,456,679	534,816	(8,546,303)	4,445,192	8,084,640	(4,191,204)	8,338,628

Total Members’ Units	782,897,013	41,316,756	(318,594,297)	505,619,472	13,097,716	(230,726,006)	287,991,182	14,047,716	(116,968,645)	185,070,253

*Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2014
Class A	$135,614,804	$6,563,991	$(49,541,526)	$(7,212,292)	$85,424,977	$1,762,136	$(38,598,628)	$(2,012,621)	$46,575,864	$831,690	$(19,850,266)	$4,297,734	$31,855,022
Class C	617,955,947	20,712,176	(242,275,102)	(34,161,992)	362,231,029	8,933,000	(147,275,707)	(12,326,390)	211,561,932	4,941,000	(82,140,174)	18,841,610	153,204,368
Class D	45,258,044	3,553,408	(20,416,658)	(1,555,326)	26,839,468	1,106,000	(14,965,007)	(38,787)	12,941,674	—	(8,442,972)	441,715	4,940,417
Class I	85,127,204	1,830,831	(40,047,438)	(3,923,302)	42,987,295	1,292,872	(21,410,745)	(873,266)	21,996,156	212,328	(4,854,808)	2,842,837	20,196,513
Class D1*	25,007,612	—	(10,510,076)	(881,860)	13,615,676	420,391	(14,047,447)	11,380	—	—	—	—	—
Class M	152,151	12,443,306	(691,483)	67,345	11,971,319	518,000	(7,864,999)	(417,918)	4,206,402	7,481,070	(4,075,253)	1,692,172	9,304,391

Total Members’ Capital	$909,115,762	$45,103,712	$(363,482,283)	$(47,667,427)	$543,069,764	$14,032,399	$(244,162,533)	$(15,657,602)	$297,282,028	$13,466,088	$(119,363,473)	$28,116,068	$219,500,711

*Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0369	$1.0135	$1.2809	$1.1115	$0.9463

Net Realized and net unrealized change in trading profit (loss)	0.1863	0.1806	0.2332	0.2005	0.1723
Expenses (b)	(0.0187)	(0.0285)	(0.0036)	(0.0157)	(0.0028)

Net asset value, end of year	$1.2045	$1.1656	$1.5105	$1.2963	$1.1158

Total Return: (a)

Total return	16.16%	15.01%	17.93%	16.63%	17.91%

Ratios to Average Member’s Capital: (b)

Expenses	1.79%	2.80%	0.29%	1.39%	0.29%

Net investment income (loss)	-1.79%	-2.80%	-0.29%	-1.39%	-0.29%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios do not reflect the proportionate share of expense from the Portfolio Funds.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1*	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0689	$1.0554	$1.3008	$1.1413	$1.1609	$0.9610

Net Realized and net unrealized change in trading profit (loss)	(0.0138)	(0.0135)	(0.0168)	(0.0147)	(0.0150)	(0.0124)
Expenses (b)	(0.0182)	(0.0284)	(0.0031)	(0.0151)	(0.0027)	(0.0023)

Net asset value, before liquidation	—	—	—	—	1.1432	—
Less liquidating distribution	—	—	—	—	1.1432	—
Net asset value, end of year	$1.0369	$1.0135	$1.2809	$1.1115	$—	$0.9463

Total Return: (a)

Total return	-3.00%	-3.96%	-1.53%	-2.61%	-1.53%	-1.53%

Ratios to Average Member’s Capital: (b)

Expenses	1.74%	2.74%	0.24%	1.34%	0.24%	0.24%

Net investment income (loss)	-1.74%	-2.74%	-0.24%	-1.34%	-0.24%	-0.24%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios do not reflect the proportionate share of expense from the Portfolio Funds.

*Units liquidated as of December 31, 2013.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.1452	$1.1421	$1.3729	$1.2179	$1.2253	$1.0143

Net Realized and net unrealized change in trading profit (loss)	(0.0572)	(0.0565)	(0.0694)	(0.0610)	(0.0620)	(0.0513)
Expenses (b)	(0.0191)	(0.0302)	(0.0027)	(0.0156)	(0.0024)	(0.0020)

Net asset value, end of year	$1.0689	$1.0554	$1.3008	$1.1413	$1.1609	$0.9610

Total Return: (a)

Total return	-6.66%	-7.59%	-5.25%	-6.29%	-5.25%	-5.25%

Ratios to Average Member’s Capital: (b)

Expenses	1.70%	2.70%	0.20%	1.30%	0.20%	0.20%

Net investment income (loss)	-1.70%	-2.70%	-0.20%	-1.30%	-0.20%	-0.20%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios do not reflect the proportionate share of expense from the Portfolio Funds.

See notes to financial statements.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Systematic Momentum FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced operations on April 2, 2007.  The Fund operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI”, or “Sponsor” or “Managing Member”), the sponsor and manager of the Fund, among underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).  Presently there are seven Portfolio Funds.  MLAI is the sponsor and manager of the Portfolio Funds.

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Portfolio Funds. MLAI may select other parties as clearing broker(s). Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Portfolio Funds. MLAI may select other of its affiliates or third parties as F/X or other over-the-counter (“OTC”) prime brokers. MLPF&S and MLI are BAC affiliates.

FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”).  FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC.  FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors.  Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds. Each trading advisor for the Portfolio Funds participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

As of December 31, 2014, the Fund offers five Classes of Units: Class A, Class C, Class D, Class M and Class I. Each Class of Units is offered at the Net Asset Value per Unit.

The Class M Units are for investors who are subscribing through certain accounts enrolled in an eligible managed investment account program (“Eligible Managed Accounts”).  The Sponsor may modify, on a prospective basis, the Eligible Managed Accounts.

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

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations of the Portfolio Funds.

Trading profit (loss), net of the Portfolio Funds includes brokerage commission costs on commodity contracts.

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Portfolio Funds) is reflected in the Statements of Operations as change in unrealized from the investments in the Portfolio Funds.  In addition, when the Fund redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading profit (loss), net for such interests in the Statements of Operations of the Fund.

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

Class A Units are subject to upfront sales commissions paid to MLPF&S ranging from 1.0% to 2.5% of an investor’s gross subscription amount. Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Sales commissions are directly deducted from subscription amounts. Class C Units and Class M Units are not subject to upfront sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each member is individually responsible for reporting income or loss based on such member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2011.

Distributions

Each member is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2014, 2013 and 2012.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue mid-month subscriptions at any time. Investors must submit their executed subscription agreement signature pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon submitting the redemption request by the Subscription/Redemption Notice Date. MLAI may eliminate investors’ mid-month redemption right at any time. The Net Asset Value of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date.

Investors in the Fund may generally exchange their Units for those of any other FuturesAccess Fund as of any Subscription Date with prior written notice to the Fund by the Subscription/Redemption Notice Date and any applicable notice to the other FuturesAccess Fund.  If only one of the FuturesAccess Funds has semi-monthly redemption dates, exchanges will only be permitted as of the beginning of each month. In all cases, exchanges are subject to FuturesAccess Fund availability, investor eligibility and any restrictions imposed by a FuturesAccess Fund or the terms of a securities account, either temporarily or on an ongoing basis.  The minimum exchange amount is $10,000.

2.            INVESTMENTS IN PORTFOLIO FUNDS

The seven Portfolio Funds in which the Fund is invested in as of December 31, 2014 are: Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), John Locke FuturesAccess LLC (“John Locke”), Lynx FuturesAccess LLC (“Lynx”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), Tudor Tensor FuturesAccess LLC (“Tudor”) and ML Winton FuturesAccess LLC (“Winton”). The eight Portfolio Funds in which the Partnership was invested in as of December 31, 2013 were: Altis FuturesAccess LLC (“Altis”), Aspect, BlueTrend, John Locke, Lynx, Transtrend, Tudor and Winton. On March 19, 2014, MLAI notified Altis Partners (Jersey) Limited regarding the Fund’s terminating its investment in Altis, effective March 31, 2014. As of March 31, 2014, Altis was no longer a Portfolio Fund. In MLAI’s discretion, the Fund reallocated its redeemed capital from the Altis Fund among one or more Portfolio Funds. Each of the Portfolio Funds uses a systematic-based managed futures strategy under the direction of a trading advisor unaffiliated with MLAI (each a “Trading Advisor”). MLAI, in its discretion, may change the Portfolio Funds at any time. MLAI, also at its discretion, may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any individual Portfolio Fund.

The investment transactions were accounted for on trade date. The investments in the Portfolio Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds which approximates fair value. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in the Portfolio Funds’ investments, comparing performance to industry benchmarks, and conference calls and site visits with the Portfolio Funds’ respective Trading Advisors.

The details of investments in Portfolio Funds at and for the year ended December 31, 2014 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/14	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.01%	35,135,941	6,109,429	30,017,854	(585,850)	(607,438)	Semi -Monthly
Altis*	0.00%	—	(2,921,043)	—	(136,040)	—	Semi -Monthly
Winton	20.01%	43,919,926	5,371,945	34,600,181	(904,471)	(1,370,947)	Semi -Monthly
Aspect	11.00%	24,155,959	6,196,491	18,962,783	(507,815)	(636,239)	Semi -Monthly
John Locke	11.00%	24,155,960	5,249,513	21,004,423	(507,204)	(556,901)	Semi -Monthly
BlueTrend	16.01%	35,135,941	2,681,711	35,682,511	(778,856)	—	Monthly
Tudor	11.00%	24,155,959	3,350,358	23,243,054	(504,442)	—	Semi -Monthly
Lynx	15.01%	32,939,945	7,623,039	25,765,950	(644,656)	(2,020,123)	Semi -Monthly

	100.04%	$219,599,631	$33,661,443	$189,276,756	$(4,569,334)	$(5,191,648)

*Altis liquidated as of March 31, 2014

The details of investments in Portfolio Funds at and for the year ended December 31, 2013 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/13	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.01%	$47,609,112	$(1,133,475)	$48,383,987	$(1,377,170)	$—	Semi -Monthly
Altis	10.01%	29,755,695	(994,297)	40,493,981	(860,493)	—	Semi -Monthly
Winton	17.02%	50,584,682	4,851,535	42,814,840	(1,470,171)	(370,016)	Semi -Monthly
Aspect	10.01%	29,755,695	(1,840,897)	29,271,612	(859,787)	—	Semi -Monthly
John Locke	10.01%	29,755,701	(770,711)	32,368,986	(860,679)	—	Semi -Monthly
BlueTrend	17.02%	50,584,682	(7,091,153)	54,095,167	(1,475,532)	(89,462)	Monthly
Tudor	10.01%	29,755,698	(1,856,365)	33,877,844	(859,774)	—	Semi -Monthly
Lynx	10.01%	29,755,695	2,933,172	29,681,073	(863,779)	(12,671)	Semi -Monthly

	100.10%	$297,556,960	$(5,902,191)	$310,987,490	$(8,627,385)	$(472,149)

There are no investments held by the Portfolio Funds that in the aggregate exceed 5% of the Fund’s members’ capital. The following is summarized financial information for each of the Portfolio Funds:

	As of December 31, 2014
	Total Assets	Total Liabilities	Total Capital
Aspect	$160,883,084	$13,082,365	$147,800,719
BlueTrend	91,645,985	5,126,658	86,519,327
John Locke	25,813,795	2,245,315	23,568,480
Lynx	49,332,652	4,574,525	44,758,127
Transtrend	77,843,044	4,857,981	72,985,063
Tudor	28,570,872	4,673,264	23,897,608
Winton	1,030,271,728	49,186,671	981,085,057

Total	$1,464,361,160	$83,746,779	$1,380,614,381

	As of December 31, 2013
	Total Assets	Total Liabilities	Total Capital
Altis	$33,042,864	$3,287,169	$29,755,695
Aspect	183,265,769	16,048,274	167,217,495
BlueTrend	132,688,240	18,852,244	113,835,996
John Locke	32,726,435	3,558,220	29,168,215
Lynx	33,893,952	4,138,257	29,755,695
Transtrend	99,784,514	13,453,024	86,331,490
Tudor	32,981,771	3,884,427	29,097,344
Winton	1,020,224,000	41,874,595	978,349,405

Total	$1,568,607,545	$105,096,210	$1,463,511,335

	For the year ended December 31, 2014
				Net
	Income (Loss)	Commissions	Expenses	Income (Loss)
Altis*	$(2,692,878)	$(50,824)	$(177,341)	$(2,921,043)
Aspect	42,916,804	(562,521)	(9,186,371)	33,167,912
BlueTrend	10,068,569	(530,630)	(3,183,394)	6,354,545
John Locke	6,683,299	(225,361)	(1,208,425)	5,249,513
Lynx	14,668,003	(218,706)	(3,616,591)	10,832,706
Transtrend	16,067,593	(573,907)	(3,152,986)	12,340,700
Tudor	4,770,661	(476,414)	(543,889)	3,750,358
Winton	169,525,630	(1,182,808)	(63,893,716)	104,449,106

Total	$262,007,681	$(3,821,171)	$(84,962,713)	$173,223,797

	For the year ended December 31, 2013
				Net
	Income (Loss)	Commissions	Expenses	Income (Loss)
Altis	$278,172	$(273,026)	$(999,443)	$(994,297)
Aspect	(4,832,079)	(837,585)	(10,054,553)	(15,724,217)
BlueTrend	(11,341,547)	(815,030)	(4,414,133)	(16,570,710)
John Locke	568,033	(333,203)	(1,005,541)	(770,711)
Lynx	4,219,349	(233,377)	(1,052,800)	2,933,172
Transtrend	1,839,764	(802,619)	(3,351,128)	(2,313,983)
Tudor	740,245	(1,597,442)	(999,168)	(1,856,365)
Winton	103,641,490	(1,310,913)	(45,457,244)	56,873,333

Total	$95,113,427	$(6,203,195)	$(67,334,010)	$21,576,222

*Altis liquidated as of March 31, 2014

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

The fair value measurement guidance established by U.S. GAAP is a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

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

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data and investments in Portfolio Funds valued using the reported net asset value from the Portfolio Fund.

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

Investments in Portfolio Funds are valued using the net asset value reported by the Portfolio Funds, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds. As the Fund can transact with the Portfolio Funds on a monthly basis, the Fund determined that its investments in these Portfolio Funds in this case, would be classified as Level II. Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2014 and 2013.

The following table summarizes the valuation of the Fund’s investments by the above fair value hierarchy levels as of December 31, 2014 and 2013:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2014	$219,599,631	$—	$219,599,631	$—
December 31, 2013	$297,556,960	$—	$297,556,960	$—

4.             RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $47,679, $92,030 and $151,107, respectively, of which $6,615 and $10,835 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units. Class D Units and Class M Units are not charged a Sponsor fee.

5.     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its Trading Advisors which are listed below:

	Trading	Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Limited	December 31, 2016	2%	20%
Transtrend	Transtrend B.V.	December 31, 2015	1.5%	22.5%
Winton*	Winton Capital Management Limited	December 31, 2016	2%	20%
John Locke	John Locke Investments SA	December 31, 2016	2%	20%
BlueTrend	BlueCrest Capital Management Limited	December 31, 2015	2%	25%
Tudor	Tudor Investment Corporation	December 31, 2015	2%	20%
Lynx*	Lynx Asset Management AB	June 30, 2015	2%	20%

*Quarterly Performance fee

Each of the Trading Advisors, the Portfolio Funds and MLAI have entered into advisory agreements (collectively “Advisory Agreements”) that govern the advisory services that each Trading Advisor provides to a Portfolio Fund. Subject to the Advisory Agreements, each Trading Advisor has the sole and exclusive authority and responsibility for directing the relevant Portfolio Fund’s trading, subject to MLAI’s ability to intervene in limited circumstances. Under the Advisory Agreements, although the Trading Advisors are responsible for the commodities trading for the Portfolio Funds, the Portfolio Funds and MLAI, and not the Trading Advisors, are responsible for management of cash and other assets not involved in the Portfolio Funds’ trading programs.  After the initial term of an Advisory Agreement, the Advisory Agreement generally will be automatically renewed for successive periods, on the same terms, unless terminated by either the Trading Advisor or the Portfolio Fund upon written notice to the other party in accordance with the particular Advisory Agreement.  In addition, the Advisory Agreements may be terminated upon the occurrence of certain events as set forth in the particular Advisory Agreement.

The Portfolio Funds pay their respective Trading Advisors monthly management fees based on the month-end net asset value of such Portfolio Fund.  The management fee rate payable to the respective Trading Advisors is 2.0% per year with respect to Aspect, BlueTrend, John Locke, Tudor and Winton and 1% per year with respect to Lynx and Transtrend.  Lynx also pays MLAI a monthly management fee at the rate of 1.0% per year, and Transtrend also pays MLAI a monthly management fee at the rate of 0.5% per year. For BlueTrend, Tudor and Winton, the respective Trading Advisors share with MLAI 50% of the 2.0% management fees. For Aspect and John Locke, the respective Trading Advisors share with MLAI 25% of the 2.0% management fees.

Performance fees charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend, which are calculated at 25% and 22.5%, respectively, of any New Trading Profit (as defined in the respective Advisory Agreements) earned by the respective Trading Advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of an interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For Aspect and John Locke, the respective Trading Advisors share with MLAI 25% of the 20% performance fees.

The Trading Advisor’s sharing of management fees and/or performance fees with MLAI is to defray costs in connection with and in consideration of BAC’s providing certain administrative and operational support for the Portfolio Fund.

6.            WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2014, 2013 and 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.              MARKET AND CREDIT RISKS

The nature of this Fund has certain risks, which cannot all be presented in the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition of the Portfolio Funds. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of monitoring the Trading Advisors, with the market risk controls being applied by the respective Trading Advisors.

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

The credit risk associated with these instruments from counterparty nonperformance is the unrealized profit (loss) on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.

MLAI, as sponsor of the Portfolio Funds, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLI, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Portfolio Funds.

This policy may increase risk to the Portfolio Funds by preventing the diversification of brokers used by the Portfolio Funds.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their futures clearing broker. Due to the relationship with MLPF&S, in the event of default, all futures balances are eligible for offset with a net settlement due to MLPF&S.  Due to the relationship with MLI, in the event of default, all forward balances are eligible for offset with a net settlement due to MLI.

Concentration Risk

The Fund’s investments in the Portfolio Funds are subject to the market and credit risk of the Portfolio Funds. Because the majority of the Fund’s capital is invested in the Portfolio Funds, any changes in the market conditions that would adversely affect the Portfolio Funds could significantly impact the solvency of the Fund.

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded.

8.             SUBSEQUENT EVENTS

MLAI and Man Principal Strategies Corp. (“Man Principal Strategies”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which MLAI has agreed, subject to the terms of the Asset Purchase Agreement, to transfer and sell to Man Principal Strategies the following: (i) MLAI’s manager interest in the Fund; (ii) copies of MLAI’s books and records relating to the Fund; and (iii) MLAI’s rights under the Limited Liability Company Operating Agreement of the Fund (the “Transaction”). Upon consummation of the Transaction, an affiliate of Man Principal Strategies will become the manager of the Fund. Consequently, consummation of the Transaction will constitute a change of control with respect to the Fund. The consummation of the Transaction is subject to the satisfaction of customary closing conditions and approval by the investors in the Fund.

In respect to Class DS Units, effective as of January 1, 2015: (i) the management fee percentage payable by the BlueTrend Fund to the Trading Advisor reduces from 2.0% per annum to 1.5% per annum; and (ii) the Trading Advisor’s management fee sharing agreement with MLAI effectively reduces, as the Trading Advisor has agreed to share with MLAI an amount equal to 0.65% of the gross asset value attributable to the Units.

On December 31, 2014 with effect from January 1, 2015, the Fund, MLAI, BlueCrest Capital Management Limited (the “Former Trading Advisor”) and Systematica Investments Limited (the “New Trading Advisor”) entered into a Novation and Amendment Agreement (the “Novation and Amendment”). Pursuant to the Novation and Amendment the New Trading Advisor will be substituted for the Former Trading Advisor under the Advisory Agreement. The New Trading Advisor entered into the Novation and Amendment solely in its capacity as general partner of Systematica Investments LP.

In respect to Class DS Units, effective as of January 1, 2015: (i) the Aspect Fund will pay its performance fee quarterly to the Trading Advisor; (ii) The Trading Advisor no longer shares any of the performance fees with MLAI; and (iii) The Trading Advisor’s management fee sharing agreement with MLAI increases from 25% to 50%.

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