Form 10-K, Exhibit 13
period 2014-12-31
Systematic Momentum FuturesAccess LLC
filed 2015-03-20
CIK 1393359

Exhibit 13.04

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013 and for

the years ended December 31, 2014, 2013 and 2012

and Independent Auditor’s Report

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Independent Auditor’s Report

To the Managing Member of John Locke FuturesAccess LLC

We have audited the accompanying financial statements of John Locke FuturesAccess LLC (the “Fund”), which comprise the statement of financial condition as of December 31, 2014 and 2013 and the related statements of operations and of changes in members’ capital and the financial data highlights for each of the years in the three year period ended December 31, 2014. These financial statements and financial highlights are hereafter referred to as “financial statements.”

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control.  Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Locke FuturesAccess LLC at December 31, 2014 and 2013, and the results of its operations, changes in its members’ capital and the financial data highlights for each of the years in the three year period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $2,957,182 for 2014 and $4,233,921 for 2013)	$23,810,962	$30,100,463
Unrealized profit on open futures contracts	1,498,134	2,259,647
Cash	503,903	366,279
Other receivables	796	46

TOTAL ASSETS	$25,813,795	$32,726,435

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$544,969	$1,253,837
Management fees payable	591,621	52,491
Redemptions payable	426,139	1,547,361
Other liabilities	682,586	704,531

Total liabilities	2,245,315	3,558,220

MEMBERS’ CAPITAL:
Members’ Interest (15,341,466 Units and 23,703,863 Units outstanding, unlimited Units authorized)	23,568,480	29,168,215
Total members’ capital	23,568,480	29,168,215

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$25,813,795	$32,726,435

NET ASSET VALUE PER UNIT	$1.5363	$1.2305

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$6,736,569	$(176,506)	$21,036
Change in unrealized, net	(52,645)	745,806	(1,118,828)
Brokerage commissions	(225,361)	(333,203)	(723,283)

Total trading profit (loss), net	6,458,563	236,097	(1,821,075)

INVESTMENT INCOME (EXPENSE):
Interest, net	(625)	(1,267)	(2,528)

EXPENSES:
Management fee	507,204	860,679	1,761,077
Performance fee	556,901	—	—
Other	144,320	144,862	774,959
Total expenses	1,208,425	1,005,541	2,536,036

NET INVESTMENT INCOME (LOSS)	(1,209,050)	(1,006,808)	(2,538,564)

NET INCOME (LOSS)	$5,249,513	$(770,711)	$(4,359,639)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DS	19,379,523	34,639,376	66,639,593

Net income (loss) per weighted average Unit Class DS	$0.2709	$(0.0222)	$(0.0654)

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class DS	90,165,650	—	(47,273,784)	42,891,866	316,731	(19,504,734)	23,703,863	1,851,600	(10,213,997)	15,341,466

Total Members’ Units	90,165,650	—	(47,273,784)	42,891,866	316,731	(19,504,734)	23,703,863	1,851,600	(10,213,997)	15,341,466

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2014
Class DS	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620	$393,507	$(24,231,201)	$(770,711)	$29,168,215	$2,271,543	$(13,120,791)	$5,249,513	$23,568,480

Total Members’ Capital	$120,294,680	$—	$(62,158,421)	$(4,359,639)	$53,776,620	$393,507	$(24,231,201)	$(770,711)	$29,168,215	$2,271,543	$(13,120,791)	$5,249,513	$23,568,480

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2305

Net realized and net change in unrealized trading profit (loss)	0.3998
Brokerage commissions	(0.0117)
Interest income, net (c)	(0.0000)
Expenses	(0.0823)

Net asset value, end of year	$1.5363

Total Return: (a)

Total return before Performance fees	27.67%
Performance fees	-2.82%
Total return after Performance fees	24.85%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.59%
Performance fees	2.31%
Expenses (including Performance fees)	4.90%

Net investment income (loss) (excluding Performance fees)	-2.60%
Performance fees	-2.31%
Net investment income (loss) (including Performance fees)	-4.91%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2538

Net realized and net change in unrealized trading profit (loss)	0.0266
Brokerage commissions	(0.0097)
Interest income, net (c)	(0.0000)
Expenses	(0.0402)

Net asset value, end of year	$1.2305

Total Return: (a)

Total return before Performance fees	-0.88%
Performance fees	0.00%
Total return after Performance fees	-0.88%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.35%
Performance fees	0.00%
Expenses (including Performance fees)	2.35%

Net investment income (loss) (excluding Performance fees)	-2.35%
Performance fees	0.00%
Net investment income (loss) (including Performance fees)	-2.35%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3342

Net realized and net change in unrealized trading profit (loss)	(0.0262)
Brokerage commissions	(0.0111)
Interest income, net (c)	(0.0000)
Expenses	(0.0431)

Net asset value, end of year	$1.2538

Total Return: (a)

Total return before Performance fees	-6.00%
Performance fees	0.00%
Total return after Performance fees	-6.00%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss) (excluding Performance fees)	-2.90%
Performance fees	0.00%
Net investment income (loss) (including Performance fees)	-2.90%

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

JOHN LOCKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

John Locke FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. John Locke Investments SA (“John Locke” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the JLI Systematic Program (the “Trading Program”) for the Fund.

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

As of December 31, 2014, the Fund offers one Class of Units:  Class DS.  Each Class of Units is offered at the Net Asset Value per Unit. Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC, which is a FuturesAccess fund of funds.

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax of $587,486, generated by trading in Spain, is required in the Fund’s financial statements. Such amount is included in Other Liabilities on the Statements of Financial Condition. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2011.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	38	$(41,218)	-0.17%	(115)	$88,758	0.38%	$47,540	0.21%	February 2015 - March 2015
Currencies	26	31,699	0.13%	(121)	132,784	0.56%	164,483	0.69%	March 2015
Energy	4	(8,518)	-0.04%	(80)	271,033	1.15%	262,515	1.11%	January 2015 - February 2015
Interest rates	479	515,947	2.19%	—	—	0.00%	515,947	2.19%	March 2015 - June 2015
Metals	121	(362,685)	-1.54%	(139)	211,732	0.90%	(150,953)	-0.64%	January 2015 - October 2015
Stock indices	158	112,862	0.48%	(2)	771	0.00%	113,633	0.48%	January 2015 - March 2015

Total		$248,087	1.05%		$705,078	2.99%	$953,165	4.04%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	63	$(87,845)	-0.30%	(356)	$274,339	0.94%	$186,494	0.64%	February 2014 - March 2014
Currencies	283	246,741	0.85%	(274)	140,586	0.48%	387,327	1.33%	March 2014
Energy	162	(202,002)	-0.69%	(13)	10,860	0.04%	(191,142)	-0.65%	January 2014
Interest rates	126	(38,598)	-0.13%	(115)	28,782	0.10%	(9,816)	-0.03%	March 2014 - June 2014
Metals	348	423,096	1.45%	(321)	(434,871)	-1.49%	(11,775)	-0.04%	January 2014 - October 2014
Stock indices	252	645,981	2.21%	(2)	(1,259)	0.00%	644,722	2.21%	January 2014 - March 2014

Total		$987,373	3.39%		$18,437	0.07%	$1,005,810	3.46%

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows:

2014	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Assets
Futures	$1,498,134	$1,297,164	$200,970	$—
Forwards	—	—	—	—
	$1,498,134	$1,297,164	$200,970	$—

Liabilities
Futures	$544,969	$167,554	$377,415	$—
Forwards	—	—	—	—
	$544,969	$167,554	$377,415	$—

December 31, 2014	$953,165	$1,129,610	$(176,445)	$—

2013	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Assets
Futures	$2,259,647	$1,606,546	$653,101	$—
Forwards	—	—	—	—
	$2,259,647	$1,606,546	$653,101	$—

Liabilities
Futures	$1,253,837	$475,982	$777,855	$—
Forwards	—	—		—
	$1,253,837	$475,982	$777,855	$—

December 31, 2013	$1,005,810	$1,130,564	$(124,754)	$—

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

Commodity Industry	December 31, 2014	December 31, 2013	December 31, 2012
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$1,085,134	$170,969	$522,295
Currencies	770,225	(100,706)	(4,328,476)
Energy	2,014,538	(3,005,178)	2,404,788
Interest rates	3,497,422	(2,810,475)	2,901,757
Metals	(562,739)	891,925	(2,855,249)
Stock indices	(120,656)	5,422,765	257,093

Total	$6,683,924	$569,300	$(1,097,792)

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $5,086, $8,706 and $17,396, respectively, of which $807 and $1,082 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $6.01, $5.62 and $6.19 respectively.

Brokerage Commissions and Interest, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 120 days written notice to the other party.  The Trading Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays the Trading Advisor annual management fees of 2% of the Fund’s average month-end net assets allocated to it after reduction for the brokerage commissions accrued with respect to such assets. MLAI receives 25% of the 2% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by the Trading Advisor as of the end of each calendar year.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. MLAI receives 25% of the 20% annual performance fee.

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

8.              SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund through March 20, 2015, the date the financial statements were available to be issued, and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

* * * * * * * * * * *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
John Locke FuturesAccess LLC