Form 10-K, Exhibit 13
period 2014-12-31
Systematic Momentum FuturesAccess LLC
filed 2015-03-20
CIK 1393359

Exhibit 13.06

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

To the Board of Managers and Members of ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2014 and 2013, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $10,272,575 for 2014 and $14,999,063 for 2013)	$69,094,556	$91,648,859
Unrealized profit on open futures contracts	8,204,592	7,605,133
Cash	541,412	530,432
Other assets	2,484	90

TOTAL ASSETS	$77,843,044	$99,784,514

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$1,668,977	$2,717,667
Sponsor and Advisory fees payable	1,366,552	182,957
Redemptions payable	1,621,921	10,248,917
Other liabilities	200,531	303,483

Total liabilities	4,857,981	13,453,024

MEMBERS’ CAPITAL:
Members’ Interest (48,238,660 Units and 66,052,414 Units outstanding; unlimited Units authorized)	72,985,063	86,331,490
Total members’ capital	72,985,063	86,331,490

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$77,843,044	$99,784,514

NET ASSET VALUE PER UNIT:

Class A	$1.3175	$1.1143
Class C	$1.1839	$1.0114
Class D	$1.1293	$0.9409
Class I	$1.3360	$1.1254
Class DS	$1.7301	$1.4415
Class DT	$1.8881	$1.5651
Class M	$1.1218	$0.9347

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$14,422,892	$(257,587)	$11,822,071
Change in unrealized, net	1,648,149	2,100,635	(5,010,392)
Brokerage commissions	(573,907)	(802,619)	(1,122,005)

Total trading profit (loss), net	15,497,134	1,040,429	5,689,674

INVESTMENT INCOME (EXPENSE):
Interest, net	(3,448)	(3,284)	7,111

EXPENSES:
Management fee to Trading Advisor	740,724	2,284,350	3,502,971
Management fee to MLAI	337,685	—	—
Sponsor fee	370,594	520,856	630,871
Performance fee	1,252,535	—	158,705
Other	451,448	545,922	656,058
Total expenses	3,152,986	3,351,128	4,948,605

NET INVESTMENT INCOME (LOSS)	(3,156,434)	(3,354,412)	(4,941,494)

NET INCOME (LOSS)	$12,340,700	$(2,313,983)	$748,180

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	5,059,265	8,518,918	9,600,043
Class C	10,379,788	14,406,210	15,502,703
Class D	1,965,194	6,911,105	4,344,135
Class I	1,057,413	1,326,366	1,389,136
Class DS	25,293,319	48,446,905	80,202,527
Class DT	7,552,446	12,942,589	18,128,492
Class M*	4,220,562	3,899,097	2,087,589

Net income (loss) per weighted average Unit
Class A	$0.1863	$(0.0381)	$(0.0454)
Class C	$0.1582	$(0.0407)	$(0.0419)
Class D	$0.1900	$(0.0164)	$(0.1080)
Class I	$0.1959	$(0.0334)	$(0.0355)
Class DS	$0.2415	$(0.0234)	$0.0243
Class DT	$0.2921	$(0.0085)	$0.0233
Class M*	$0.2036	$(0.0004)	$(0.0108)

*Units issued on October 1, 2012. (Presentation of weighted average units outstanding and net income (loss)

per weighted average units for this share class for 2012 is for the period October 1, 2012 to December 31, 2012).

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012 (IN UNITS)

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class A	8,926,646	2,398,527	(1,851,875)	9,473,298	891,952	(4,539,161)	5,826,089	79,410	(1,154,520)	4,750,979
Class C	17,017,841	2,572,479	(4,237,929)	15,352,391	3,042,907	(6,848,411)	11,546,887	886,092	(3,111,520)	9,321,459
Class D	2,062,362	4,838,004	(62,362)	6,838,004	248,619	(5,239,250)	1,847,373	160,897	(142,405)	1,865,865
Class I	952,853	832,501	(394,420)	1,390,934	391,505	(594,321)	1,188,118	25,881	(287,691)	926,308
Class DS	104,405,795	—	(44,516,616)	59,889,179	1,649,241	(28,510,989)	33,027,431	584,558	(13,303,057)	20,308,932
Class DT	21,641,717	12,221	(6,487,285)	15,166,653	115,978	(6,266,014)	9,016,617	144,275	(2,901,743)	6,259,149
Class M*	—	3,691,820	—	3,691,820	1,272,322	(1,364,243)	3,599,899	1,655,624	(449,555)	4,805,968

Total Members’ Units	155,007,214	14,345,552	(57,550,487)	111,802,279	7,612,524	(53,362,389)	66,052,414	3,536,737	(21,350,491)	48,238,660

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2014
Class A	$10,534,052	$2,866,271	$(2,167,161)	$(436,058)	$10,797,104	$985,698	$(4,965,966)	$(324,482)	$6,492,354	$99,000	$(1,274,476)	$942,679	$6,259,557
Class C	18,595,146	2,831,398	(4,736,568)	(649,325)	16,040,651	3,109,502	(6,885,459)	(586,382)	11,678,312	870,000	(3,155,383)	1,642,414	11,035,343
Class D	1,994,275	5,019,388	(62,025)	(469,022)	6,482,616	235,000	(4,866,210)	(113,194)	1,738,212	145,000	(149,568)	373,435	2,107,079
Class I	1,126,558	1,012,139	(494,730)	(49,273)	1,594,694	444,000	(657,269)	(44,274)	1,337,151	28,000	(334,839)	207,190	1,237,502
Class DS	154,664,583	—	(69,634,735)	1,952,715	86,982,563	2,359,243	(40,599,219)	(1,133,475)	47,609,112	898,355	(19,480,955)	6,109,429	35,135,941
Class DT	34,131,695	20,467	(10,895,819)	421,627	23,677,970	179,963	(9,635,888)	(110,517)	14,111,528	249,091	(4,748,578)	2,206,143	11,818,184
Class M*	—	3,499,318	—	(22,484)	3,476,834	1,187,000	(1,297,354)	(1,659)	3,364,821	1,599,903	(432,677)	859,410	5,391,457

Total Members’ Capital	$221,046,309	$15,248,981	$(87,991,038)	$748,180	$149,052,432	$8,500,406	$(68,907,365)	$(2,313,983)	$86,331,490	$3,889,349	$(29,576,476)	$12,340,700	$72,985,063

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.1143	$1.0114	$0.9409	$1.1254	$1.4415	$1.5651	$0.9347

Net realized and net change in unrealized trading profit (loss)	0.2764	0.2490	0.2360	0.2800	0.3615	0.3942	0.2344
Brokerage commissions	(0.0090)	(0.0081)	(0.0077)	(0.0091)	(0.0118)	(0.0128)	(0.0076)
Interest income, net	(0.0001)	(0.0001)	(0.0000)	(0.0001)	(0.0001)	(0.0001)	(0.0000)
Expenses	(0.0641)	(0.0683)	(0.0399)	(0.0602)	(0.0610)	(0.0583)	(0.0397)

Net asset value, end of year	$1.3175	$1.1839	$1.1293	$1.3360	$1.7301	$1.8881	$1.1218

Total Return: (a)

Total return before Performance fees	20.21%	19.01%	22.03%	20.69%	22.02%	22.68%	22.02%
Performance fees	-1.97%	-1.95%	-2.01%	-1.98%	-2.00%	-2.04%	-2.00%
Total return after Performance fees	18.24%	17.06%	20.02%	18.71%	20.02%	20.64%	20.02%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.67%	4.68%	2.17%	3.27%	2.17%	1.62%	2.17%
Performance fees	1.72%	1.72%	1.72%	1.72%	1.72%	1.74%	1.72%
Expenses (including Performance fees)	5.39%	6.40%	3.89%	4.99%	3.89%	3.36%	3.89%

Net investment income (loss) (excluding Performance fees)	-3.67%	-4.68%	-2.16%	-3.27%	-2.16%	-1.62%	-2.16%
Performance fees	-1.72%	-1.72%	-1.72%	-1.72%	-1.72%	-1.74%	-1.72%
Net investment income (loss) (including Performance fees)	-5.39%	-6.40%	-3.88%	-4.99%	-3.88%	-3.36%	-3.88%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:

Net asset value, beginning of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Net realized and net change in unrealized trading profit (loss)	0.0254	0.0229	0.0216	0.0257	0.0330	0.0360	0.0214
Brokerage commissions	(0.0071)	(0.0065)	(0.0060)	(0.0072)	(0.0092)	(0.0099)	(0.0059)
Interest income, net (c)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0437)	(0.0498)	(0.0227)	(0.0396)	(0.0347)	(0.0222)	(0.0226)

Net asset value, end of year	$1.1143	$1.0114	$0.9409	$1.1254	$1.4415	$1.5651	$0.9347

Total Return: (a)

Total return before Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%

Net investment income (loss) (excluding Performance fees)	-3.95%	-4.96%	-2.45%	-3.55%	-2.45%	-1.45%	-2.45%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-3.95%	-4.96%	-2.45%	-3.55%	-2.45%	-1.45%	-2.45%

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Per Unit Operating Performance:

Net asset value, beginning of year or at time of offer	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0140	0.0135	0.0108	0.0138	0.0165	0.0169	(0.0507)
Brokerage commissions	(0.0073)	(0.0068)	(0.0061)	(0.0074)	(0.0093)	(0.0099)	(0.0017)
Interest income, net	0.0000	0.0000	0.0000	0.0000	0.0001	0.0001	(0.0000)
Expenses	(0.0471)	(0.0546)	(0.0237)	(0.0422)	(0.0363)	(0.0230)	(0.0058)

Net asset value, end of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Total Return: (a)

Total return before Performance fees	-3.48%	-4.45%	-2.03%	-3.10%	-2.03%	-1.04%	-5.82%
Performance fees	-0.08%	-0.08%	-0.08%	-0.08%	-0.08%	-0.13%	0.00%
Total return after Performance fees	-3.56%	-4.53%	-2.11%	-3.18%	-2.11%	-1.17%	-5.82%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.87%	4.87%	2.36%	3.47%	2.36%	1.36%	2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%
Expenses (including Performance fees)	3.87%	4.87%	2.36%	3.47%	2.36%	1.41%	2.43%

Net investment income (loss) (excluding Performance fees)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.35%	-2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	-0.05%	0.00%
Net investment income (loss) (including Performance fees)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.40%	-2.43%

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Transtrend B.V. (“Transtrend” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Transtrend Diversified Trend Program-Enhanced Risk Profile (the “Trading Program”) for the Fund.

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

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	240	$(109,289)	-0.15%	(781)	$914,930	1.25%	$805,641	1.10%	January 2015 - March 2016
Currencies	263	(67,357)	-0.09%	(394)	81,614	0.11%	14,257	0.02%	January 2015 - March 2015
Energy	23	5,797	0.01%	(332)	2,501,921	3.43%	2,507,718	3.44%	January 2015 - December 2016
Interest rates	2,795	2,761,045	3.78%	(780)	(59,807)	-0.08%	2,701,238	3.70%	March 2015 - December 2018
Metals	218	(776,487)	-1.06%	(256)	641,852	0.88%	(134,635)	-0.18%	January 2015 - October 2015
Stock indices	634	763,820	1.05%	(142)	(122,424)	-0.17%	641,396	0.88%	January 2015 - June 2015

Total		$2,577,529	3.54%		$3,958,086	5.42%	$6,535,615	8.96%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	541	$(109,641)	-0.13%	(1,296)	$1,022,304	1.18%	$912,663	1.05%	January 2014 - December 2014
Currencies	655	1,056,453	1.22%	(507)	870,273	1.01%	1,926,726	2.23%	February 2014 - March 2014
Energy	760	159,271	0.18%	(44)	20,151	0.02%	179,422	0.20%	January 2014 - December 2015
Interest rates	1,161	(187,202)	-0.22%	(942)	572,202	0.66%	385,000	0.44%	March 2014 - December 2017
Metals	518	385,034	0.45%	(828)	(295,853)	-0.34%	89,181	0.11%	January 2014 - October 2014
Stock indices	848	1,235,820	1.43%	(466)	158,654	0.18%	1,394,474	1.61%	January 2014 - June 2014

Total		$2,539,735	2.93%		$2,347,731	2.71%	$4,887,466	5.64%

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows:

2014	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$8,204,592	$7,556,022	$648,570	$—
Forwards	—	—	—	—
	$8,204,592	$7,556,022	$648,570	$—

Liabilities
Futures	$1,668,977	$926,364	$742,613	$—
Forwards	—	—	—	—
	$1,668,977	$926,364	$742,613	$—

December 31, 2014	$6,535,615	$6,629,658	$(94,043)	$—

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$7,605,133	$6,593,966	$1,011,167	$—
Forwards	—	—	—	—
	$7,605,133	$6,593,966	$1,011,167	$—

Liabilities
Futures	$2,717,667	$1,020,741	$1,696,926	$—
Forwards	—	—	—	—
	$2,717,667	$1,020,741	$1,696,926	$—

December 31, 2013	$4,887,466	$5,573,225	$(685,759)	$—

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

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

	December 31, 2014	December 31, 2013	December 31, 2012
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Gain (loss) from trading

Agriculture	$3,411,319	$567,255	$(6,096,889)
Currencies	(1,180,674)	(3,024,130)	1,497,662
Energy	5,246,328	(7,079,331)	(2,751,878)
Interest rates	12,528,664	(4,537,269)	10,649,479
Metals	(194,739)	3,012,643	(1,858,621)
Stock indices	(3,739,857)	12,903,880	5,371,926

Total	$16,071,041	$1,843,048	$6,811,679

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

4.                  RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $14,914, $24,570 and $38,121, respectively, of which $2,467 and $3,262 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $6.11, $5.81 and $5.91, respectively.

Brokerage Commissions, Interest, Management fees to MLAI and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

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

The Fund pays monthly management fees to each of the Trading Advisor and MLAI based on the month-end Net Asset Value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).  The management fee rate payable to the Trading Advisor is 1.0% per year for all Classes of Units, except Class DT Units which is charged a 0.5% management fee.  The management fee rate payable to MLAI is 0.5% per year for all Classes of Units, except for Class DT Units which is not charged a management fee for MLAI.

The Fund pays a 22.5% annual quarterly performance to the Trading Advisor with respect to all Classes of Units.  The performance fee is calculated based on any increase in the aggregate net asset value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest net asset value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).  The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

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