Form 10-K, Exhibit 13
period 2014-12-31
Systematic Momentum FuturesAccess LLC
filed 2015-03-20
CIK 1393359

Exhibit 13.07

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013 and

for the years ended December 31, 2014, 2013 and 2012 and

Independent Auditor’s Report

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS
Page

INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2014 and 2013	2

Statements of Operations for the years ended December 31, 2014, 2013 and 2012	3

Statements of Changes in Members’ Capital for the years ended December 31, 2014, 2013 and 2012	4

Financial Data Highlights for the years ended December 31, 2014, 2013 and 2012	5

Notes to Financial Statements	8

Independent Auditor’s Report

To the Managing Member of Tudor Tensor FuturesAccess LLC

We have audited the accompanying financial statements of Tudor Tensor FuturesAccess LLC (the “Fund”), which comprise the statement of financial condition as of December 31, 2014 and 2013 and the related statements of operations and of changes in members’ capital and the financial data highlights, for each of the years in the three year period ended December 31, 2014. These financial statements and financial highlights are hereafter referred to as “financial statements.”

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tudor Tensor FuturesAccess LLC at December 31, 2014 and 2013, and the results of its operations, changes in its members’ capital and the financial data highlights, for each of the years in the three year period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $3,184,631 for 2014 and $2,968,540 for 2013)	$23,777,439	$29,973,163
Unrealized profit on open futures contracts	3,896,996	2,073,665
Unrealized profit on open forwards contracts	390,669	496,332
Cash	492,933	426,601
Accrued interest receivable	59	10
Other assets	12,776	12,000

TOTAL ASSETS	$28,570,872	$32,981,771

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$3,693,628	$1,448,636
Unrealized loss on open forwards contracts	281,393	466,390
Brokerage commissions payable	3,879	104,861
Advisory fees payable	40,695	52,390
Redemptions payable	302,463	937,680
Other liabilities	351,206	874,470

Total liabilities	4,673,264	3,884,427

MEMBERS’ CAPITAL:
Members’ Interest (24,420,693 Units and 34,972,177 Units outstanding, unlimited Units authorized)	23,897,608	29,097,344
Total members’ capital	23,897,608	29,097,344

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$28,570,872	$32,981,771

NET ASSET VALUE PER UNIT	$0.9786	$0.8320

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$4,713,779	$296,243	$1,015,639
Change in unrealized, net	(342,327)	450,749	(185,500)
Brokerage commissions	(476,414)	(1,597,442)	(1,567,106)

Total trading profit (loss), net	3,895,038	(850,450)	(736,967)

INVESTMENT INCOME (EXPENSE):
Interest, net	(791)	(6,747)	3,207
Other income	400,000	—	—
Total income	399,209	(6,747)	3,207

EXPENSES:
Management fee	504,442	859,774	1,683,773
Other	39,447	139,394	834,723
Total expenses	543,889	999,168	2,518,496

NET INVESTMENT INCOME (LOSS)	(144,680)	(1,005,915)	(2,515,289)

NET INCOME (LOSS)	$3,750,358	$(1,856,365)	$(3,252,256)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DS	29,744,552	48,497,674	90,868,164

Net income (loss) per weighted average Unit Class DS	$0.1261	$(0.0383)	$(0.0358)

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class DS	120,438,449	544,129	(60,200,447)	60,782,131	658,341	(26,468,295)	34,972,177	3,328,350	(13,879,834)	24,420,693

Total Members’ Units	120,438,449	544,129	(60,200,447)	60,782,131	658,341	(26,468,295)	34,972,177	3,328,350	(13,879,834)	24,420,693

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2014
Class DS	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750	$600,360	$(23,352,401)	$(1,856,365)	$29,097,344	$2,704,569	$(11,654,663)	$3,750,358	$23,897,608

Total Members’ Capital	$111,704,375	$490,651	$(55,237,020)	$(3,252,256)	$53,705,750	$600,360	$(23,352,401)	$(1,856,365)	$29,097,344	$2,704,569	$(11,654,663)	$3,750,358	$23,897,608

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$0.8320

Net realized and net change in unrealized trading profit (loss)	0.1720
Brokerage commissions	(0.0156)
Interest income, net (c)	(0.0000)
Other income	0.0161
Expenses	(0.0259)

Net asset value, end of year	$0.9786

Total Return: (a)

Total return before Performance fees	17.62%
Performance fees	0.00%
Total return after Performance fees	17.62%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.15%
Performance fees	0.00%
Expenses (including Performance fees)	2.15%

Net investment income (loss) (excluding Performance fees)	-0.49%
Performance fees	0.00%
Net investment income (loss) (including Performance fees)	-0.49%

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

See notes to financial statements.

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

Class DS
Per Unit Operating Performance:

Net asset value, beginning of year	$0.9275

Net realized and net change in unrealized trading profit (loss)	0.0053
Brokerage commissions	(0.0179)
Interest income, net (c)	0.0000
Expenses	(0.0313)

Net asset value, end of year	$0.8836

Total Return: (a)

Total return before Performance fees	-4.72%
Performance fees	0.00%
Total return after Performance fees	-4.72%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.01%
Performance fees	0.00%
Expenses (including Performance fees)	3.01%

Net investment income (loss) (excluding Performance fees)	-3.00%
Performance fees	0.00%
Net investment income (loss) (including Performance fees)	-3.00%

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

TUDOR TENSOR FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Tudor Tensor FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on September 7, 2009 and commenced trading activities on January 1, 2010. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Tudor Investment Corporation (“Tudor” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Tudor Tensor Strategy Program (the “Trading Program”) for the Fund.

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax of $258,354, generated by trading in Spain, is required in the Fund’s financial statements.  Such amount, which is included in Other Liabilities on the Statements of Financial Condition, is net of a $400,000 reversal of tax exposure which is reflected within Other income on the Statements of Operations.   The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2011.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	186	$(239,508)	-1.00%	(232)	$269,937	1.13%	$30,429	0.13%	February 2015 - July 2015
Currencies - Futures	18	3,541	0.01%	(13)	(2,831)	-0.01%	710	0.00%	March 2015
Currencies - Forwards*	75,966,704	(74,688)	-0.31%	(100,649,927)	183,964	0.77%	109,276	0.46%	January 2015 - February 2015
Energy	141	(685,868)	-2.87%	(191)	1,049,439	4.39%	363,571	1.52%	January 2015 - March 2015
Interest rates	863	116,684	0.49%	(72)	(21,082)	-0.09%	95,602	0.40%	March 2015 - June 2016
Metals	493	(2,612,033)	-10.93%	(495)	2,246,069	9.40%	(365,964)	-1.53%	January 2015 - July 2015
Stock indices	147	90,829	0.38%	(15)	(11,809)	-0.05%	79,020	0.33%	January 2015 - March 2015

Total		$(3,401,043)	-14.23%		$3,713,687	15.54%	$312,644	1.31%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	109	$(57,948)	-0.20%	(282)	$176,402	0.61%	$118,454	0.41%	February 2014 - July 2014
Currencies - Futures	17	7,044	0.02%	(102)	25,059	0.09%	32,103	0.11%	March 2014
Currencies - Forwards*	141,406,551	93,879	0.32%	(146,350,461)	(63,937)	-0.22%	29,942	0.10%	January 2014 - February 2014
Energy	146	(76,082)	-0.26%	(61)	36,970	0.13%	(39,112)	-0.13%	January 2014 - March 2014
Interest rates	527	(82,904)	-0.28%	(506)	7,427	0.03%	(75,477)	-0.25%	March 2014 - June 2015
Metals	554	822,939	2.83%	(544)	(719,248)	-2.47%	103,691	0.36%	January 2014 - July 2014
Stock indices	316	485,652	1.67%	(2)	(282)	0.00%	485,370	1.67%	January 2014 - March 2014

Total		$1,192,580	4.10%		$(537,609)	-1.83%	$654,971	2.27%

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows:

2014	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$3,896,996	$1,614,940	$2,282,056	$—
Forwards	390,669	—	390,669	—
	$4,287,665	$1,614,940	$2,672,725	$—

Liabilities
Futures	$3,693,628	$1,053,153	$2,640,475	$—
Forwards	281,393	—	281,393	—
	$3,975,021	$1,053,153	$2,921,868	$—

December 31, 2014	$312,644	$561,787	$(249,143)	$—

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$2,073,665	$887,228	$1,186,437	$—
Forwards	496,332	—	496,332	—
	$2,569,997	$887,228	$1,682,769	$—

Liabilities
Futures	$1,448,636	$343,771	$1,104,865	$—
Forwards	466,390	—	466,390	—
	$1,915,026	$343,771	$1,571,255	$—

December 31, 2013	$654,971	$543,457	$111,514	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

Commodity Industry	December 31, 2014	December 31, 2013	December 31, 2012
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$1,088,144	$36,835	$(1,105,421)
Currencies	3,215,799	(1,909,692)	(965,068)
Energy	352,148	(1,208,547)	2,799,510
Interest rates	1,109,355	(2,170,219)	404,447
Metals	(219,770)	130,460	(1,979,721)
Stock indices	(1,174,224)	5,868,155	1,676,392

Total	$4,371,452	$746,992	$830,139

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

4.     RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018%

to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $5,063, $8,733 and $16,787, respectively, of which $808 and $1,082 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $6.30, $18.40 and $11.63, respectively.

Brokerage Commissions and Interest, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

5.    ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2015.  Thereafter, this agreement shall be automatically renewed for successive two-year periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party.  The Trading Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of its respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays the Trading Advisor annual management fees of 2% of the Fund’s average month-end net assets after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 50% of the 2% management fee from the Trading Advisor for sponsoring and providing ongoing administration and operational support of the Fund.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by the Trading Advisor as of either the end of each calendar year or upon the net reallocation of assets away from the Trading Advisor.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

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