Form 10-K, Exhibit 13
period 2014-12-31
Systematic Momentum FuturesAccess LLC
filed 2015-03-20
CIK 1393359

Exhibit 13.08

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013 and

for the years ended December 31, 2014, 2013 and 2012

and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of ML Winton FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the “Fund”) at December 31, 2014 and 2013, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for opinion.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $70,036,099 for 2014 and $74,790,241 for 2013)	$980,824,673	$974,168,421
Unrealized profit on open futures contracts	44,175,968	42,267,900
Unrealized profit on open forwards contracts	4,533,927	3,156,037
Cash	704,200	631,442
Other assets	32,960	200

TOTAL ASSETS	$1,030,271,728	$1,020,224,000

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$6,232	$7,723
Sponsor and Advisory fees payable	23,352,515	9,079,002
Redemptions payable	2,759,503	17,236,150
Unrealized loss on open futures contracts	13,528,343	11,978,242
Unrealized loss on open forwards contracts	9,079,528	2,917,024
Other liabilities	460,550	656,454

Total liabilities	49,186,671	41,874,595

MEMBERS’ CAPITAL:
Members’ Interest (593,821,837 Units and 632,945,962 Units)	981,085,057	978,349,405
Total members’ capital	981,085,057	978,349,405

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$1,030,271,728	$1,020,224,000

NET ASSET VALUE PER UNIT:
(Based on 593,821,837 and 632,945,962 Units outstanding; unlimited Units authorized)

Class A	$1.9392	$1.7385
Class C	$1.7580	$1.5919
Class D	$2.0732	$1.8309
Class I	$2.0018	$1.7875
Class DS	$2.0706	$1.8286
Class DT	$2.2127	$1.9307
Class M	$1.1649	$1.0288
Class F	$1.1433	$1.0007
Class F1	$1.1715	$1.0254

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$174,445,190	$84,320,010	$(12,985,638)
Change in unrealized, net	(4,426,647)	19,691,885	(12,556,280)
Brokerage commissions	(1,182,808)	(1,310,913)	(1,658,223)

Total trading profit (loss), net	168,835,735	102,700,982	(27,200,141)

INVESTMENT INCOME (EXPENSE):
Interest, net	(492,913)	(370,405)	(268,920)

EXPENSES:
Management fee	18,246,934	21,013,843	22,799,470
Sponsor fee	13,968,592	15,912,263	17,137,471
Performance fee	29,738,237	6,385,339	519
Other	1,939,953	2,145,799	2,111,326
Total expenses	63,893,716	45,457,244	42,048,786

NET INVESTMENT INCOME (LOSS)	(64,386,629)	(45,827,649)	(42,317,706)

NET INCOME (LOSS)	$104,449,106	$56,873,333	$(69,517,847)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	75,378,674	98,692,610	112,525,532
Class C	276,291,530	320,078,129	338,215,096
Class D	39,142,522	79,113,900	97,233,575
Class I	36,995,414	50,548,810	53,305,559
Class DS	23,867,967	41,616,725	72,728,392
Class DT	6,154,763	10,750,384	16,327,295
Class M*	82,036,800	45,571,438	9,121,131
Class F**	46,520,691	45,094,466	—
Class F1***	32,348,368	32,348,368	—

Net income (loss) per weighted average Unit
Class A	$0.1789	$0.0896	$(0.1037)
Class C	$0.1611	$0.0652	$(0.1119)
Class D	$0.2260	$0.1433	$(0.0781)
Class I	$0.1862	$0.1002	$(0.0992)
Class DS	$0.2251	$0.1166	$(0.0827)
Class DT	$0.2585	$0.1342	$(0.0767)
Class M*	$0.1512	$0.0669	$0.0164
Class F**	$0.1426	$0.0136	$—
Class F1***	$0.1461	$0.0254	$—

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

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012 (IN UNITS)

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class A	102,409,963	29,640,100	(26,228,313)	105,821,750	9,547,008	(26,089,547)	89,279,211	6,060,784	(31,194,072)	64,145,923
Class C	302,923,116	92,775,855	(60,957,404)	334,741,567	30,030,602	(75,515,200)	289,256,969	35,919,103	(59,600,117)	265,575,955
Class D	93,387,095	16,402,430	(10,563,847)	99,225,678	6,206,542	(58,735,323)	46,696,897	3,680,491	(15,055,011)	35,322,377
Class I	49,889,508	13,773,459	(12,995,108)	50,667,859	6,983,219	(9,961,751)	47,689,327	2,489,090	(19,022,768)	31,155,649
Class DS	86,602,313	—	(32,474,284)	54,128,029	—	(26,465,655)	27,662,374	3,783,452	(10,234,326)	21,211,500
Class DT	18,285,820	—	(5,083,599)	13,202,221	—	(5,893,382)	7,308,839	—	(1,967,786)	5,341,053
Class M*	—	38,151,931	—	38,151,931	16,525,784	(8,494,429)	46,183,286	60,133,744	(14,116,709)	92,200,321
Class F**	—	—	—	—	46,520,691	—	46,520,691	—	—	46,520,691
Class F1***	—	—	—	—	32,348,368	—	32,348,368	—	—	32,348,368

Total Members’ Units	653,497,815	190,743,775	(148,302,555)	695,939,035	148,162,214	(211,155,287)	632,945,962	112,066,664	(151,190,789)	593,821,837

* Units issued on March 1, 2012.

** Units issued on May 16, 2013.

*** Units issued on June 1, 2013.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2014
Class A	$179,178,644	$50,675,735	$(43,814,019)	$(11,666,559)	$174,373,801	$16,098,619	$(44,097,135)	$8,838,824	$155,214,109	$10,612,854	$(54,917,429)	$13,483,535	$124,393,069
Class C	495,110,458	147,487,040	(94,603,982)	(37,852,175)	510,141,341	46,650,874	(117,187,044)	20,855,066	460,460,237	57,435,022	(95,527,726)	44,502,882	466,870,415
Class D	166,986,022	28,547,708	(18,316,402)	(7,589,299)	169,628,029	10,820,354	(106,288,749)	11,338,552	85,498,186	6,729,000	(27,845,562)	8,847,077	73,228,701
Class I	89,030,337	23,922,022	(22,162,942)	(5,289,965)	85,499,452	11,980,169	(17,299,983)	5,064,476	85,244,114	4,451,221	(34,215,466)	6,888,405	62,368,274
Class DS	154,664,303	—	(56,228,117)	(6,017,214)	92,418,972	—	(46,685,825)	4,851,535	50,584,682	6,919,320	(18,956,021)	5,371,945	43,919,926
Class DT	34,131,627	—	(9,201,191)	(1,252,467)	23,677,969	—	(11,009,023)	1,442,581	14,111,527	—	(3,884,216)	1,590,873	11,818,184
Class M*	—	36,497,781	—	149,832	36,647,613	16,330,357	(8,514,087)	3,048,165	47,512,048	62,511,694	(15,026,145)	12,404,112	107,401,709
Class F**	—	—	—	—	—	45,942,000	—	612,511	46,554,511	—	—	6,633,747	53,188,258
Class F1***	—	—	—	—	—	32,348,368	—	821,623	33,169,991	—	—	4,726,530	37,896,521

Total Members’ Interest	$1,119,101,391	$287,130,286	$(244,326,653)	$(69,517,847)	$1,092,387,177	$180,170,741	$(351,081,846)	$56,873,333	$978,349,405	$148,659,111	$(250,372,565)	$104,449,106	$981,085,057

* Units issued on March 1, 2012.
** Units issued on May 16, 2013.
*** Units issued on June 1, 2013.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M	Class F	Class F1

Per Unit Operating Performance:
Net asset value, beginning of year or at the time of offer	$1.7385	$1.5919	$1.8309	$1.7875	$1.8286	$1.9307	$1.0288	$1.0007	$1.0254

Net realized and net change in unrealized trading profit (loss)	0.3274	0.2976	0.3484	0.3375	0.3480	0.3697	0.1958	0.1917	0.1964
Brokerage commissions	(0.0022)	(0.0020)	(0.0024)	(0.0023)	(0.0023)	(0.0025)	(0.0013)	(0.0013)	(0.0013)
Interest income, net	(0.0009)	(0.0008)	(0.0010)	(0.0009)	(0.0010)	(0.0010)	(0.0005)	(0.0005)	(0.0005)
Expenses	(0.1236)	(0.1287)	(0.1027)	(0.1200)	(0.1027)	(0.0842)	(0.0579)	(0.0473)	(0.0485)

Net asset value, end of year	$1.9392	$1.7580	$2.0732	$2.0018	$2.0706	$2.2127	$1.1649	$1.1433	$1.1715

Total Return: (a)

Total return before Performance fees	14.84%	13.70%	16.57%	15.29%	16.56%	17.19%	16.56%	17.72%	17.72%
Performance fees	-3.30%	-3.27%	-3.33%	-3.30%	-3.33%	-2.59%	-3.33%	-3.47%	-3.47%
Total return after Performance fees	11.54%	10.43%	13.24%	11.99%	13.23%	14.60%	13.23%	14.25%	14.25%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.78%	4.79%	2.28%	3.38%	2.28%	1.77%	2.28%	1.27%	1.27%
Performance fees	3.13%	3.13%	3.13%	3.13%	3.13%	2.41%	3.13%	3.24%	3.24%
Expenses (including Performance fees)	6.91%	7.92%	5.41%	6.51%	5.41%	4.18%	5.41%	4.51%	4.51%

Net investment income (loss) (excluding Performance fees)	-3.78%	-4.78%	-2.27%	-3.38%	-2.27%	-1.77%	-2.27%	-1.26%	-1.26%
Performance fees	-3.13%	-3.13%	-3.13%	-3.13%	-3.13%	-2.41%	-3.13%	-3.24%	-3.24%
Net investment income (loss) (including Performance fees)	-6.91%	-7.91%	-5.40%	-6.51%	-5.40%	-4.18%	-5.40%	-4.50%	-4.50%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M	Class F*	Class F1**

Per Unit Operating Performance:
Net asset value, beginning of year or at the time of offer	$1.6478	$1.5240	$1.7095	$1.6874	$1.7074	$1.7935	$0.9606	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.1667	0.1534	0.1743	0.1711	0.1741	0.1833	0.0980	0.0082	0.0386
Brokerage commissions	(0.0021)	(0.0019)	(0.0021)	(0.0021)	(0.0021)	(0.0023)	(0.0012)	(0.0007)	(0.0007)
Interest income, net	(0.0006)	(0.0005)	(0.0006)	(0.0006)	(0.0006)	(0.0006)	(0.0003)	(0.0001)	(0.0003)
Expenses	(0.0733)	(0.0831)	(0.0502)	(0.0683)	(0.0502)	(0.0432)	(0.0283)	(0.0067)	(0.0122)

Net asset value, end of year	$1.7385	$1.5919	$1.8309	$1.7875	$1.8286	$1.9307	$1.0288	$1.0007	$1.0254

Total Return: (a)

Total return before Performance fees	6.13%	5.07%	7.73%	6.56%	7.73%	8.27%	7.73%	-0.03%	3.07%
Performance fees/other (c)	-0.66%	-0.66%	-0.66%	-0.66%	-0.66%	-0.63%	-0.66%	0.04%	-0.55%
Total return after Performance fees	5.47%	4.41%	7.07%	5.90%	7.07%	7.64%	7.07%	0.01%	2.52%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.75%	4.76%	2.25%	3.35%	2.25%	1.75%	2.25%	1.25%	1.26%
Performance fees (c)	0.62%	0.62%	0.62%	0.62%	0.62%	0.61%	0.62%	-0.07%	0.54%
Expenses (including Performance fees)	4.37%	5.38%	2.87%	3.97%	2.87%	2.36%	2.87%	1.18%	1.80%

Net investment income (loss) (excluding Performance fees)	-3.75%	-4.75%	-2.25%	-3.35%	-2.25%	-1.74%	-2.25%	-1.24%	-1.24%
Performance fees (c)	-0.62%	-0.62%	-0.62%	-0.62%	-0.62%	-0.61%	-0.62%	0.07%	-0.54%
Net investment income (loss) (including Performance fees)	-4.37%	-5.37%	-2.87%	-3.97%	-2.87%	-2.35%	-2.87%	-1.17%	-1.78%

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

* Units issued on May 16, 2013. The ratios to average members’ capital have been annualized. The performance fee ratios and total return have not been annualized.

** Units issued on June 1, 2013. The ratios to average members’ capital have been annualized. The performance fee ratios and total return have not been annualized.

See notes to financial statements.

WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Per Unit Operating Performance:
Net asset value, beginning of year or at the time of offer	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666	$1.0000

Net realized and net change in unrealized trading profit(loss)	(0.0366)	(0.0341)	(0.0376)	(0.0374)	(0.0375)	(0.0393)	(0.0202)
Brokerage commissions	(0.0024)	(0.0023)	(0.0025)	(0.0025)	(0.0025)	(0.0026)	(0.0012)
Interest income, net	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0002)
Expenses	(0.0624)	(0.0736)	(0.0381)	(0.0569)	(0.0381)	(0.0308)	(0.0178)

Net asset value, end of year	$1.6478	$1.5240	$1.7095	$1.6874	$1.7074	$1.7935	$0.9606

Total Return: (a)

Total return before Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%
Performance fees/other	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%

Net investment income (loss) (excluding Performance fees)	-3.71%	-4.71%	-2.21%	-3.31%	-2.21%	-1.71%	-2.22%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-3.71%	-4.71%	-2.21%	-3.31%	-2.21%	-1.71%	-2.22%

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

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Winton Capital Management Limited (“Winton” or “Trading Advisor”) is the trading advisor of the Fund.  The Trading Advisor trades the Winton Diversified Program (the “Trading Program”) for the Fund.

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

As of December 31, 2014, the Fund offers ten Classes of Units:  Class A, Class C, Class I, Class D, Class DT, Class DS, Class M, Class F, Class F1 and Class G. Each Class of Units is offered at the Net Asset Value per Unit.

The Class M Units are for investors who are subscribing through certain accounts enrolled in an eligible managed investment account program (“Eligible Managed Accounts”). The Sponsor may modify, on a prospective basis, the Eligible Managed Accounts.

Class F Units and Class F1 Units were initially offered during 2013.  Following this initial offering period, only investors who subscribed for Class F or Class F-1 Units during the initial offering period and continue to hold such Units are permitted to make additional subscriptions to these Classes as determined by the Sponsor in its sole discretion.

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

Class A Units are subject to upfront sales commissions paid to MLPF&S ranging from 1.0% to 2.5% of an investor’s gross subscription amount. Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Class F Units and Class G Units are subject to upfront sales commissions paid to MLPF&S up to 0.5% of an investor’s gross subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units, Class DS Units, Class DT Units, Class F-1 Units, and Class M Units are not subject to upfront sales commissions.

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

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,421	$(785,953)	-0.08%	(1,158)	$1,472,959	0.15%	$687,006	0.07%	January 2015 - May 2015
Currencies - Futures	45	82,921	0.01%	(4,699)	6,871,456	0.70%	6,954,377	0.71%	March 2015
Currencies - Forwards*	332,199,304	(8,001,592)	-0.82%	(212,084,481)	3,455,991	0.35%	(4,545,601)	-0.47%	January 2015 - June 2015
Energy	322	(3,058,740)	-0.31%	(847)	6,738,494	0.69%	3,679,754	0.38%	January 2015 - March 2015
Interest rates	25,193	13,192,799	1.34%	(189)	(39,367)	0.00%	13,153,432	1.34%	March 2015 - March 2018
Metals	896	(3,038,004)	-0.31%	(1,377)	3,249,905	0.33%	211,901	0.02%	January 2015 - April 2015
Stock indices	4,101	6,699,726	0.68%	(193)	(738,571)	-0.08%	5,961,155	0.60%	January 2015 - March 2015

Total, net		$5,091,157	0.51%		$21,010,867	2.14%	$26,102,024	2.65%

December 31, 2013

	Long Positions			Short Positions
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,692	$(904,240)	-0.09%	(3,532)	$3,600,461	0.37%	$2,696,221	0.28%	January 2014 - May 2014
Currencies - Futures	4,996	3,146,465	0.32%	(3,705)	4,093,122	0.42%	7,239,587	0.74%	March 2014
Currencies - Forwards*	383,819,256	927,780	0.09%	(236,246,331)	(688,767)	-0.07%	239,013	0.02%	January 2014 - June 2014
Energy	693	407,390	0.04%	(303)	(596,799)	-0.06%	(189,409)	-0.02%	January 2014 - March 2014
Interest rates	19,506	(5,225,777)	-0.53%	(1,606)	631,192	0.06%	(4,594,585)	-0.47%	February 2014 - December 2016
Metals	641	35,533	0.00%	(1,131)	2,627,090	0.27%	2,662,623	0.27%	January 2014 - April 2014
Stock indices	8,131	22,478,186	2.30%	(41)	(2,965)	0.00%	22,475,221	2.30%	January 2014 - March 2014

Total, net		$20,865,337	2.13%		$9,663,334	0.99%	$30,528,671	3.12%

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels as of December 31, 2014 and 2013 are as follows:

2014	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$44,175,968	$41,776,309	$2,399,659	$—
Forwards	4,533,927	—	4,533,927	—
	$48,709,895	$41,776,309	$6,933,586	$—

Liabilities
Futures	$13,528,343	$10,463,309	$3,065,034	$—
Forwards	9,079,528	—	9,079,528	—
	$22,607,871	$10,463,309	$12,144,562	$—

December 31, 2014	$26,102,024	$31,313,000	$(5,210,976)	$—

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Assets
Futures	$42,267,900	$41,529,812	$738,088	$—
Forwards	3,156,037	—	3,156,037	—
	$45,423,937	$41,529,812	$3,894,125	$—

Liabilities
Futures	$11,978,242	$10,857,511	$1,120,731	$—
Forwards	2,917,024	—	2,917,024	—
	$14,895,266	$10,857,511	$4,037,755	$—

December 31, 2013	$30,528,671	$30,672,301	$(143,630)	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

	December 31, 2014	December 31, 2013	December 31, 2012
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(10,831,497)	$18,252,148	$(15,604,240)
Currencies	23,750,878	22,068,047	(28,551,422)
Energy	48,093,717	(19,454,292)	(23,874,054)
Interest rates	112,341,985	(54,443,134)	58,632,850
Metals	(1,188,085)	21,130,440	(23,650,501)
Stock indices	(2,148,455)	116,458,686	7,505,449

Total, net	$170,018,543	$104,011,895	$(25,541,918)

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

4.            RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears.  MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets.  The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013 and 2012 amounted to $189,331, $209,488 and $226,250, respectively, of which $34,694 and $33,843 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units.  Class D Units, Class DS Units, Class DT Units, Class M Units, Class F Units, Class F1 Units and Class G Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $4.08, $4.48 and $5.48, respectively.

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

The Fund pays monthly management fees to the Trading Advisor based on the month-end net asset value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).  The management fee rate is 2% per year for Class A Units, Class C Units, Class I Units, Class D Units, Class DS Units and Class M Units. The management fee rate is 1.5% per year for Class DT Units.  The management fee rate is 1.25% per year for Class G Units.  The management fee rate is 1% per year for Class F Units and Class F-1 Units.

With respect to the Class A Units, Class C Units, Class D Units, Class DS Units Class I Units and Class M Units, the Trading Advisor has agreed to share 50% of its management fee with MLAI. With respect to Class F Units and Class F-1 Units, the Trading Advisor has agreed to share 30% of its management fee with MLAI.  With respect to Class G Units, the Trading Advisor has agreed to share 36% of its management fee with MLAI.  The Trading Advisor has agreed to share the management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and operational support for the Fund. This fee sharing arrangement does not apply in respect of Class DT Units.

The Fund pays a 20% quarterly performance to the Trading Advisor with respect to all Classes of Units, except Class DT Units for which the Fund pays a 15% quarterly performance fee to the Trading Advisor.  The performance fee is calculated based on any increase in the aggregate net asset value of the Classes of Units subject to the same rate of performance fees (each a “Class

Group”), taken together, in excess of the Class Group’s highest net asset value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”). The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

6.    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units, outstanding for each Class, for the years ended December 31, 2014, 2013 and 2012  equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

8.              SUBSEQUENT EVENTS

Effective as of January 31, 2015, ML Winton FuturesAccess Ltd (the “Offshore Fund” or “WNTN FuturesAccess Ltd”) will be investing all of its assets into the Fund (the “Onshore Fund”) (the “Restructuring”). In connection with the Restructuring, the Fund will offer a new Class of Units, designated as Class DI, to the Offshore Fund. The Class DI Units will be offered only to the Offshore Fund.  Class DI Units will be subject to the same terms applicable to Class DS Units, including that the Class DI Units will also not be subject to any upfront sales commissions, Sponsor fees or fee sharing with the Sponsor.

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