Form 10-K, Exhibit 13
period 2015-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2016-03-30
CIK 1393359

Exhibit 13.1

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

Financial Statements as of December 31, 2015 and 2014

and for the years ended December 31, 2015, 2014 and 2013

and Report of Independent Registered Public Accounting Firm

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of MAN FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of MAN FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC) (the “Fund”) at December 31, 2015 and 2014, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 29, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS:

Cash	$78,898,781	$243,678
Investment in Underlying Funds (Cost $95,890,791 for 2015 and $189,276,756 for 2014)	84,461,211	219,599,631
Receivable from Underlying Funds	400,000	4,280,060
Investment in Underlying Funds paid in advance	320,000	—
Other assets	—	6,915

TOTAL ASSETS	$164,079,992	$224,130,284

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Management fee payable	877,496	380,550
Redemptions payable	1,435,905	3,946,883
Subscriptions received in advance	390,000	—
Other liabilities	594,859	302,140

Total liabilities	3,298,260	4,629,573

MEMBERS’ CAPITAL:
Members’ Capital (147,812,907 Units and 185,070,253 Units outstanding; unlimited Units authorized)	160,781,732	219,500,711
Total Members’ Capital	160,781,732	219,500,711

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$164,079,992	$224,130,284

NET ASSET VALUE PER UNIT:

Class A	$1.1098	$1.2045
Class C	$1.0633	$1.1656
Class D	$1.4130	$1.5105
Class I	$1.1993	$1.2963
Class M	$1.0438	$1.1158
Class AA	$0.9858	$—
Class II	$1.0011	$—

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	2015	2014	2013
TRADING PROFIT (LOSS), NET:

Realized, net	$31,061,059	$(10,091,962)	$(14,826,176)
Change in unrealized, net	(41,752,455)	43,753,405	8,923,985

Total trading profit (loss), net	(10,691,396)	33,661,443	(5,902,191)

INVESTMENT INCOME:
Interest	275	—	—

EXPENSES:
Management fee	4,070,605	4,866,807	8,734,447
Other expenses	989,970	678,568	1,020,964
Total expenses	5,060,575	5,545,375	9,755,411

NET INVESTMENT INCOME (LOSS)	(5,060,300)	(5,545,375)	(9,755,411)

NET INCOME (LOSS)	$(15,751,696)	$28,116,068	$(15,657,602)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	24,858,980	33,702,930	64,199,499
Class C	115,841,365	162,092,813	283,424,235
Class D	3,066,004	5,591,192	13,067,524
Class I	14,846,095	17,176,681	29,582,574
Class D1*	—	—	7,907,549
Class M	8,178,434	9,285,972	9,577,845
Class AA**	803,375	—	—
Class II***	1,584,229	—	—

Net income (loss) per weighted average Unit
Class A	$(0.0908)	$0.1275	$(0.0313)
Class C	$(0.0964)	$0.1162	$(0.0435)
Class D	$(0.1006)	$0.0790	$(0.0030)
Class I	$(0.0943)	$0.1655	$(0.0295)
Class D1*	$—	$—	$0.0014
Class M	$(0.0720)	$0.1822	$(0.0436)
Class AA**	$(0.0355)	$—	$—
Class II***	$0.0011	$—	$—

*                      Units liquidated as of December 31, 2013.

**               Units issued on November 16, 2015. Amounts presented reflect the period from November 16, 2015 through December 31, 2015.

***        Units issued on December 7, 2015. Amounts presented reflect the period from December 7, 2015 through December 31, 2015.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013 (IN UNITS)

	Members’ Units December 31, 2012	Subscriptions	Redemptions	Members’ Units December 31, 2013	Subscriptions	Redemptions	Members’ Units December 31, 2014	Subscriptions		Redemptions	Members’ Units December 31, 2015
Class A	79,916,267	1,650,030	(36,646,942)	44,919,355	777,492	(19,249,241)	26,447,606	474,649		(3,957,137)*	22,965,118
Class C	343,220,887	8,543,047	(143,029,944)	208,733,990	4,987,802	(82,288,062)	131,433,730	706,472		(34,225,981)†	97,914,221
Class D	20,632,689	875,693	(11,404,838)	10,103,544	—	(6,832,791)	3,270,753	—		(321,749)	2,949,004
Class I	37,664,971	1,118,369	(18,994,239)	19,789,101	197,782	(4,407,347)	15,579,536	170,060		(2,160,074)	13,589,522
Class D1‡	11,727,979	375,761	(12,103,740)	—	—	—	—	—		—	—
Class M	12,456,679	534,816	(8,546,303)	4,445,192	8,084,640	(4,191,204)	8,338,628	123,985		(839,088)	7,623,525
Class AA§	—	—	—	—	—	—	—	1,187,288		—	1,187,288
Class II**	—	—	—	—	—	—	—	1,584,229	††	—	1,584,229

Total Members’ Units	505,619,472	13,097,716	(230,726,006)	287,991,182	14,047,716	(116,968,645)	185,070,253	4,246,683		(41,504,029)	147,812,907

*    Includes a transfer of 399,447 units to Class II.

†    Includes a transfer of 1,073,617 units to Class II.

‡    Units liquidated as of December 31, 2013.

§    Units issued on November 16, 2015.

**  Units issued on December 7, 2015.

††  Includes a transfer in of units from Class A and Class C.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2014	Subscriptions		Redemptions	Net Income (Loss)	Members’ Capital December 31, 2015
Class A	$85,424,977	$1,762,136	$(38,598,628)	$(2,012,621)	$46,575,864	$831,690	$(19,850,266)	$4,297,734	$31,855,022	$587,905		$(4,696,867)*	$(2,258,381)	$25,487,679
Class C	362,231,029	8,933,000	(147,275,707)	(12,326,390)	211,561,932	4,941,000	(82,140,174)	18,841,610	153,204,368	858,000		(38,777,389)†	(11,169,717)	104,115,262
Class D	26,839,468	1,106,000	(14,965,007)	(38,787)	12,941,674	—	(8,442,972)	441,715	4,940,417	—		(465,189)	(308,403)	4,166,825
Class I	42,987,295	1,292,872	(21,410,745)	(873,266)	21,996,156	212,328	(4,854,808)	2,842,837	20,196,513	234,625		(2,733,249)	(1,399,630)	16,298,259
Class D1‡	13,615,676	420,391	(14,047,447)	11,380	—	—	—	—	—	—		—	—	—
Class M	11,971,319	518,000	(7,864,999)	(417,918)	4,206,402	7,481,070	(4,075,253)	1,692,172	9,304,391	145,000		(903,348)	(588,791)	7,957,252
Class AA§	—	—	—	—	—	—	—	—	—	1,199,000		—	(28,537)	1,170,463
Class II**	—	—	—	—	—	—	—	—	—	1,584,229	††	—	1,763	1,585,992

Total Members’ Capital	$534,069,764	$14,032,399	$(244,162,533)	$(15,657,602)	$297,282,028	$13,466,088	$(119,363,473)	$28,116,068	$219,500,711	$4,608,759		$(47,576,042)	$(15,751,696)	$160,781,732

*  Includes a transfer out of $442,867 to Class II.

†  Includes a transfer out of $1,141,362 to Class II.

‡  Units liquidated as of December 31, 2013.

§  Units issued on November 16, 2015.

**  Units issued on December 7, 2015.

††  Includes a transfer in of $1,584,229 from Class A and Class C.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2015

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M	Class AA*	Class II**

Per Unit Operating Performance

Net asset value, beginning of year	$1.2045	$1.1656	$1.5105	$1.2963	$1.1158	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0707)	(0.0678)	(0.0899)	(0.0764)	(0.0664)	(0.0101)	0.0026

Interest Income (c)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses (b)	(0.0240)	(0.0345)	(0.0076)	(0.0206)	(0.0056)	(0.0041)	(0.0015)

Net asset value, end of year	$1.1098	$1.0633	$1.4130	$1.1993	$1.0438	$0.9858	$1.0011

Total Return: (a)

Total return	-7.86%	-8.78%	-6.45%	-7.48%	-6.45%	-1.42%	0.11%

Ratios to Average Members’ Capital: (b)

Expenses	2.01%	3.02%	0.51%	1.61%	0.51%	3.26%	2.13%

Net investment income (loss)	-2.01%	-3.02%	-0.51%	-1.61%	-0.51%	-3.26%	-2.13%

(a)         The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)         The amounts do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds and the Underlying Funds.

(c)          Amount is less than $ 0.0001 per unit.

*                 Class AA units issued on November 16, 2015.

**          Class II units issued on December 7, 2015.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M

Per Unit Operating Performance

Net asset value, beginning of year	$1.0369	$1.0135	$1.2809	$1.1115	$0.9463

Net realized and net unrealized change in trading profit (loss)	0.1863	0.1806	0.2332	0.2005	0.1723
Expenses (b)	(0.0187)	(0.0285)	(0.0036)	(0.0157)	(0.0028)

Net asset value, end of year	$1.2045	$1.1656	$1.5105	$1.2963	$1.1158

Total Return: (a)

Total return	16.16%	15.01%	17.93%	16.63%	17.91%

Ratios to Average Members’ Capital: (b)

Expenses	1.79%	2.80%	0.29%	1.39%	0.29%

Net investment income (loss)	-1.79%	-2.80%	-0.29%	-1.39%	-0.29%

(a)         The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)         The amounts do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D1*	Class M

Per Unit Operating Performance

Net asset value, beginning of year	$1.0689	$1.0554	$1.3008	$1.1413	$1.1609	$0.9610

Net realized and net change in unrealized trading profit (loss)	(0.0138)	(0.0135)	(0.0168)	(0.0147)	(0.0150)	(0.0124)
Expenses (b)	(0.0182)	(0.0284)	(0.0031)	(0.0151)	(0.0027)	(0.0023)

Net asset value, before liquidation	—	—	—	—	1.1432	—
Less liquidating distribution	—	—	—	—	1.1432	—
Net asset value, end of year	$1.0369	$1.0135	$1.2809	$1.1115	$—	$0.9463

Total Return: (a)

Total return	-3.00%	-3.96%	-1.53%	-2.61%	-1.53%	-1.53%

Ratios to Average Members’ Capital: (b)

Expenses	1.74%	2.74%	0.24%	1.34%	0.24%	0.24%

Net investment income (loss)	-1.74%	-2.74%	-0.24%	-1.34%	-0.24%	-0.24%

(a)         The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)         The amounts do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds.

*                 Units liquidated as of December 31, 2013.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                          ORGANIZATION

Man FRM Managed Futures Strategies LLC (the “Fund”), a Delaware limited liability company, is a managed futures fund of funds managed by FRM Investment Management (USA) LLC (the “Manager” or “FRM”). FRM is registered as a commodity pool operator (“CPO”) and commodity trading adviser (“CTA”) with the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act.  FRM is also registered as an investment adviser under the Investment Advisers Act of 1940. FRM is an indirect wholly-owned subsidiary of Man Group plc (the “Man Group”). The Fund was organized under the Delaware Limited Liability Company Act in March 2007 and commenced operations in April 2007. The Fund is an investment company as defined by Accounting Standards Codification (“ASC”) guidance. The Fund was previously known as “Systematic Momentum FuturesAccess LLC” through April 30, 2015.

Prior to May 1, 2015, the Fund was a participating fund in the FuturesAccessSM Program (“FuturesAccess”) sponsored by Merrill Lynch Alternative Investments LLC (“MLAI”). The Fund operated as a “fund of funds”, allocating and reallocating its capital among underlying FuturesAccess Funds (“FuturesAccess Portfolio Funds” or “Portfolio Funds”). MLAI was the sponsor and manager of the Fund prior to May 1, 2015. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation.

Pursuant to an Asset Purchase Agreement dated as of December 8, 2014 between MLAI and an indirect wholly-owned subsidiary of Man Group plc, as amended, Man Group purchased, among other assets, the rights of MLAI and its affiliates under certain agreements relating to the management of the Fund. FRM replaced MLAI as manager of the Fund on May 1, 2015, upon the closing of such purchase. Effective as of May 1, 2015, the Fund was renamed “Man FRM Managed Futures Strategies LLC.”

Under the direction of the Manager, the Fund allocates its capital among a group of underlying funds (each an “Underlying Fund”, and collectively the “Underlying Funds”) which, in turn, allocate capital to master funds (each a “Master Fund” and collectively the “Master Funds”) that implement a systematic-based managed futures strategy under the direction of commodity trading advisors (each a “Trading Advisor” and collectively, the “Trading Advisors”).

The Manager invests the Fund’s assets in Underlying Funds that are on the FRM platform. The Underlying Funds invested in the Fund are generally established as Delaware limited liability companies, each of which engages the Manager as the risk manager and each of which further invests in a Master Fund, generally established as a Cayman Islands exempted company, which engages a single Trading Advisor (see Note 2). Presently there are six Underlying Funds (see Note 2). The Manager serves as CPO of the Underlying Funds and Master Funds.

Unless the context requires otherwise, references in these financial statements notes to the Fund, also refer to the Underlying Funds and the Master Funds in which the Underlying Funds invest. Reference to the investment process, strategies, objectives or activities of the Fund and the Underlying Funds refer to the investment activities of the Master Funds through which the Underlying Funds and Fund indirectly conduct their investment processes, strategies, objectives and activities. Additionally, references to the Underlying Funds that follow are also related to the FuturesAccess Portfolio Funds during the period prior to May 1, 2015.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority. Interests are not deposits or other obligations of, and are not guaranteed by any bank. Interests are subject to investment risks, including the possible loss of the full amount invested.

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. As of December 31, 2015 the Fund does not hold any cash equivalents. Cash was held at a nationally recognized financial institution.

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

Revenue Recognition

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Underlying Funds) is reflected in the Statements of Operations as change in unrealized from the investments in the Underlying Funds.  In addition, when the Fund redeems or partially redeems its interest in the Underlying Funds, it records realized (net profit or loss) under Trading profit (loss), net for such interests in the Statements of Operations of the Fund.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar. The Master Funds may invest in financial instruments denominated in currencies other than U.S. dollar. However, the Master Funds value their financial instruments in U.S. dollars. The Master Funds may or may not seek to hedge their foreign currency exposure by entering into currency hedging transactions, such as treasury locks, forward contracts, future contracts and cross-currency swaps. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition of the Fund and each of the Underlying Funds and Master Funds. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statement of Operations of the Master Funds.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund as presented in other expenses on the Statements of Operations.

Class A Units are subject to upfront sales commissions paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) ranging from 1.0% to 2.5% of an investor’s gross subscription amount. Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Class AA, Class II and Class MM Units are subject to upfront sales commissions of up to 3.0% of an investor’s net subscription amount, payable to MLPF&S. Sales commissions are directly deducted from subscription amounts. Class C Units and Class M Units are not subject to upfront sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each member is individually responsible for reporting income or loss based on such member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertain tax positions.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value (“NAV”) of the Fund, including reducing the NAV of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. The Manager has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2012.

Distributions

Each investor is entitled to receive, equally per unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2015, 2014 and 2013.

Subscriptions

The Fund generally offers units (“Units”) for investment each Monday (or, where such day is not a business day, the immediately following business day) and/or such other days as the Manager may determine in its sole discretion (each a “Subscription Day”). Investors must submit their executed subscription agreement five business days prior to the Subscription Day.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate NAV, equal to the dollar amount invested.

Redemptions

Investors in the Fund generally may redeem any or all of their Units at NAV, in whole or fractional Units, effective as of (i) each Friday (or, where such day is not a business day, the immediate following business day) and/or (ii) such other days as the Manager may determine in its sole discretion (each a “Redemption Day”), upon providing notice to the Fund in writing (or in such other manner as the Manager may determine in its sole discretion) not less than four business days prior to the Redemption Day. The NAV of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in NAV during the period between submission of their redemption requests and the applicable Redemption Date.

2.                          INVESTMENTS IN UNDERLYING FUNDS

As of December 31, 2014, the Fund held investments in the following MLAI Portfolio Funds: Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), John Locke FuturesAccess LLC (“John Locke”), Lynx FuturesAccess LLC (“Lynx”), ML  Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”), Tudor Tensor FuturesAccess LLC (“Tudor”) and ML Winton FuturesAccess LLC (“Winton”). As of April 30, 2015, the Fund fully redeemed its investments in the MLAI Portfolio Funds.

During May 2015, the Fund invested in a new group of Underlying Funds. As of December 31, 2015, the six Underlying Funds in which the Fund is invested in, and the respective Master Funds in which the Underlying Funds are invested in, are: (i) Blakeney Delaware Feeder LLC (“Blakeney”) which invests in Blakeney Fund Limited, (ii) Campbell Delaware Feeder LLC (“Campbell”) which invests in Campbell MAC Cayman Fund Limited, (iii) Carlisle Delaware Feeder LLC (“Carlisle”) which invests in Carlisle Fund Limited, (iv) CCP Core Macro Delaware Feeder LLC (“CCP Core Macro”) which invests in CCP Core Macro Cayman Fund Limited, (v) Quantica MF Delaware Feeder LLC (“Quantica MF”) which invests in Quantica MF Cayman Fund Limited, and (vi) Silver Delaware Feeder LLC (“Silver”) which invests in Silver MAC Limited.  As used herein, Trading Advisor in respect of an Underlying Fund refers to the Trading Advisor of its related Master Fund. FRM, in its discretion, may change the Underlying Funds at any time. FRM, also at its discretion, may vary the percentage of the Fund’s total portfolio allocated to the different Underlying Funds. In the process of rebalancing, the Fund’s allocation to any individual Underlying Fund may range between 3% - 25% of the Fund’s NAV.

The investment transactions were accounted for on trade date. The investments in the Underlying Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, FRM utilized the NAV of the Underlying Funds which approximates fair value. The fair value was net of all fees relating to the Underlying Funds, paid or accrued. Additionally, FRM monitored the performance of the Underlying Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in the Underlying Funds’ investments, comparing performance to industry benchmarks, and conference calls and site visits with the Trading Advisors.

The details of investments in FuturesAccess Portfolio Funds and in Underlying Funds at and for the year ended December 31, 2015 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/15	Management Fees	Performance Fees	Redemptions Permitted
Transtrend*	0.00%	$—	$501,384	$—	$180,168	$145,534	Semi-Monthly
Winton*	0.00%	—	407,901	—	299,068	492,114	Semi-Monthly
Aspect*	0.00%	—	(509,070)	—	164,422	467,119	Semi-Monthly
John Locke*	0.00%	—	1,283,475	—	166,674	320,838	Semi-Monthly
Blue trend*	0.00%	—	2,862,359	—	184,796	545,795	Monthly
Tudor*	0.00%	—	1,341,872	—	165,656	315,320	Semi-Monthly
Lynx*	0.00%	—	714,472	—	225,815	730,254	Semi-Monthly
Blakeney**	12.75%	20,499,522	(465,478)	20,751,000	285,106	—	Weekly
Silver**	6.71%	10,785,253	(4,329,747)	13,190,692	123,621	—	Weekly
Quantica MF**	10.85%	17,439,734	(7,620,266)	23,687,804	201,190	1,512	Weekly
CCP Core Macro**	5.74%	9,238,658	(1,901,342)	10,422,116	106,198	—	Weekly
Campbell**	12.50%	20,102,273	(1,672,727)	21,084,372	308,835	(55,828)	Weekly
Carlisle**	3.98%	6,395,771	(1,304,229)	6,754,807	137,694	23,009	Weekly

	52.53%	$84,461,211	$(10,691,396)	$95,890,791	$2,549,243	$2,985,667

* FuturesAccess Portfolio Funds redeemed as of April 30, 2015.

** Underlying Funds added in May 2015.

The details of investments in FuturesAccess Portfolio Funds at and for the year ended December 31, 2014 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/14	Management Fees	Performance Fees	Redemptions Permitted
Transtrend	16.01%	$35,135,941	$6,109,429	$30,017,854	$(585,850)	$(607,438)	Semi-Monthly
Altis*	0.00%	—	(2,921,043)	—	(136,040)	—	Semi-Monthly
Winton	20.01%	43,919,926	5,371,945	34,600,181	(904,471)	(1,370,947)	Semi-Monthly
Aspect	11.00%	24,155,959	6,196,491	18,962,783	(507,815)	(636,239)	Semi-Monthly
John Locke	11.00%	24,155,960	5,249,513	21,004,423	(507,204)	(556,901)	Semi-Monthly
BlueTrend	16.01%	35,135,941	2,681,711	35,682,511	(778,856)	—	Monthly
Tudor	11.00%	24,155,959	3,350,358	23,243,054	(504,442)	—	Semi-Monthly
Lynx	15.01%	32,939,945	7,623,039	25,765,950	(644,656)	(2,020,123)	Semi-Monthly

	100.04%	$219,599,631	$33,661,443	$189,276,756	$(4,569,334)	$(5,191,648)

* Altis liquidated as of March 31, 2014.

There are no investments held by the FuturesAccess Portfolio Funds or the Underlying Funds and the Underlying Funds’ Master Funds that in the aggregate exceed 5% of the Fund’s members’ capital. The following is summarized financial information as required by regulation S-X,  for each of the FuturesAccess Portfolio Funds and the Underlying Funds:

	As of December 31, 2015
	Total Assets	Total Liabilities	Total Capital
Blakeney	$20,631,073	$421,747	$20,209,326
Campbell	21,212,903	1,331,203	19,881,700
Carlisle	6,488,042	83,221	6,404,821
CCP Core Macro	9,321,267	74,078	9,247,189
Quantica MF	17,560,913	444,542	17,116,371
Silver	11,676,904	883,811	10,793,093

Total	$86,891,102	$3,238,602	$83,652,500

	As of December 31, 2014
	Total Assets	Total Liabilities	Total Capital
Aspect	$160,883,084	$13,082,365	$147,800,719
BlueTrend	91,645,985	5,126,658	86,519,327
John Locke	25,813,795	2,245,315	23,568,480
Lynx	49,332,652	4,574,525	44,758,127
Transtrend	77,843,044	4,857,981	72,985,063
Tudor	28,570,872	4,673,264	23,897,608
Winton	1,030,271,728	49,186,671	981,085,057

Total	$1,464,361,160	$83,746,779	$1,380,614,381

	For the year ended December 31, 2015
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Aspect*	$404,556	$(169,723)	$(4,910,852)	$(4,676,019)
BlueTrend*	9,245,595	(170,694)	(2,259,861)	6,815,040
John Locke*	1,864,422	(74,165)	(506,783)	1,283,474
Lynx *	2,414,522	(79,733)	(1,344,163)	990,626
Transtrend*	1,877,424	(177,794)	(921,164)	778,466
Tudor*	1,983,906	(127,346)	(514,687)	1,341,873
Winton*	25,719,496	(335,422)	(24,207,340)	1,176,734
Blakeney**	(246,302)	—	(224,457)	(470,759)
Campbell**	(1,355,182)	—	(236,523)	(1,591,705)
Carlisle**	(1,152,742)	—	(152,437)	(1,305,179)
CCP Core Macro**	(1,757,466)	—	(145,345)	(1,902,811)
Quantica MF**	(7,392,755)	—	(230,874)	(7,623,629)
Silver**	(4,343,455)	—	(206,272)	(4,549,727)

Total	$27,262,019	$(1,134,877)	$(35,860,758)	$(9,733,616)

* FuturesAccess Portfolio Funds redeemed as of April 30, 2015. The information above reflects income and expenses of the related FuturesAccess Portfolio Fund for the period from January 1, 2015 through April 30, 2015.

** Underlying Funds added in May 2015.

	For the year ended December 31, 2014
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Altis*	$(2,692,878)	$(50,824)	$(177,341)	$(2,921,043)
Aspect	42,916,804	(562,521)	(9,186,371)	33,167,912
BlueTrend	10,068,569	(530,630)	(3,183,394)	6,354,545
John Locke	6,683,299	(225,361)	(1,208,425)	5,249,513
Lynx	14,668,003	(218,706)	(3,616,591)	10,832,706
Transtrend	16,067,593	(573,907)	(3,152,986)	12,340,700
Tudor	4,770,661	(476,414)	(543,889)	3,750,358
Winton	169,525,630	(1,182,808)	(63,893,716)	104,449,106

Total	$262,007,681	$(3,821,171)	$(84,962,713)	$173,223,797

* Altis liquidated as of March 31, 2014.

	For the year ended December 31, 2013
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Altis	$278,172	$(273,026)	$(999,443)	$(994,297)
Aspect	(4,832,079)	(837,585)	(10,054,553)	(15,724,217)
BlueTrend	(11,341,547)	(815,030)	(4,414,133)	(16,570,710)
John Locke	568,033	(333,203)	(1,005,541)	(770,711)
Lynx	4,219,349	(233,377)	(1,052,800)	2,933,172
Transtrend	1,839,764	(802,619)	(3,351,128)	(2,313,983)
Tudor	740,245	(1,597,442)	(999,168)	(1,856,365)
Winton	103,641,490	(1,310,913)	(45,457,244)	56,873,333

Total	$95,113,427	$(6,203,195)	$(67,334,010)	$21,576,222

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

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. FRM’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

In May 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-07 “Fair Value Measurement (Topic 820) — Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent).” This new guidance no longer requires investments for which fair value is determined based on practical expedient reliance to be reported utilizing the fair value hierarchy. Although ASU 2015-07 (“the amendment”) will be effective beginning in the first quarter of 2016, early adoption is permitted.  The Manager has elected to adopt the amendment in August 2015, and the impact of adoption is limited to the notes to the financial statements.

As of December 31, 2015 and December 31, 2014, all of the investments were fair valued using the NAV of the FuturesAccess Portfolio Funds and the Underlying Funds.

4.                                      MARKET, CREDIT AND CONCENTRATION RISKS

The nature of this Fund has certain risks, which cannot all be presented in the financial statements.  The following summarizes certain of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the underlying Master Funds’ financial assets (liabilities) at fair value through profit or loss on such derivative instruments as reflected in the Statement of Financial Condition of the Master Funds. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the underlying Master Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

FRM has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Master Funds, calculating the NAV of the Fund and the Underlying Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While FRM does not intervene in the markets to hedge or diversify the Underlying Funds’ market exposure, FRM may urge the respective Trading Advisor to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that FRM’s basic risk control procedures will consist of the process of monitoring the Trading Advisors, with the market risk controls being applied by the respective Trading Advisor.

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

The credit risk associated with these instruments from counterparty nonperformance is the derivatives, at fair value, if any, included in the Master Funds’ Statement of Financial Condition.

As of May 1, 2015, the Underlying Funds held by the Fund generally do not invest directly in positions other than their related Master Funds. The Master Funds enter into contracts with various futures clearing brokers. These brokers may encounter financial difficulties that can impair the operating capabilities or the capital position of the Master Funds, and in turn, the Underlying Funds. The Trading Advisors of the Master Funds will attempt to limit transactions to well-capitalized and established brokers in an effort to mitigate such risk.

Credit risk is the possibility that a loss may occur from the failure of a counterparty to make payments according to the terms of a contract. The Fund’s exposure to credit risk is contingent upon the Underlying Funds and the brokers and counterparties which the Underlying Funds transact business with as well as amounts recorded as assets in the Statements of Financial Condition.

Cash held as deposits may exceed the amount of federal insurance provided on such deposits and are therefore subject to credit risk.

Concentration Risk

The Fund’s investments in the Underlying Funds are subject to the market and credit risk of the Underlying Funds. Because the majority of the Fund’s capital is invested in the Underlying Funds, any changes in the market conditions that would adversely affect the Underlying Funds could significantly impact the solvency of the Fund.

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify certain parties including FRM affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, FRM expects the risk of loss to be remote and, therefore, no provision has been recorded.

5.                                      RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Former Transfer Agent”), an affiliate of MLAI, which was in place through April 30, 2015. The fees charged by the Former Transfer Agent for its services were based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranged from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI.  Effective as of May 1, 2015, The Bank of New York Mellon, a corporation organized under the laws of the State of New York, through its Alternative Investment Services division (“AIS”), serves as the administrator, registrar and transfer agent (“New Transfer Agent”) for the Fund pursuant to an Administrative Services Agreement. The New Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of units.  The New Transfer Agent is not a related party of the Fund.

The Former Transfer Agent fee allocated to the Fund for the year ended December 31, 2015, 2014 and 2013 amounted to $36,363, $47,679 and $92,030, respectively. There was $0 and $6,615 payable to the Former Transfer Agent as of December 31, 2015 and December 31, 2014, respectively.

The Manager receives monthly management fees (“Management Fees”) based on the aggregate NAV of the Class of Units. The respective Management Fee rates are: Class A Units 1.5% per annum; Class C Units 2.5% per annum; and Class I Units 1.1% per annum. Class D Units and Class M Units are not charged Management Fees.  Prior to May 1, 2015, management fees were known as sponsor fees and were paid to MLAI.

Effective August 19, 2015, three new classes were offered by the Fund.  The respective Management Fee for these classes are: Class AA units 2.5% per annum; Class II units 1.35% per annum; Class MM units 0.60% per annum.  As of December 31, 2015, no subscriptions have occurred for Class MM.

6.                                      WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2015, 2014 and 2013 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.                                      SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*********************************************

To the best of the knowledge and belief of the

undersigned, the information in this

report is accurate and complete.

Linzie Steinbach

Principal Financial Officer

FRM Investment Management (USA) LLC

Manager of

MAN FRM MANAGED FUTURES STRATEGIES LLC