Form 10-K, Exhibit 13
period 2015-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2016-03-30
CIK 1393359

Exhibit 13.04

Carlisle Delaware Feeder LLC (A Delaware limited liability company) Report and Financial Statements For the period from 25 February 2015 (date of formation) to 31 December 2015 Each investor must represent that it is both a ‘‘qualified eligible person’’ and a non-‘‘Non-United States person’’ within the meaning of US Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 as well as a an “accredited investor” under Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and a “U.S. Person” under Regulation S promulgated under the Securities Act. FRM Investment Management (USA) LLC is the manager (the ‘‘Manager’’) of Carlisle Delaware Feeder LLC (the “Fund”), and is registered as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act. A claim of exemption pursuant to CFTC Rule 4.7 has been made by the Manager in its capacity as commodity pool operator of the Fund. The exemption relieves the Fund of certain disclosure and reporting obligations under the commodity pool rules of the CFTC.

Carlisle Delaware Table of Contents Feeder LLC Page 2 Table of Contents Directory 3 Affirmation of the Commodity Pool Operator 4 Statement of Financial Condition 5 Statement of Operations 6 Statement of Changes in Unitholders’ Capital 7 Notes to the Financial Statements 8 Independent Auditors’ Report 13 Appendix: Audited Financial Statements of Carlisle Fund Limited 2

Carlisle Delaware Feeder LLC Directory Manager, Risk Manager and Commodity Pool Operator to the Fund FRM Investment Management (USA) LLC 452 Fifth Ave., 26th Floor New York, NY 10018 United States of America Auditor Ernst & Young Ltd Suite 6401 62 Forum Lane Camana Bay Grand Cayman, KY1-1106 Cayman Islands Master Fund Carlisle Fund Limited c/o Citco Trustees (Cayman) Limited 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands U.S. Legal Counsel to the Fund and Master Fund (as to U.S. law) Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Investment Manager to the Master Fund Transtrend B.V Weena 723,unit C5.070 3013 AM Rotterdam The Netherlands Cayman Islands Legal Counsel to the Fund and Master Fund (as to Cayman Islands law) Maples and Calder P.O. Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands Administrator HSBC Securities Services (Ireland) Limited 1 Grand Canal Square Grand Canal Harbour Dublin 2 Ireland 3

Carlisle Delaware Feeder LLC Affirmation of the Commodity Pool Operator To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Carlisle Delaware Feeder LLC for the period from 25 February 2015 (date of formation) to 31 December 2015 is accurate and complete. Principal Financial Officer FRM Investment Management (USA) LLC, the Commodity Pool Operator of Carlisle Delaware Feeder LLC 4

Carlisle Delaware Feeder Statement of Financial Condition As at 31 December 2015 LLC 2015 US$ Notes Assets Investment in Carlisle Fund Limited, at fair value Other assets Total assets 3 6,452,162 35,880 6,488,042 Liabilities Risk management fees payable Audit fees payable Accrued expenses and other liabilities Total liabilities 4,5 19,890 13,250 50,081 83,221 Net assets 6,404,821 Which are represented by: Restricted series 76,802 Series A Units with a Net Asset Value per unit of US$83.39 6 6,404,821 6,404,821 Approved and authorised for issue on behalf of the Manager of Carlisle Delaware Feeder LLC on 17 March 2016. Linzie Steinbach FRM Investment Management (USA) LLC The accompanying notes form an integral part of the financial statements. The financial statements of the Master Fund form an integral part of these financial statements. 5

Carlisle Delaware Feeder LLC Statement of Operations For the period from 25 February 2015 (date of formation) to 31 December 2015 2015 US$ Notes Net investment income allocated from Carlisle Fund Limited Interest income Other income Total investment income 3,869 526 4,395 Expenses Management fees Margin commission Incentive fees Administration fees Interest expense Professional fees and general expenses Total expenses 4,5 137,889 117,242 23,042 9,283 7,611 25,842 4,5 4 320,909 Net investment loss allocated from Carlisle Fund Limited (316,514) Fund expenses Risk management fees Administration fees Audit fees Preliminary expenses Professional fees and general expenses Total fund expenses 4,5 4 70,842 15,500 13,250 7,195 45,650 152,437 Net investment loss (468,951) Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Carlisle Fund Limited Net realised loss from non-commodity interest derivatives and foreign currency Net realised gain from commodity interest derivatives Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency Net change in unrealised appreciation from commodity interest derivatives (3,582,388) 2,174,031 336,837 235,292 Net realised loss and change in unrealised appreciation from derivatives and foreign currency (836,228) Net decrease in net assets resulting from operations (1,305,179) The accompanying notes form an integral part of the financial statements. The financial statements of the Master Fund form an integral part of these financial statements. 6

Carlisle Delaware Feeder LLC Statement of Changes in Unitholders’ Capital For the period from 25 February 2015 (date of formation) to 31 December 2015 2015 US$ Notes Net assets at beginning of period - - Decrease in net assets from operations Net investment loss Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Carlisle Fund Limited Net realised loss from non-commodity interest derivatives and foreign currency Net realised gain from commodity interest derivatives Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency Net change in unrealised appreciation from commodity interest derivatives (468,951) (3,582,388) 2,174,031 336,837 235,292 Net realised loss and change in unrealised appreciation from derivatives and foreign currency (836,228) Net decrease in net assets resulting from operations (1,305,179) Increase in net assets resulting from capital transactions 6 6 Issuance of Series A Units Redemptions of Series A Units Net increase in net assets resulting from capital transactions 20,715,000 (13,005,000) 7,710,000 Total increase in net assets 6,404,821 Net assets at the end of the period 6,404,821 The accompanying notes form an integral part of the financial statements. The financial statements of the Master Fund form an integral part of these financial statements. 7

Carlisle Delaware Feeder LLC Notes to the Financial Statements For the period from 25 February 2015 (date of formation) to 31 December 2015 1. General Carlisle Delaware Feeder LLC (the "Fund") was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015. The investment objective of the Fund is to maximize the long-term total returns to its investors. The Fund invests substantially all of its investible assets in, and conducts its investment program through a "master-feeder" structure. The Fund is a “Feeder” fund which invests into Carlisle Fund Limited (the "Master Fund"), an exempted company with limited liability registered in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands. At 31 December 2015, the Fund held 36.25% of the Master Fund. The most recent, applicable Confidential Offering Memorandum of the Fund is dated May 2015 (the “Offering Memorandum”). Transtrend B.V (the “Investment Manager”), a limited liability company incorporated under the laws of the Netherlands, has been appointed to serve as the Investment Manager of the Master Fund. FRM Investment Management (USA) LLC is the Commodity Pool Operator of the Fund and the Master Fund and the Manager and the Risk Manager of the Fund. FRM Investment Management (USA) LLC is registered with the Commodity Futures Trading Commission (the “CFTC”) as a Commodity Pool Operator and Commodity Trading Advisor and is a member of the U.S. National Futures Association in such capacities. The financial statements of the Master Fund are attached and should be read in conjunction with the Fund’s financial statements. 2. Summary of significant accounting policies The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) and are stated in U.S. Dollars. Management has determined that the Fund is an investment company in conformity with US GAAP. Therefore the Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standard Board (“FASB”) ASC946, Financial Services – Investment Companies (“ASC 946”). The Fund is exempted from preparing a cash flow statement under ASC 946 as the Fund has no level 3 investments, does not hold any debt instruments and presents a Statement of Changes in Unitholders’ Capital. a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates. b) Recent Accounting Pronouncement In August 2014, the FASB issued ASU 2014-15, ”Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. At the period end, management has not chosen to adopt this ASU and is evaluating its impact of this ASU; however management does not expect this change to impact the financial statements. c) Investment in Master Fund The Fund’s investment in the Master Fund is recorded at fair value, which is the Fund’s proportionate interest in the net assets of the Master Fund. The Fund records its proportionate share of the Master Fund’s income, expenses, and realised and unrealised gains and losses in the Statement of Operations. Valuation of the investments held by the Master Fund including, but not limited to the valuation techniques used and classification within the fair value hierarchy of instruments held by the Master Fund are discussed in the notes to the Master Fund’s financial statements which are attached to these financial statements. The investment in the Master Fund is carried at fair value. Under ASC 820, “Fair Value Measurements and Disclosures” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three - tier fair value hierarchy that prioritises the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below: • Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities; Level 2 - Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; Level 3 - Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable. • • 8

Carlisle Delaware Feeder LLC Notes to the Financial Statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 2. d) Summary of significant accounting policies (continued) Foreign currency Items included in the Fund’s financial statements are measured using the currency of the primary economic environment in which it operates (the “Functional Currency”). The financial statements are presented in the Functional Currency, US Dollars (US$), reflecting the fact that transactions are denominated primarily in US Dollars. Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and Liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the Statement of Financial Condition. For investment transactions and investments held at the period-end denominated in foreign currency, the resulting gains or losses are included in the net realised loss and change in unrealised appreciation from non-commodity interest derivatives and foreign currency in the Statement of Operations. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are included in the net realised loss and change in unrealised depreciation from derivatives and foreign currency in the Statement of Operations. e) Cash and cash equivalents Cash and cash equivalents include cash held at bank maturing within three months of the period end date. f) Recognition and allocation of income or loss The Fund records subscriptions and redemptions in the Master Fund on the transaction date. The Fund records its weekly proportionate share of the Master Fund's income, expenses and change in realised and unrealised gains and losses. In addition, the Fund accrues its own income and expenses. The Master Fund’s income and expense recognition and net gain/(loss) allocation policies are disclosed in the notes to the Master Fund’s financial statements which are attached to these financial statements. The Fund allocates weekly income or loss between series of Units of the Fund after consideration of any prior day accruals for operating expenses and management fees in the Fund . g) Redemptions payable In accordance with the authoritative guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP, financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined. Redemption notices received for which the US$ and unit amounts are not fixed remain in capital until the net asset value used to determine the redemption and unit amounts are determined. All of this amount relates to redemptions due to be paid on the first dealing day of 2016 which under the terms of Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity are mandatorily redeemable financial instruments and consequently a liability of the Fund and not part of equity. h) Offsetting Financial assets and liabilities are offset and the net amount is reported in the Statement of Financial Condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end, no financial instruments of the Fund are being presented net within the Statement of Financial Condition of the Fund. i) Taxation ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”)” clarifies the accounting for uncertainty in income taxes recognised in the Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes”. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are "more-likely-than-not" to be being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Fund. Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realized on ultimate settlement, using the facts, circumstances and information at the reporting date. Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the statement of operations. During the period ended 31 December 2015, the Fund did not incur any interest or penalties. The Fund is classified as a partnership for United States Federal income tax purposes. Consequently, no provision has been made in the financial statements for United States federal or state income taxes as any tax liability arising from operations of the Fund is the responsibility of the Unitholders and not the Fund. j) Preliminary expenses The Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Fund and the offering of Units. For NAV purposes the organisational costs are amortised over the first three years of trading of the Fund. 9

Carlisle Delaware Feeder LLC Notes to the Financial Statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 3. Fair value of financial instruments The Fund’s assets and liabilities carried at fair value have been categorised based up on the fair value hierarchy based on valuation policy described earlier. The following table shows the Fund’s investment within the valuation hierarchy as at 31 December 2015: Level 1 US$ Level 2 US$ Level 3 US$ Total US$ Assets Investment in Carlisle Fund Limited Total investments - 6,452,162 - 6,452,162 - 6,452,162 - 6,452,162 The Fund invests in the Master Fund as part of a master-feeder structure as disclosed in note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption policy of the Master Fund is managed in accordance with the redemption policy of the Fund as disclosed in note 6 of the financial statements. The fair value of the Fund’s assets and liabilities which qualify as financial instruments under disclosure about Fair Value of Financial Instruments approximates the carrying amounts presented in the Statement of Financial Condition. 4. Fees and expenses Management fees Pursuant to the Investment Management Agreement, the Master Fund pays a management fee to the Investment Manager. Details of the Investment Management agreement are disclosed in the note 8 of the Master Fund’s financial statements. Incentive fee Pursuant to the Investment Management Agreement, the Master Fund pays an incentive fee to the Investment Manager. Details of the Investment Management agreement are disclosed in the note 8 of the Master Fund’s financial statements. Risk management fees Pursuant to the Management Agreement, the Fund pays the Risk Manager a risk management fee equal to 0.50% per annum of the Trading Level of the Master Fund assets attributable to each series of the Fund, quarterly in arrears, and a pro rata share of any licensing fees for the use of any risk assessment tools provided by any third party which are used by the Risk Manager in providing services to the Fund pursuant to the Management Agreement. Administration fees The Fund pays the Administrator an annual administration fee of US$21,500. In addition, the Administrator receives an additional administration fee from the Master Fund of up to 0.135% per annum of the Net Asset Value of the Master Fund. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Fund. 5. Related party transactions FRM Investment Management (USA) LLC is a related party as it is the Manager, Commodity Pool Operator and Risk Manager of the Fund. FRM Investment Management (USA) LLC is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties. Transtrend B.V is a related party as it is the Investment Manager of the Master Fund. Terms of incentive fees and management fees are disclosed in note 8 of the Master Fund’s financial statements. Management is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Fund or structures that may be related to Man Group plc sponsored investment funds), purchases and sales of securities and other investments, investment and management counselling and serving as directors, advisers, and/or agents of other companies, including company and legal structures in which the Fund may invest and/or which may invest in the Fund. 10

Carlisle Delaware Feeder LLC Notes to the Financial Statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 5. Related party transactions (continued) The following transactions took place between the Fund and its related parties: Fees payable at 31 December 2015 US$ Total Fees US$ For the period ended 31 December 2015 Related party Type of fee FRM Investment Management (USA) LLC Risk management fees 70,842 19,890 As at 31 December 2015, 100% of all outstanding Units were owned by entities affiliated with Man Group plc. 6. Unitholders’ capital The minimum initial capital contribution and the minimum additional contribution by a Unitholder is US$100,000. The Manager may determine the current minimum subscription and/or such other amount in its sole discretion. Unitholders may, subject to the restrictions set out in the Memorandum, redeem their Units on each Monday (weekly dealing day) and/or the first dealing day of each month (monthly dealing day), (as applicable).(collectively “Redemption Day”) Redemptions may be accepted on days other than the specified Redemption Day, in the Manager’s sole discretion. Units will be considered to be redeemed on a “first purchased, first redeemed” basis. The Units shall be issued as Series A Units or Series B Units as designated by the Manager. Series A Units and Series B Units have identical rights and privileges in all respects except that: (i) Series A Units are only available for subscription by Man Investors; and (ii) Series B Units are subject to the Reporting Fee. The Manager may establish additional series, classes or tranches of Units in the future, which may have different and/or preferential terms to existing series, including among other things, the Incentive Fee, the Management Fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights. Each Unitholder contribution by each Unitholder to the Fund will be credited to a separate Unitholder account (each, a "Unitholder Account") (i.e., a Unitholder may hold more than one Interest, each of which will have a separate Unitholder Account), and a Unitholder Account will also be established for the Unitholder. Series A Restricted US$ Units - 228,217 (151,415) As at beginning of the period Contributions* Redemptions As at end of the period 20,715,000 (13,005,000) 76,802 *Includes contribution of US$10,000 (109 Units) made by FRM Investment Management (USA) LLC. 11

Carlisle Delaware Feeder LLC Notes to the Financial Statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 7. Financial highlights The financial highlights disclosed below are for the period ended 31 December 2015: 2015 Series A US$ Per Unit operation performance: Net asset value per unit at which Units were initially subscribed 92.13 Change in net assets resulting from operations: Net investment loss (3.59) Net realised loss and change in unrealised appreciation from derivatives and foreign currency (5.15) Net decrease in net assets resulting from operations (8.74) Net asset value per unit at end of the period 83.39 Return (i) Total return before incentive fees Incentive fees Total return after incentive fees (9.48%) - (9.48%) (ii) Ratio to average net assets Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (6.62%) - (6.62%) Total expenses before incentive fees Incentive fees Total expenses after incentive fees (6.42%) - (6.42%) Non trade expenses(iii) (4.96%) (i) The Total Return as computed is not annualised. Ratios to average net assets as computed are annualised. (ii) The financial highlights are calculated for a unit class taken as a whole. An individual Unitholder’s financial highlights may vary from the above on the timing of capital transactions and individual management and incentive fee arrangements. Ratios to average net asset computed are annualised, as it is related to a period of less than one year. (iii) This ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Fund and the Master Fund in the course of normal trading, to the average net assets described above. Indemnifications 8. In the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 9. Subsequent events Subsequent to 31 December 2015, Unitholders subscribed US$1,775,000 and redeemed US$500,000. In connection with the preparation of the accompanying financial statements as of 31 December 2015, management has evaluated the impact of all subsequent events on the Fund through 17 March 2016, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements. 12

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com Independent Auditors’ Report The Manager Carlisle Delaware Feeder LLC We have audited the accompanying financial statements of Carlisle Delaware Feeder LLC (the “Fund”), which comprise the statement of financial condition as of 31 December 2015, and the related statements of operations and changes in unitholders’ capital for the period from 25 February 2015 (date of formation) to 31 December 2015, and a summary of significant accounting policies and other explanatory information. This report is made solely to the Manager, as a body. Our audit work has been undertaken so that we might state to the Manager those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Fund and the Manager as a body, for our audit work, for this report, or for the opinions we have formed. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. 13 A member firm of Ernst & Young Global Limited

An audit involves performing procedures to obtain audit evidence about the disclosures in the financial statements. The procedures selected depend on judgment, including the assessment of the risks of material misstatement of amounts and the auditor’s the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Carlisle Delaware Feeder LLC at 31 December 2015, and the results of its operations and changes in its unitholders’ capital for the period from 25 February 2015 (date of formation) accepted accounting principles. to 31 December 2015 in conformity with U.S. generally 17 March 2016 14 A member firm of Ernst & Young Global Limited

Carlisle Fund Limited (A Cayman Islands exempted company) Report and Financial Statements For the period from 1 October 2014 to 31 December 2015 FRM Investment Management (USA) LLC is the manager (the “Manager”) of Carlisle Fund Limited (the “Master Fund”), and is registered as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act. A claim of exemption pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Manager in its capacity as commodity pool operator of the Master Fund. The exemption relieves the Master Fund of certain disclosure and reporting obligations under the commodity pool rules of the CFTC.

Carlisle Fund Table of contents Limited Page 2 Table of Contents Directory 3 Affirmation of the Commodity Pool Operator 4 Statement of Financial Condition 5 Condensed Schedule of Investments 6 Statement of Operations 10 Statement of Changes in Net Assets 11 Notes to the Financial Statements 12 Independent Auditors’ Report 24 2

Carlisle Fund Limited Directory Registered Office c/o Citco Trustees (Cayman) Limited 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands Board of Directors Colin Ball (Appointed on 7 January 2016) Ronan Daly (Resigned on 7 January 2016) John Renouf (Appointed on 7 January 2016) Jennifer Thomson John Walley (Ceased being a Director on 1 December 2015) Investment Manager Transtrend B.V. Weena 723, unit C5.070 3013 AM Rotterdam The Netherlands Legal Advisers (as to Cayman Islands law) Maples and Calder P.O. Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands Risk Manager (up to 30 April 2015) FRM Investment Management Limited Royal Chambers St. Julian’s Avenue St Peter Port Guernsey, GY1 4HG Channel Islands (as to US law) Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Risk Manager and Commodity Pool Operator(from 1 May 2015) FRM Investment Management (USA) LLC 452 Fifth Ave., 26th Floor New York, NY 10018 United States of America Auditor Ernst & Young Ltd. Suite 6401 62 Forum Lane Camana Bay Grand Cayman, KY1-1106 Cayman Islands Risk Advisor (up to 30 April 2015) Man Investments (CH) AG Huobstrasse 3 8808 Pfäffikon SZ Switzerland Company Secretary CSS Corporation Ltd. 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman KY1-1205 Cayman Islands Administrator HSBC Securities Services (Ireland) Limited 1 Grand Canal Square Grand Canal Harbour Dublin 2 Ireland Prime Brokers UBS AG 1/2 Finsbury Avenue London, EC2M 2PP United Kingdom Bank HSBC Bank plc 8 Canada Square London, E14 5HQ United Kingdom Newedge UK Financial Limited 10 Bishops Square London, E1 6EG United Kingdom 3

Carlisle Fund Limited Affirmation of the Commodity Pool Operator To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Carlisle Fund Limited for the period from 1 October 2014 (date of incorporation) to 31 December 2015 is accurate and complete. Linzie Steinbach Principal Financial Office FRM Investment Management (USA) LLC, the Commodity Pool Operator of Carlisle Fund Limited 4

Carlisle Fund Limited Statement of Financial Condition As at 31 December 2015 2015 US$ Notes Assets Derivatives, at fair value Cash and cash equivalents Balances with brokers Interest receivable Other assets 4,5 3 3 2,119,445 3,462,592 14,945,905 1,492 14,637 Total assets 20,544,071 Liabilities Derivatives, at fair value Balances due to brokers Incentive fees payable Management fees payable Interest payable Accrued expenses 4,5 3 8,9 8,9 2,357,379 212,006 78,829 28,980 1,515 67,495 8,9 Total liabilities 2,746,204 17,797,867 Net assets Which are represented by: 210,233 Class A Redeemable Participating Shares with a Net Asset Value per Redeemable Participating Share of US$84.66 17,797,867 Approved and authorised for issue on behalf of the Board on 17 March 2016. Jennifer Thomson Director John Renouf Director The accompanying notes form an integral part of these financial statements 5

Carlisle Fund Limited Condensed Schedule of Investments As at 31 December 2015 Fair Value US$ % of Net Assets Derivatives contracts – long exposure Futures contracts Australia Bond Futures Index Futures Total Australia (2,475) (3,133) (0.01) (0.02) (5,608) (0.03) Canada Bond Futures Commodity Futures Interest Rate Futures Total Canada 14,909 99 307 0.09 - - 15,315 0.09 China Index Futures Total China (40,513) (0.23) (40,513) (0.23) France Index Futures Total France 2,464 0.01 2,464 0.01 Germany Bond Futures Index Futures Total Germany (386,316) 603 (2.17) - (385,713) (2.17) Israel Equity Futures Total Israel 1,819 0.01 1,819 0.01 Japan Bond Futures Index Futures Total Japan 41,532 (31,079) 0.24 (0.17) 10,453 0.07 Korea Index Futures Total Korea 873 - 873 - Malaysia Commodity Futures Index Futures Total Commodity Futures 1,712 (320) 0.01 - 1,392 0.01 Netherlands Index Futures Total Netherlands 3,713 0.02 3,713 0.02 Panama Equity Futures Total Panama 4,586 0.03 4,586 0.03 South Africa Commodity Futures Total South Africa 7,540 0.04 7,540 0.04 Switzerland Equity Futures Total Switzerland (44) - (44) - The accompanying notes form an integral part of these financial statements 6

Carlisle Fund Limited Condensed Schedule of Investments (continued) As at 31 December 2015 Fair Value US$ % of Net Assets Derivatives contracts – long exposure (continued) Futures contracts (continued) United Kingdom Bond Futures Commodity Futures Currency Futures Index Futures Interest Rate Futures Total United Kingdom (166,989) (2,328) (717) 237 (139,551) (0.94) (0.01) - - (0.79) (309,348) (1.74) United States Bond Futures Commodity Futures Currency Futures Equity Futures Index Futures Interest Rate Futures Total United States (55,978) 781 47,108 31,921 (17,527) (17,003) (0.31) - 0.27 0.18 (0.10) (0.10) (10,698) (0.06) Total Futures Contracts (cost: US$nil) (703,769) (3.95) Forward Foreign Currency Contracts Forward Foreign Currency Contracts 333,681 1.87 Total Forward Foreign Currency Contracts (cost: US$nil) 333,681 1.87 Total Derivative Contracts, at fair value (cost: US$nil) (370,088) (2.08) Derivatives contracts – short exposure Futures contracts Argentina Equity Futures Total Argentina 258 - 258 - Australia Bond Futures Equity Futures Interest Rate Futures Total Australia (22,990) (853) 1,156 (0.13) - 0.01 (22,687) (0.12) Bermuda Equity Futures Total Bermuda (956) (0.01) (956) (0.01) Brazil Equity Futures Total Brazil 8,938 0.05 8,938 0.05 Canada Interest Rate Futures Total Canada (235) - (235) - Chile Equity Futures Total Chile 46 - 46 - The accompanying notes form an integral part of these financial statements 7

Carlisle Fund Limited Condensed Schedule of Investments (continued) As at 31 December 2015 Fair Value US$ % of Net Assets Derivatives contracts – short exposure (continued) Futures contracts (continued) Colombia Equity Futures Total Colombia (369) - (369) - France Commodity Futures Total France 9,730 0.06 9,730 0.06 Germany Bond Futures Index Futures Total Germany 4,429 38 0.02 - 4,467 0.02 Hong Kong Index Futures Total Hong Kong 11,532 0.06 11,532 0.06 India Equity Futures Index Futures Total India (1,355) (4,116) (0.01) (0.02) (5,471) (0.03) Ireland Futures Total Ireland (69) - (69) - Italy Index Futures Total Italy (218) - (218) - Japan Commodity Futures Currency Futures Total Japan 24,305 20,941 0.14 0.12 45,246 0.26 Korea Currency Futures Total Korea (72) - (72) - Malaysia Commodity Futures Total Malaysia (378) - (378) - Mexico Equity Futures Index Futures Total Mexico (730) 607 - - (123) - Norway Commodity Futures Total Norway (23,755) (0.13) (23,755) (0.13) Poland Index Futures Total Poland (5,055) (0.03) (5,055) (0.03) The accompanying notes form an integral part of these financial statements 8

Carlisle Fund Limited Condensed Schedule of Investments (continued) As at 31 December 2015 Fair Value US$ % of Net Assets Derivatives contracts – short exposure (continued) Futures contracts (continued) Singapore Commodity Futures Index Futures Total Singapore (3,718) (1,652) (0.02) (0.01) (5,370) (0.03) South Africa Index Futures Total South Africa (5,282) (0.03) (5,282) (0.03) Spain Index Futures Total Spain 7,176 0.04 7,176 0.04 Sweden Index Futures Total Sweden (1,086) (0.01) (1,086) (0.01) Taiwan Equity Futures Index Futures Total Taiwan (169) (312) - - (481) - Thailand Index Futures Total Thailand (491) - (491) - Turkey Index Futures Total Turkey 13,227 0.07 13,227 0.07 United Arab Emirates Commodity Futures Total United Arab Emirates 1,963 0.01 1,963 0.01 United Kingdom Commodity Futures Equity Futures Index Futures Interest Rate Futures Total United Kingdom 393,616 730 (5,770) (1,547) 2.21 - (0.03) (0.01) 387,029 2.17 United States Bond Futures Commodity Futures Currency Futures Equity Futures Index Futures Interest Rate Futures Total United States 62,585 465,442 23,840 (1,848) (42,715) 24,786 0.35 2.62 0.13 (0.01) (0.24) 0.14 532,090 2.99 Total Futures Contracts (proceeds: US$nil) 949,604 5.34 Forward Foreign Currency Contracts Forward Foreign Currency Contracts (817,450) (4.59) Total Forward Foreign Currency Contracts (proceeds: US$nil) (817,450) (4.59) Total Derivative Contracts, at fair value (proceeds: US$nil) 132,154 0.75 The accompanying notes form an integral part of these financial statements 9

Carlisle Fund Limited Statement of Operations For the period from 1 October 2014 to 31 December 2015 2015 US$ Notes Investment income Interest income Other income Total investment income 21,896 1,583 23,479 Expenses Incentive fees Management fees Margin commission Risk management fees Administration fees Interest expense Other expenses Total expenses 8,9 8,9 1,320,373 877,697 706,863 215,026 58,483 45,776 154,424 8,9 8 9 3,378,642 (3,355,163) Net investment loss Net realised gain and change in unrealised depreciation from derivatives and foreign currency Net realised loss from non-commodity interest derivatives and foreign currency Net realised gain from commodity interest derivatives Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency Net change in unrealised depreciation from commodity interest derivatives (3,117,280) 11,879,046 (2,139,054) (3,212,095) Net realised gain and change in unrealised depreciation from derivatives and foreign currency 3,410,617 55,454 Net increase in net assets resulting from operations *Statement of Operations covers the 15 month period from 1 October 2014 to 31 December 2015 due to change in the fiscal year from 30 September to 31 December. The accompanying notes form an integral part of these financial statements 10

Carlisle Fund Limited Statement of Changes in Net Assets For the period from 1 October 2014 to 31 December 2015 2015 US$ Notes Changes in net assets resulting from operations Net assets at beginning of period 40,915,174 Net investment loss (3,355,163) Net realised loss from non-commodity interest derivatives and foreign currency (3,117,280) Net realised gain from commodity interest derivatives 11,879,046 Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency (2,139,054) Net change in unrealised depreciation from commodity interest derivatives (3,212,095) Net increase in net assets resulting from operations 55,454 Changes in net assets resulting from capital transactions 10 44,640,000 Issuance of Redeemable Participating Shares 10 (67,812,761) Redemptions of Redeemable Participating Shares (23,172,761) Net decrease in net assets resulting from capital transactions Net assets at end of period 17,797,867 Reconciliation of net assets at the beginning of the period reported under IFRS to US GAAP** 40,915,174 Net assets at the beginning of the period under IFRS - ASC 480 redemptions payable 40,915,174 Net assets at the beginning of the period under US GAAP *Statement of Changes in Net Assets covers the 15 month period from 1 October 2014 to 31 December 2015 due to change in the fiscal year from 30 September to 31 December **US GAAP standard ASC 480 Distinguishing liabilities from equity requires gross redemptions with a dealing date of 1 October 2014 (based on the Net Asset Value per Share at 30 September 2014) to be recorded in the financial statements at 30 September 2014 as ‘Redemptions payable’. The accompanying notes form an integral part of these financial statements 11

Carlisle Fund Limited Notes to the financial statements For the period from 1 October 2014 to 31 December 2015 1. General Carlisle Fund Limited (the “Master Fund”) is an exempted company with limited liability registered in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was originally incorporated in Bermuda as an exempted company on 20 October 2008 before being registered by way of continuation in the Cayman Islands on 2 April 2012. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law of the Cayman Islands (as amended). On 5 March 2015, the Directors resolved to restructure the Master Fund as a master fund with two separate feeder funds, Carlisle Cayman Feeder (the “Offshore Fund”), a company incorporated in the Cayman Islands as an exempted company and Carlisle Delaware Feeder LLC (the “Onshore Fund”), a Delaware limited liability company (together the “Feeder Funds”). The Feeder Funds will invest all of their assets (to the extent not retained in cash) in the Master Fund. On 1 May 2015, investors in the Master Fund transferred their Redeemable Participating Shares in the Master Fund to the Offshore Fund in consideration for Redeemable Participating Shares in the Offshore Fund. This transaction had no impact on the value of the investor’s capital. The investment objective of the Master Fund is to maximise the long-term total returns to the Redeemable Participating Shareholders by investing in financial instruments traded on exchanges, other trading venues and/or OTC markets, pursuant to the Enhanced Risk (USD) profile of its Diversified Trend Program. No assurance can be given that the Master Fund’s investment objective will be achieved and investment results for the Master Fund may vary substantially over time. Transtrend B.V. (the “Investment Manager”) has been appointed to serve as the Investment Manager of the Master Fund. FRM Investment Management (USA) LLC is the Commodity Pool Operator of the Master Fund. FRM Investment Management (USA) LLC is registered with the Commodity Futures Trading Commission (the “CFTC”) as a Commodity Pool Operator and Commodity Trading Advisor and is a member of the U.S. National Futures Association in such capacities. Further feeder funds may be created to invest in the Master Fund. At 31 December 2015, the Offshore Fund and Onshore Fund held 63.75% and 36.25% respectively of the Master Fund. 2. Summary of significant accounting policies The financial statements for the year end 30 September 2014 were prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). Management has assessed that there are no material differences between IFRS and United States Generally Accepted Accounting Principles (“US GAAP”) and has concluded that US GAAP is more appropriate for the Master Fund preparing the financial statements for the period ended 31 December 2015 and going forward. These financial statements are therefore prepared in conformity with US GAAP. US GAAP standard, Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity requires gross redemptions with a dealing date of 1 October 2014 (based on the net asset value per share at 30 September 2014) to be recorded in the financial statements at 30 September 2014 as ‘Redemptions payable’. There were no redemptions effected after the end of the period, but based upon period end net asset value. A reconciliation of opening net assets under IFRS to US GAAP is disclosed in Statement of Changes in Net Assets. Management has determined that the Master Fund is an investment company in conformity with US GAAP. Therefore the Master Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standard Board (“FASB”) ASC946, Financial Services – Investment Companies (“ASC 946”). The Master Fund is exempted from preparing a cash flow statement under ASC 946 as the Master Fund has no level 3 investments, does not hold any debt instruments and presents a Statement of Changes in Net Assets. The financial statements are stated in US Dollars (“US$”). a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates. b) Recent Accounting Pronouncement In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern” (“ASU;2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. At period end, management is evaluating the impact of this ASU; however management does not expect this change to impact the financial statements. 12

Carlisle Fund Limited Notes to the financial statements (continued) For the period from 1 October 2014 to 31 December 2015 2. Summary of significant accounting policies (continued) c) Investments transactions and related investment income and expenses Security transactions are recorded on a trade date basis. Realised gains and losses are computed using the first-in, first-out method. Interest income, interest expense and operating expenses are recorded on an accrual basis. Dividend income, net of applicable withholding taxes and dividend expenses on securities sold short, are recorded on the ex-dividend date. d) Fair value of financial instruments Definition and hierarchy Derivative contracts are carried at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy that prioritises the inputs to valuation techniques is used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below: • Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities; Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; Level 3 – Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable. • • Valuation Investments whose values are based on quoted market prices in active markets, and are therefore classified within Level 1, include active listed equities. The Master Fund does not adjust the quoted price for such instruments, even in situations where the Master Fund holds a large position and a sale could reasonably impact the quoted price. Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices for an identical instrument, dealer quotations or alternative pricing sources supported by observable inputs are classified within Level 2. As Level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non–transferability, which are generally based on available market information. Investments classified within Level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private placements. When observable prices are not available for these securities, the Investment Manager uses one or more valuation techniques e.g., the market approach or the income approach for which sufficient and reliable data is available. Within Level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and /or other risk factors. The inputs used by the Investment Manager in estimating the value of Level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalisations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and /or non-transferability, with the amount of such discount estimated by the Investment Manager in the absence of market information. The fair value measurement of Level 3 investments does not include transaction costs that may have been capitalised as part of the security’s cost basis. Assumptions used by the Investment Manager due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Master Fund’s results of operations. Derivative Instruments can be exchange-traded or privately negotiated over-the-counter (“OTC”). OTC derivatives are valued by the Master Fund using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of an OTC derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. These OTC derivatives that have less liquidity or for which inputs are unobservable are classified within Level 3. While the valuations of these less liquid OTC derivatives may utilise some Level 1 and/or Level 2 inputs, they also include other unobservable inputs which are considered significant to the fair value determination. At each measurement date, the Investment Manager updates the Level 1 and Level 2 inputs to reflect observable inputs, though the resulting gains and losses are reflected within Level 3 due to the significance of the unobservable inputs. 13

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from October 2014 to 31 December 2015 2. e) Summary of significant accounting policies (continued) Foreign currency Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates (the “Functional Currency”). The financial statements are presented in the Functional Currency, US Dollars (“US$”) and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US Dollars. Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and Liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the Statement of Financial Condition. For investment transactions and investments held at the period-end denominated in foreign currency, the resulting gains or losses are included in the net realised loss and net change in unrealised depreciation on non-commodity interest derivatives and foreign currency in the Statement of Operations. The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are included in net realised gain and change in unrealised depreciation from derivatives and foreign currency. f) Cash and cash equivalents Cash and cash equivalents include cash held at bank and prime brokers maturing within three months of the year end date. g) Redemptions payable In accordance with the authoritative guidance on ASC480 “Distinguishing Liabilities from Equity”, Accounting for Certain financial instruments with Characteristics of both Liabilities and Equity under US GAAP, financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined. Redemption notices received for which the US$ and share amounts are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the Statement of Financial Condition and the Statement of Changes in Net Assets include redemptions payable of US$nil. This relates to redemptions due to be paid on the first dealing day of 2016, which under the terms of Accounting for Certain financial instruments with Characteristics of Both Liabilities and Equity are mandatorily redeemable financial instruments and consequently a liability of the Master Fund and not part of equity. h) Offsetting Financial assets and liabilities are offset and the net amount is reported in the Statement of Financial Condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end no financial instruments of the Master Fund are being presented net within the Statement of Financial Condition of the Master Fund. Please refer to note 6. i) Taxation The Cayman Islands currently has no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (1999 Revision) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax is to be levied on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to be being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Master Fund. Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realized on ultimate settlement, using the facts, circumstances and information at the reporting date. ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Master Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Master Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the Statement of Operations. During the period ended 31 December 2015, the Master Fund did not incur any interest or penalties. 14

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 3. Cash and Cash equivalents and balances with/and due to brokers At the period end amounts disclosed as cash and cash equivalents, balances with brokers and balances due to brokers were held at HSBC Bank plc, UBS AG and Newedge UK Financial Limited. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives. To the extent that the securities are purchased on margin, the margin debt may be secured on the related securities. The portion of balances with brokers represented by collateral at 31 December 2015 was US$6,083,192. Included in the cash and cash equivalents balances at 31 December 2015 is cash in foreign currencies with a fair value of US$551,498 (cost US$556,413) 4. Fair value measurements The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as of 31 December 2015: Level 1 US$ Level 2 US$ Level 3 US$ Total US$ Derivatives Assets, at fair value Derivatives Bond futures Commodity futures Currency futures Equity futures Index futures Interest rate futures Forward currency contracts Total Derivatives 125,380 1,303,267 165,549 92,327 53,845 45,396 - - - - - - - 333,681 - - - - - - - 125,380 1,303,267 165,549 92,327 53,845 45,396 333,681 1,785,764 333,681 - 2,119,445 Total Derivatives Assets, at fair value 1,785,764 333,681 - 2,119,445 Derivatives Liabilities, at fair value Derivatives Bond futures Commodity futures Currency futures Equity futures Index futures Interest rate futures Forward currency contracts Total Derivatives 636,672 428,258 74,449 50,422 172,645 177,483 - - - - - - - 817,450 - - - - - - - 636,672 428,258 74,449 50,422 172,645 177,483 817,450 1,539,929 817,450 - 2,357,379 1,539,929 817,450 - 2,357,379 Total Derivatives Liabilities, at fair value The Master Fund did not hold any level 3 investments during the period. Investments are reviewed at each financial reporting point to ensure that they are correctly classified between level 1, 2 and 3 in accordance with the fair value hierarchy outlined above. Where an investment’s characteristics change during the period and investments no longer meet the criteria of a given level, they are transferred into a more appropriate level at the end of relevant financial reporting period. There were no transfers between levels during the period ended 31 December 2015. 5. Derivatives Typically, derivative contracts serve as components of the Master Fund’s investment strategy. The derivative contracts that the Master Fund is a party to are forward contracts and futures contracts. As of 31 December 2015, the derivative contracts were included in the Master Fund’s Statement of Financial Condition at fair value. The Master Fund records its derivative activities on a mark-to-market basis. Fair values are determined in accordance with the valuation principles set out in note 2. 15

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 5. Derivatives (continued) For all OTC contracts, the Master Fund enters into master netting agreements with its counterparties, which may allow in certain circumstances netting of assets and liabilities. Assets and liabilities are only offset and the net amount reported in the Statement of Financial Condition when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 31 December 2015 no assets or liabilities are offset in the Statement of Financial Condition. As at 31 December 2015 all futures contracts were exchange traded and forward foreign currency contracts were OTC contracts. As at 31 December 2015 master netting arrangements were related to forward currency contracts held by the Master Fund. The Master Fund has not designated any derivative instruments as hedging instruments under ASC 815 “Derivatives and hedging” (“ASC 815”). The Condensed Schedule of Investments details information regarding derivative types and their fair value at 31 December 2015. As at 31 December 2015, open derivative instruments are included in the Statement of Financial Condition under the heading ‘Derivatives, at fair value’. US$ Prime Underlying Risk Assets Bond price risk Bond futures 125,380 Commodity price risk Commodity futures 1,303,267 Equity price risk Equity futures Index futures 92,327 53,845 Interest rate risk Interest rate futures 45,396 Foreign exchange risk Currency futures Forward currency contracts 165,549 333,681 2,119,445 US$ Prime Underlying Risk Liabilities Bond price risk Bond futures 636,672 Equity price risk Equity futures Index futures 50,422 172,645 Commodity price risk Commodity futures 428,258 Interest rate risk Interest rate futures 177,483 Foreign exchange risk Currency futures Forward currency contracts 74,449 817,450 2,357,379 16

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 5. Derivatives (continued) As at 31 December 2015, the notional value of derivative instrument activities and average notional value of derivative trading during the period were as follows: Notional value US$ As at 31 December 2015 Average notional value (US$) Long (US$) Short (US$) Long (US$) Short (US) Bond price risk Bond futures 116,965,639 (41,865,989) 175,325,462 (45,545,910) Commodity price risk Commodity futures 5,027,989 (34,136,266) 11,651,759 (52,043,962) Equity price risk Equity futures Index futures 4,429,407 5,711,506 (3,003,251) (10,335,819) 11,767,955 40,355,928 (3,734,961) (6,660,579) Interest rate risk Interest rate futures 132,415,031 (113,900,894) 227,404,970 (107,856,030) Foreign exchange risk Currency futures Forward currency contracts 15,172,656 19,576,515 (15,917,066) (29,782,949) 29,939,443 55,491,284 (43,434,974) (63,374,131) As at 31 December 2015, the period-end open derivative position and average derivative volume during the period were as follows: Prime Underlying Risk Number of contracts As at 31 December 2015 Average volume Long Short Long Short Bond price risk Bond futures 12 5 13 4 Commodity risk Commodity futures 21 116 27 93 Equity risk Equity futures Index futures 59 19 97 33 81 37 60 18 Interest rate risk Interest rate futures 35 20 38 18 Foreign exchange risk Currency futures Forward currency contracts 18 88 16 90 17 207 16 211 For non-exchange traded derivatives, under standard derivatives agreements, the Master Fund may be required to post collateral on derivatives if the Master Fund is in a net liability position with the counterparty exceeding certain amounts. 17

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 5. Derivatives (continued) The effect of transactions in derivative instruments on the Statement of Operations for the period ended 31 December 2015 was as follows. Amount of gain or (loss) recognised in Statement of Operations Derivative Type Location of gain or (loss) in Statement of Operations US$ Futures contracts (non-commodity interest) Futures contracts (commodity interest) Forward currency contracts Total Net realised loss from non-commodity interest derivatives and foreign currency (2,675,636) Net realised gain from commodity interest derivatives Net realised loss from non-commodity interest derivatives and foreign currency 11,879,046 (539,206) 8,664,204 Futures contracts (non-commodity interest) Futures contracts (commodity interest) Forward currency contracts Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency Net change in unrealised depreciation from commodity interest derivatives Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency (2,227,228) (3,212,095) 79,078 Total (5,360,245) The primary difference in the risk associated with OTC contracts and exchange-traded contracts is credit risk. The Master Fund has credit risk from OTC contracts when two conditions are present (i) the OTC contracts have unrealised gains, net of any collateral and (ii) the counterparty of the contracts default. The credit risk related to exchange-traded contracts is minimal because the exchange ensures that their contracts are always honoured. Futures are contracts for delayed delivery of commodities, securities, equity indices or money market instruments in which the seller agrees to make delivery at a specified future date of a specified commodity or instrument, at a specified price or yield. Gains and losses on futures are recorded by the Master Fund based upon market fluctuations and are recorded as realised or unrealised gains or losses in the Statement of Operations. Forward contracts entered into by the Master Fund represent a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised/unrealised gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date/period-end date and is included in the Statement of Operations. Derivative financial instruments are generally based on notional amounts which are not recorded in the financial statements. These notional amounts represent the theoretical principal value on which the cash flows of the derivative transactions are based. Unrealised gains or losses, rather than notional amounts, or the exchange-traded derivatives traded by the Master Fund are included in the Statement of Financial Condition. 18

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 6. Offsetting of assets and liabilities As at 31 December 2015, no financial instruments of the Master Fund are being presented net within the Statement of Financial Condition. The following tables provide information on the financial impact of netting for instruments subject to an enforceable master netting arrangement or similar agreement in the event of default as defined under such agreements. Derivatives Assets and Collateral held by Counterparty (ii) Impact of master netting arrangements not offset in the Statement of Financial Condition Gross amounts not offset in the Statement of Financial Condition Cash collateral (i) Gross amounts of assets presented in the Statement of Financial Condition US$ (iii)=(i)+(ii) Financial Instruments US$ received US$ Net amount US$ Description UBS AG Newedge Financial Inc Total 1,733,582 385,863 (1,733,582) (191,367) - - - 194,496 2,119,445 (1,924,949) - 194,496 Derivatives Liabilities and Collateral held by Counterparty (ii) Impact of master netting arrangements not offset in the Statement of Financial Condition Gross amounts not offset in the Statement of Financial Condition (i) Gross amounts of liabilities presented in the Statement of Financial Condition US$ (iii)=(i)+(ii) Financial Instruments US$ Cash collateral pledged US$ Net amount US$ Description UBS AG Newedge Financial Inc Total 2,166,012 191,367 (1,733,582) (191,367) (432,430) - - - 2,357,379 (1,924,949) (432,430) 7. Financial risk management and associated risk Overall risk management The Master Fund’s investment activities expose it to the various types of risk which are associated with the financial instruments and markets in which it invests. The most important types of financial risks to which the Master Fund is exposed are market risk, credit risk and liquidity risk. Market risk includes price risk, interest rate risk and currency risk. The Master Fund manages these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies. The Master Fund has an agreement with FRM Investment Management (USA) LLC (up to 30 April 2015, FRM Investment Management Limited) to act as Risk Manager. The Directors rely upon the Risk Manager to ensure that risks within the Master Fund are adequately controlled by the Investment Manager. As a pre-requisite for investment, initial due diligence is performed by the Risk Manager to ensure that the Investment Manager has a sound trading strategy, a robust operational infrastructure and a suitable risk management environment. The Risk Manager then monitors the integrity of the Investment Manager’s operations on an ongoing basis. The Risk Manager further monitors certain risk and performance measures of the Master Fund on a regular basis to ensure that risks are effectively controlled and performance is in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager is given transparency on the positions and performance of the Investment Manager. Such measures include return breakouts, drawdowns, Value-at-Risk (“VaR”), volatility, risk factor sensitivities and stress test losses. 19

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 7. Financial risk management and associated risk (continued) The Risk Manager performs regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s comparator funds. If necessary the Risk Manager requests that corrective action be taken. The nature and extent of the financial instruments outstanding at the date of the Statement of Financial Condition and the risk management policies employed by the Master Fund are discussed below. Market risk Market risk is the risk that fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Interest rate risk Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Master Fund is exposed to interest rate risk on cash at bank, balances with brokers, balances due to brokers and certain derivative contracts. Currency risk Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Although the majority of the Master Fund’s assets are denominated in US$, the Master Fund may invest in securities and hold cash balances at its brokers that are denominated in currencies other than its reporting currency, the US$. Consequently, the Master Fund is exposed to risks that the exchange rate of the US$ relative to other currencies may change in a manner which has an adverse effect on the reported value of that portion of the Master Fund’s assets which are denominated in currencies other than the US$. Other price risk Other price risk is the risk that the price of a financial instrument will fluctuate due to changes in market conditions influencing, directly or indirectly, the value of the financial instrument. The Master Fund is exposed to other price risk from its financial instruments. Due to the nature of the trading strategies followed by this Master Fund, no direct relationship between any market factors and the expected prices of the financial instruments can be reliably established. Other price risk is managed through the overall risk management processes described above. Credit/Counterparty risk Credit risk is the risk that an issuer or counterparty will be unable to meet a commitment that it has entered into with the Master Fund. The Master Fund's maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties fail to perform their obligations as of 31 December 2015 in relation to each class of recognised financial assets, other than derivatives, is the carrying amount of those assets in the Statement of Financial Condition. With respect to derivative financial instruments, credit risk arises from the potential failure of counterparties to meet their obligations under the contract or arrangement. The Risk Manager has centralised its due diligence and monitoring process of the prime brokerage and trading relationships through a dedicated prime brokerage and trading team utilized by an affiliated company. Credit and counterparty risk is analysed by examining certain credit related criteria on a centralised basis across platforms by establishing risk tolerance levels in accordance with the overall risk profile of the prime broker/counterparty as determined by the Risk Manager. The credit quality of the Master Fund’s Bank, Brokers and any lenders at their parent companies level and subsidiaries when they are available is regularly monitored and factored into allocation decisions. The exposures are to HSBC Bank Plc (the “Bank”), UBS AG, and Newedge UK Financial Limited (collectively, the “Prime Brokers”). As of the date of issuance of the financial statements, according to Moody’s Rating Agency, the credit rating of HSBC Bank Plc’s parent company, HSBC Holdings Plc, is A1, the credit rating of Newedge UK Financial Limited’s parent company, Societe Generale SA, is A2 and the credit rating of UBS AG is BBB+ per S&P. In addition, netting agreements and collateral arrangements (including International Swaps and Derivatives Association Inc. (“ISDA”) Master Agreements for over-the-counter derivatives) are routinely put in place when appropriate to allow the counterparty risk mitigating benefits of close-out netting and payment netting (as applicable). 20

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 7. Financial risk management and associated risk (continued) Liquidity risk Liquidity risk is the risk that the Master Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redeemable Participating Shareholder redemption requests are the main liquidity risk for the Master Fund. The Master Fund’s Redeemable Participating Shares are redeemable as outlined in note 10. The exposure to liquidity risk through Redeemable Participating Shareholder redemption requests is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager. The majority of the Master Fund’s financial instruments are Level 1 financial instruments which are considered readily realisable as they are all listed on major recognised exchanges. The Master Fund’s financial instruments also include investments in Level 2 financial instruments, which are not quoted in an active public market and which generally may be illiquid. As a result, the Master Fund may not be able to liquidate quickly some of its investments in these instruments at an amount close to their fair value in order to meet its liquidity requirements. 8. Fees, commissions and other expenses Management and incentive fees Pursuant to the Investment Management Agreement (the “IMA”), effective from 1 August 2015, the Master Fund will pay the Investment Manager (i) the Management Fee, payable monthly in arrears, calculated daily, equal to 1/365 of the Applicable Management Fee Rate of the Master Fund’s Adjusted Trading Level, adjusted for profits and losses. The “Applicable Management Fee Rate” shall be (a) 1% of that portion of the Trading Level that is less than US$50 million; and (b) 0.75% of that portion of the Trading Level that is equal to or greater than US$50 million and (ii) the Incentive Fee, payable bi-annually in arrears, equal to 22.5% of any net appreciation of the Master Fund during the six-month period; provided that no Incentive Fee shall be payable until losses in previous periods have been recouped. Incentive Fees generally crystallise upon a Redeemable Participating Shareholder making a redemption from the Master Fund to the extent Incentive Fees are allocable at the time of the redemption. In addition, redemptions generally reduce any then allocable losses that must be recouped by the Investment Manager for it to be entitled to Incentive Fees. Prior to 1 August 2015, the “Applicable Management Fee Rate” was (i) 1% of that portion of the Trading Level that is less than US$100 million; (ii) 0.75% of that portion of the Trading Level that is equal to or greater than US$100 million and the “Applicable Incentive Fee Rate” was, payable semi-annually in arrears, equal to 22.5% of any net appreciation of the Fund during the semi-annual period. Risk management fees Under the risk management agreement, up to 30 April 2015, FRM Investment Management Limited was responsible for monitoring the trading and investments of the Investment Manager to ensure compliance with the investment objectives and strategies of the Master Fund. As compensation for its duties as Risk Manager, FRM Investment Management Limited was paid risk management fees by the Master Fund equal to 0.5% per annum of the Trading Level, as defined in the IMA, quarterly in arrears. From 1 May 2015, FRM Investment Management (USA) LLC provides the same services but receives no separate remuneration from the Master Fund. Risk management fees are paid by the Feeder Funds. Administration fees The Master Fund pays the Administrator an administration fee of up to 0.135% per annum of the net asset value of the Master Fund. 9. Related party transactions Master Multi-Product Holdings II Ltd., a Bermuda incorporated company, is a related party through its 100% holding of all the Management Shares in the Master Fund. Master Multi-Product Holdings II Ltd also shared a Director in common with the Master Fund until 1 December 2015. The intermediate controlling party of the Master Fund is therefore Master Multi-Product Holdings II Ltd. FRM Investment Management (USA) LLC (up to 30 April 2015, FRM Investment Management Limited) is a related party as it is the Risk Manager. FRM Investment Management (USA) LLC is also the Commodity Pool Operator of the Master Fund. FRM Investment Management Limited and FRM Investment Management (USA) LLC are indirect wholly-owned subsidiaries of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties. Transtrend B.V. is a related party as it is the Investment Manager of the Master Fund. On 1 May 2015, investors in the Master Fund transferred their Redeemable Participating Shares in the Master Fund to the Offshore Fund in consideration for Redeemable Participating Shares in the Offshore Fund. This transaction had no impact on the value of the investors’ capital. Each of the Directors is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Master Fund. 21

Carlisle Fund Limited Notes to the financial statements (continued) For the period from 1 October 2014 to 31 December 2015 9. Related party transactions (Continued) These activities include management or administration of other companies (including those with investment objectives similar to those of the Master Fund or structures that may be related to Man Group plc sponsored investment funds), purchases and sales of securities and other investments, investment and management counselling and serving as directors, advisers and/or agents of other companies, including companies and legal structures in which the Master Fund may invest and/or which may invest into the Master Fund. John Renouf was appointed as a director of the Master Fund on 7 January 2016; until 31 March 2015 John Renouf was a director of FRM Investment Management Limited, an indirect subsidiary of Man Group plc and the Risk Manager until 30 April 2015. The following transactions took place between the Master Fund and its related parties. Total Fees US$ Fees payable at 31 December 2015 US$ For the period ended 31 December 2015 Related party Type of fee Transtrend B.V. FRM Investment Management Limited Transtrend B.V. Directors Management fees Risk management fees Incentive fees Directors’ fees 877,697 215,026 1,320,373 15,000 28,980 - 78,829 - As at 31 December 2015, 100% of all outstanding Redeemable Participating Shares were owned by the Feeder Funds, which are entities affiliated with Man Group plc. 10. Share capital The Master Fund has an authorised share capital of US$50,000 divided into 1,000 Management Shares (“Management Shares”) of a par value of US$1.00 each and 4,900,000 non-voting Redeemable Participating Shares (“Redeemable Participating Shares”) of a par value of US$0.01 each, which may be divided into different classes and/or series of Redeemable Participating Shares as the Directors may determine. Management Shares of the Master Fund The Management Shares are held by Master Multi-Product Holdings II Ltd. which is wholly-owned by Codan Trust Company Limited as trustee of the Master Multi-Product Purpose Trust, a special purpose trust formed under the laws of Bermuda pursuant to a Deed of Trust made by Codan Trust Company Limited dated 14 December 2005. At 31 December 2015, these shares remained uncalled and no amounts were paid or payable to the Master Fund. Redeemable Participating Shares Holders of Redeemable Participating Shares may, upon one business day’s written notice to the Administrator, redeem their redeemable Participating Shares on a weekly dealing day (each Wednesday) and/or a monthly dealing day (first business day of each month) and/or such other days as the Directors may determine in their sole discretion. The Board of Directors, in its sole discretion, may decline to sell shares to any investor for any reason or for no reason. Investors may subscribe for Redeemable Participating Shares on each Weekly and/or Monthly dealing day. Transactions in Redeemable Participating Shares for the period ended 31 December 2015 were as follows: Class A No of Shares US$ Balance at the beginning of the period Issue of Redeemable Participating Shares for period Redemption of Redeemable Participating Shares for period Balance at end of the period 487,420 495,335 (772,522) 44,640,000 (67,812,761) 210,233 In the event of a winding-up or dissolution of the Master Fund or upon the distribution of capital, the holders of the Redeemable Participating Shares shall be entitled, following a payment to the holders of paid-up Management Shares of the par value thereof, to the return of the assets of the Master Fund held in respect of that class and, thereafter, to share pro rata in the assets, if any, of the Master Fund which are not held in respect of any class of shares. Capital management As a result of the ability to issue and redeem Redeemable Participating Shares, the capital of the Master Fund can vary depending on the demand for redemptions from and subscriptions to the Master Fund. The Master Fund is not subject to externally imposed capital requirements and has no restrictions on the issue and redemption of Redeemable Participating Shares other than those set out in the Feeder Funds’ offering documents and Cayman Islands law. The Master Fund’s objectives for managing capital may include: • investing the capital in investments meeting the description, risk exposure and expected return indicated in the Feeder Funds’ offering documents; achieving consistent returns while safeguarding capital by investing in a diversified portfolio, by participating in derivative and other advanced capital markets and by using various investment strategies and hedging techniques; maintaining sufficient liquidity to meet the expenses of the Master Fund, and to meet redemption requests as they arise; and maintaining sufficient size to make the operation of the Master Fund cost-efficient. note 7, ‘Financial risk management and associated risk’, for the policies and processes applied by the Master Fund in managing its • • • Refer to capital. 22

Carlisle Fund Limited Notes to the Financial Statements (continued) For the period from 1 October 2014 to 31 December 2015 11. Financial highlights US$ Class A Per Share operation performance: Net asset value per share at beginning of the period 83.94 Change in net assets resulting from operations: Net investment loss Net realised gain and change in unrealised depreciation from investments, derivatives and foreign currency (8.15) 8.87 Net increase in net assets per share resulting from operations 0.72 Net asset value per share at end of the period 84.66 Total Return(i) Total return before incentive fees Incentive fees Total return after incentive fees 4.47% (3.61%) 0.86% (ii) Ratio to average net assets Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (5.79%) (3.76%) (9.55%) Total expenses before incentive fees Incentive fees Total expenses after incentive fees 5.85% 3.76% 9.61% Non trade expenses(iii) 7.47% (i) (ii) The Total Return as computed is not annualised. Ratios to average net assets as computed are not annualised. The financial highlights are calculated for the Redeemable Participating Share class taken as a whole. An individual Redeemable Participating Shareholder's financial highlights may vary from the above based on the timing of capital transactions and individual management and performance fee arrangements. The ratio details the total expenses less trading costs (including interest rate, dividend costs and transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above. (iii) 12. Indemnifications In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Master Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 13. Subsequent events Ronan Daly resigned from his position as a director of the Master Fund on 7 January 2016. Colin Ball and John Renouf were appointed as directors of the Master Fund on 7 January 2016. Subsequent to 31 December 2015, Redeemable Participating Shareholders subscribed for Redeemable Participating Shares having an aggregate Net Asset Value of US$3,530,000 and redeemed Redeemable Participating Shares having an aggregate Net Asset Value of US$723,285. In connection with the preparation of the financial statements as of 31 December 2015, management has evaluated the impact of all subsequent events on the Master Fund through 17 March 2016, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements. 23

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com Independent Auditors’ Report The Board of Directors Carlisle Fund Limited We have audited the accompanying financial statements of Carlisle Fund Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2015, and the related statements of operations and changes in net assets for the period from 1 October 2014 to 31 December 2015, a summary of significant accounting policies and other explanatory information. This report is made solely to the directors, as a body. Our audit work has been undertaken so that we might state to the directors those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Master Fund and the directors as a body, for our audit work, for this report, or for the opinions we have formed. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. 24 A member firm of Ernst & Young Global Limited

An audit involves performing procedures to obtain audit evidence about the disclosures in the financial statements. The procedures selected depend on judgment, including the assessment of the risks of material misstatement of amounts and the auditors’ the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Carlisle Fund Limited at 31 December 2015, and the results of its operations and changes in its net assets for the period from 1 October 31 December 2015, in conformity with U.S. generally accepted accounting principles. 2014 to 17 March 2016 25 A member firm of Ernst & Young Global Limited