Form 10-K, Exhibit 13
period 2015-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2016-03-30
CIK 1393359

Exhibit 13.05

CCP Core Macro Delaware Feeder LLC (A Delaware limited liability company) Report and Financial Statements for the period from 25 February 2015 (date of formation) to 31 December 2015 Each investor must represent that it is both a “qualified eligible person” and a non-“Non-United States Person” within the meaning of US Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 as well as an “accredited investor” under Regulation D promulgated under the U.S. Securities Act of 1933, as amended and a “U.S. Person” under Regulation S promulgated under the Securities Act. FRM Investment Management (USA) LLC is the manager (the “Manager”) of CCP Core Macro Delaware Feeder LLC (the “Fund”), and is registered as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act. A claim of exemption pursuant to CFTC Rule 4.7 has been made by the Manager in its capacity as commodity pool operator of the Fund. The exemption relieves the Fund of certain disclosure and reporting obligations under the commodity pool rules of the CFTC.

CCP Core Macro Delaware Table of contents Feeder LLC Page Directory 2 Affirmation of the Commodity Pool Operator 3 Statement of financial condition 4 Statement of operations 5 Statement of changes in unitholders’ capital 6 Statement of cash flows 7 Notes to the financial statements 8 Independent auditor's report 13 Appendix: Audited Financial Statements of CCP Core Macro Cayman Fund Limited 1

CCP Core Macro Delaware Directory Feeder LLC Manager, Risk Manager and Commodity Pool Operator to the Fund FRM Investment Management (USA) LLC 452 Fifth Ave., 26th Floor New York, NY 10018 United States of America Investment Manager to the Master Fund Cantab Capital Partners LLP City House 126-130 Hills Road Cambridge CB2 1RE United Kingdom Master Fund CCP Core Macro Cayman Fund Limited c/o Citco Trustees (Cayman) Limited 89 Nexus Way P.O. Box 31106 Grand Cayman KY1-1205 Cayman Islands Administrator to the Fund BNY Mellon Fund Services (Ireland) Limited Guild House Guild Street IFSC Dublin 1 Ireland Legal Advisors to the Fund and Master Fund (as to Cayman Islands law) Maples and Calder PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands Auditor to the Fund Ernst & Young Ltd. Harcourt Centre Harcourt Street Dublin 2 Ireland Legal Advisors to the Fund and Master Fund (as to U.S. law) Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Bank to the Fund: Bank of New York Mellon, London Branch One Canada Square Canary Wharf London E14 5AL United Kingdom Company Secretary of the Master Fund CSS Corporation Ltd. 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY 1-1205 Cayman Islands 2

CCP Core Macro Delaware Feeder LLC Affirmation of the Commodity Pool Operator To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of CCP Core Macro Cayman Feeder for the period from 25 February 2015 (date of incorporation) to 31 December 2015 is accurate and complete. g A ------0--- - Linzie Steinbach Principal Financial Officer FRM Investment Management (USA) LLC, the Commodity Pool Operator for CCP Core Macro Delaware Feeder LLC 3

CCP Core Macro Delaware Feeder LLC Statement of financial condition As at 31 December 2015 2015 US$ Not es Assets Investment in CCP Core Macro Cayman Fund Limited, at fair value (Cost: US$11,042,732) Accrued income Tot al asset s 3 9,285,266 36,001 9,321,267 Liabilit ies Audit fees payable Risk management fees payable Accrued expenses Tot al liabilities 13,250 15,329 45,499 4, 5 74,078 Net as set s 9,247,189 Which is represented b y: 7,313 Series A Redeemable Participating Units with net asset value per Redeemable Participating unit of US$1,264.57 6 9,247,189 Approved and authorised for issue on behalf of the Manager of CCP Core Macro Delaware Feeder LLC on 17 March 2016. Linzie Steinbach FRM Investment Management (USA) LLC The accompanying notes are an integral part of the financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 4

CCP Core Macro Delaware Feeder LLC Statement of operations For the period from 25 February 2015 (date of formation) to 31 December 2015 2015 US$ Not es Net invest ment los s allocat ed from CCP Core Macro Cayman Fund Limit ed Inves tment income Interest income Tot al invest ment income 94 94 Expenses Management fees Interest expense Audit fees Administration fees Risk management fees Legal fees Custodian fees Other expenses Tot al expenses 4 106,296 12,952 9,344 6,458 5,183 1,047 166 4,764 4 4, 5 146,210 Net invest ment los s allocat ed from CCP Core Macro Cayman Fund Limit ed (146,116) Fund expenses Risk management fees Audit fees Administration fees Other expense Tot al Fund ex pens es 4, 5 70,005 13,250 9,671 52,419 4 145,345 Net invest ment los s (291,461) Net realised and change in unrealis ed gain/(loss) on inves tments in securit ies and derivat ives allocat ed from CCP Core Macro Cayman Fund Limit ed Net realised loss on investments in securities and derivatives Net change in unrealised appreciation on investments in securities and derivatives (1,851,864) 340,171 Net realised and change in unrealis ed gain/(loss) on foreign currency allocat ed from CCP Core Macro Cayman Fund Limited Net realised loss on foreign currency Net change in unrealised appreciation on foreign currency (471,948) 372,291 Net realised and net change in unrealised loss on investments in securit ies, d erivatives and foreign currency (1,611,350) Net decrease in net assets result ing from operat ions (1,902,811) The accompanying notes are an integral part of the financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 5

CCP Core Macro Delaware Feeder LLC Statement of changes in unitholders’ capital For the period from 25 February 2015 (date of formation) to 31 December 2015 2015 US$ Not es Net assets at beginning of the period - Net d ecrease in net ass et s result ing from operat ions Net investment loss (291,461) Net realis ed and change in unrealised gain/(los s) on invest ment s in securities and derivatives allocated from CCP Core Macro Cayman Fund Limited Net realised loss on investments in securities and derivatives Net change in unrealised appreciation on investments in securities and derivatives (1,851,864) 340,171 Net realis ed and change in unrealised gain/(los s) on foreign currency allocat ed from CCP Core Macro Cayman Fund Limit ed Net realised loss on foreign currency Net change in unrealised appreciation on foreign currency (471,948) 372,291 Net realis ed and net change in unrealised los s on invest ments in securities, derivat ives and foreign currency (1,611,350) Net d ecrease in net ass et s result ing from operat ions (1,902,811) Increas e in net ass et resulting from cap it al transactions Proceeds from issue of Units Payment for redemption of Units 6 6 17,010,000 (5,860,000) Net increas e in net assets res ulting from cap it al transactions 11,150,000 Tot al increase in net ass et s 9,247,189 Net assets at t he end of t he period 9,247,189 The accompanying notes are an integral part of the financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 6

CCP Core Macro Delaware Feeder LLC Statement of cash flows For the period from 25 February 2015 (date of formation) to 31 December 2015 2015 US$ Cash flows from operat ing act ivities: Net decrease in net assets resulting from operations (1,902,811) Adjust ment s to reconcile net decrease in net assets result ing from operat ions to net cas h used in operat ing act ivities : Net investment in Master Fund Increase in other assets Increase in audit fees payable Increase in services fees payable Increase in other liabilities Net cash used in op erating activit ies (9,285,266) (36,001) 13,250 15,329 45,499 (11,150,000) Cash flows from financing activit ies Proceeds from issue of Units Payment for redemption of Units 17,010,000 (5,860,000) Net cash provided by financing act ivities 11,150,000 Cash and cash equivalents at the beginning of the period - Cash and cash eq uivalents at the end of t he period - The accompanying notes are an integral part of the financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 7

CCP Core Macro Delaware Feeder LLC Notes to the financial statements For the period from 25 February 2015 (date of formation) to 31 December 2015 1. Organisation CCP Core Macro Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015. The investment objective of the Fund is to maximise the long-term total returns to its investors. The Fund invests substantially all of its investible assets in, and conducts its investment program through a "master-feeder" structure. The Fund is a feeder fund which invests into CCP Core Macro Cayman Fund Limited (the "Master Fund"), an exempted company with limited liability registered in the Cayman Islands under the provisions of Companies Law (as amended) of the Cayman Islands. At 31 December 2015, the Fund held 28.59% of the Master Fund. The most recent applicable Confidential Offering Memorandum of the Fund is dated 1 May 2015 (the “Offering Memorandum”). Cantab Capital Partners LLP (the “Investment Manager”), a limited liability partnership incorporated in England and Wales, has been appointed to serve as the Investment Manager of the Master Fund. FRM Investment Management (USA) LLC is the Commodity Pool Operator of the Fund and the Master Fund and the Manager and Risk Manager of the Fund. FRM Investment Management (USA) LLC is registered with the Commodity Futures Trading Commission (the “CFTC”) as a Commodity Pool Operator and Commodity Trading Advisor and is a member of the U.S. National Futures Association in such capacities. The financial statements of the Master Fund are attached and should be read in conjunction with the Fund’s financial statements. 2. Significant accounting policies Management has determined that the Fund is an investment company in conformity with United States Generally Accepted Accounting Principles (‘‘US GAAP’’). Therefore the Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standards Board (“FASB”) ASC946, Financial Services – Investment Companies (“ASC 946”). The financial statements are stated in US Dollars (“US$”). (a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including certain valuation assumptions. Actual results could differ from such estimates. (b) Recent accounting pronouncements In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern (ASU 2014-15), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if “conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. At period end, management is evaluating the impact of this ASU; however management does not expect this change to impact the financial statements. (c) Investment in Master Fund The Fund’s investment in the Master Fund is recorded at fair value, which is the Fund’s proportionate interest in the net assets of the Master Fund. The Fund records its proportionate share of the Master Fund’s income, expenses, and realised and unrealised gains and losses in the statement of operations. Valuation of the investments held by the Master Fund including, but not limited to, the valuation techniques used and classification within the fair value hierarchy of instruments held by the Master Fund are discussed in the notes to the Master Fund’s financial statements which are attached to these financial statements. Investment in the Master Fund is carried at fair value. Under ASC 820, “Fair Value Measurements and Disclosures” fair value is the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three - tier fair value hierarchy that prioritises the inputs to valuation techniques used to measure fair value. 8

CCP Core Macro Delaware Feeder LLC Notes to the financial statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 2. Significant accounting policies (continued) (c) Investment in Master Fund (continued) The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below: Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities; Level 2 - Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; Level 3 - Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable. (d) Recognition and allocation of income or loss The Fund records subscriptions and redemptions in the Master Fund on the transaction date. The Fund records its weekly proportionate share of the Master Fund's income, expenses and change in realised and unrealised gains and losses. In addition, the Fund accrues its own income and expenses. The Master Fund’s income and expense recognition and net gain/(loss) allocation policies are disclosed in the notes to the Master Fund’s financial statements which are attached to these financial statements. The Fund allocates weekly income or loss between series of Units of the Fund after consideration of any prior day accruals for operating expenses and management fees in the Fund. (e) Foreign currency Items included in the Fund’s financial statements are measured using the currency of the primary economic environment in which it operates (the “Functional Currency”). The financial statements are presented in the Functional Currency, US Dollars (US$) reflecting the fact that transactions are denominated primarily in US Dollars. Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of transactions. For foreign currency transactions and foreign currency investments held at the period end, the resulting gains or losses are included in the net realised gain/(loss) from investments, derivatives and foreign currency in the statement of operations. Foreign currency assets and liabilities held at the period end were translated at period end exchange rates. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are included in the net realised and unrealised gain/loss from investments, derivatives and foreign currency. (f) Cash and cash equivalents Cash and cash equivalents include cash held with the Bank of New York Mellon, London Branch, the Bank, maturing within three months of the period end date. (g) Withdrawals payable In accordance with the authoritative guidance on ASC480 “Distinguishing Liabilities from Equity”, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP, financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a withdrawal request has been received and the withdrawal amount has been determined. Withdrawal notices received for which the US$ and unit amounts are not fixed remain in capital until the net asset value used to determine the withdrawal and unit amounts are determined. This relates to withdrawals due to be paid on the first business day, which under the terms of Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity are mandatory redeemable financial instruments and consequently a liability of the Fund and not part of equity. (h) Offsetting Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end, no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund. (i) Taxation The Fund intends to be classified as a partnership for U.S. federal income tax purposes. The Fund does not expect to be a publicly traded partnership taxable as a corporation. Accordingly, the Fund should not be subject to U.S. federal income tax. Rather, each Member will be required to report on its own annual tax return such Member’s distributive share of the Fund’s taxable income or loss. Certain investing and trading activities of the Master Fund may be subject to taxation in certain other jurisdictions. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to be being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Fund. Tax positions that meet the more-likely than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realized on ultimate settlement, using the facts, circumstances and information at the reporting date. ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. 9

CCP Core Macro Delaware Feeder LLC Notes to the financial statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 2. Significant accounting policies (continued) (i) Taxation (continued) Management has analysed the Fund tax positions from commencement of operations and has concluded that no provision for income tax is required in the Fund financial statements. Management’s assessment considers tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the Statement of Operations. During the period ended 31 December 2015, the Fund did not incur any interest or penalties. (j) Preliminary expenses The Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Fund and the offering of Units. For NAV purposes, the organisational costs are amortised over the first three years of trading of the Fund. 3. Fair value of financial instruments The Fund’s assets and liabilities carried at fair value have been categorised based up on the fair value hierarchy based on valuation policy described earlier. The following table shows the Fund’s investment within the valuation hierarchy as at 31 December 2015: Level 1 US$ Level 2 US$ Level 3 US$ Total US$ Assets CCP Core Macro Cayman Fund Limited Tot al - 9,285,266 - 9,285,266 - 9,285,266 - 9,285,266 The Fund invests in the Master Fund as part of a master-feeder structure as disclosed in note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption policy of the Master Fund is managed in accordance with the redemption policy of the Fund as disclosed in note 6 of the financial statements. The fair value of the Fund’s assets and liabilities which qualify as financial instruments under Disclosure about Fair Value of Financial Instruments approximates the carrying amounts presented in the statement of financial condition. 4. Fees and expenses Management fee Pursuant to the Investment Management Agreement, the Master Fund pays a management fee to the Investment Manager. Details of the Investment Management Agreement are disclosed in note 8 of the Master Fund’s financial statements. Risk management fees Under the risk management agreement, the Risk Manager, FRM Investment Management (USA) LLC, is responsible for monitoring the trading and investments of the Investment Manager to ensure compliance with the investment objectives and strategies of the Master Fund. As compensation for its duties as Risk Manager, FRM Investment Management (USA) LLC is paid risk management fees by the Fund equal to 0.5% per annum of the Trading Level as defined in the IMA, quarterly in arrears. Incentive fee/allocation Pursuant to the Investment Management Agreement, the Master Fund pays an incentive fee to the Investment Manager. Details of the Investment Management Agreement are disclosed in note 8 of the Master Fund’s financial statements. The Management Fee will be pro-rated for partial periods. Administration fee In consideration of the Administrator providing the administration services, the Master Fund pays to the Administrator such fees as shall be agreed between the Master Fund and the Administrator from time to time. The Fund pays the Administrator an administration fee of USD15,000 per annum. 5. Related party transactions FRM Investment Management (USA) LLC is a related party as the Manager, Commodity Pool Operator and Risk Manager of the Fund. FRM Investment Management (USA) LLC is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties. Cantab Capital Partners LLP is a related party as it is the Investment Manager of the Master Fund. 10

CCP Core Macro Delaware Feeder LLC Notes to the financial statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 5. Related party transactions (continued) The following transactions took place between the Fund and its related parties: Tot al fees US$ Fees payable US$ Relat ed party Type of fees 70,005 15,329 FRM Investment Management (USA) LLC Risk management fees As at 31 December 2015, 100% of all outstanding Class A units are owned by entities affiliated with Man Group plc. On 11 May 2015, FRM Investment Management (USA) LLC made a capital contribution of $10,000 to the Fund. Management is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Fund or structures which may be related to Man Group plc sponsored investment funds) purchase and sales of securities and other investments, investment and management counselling and servicing as directors, advisers and/or other agent of other companies, including companies and legal structures in which the Fund may invest and/or which may invest in the Fund. 6. Unitholders’ capital The minimum initial capital contribution by a Unitholder or prospective investor is US$100,000. Thereafter, the minimum additional capital contribution by a Unitholder will also be US$100,000. Notwithstanding the foregoing, the Manager, in its sole discretion, may accept subscriptions of a lesser amount or establish different minimum amounts in the future. The Manager, in its sole discretion, may permit existing Unitholders to make additional capital contributions to the Fund as of the each Monday, or at any other time the Manager, in its sole discretion, may permit. The Manager, in its sole discretion, may admit new Unitholders as of the each Monday of any week, or at any other time the Manager, in its sole discretion, may permit. The Manager, in its sole discretion, may decline to accept any subscription for Interests for any reason or for no reason. Unitholders may, subject to the restrictions set out in the Memorandum, redeem their Units on each Monday (weekly dealing day) and/or the first dealing day of each month (monthly dealing day), (as applicable) (collectively “Redemption Day”). Redemptions may be accepted on days other than the specified Redemption Day, in the Manager’s sole discretion. Units will be considered to be redeemed on a “first purchased, first redeemed” basis. The Units shall be issued as Series A Units or Series B Units as designated by the Manager. Series A Units and Series B Units have identical rights and privileges in all respects except that: (i) Series A Units are only available for subscription by Man Investors (as defined in the Memorandum); and (ii) Series B Units are subject to the Reporting Fee (as defined in the Memorandum). The Manager may establish additional series, classes or tranches of Units in the future, which may have different and/or preferential terms to existing series, including among other things, the Incentive Fee, the Management Fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights. As at 31 December 2015, no Units had been issued in Series B to date. Share transactions in the redeemable participating units for the period ended 31 December 2015 were: Series A US$ - 17,010,000 (5,860,000) Shares - 11,751 (4,438) At beginning of period Contributions Withdrawls As at 31 December 2015 7,313 11,150,000 On 11 May 2015, FRM Investment Management (USA) LLC made a capital contribution of US$10,000 to the Fund. 11

CCP Core Macro Delaware Feeder LLC Notes to the financial statements (continued) For the period from 25 February 2015 (date of formation) to 31 December 2015 7. Financial highlights The financial highlights disclosed below are for the period ended 31 December 2015: Series A 2015 US$ Per Unit operating p erformance: Net asset value per unit at initial subscription 1,482.12 Change in net as set s res ulting from op erations : Net investment loss Net realised loss and change in unrealised appreciation on investments, derivatives and foreign currency* Net decrease in net assets resulting from operations (35.52) (182.03) (217.55) Net asset value at end of period 1,264.57 Return: (i) Total return before incentive fees Incentive fees Total return after incentive fees (14.68%) - (14.68%) Ratios t o average net assets: (ii) Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (4.08%) - (4.08%) Total expenses before incentive fees Incentive fees Total expenses including incentives fees (4.08%) - (4.08%) Non-trade ex pens es: (iii) (3.90%) *In line with ASC 946-205-50, the net realised gain and change in unrealised depreciation from investments, derivatives and foreign currency is a balancing amount necessary to reconcile the change in net assets and does not agree with the change in aggregate gains and losses for the period. i. The Total Return as computed is not annualised, if relates to a period less than 1 year. Ratios to average members' capital as computed are annualised, if related to a period less than 1 year. ii. The financial highlights are calculated for a series taken as a whole. An individual unitholder’s financial highlight may vary from the above on the timing of capital transactions and individual management and incentive fee arrangements. Ratios to average member’s capital computed are annualised, if related to a period of less than one year. iii. This ratio details the total expenses less trading costs (including interest costs, dividend costs, transaction and brokerage charges) incurred by the Master Fund in the course of normal trading, to the average members’ capital described above. 8. Indemnifications In the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 9. Subsequent events Subsequent to 31 December 2015, Unitholders subscribed for units with an aggregate net asset value of US$450,000 and redeemed units with an aggregate net asset value of US$785,000. In connection with the preparation of the financial statements as of 31 December 2015, management has evaluated the impact of all subsequent events on the Fund through 17 March 2016, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements. 12

Bulldlnq c: []e i;:e;· t.cll'kinrJ Mli'lc: Report of Independent Auditors The Unitholders CCP Core Macro Delaware Feeder LLC We have audited the accompanying financial statements of CCP Core Macro Delaware Feeder LLC (the "Fund"), which comprise the Statement of Financial Condition, as of 31 December 2015, and the related Statement of Operations, Statement of Changes in Unitholders' Capital and Statement of Cash Flows for the period 25 February 2015 to 31 December 2015 and the related notes to the financial statements. Management's Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor's Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund 's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Continued I ..

Report of Independent Auditors (continued) Opin ion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CCP Core Macro Delaware Feeder LLC at 31 December 2015, and the results of its operations, changes in unitholders' capital and its cash flows for the period then ended, in conformity with U.S. generally accepted accounting principles. Ernst& Young tU yf.Jj· ·. . · . Dublin

CCP Core Macro Cayman Limited (A Cayman Islands exempted company) Report and Financial statements for the year ended 31 December 2015 Fund FRM Investment Management (USA) LLC, the risk manager (the “Risk Manager”) of CCP Core Macro Cayman Fund Limited (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act. A claim of exemption pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by FRM Investment Management (USA) LLC in its capacity as commodity pool operator of the Master Fund. The exemption relieves the Master Fund of certain disclosure and reporting obligations under the commodity pool rules of the CFTC.

CCP Core Macro Cayman Fund Table of contents Limited Page Directory 2 Affirmation of the Commodity Pool Operator 3 Statement of financial condition 4 Condensed schedule of investments 5 Statement of operations 9 Statement of changes in net assets 10 Statement of cash flows 11 Notes to the financial statements 12 Independent auditor's report 24 1

CCP Core Macro Directory Cayman Fund Limited Directors Colin Ball (Appointed 7 January 2016) Ronan Daly (Resigned 7 January 2016) John Renouf (Appointed 7 January 2016) Jennifer Thomson John Walley (Ceased to be a Director on1 December 2015) Cayman Islands Legal Counsel Maples and Calder P.O. Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands Registered Office c/o Citco Trustees (Cayman) Limited 89 Nexus Way P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands U.S. Legal Counsel Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Auditors Ernst & Young Ltd. Suite 6401 62 Forum Lane Camana Bay PO Box 510 Grand Cayman, KY1-1106 Cayman Islands Investment Manager Cantab Capital Partners LLP City House 126-130 Hills Road Cambridge, CB2 1RE United Kingdom Risk Manager (Until 30 April 2015) FRM Investment Management Limited Royal Chambers St. Julian’s Avenue St. Peter Port Guernsey, GY1 4HG Channel Islands Company Secretary CSS Corporation Ltd. 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY 1-1205 Cayman Islands (From1 May 2015) FRM Investment Management (USA) LLC 452 Fifth Ave., 26th Floor New York, NY 10018 United States of America Bank Bank of New York Mellon, London Branch One Canada Square Canary Wharf London,E14 5AL United Kingdom Commodity Pool Operator FRM Investment Management (USA) LLC 452 Fifth Ave., 26th Floor New York, NY 10018 United States of America Prime Broker Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London,E14 4QA United Kingdom Administrator BNY Mellon Fund Services (Ireland) Limited Guild House Guild Street IFSC Dublin 1 Ireland 2

CCP Core Macro Cayman Fund Limited Affirmation of the Commodity Pool Operator To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of CCP Core Macro Cayman Fund Umited for the year ended 31 December 2015 is accurate and complete. Linzie Steinbach Principal Financial Officer FRM Investment Management (USA) LLC, the Commodity Pool Operator of CCP Core Macro Cayman Fund Umited 3

CCP Core Macro Cayman Fund Limited Statement of financial condition As at 31 December 2015 2015 Notes US$ Asset s Derivatives, at fair value Cash and cash equivalents Balance with brokers Due from brokers Accrued income Tot al as set s 4,5 3 3 2,022,575 21,082,600 15,440,390 274,154 22,926 38,842,645 Liabilit ies Derivatives, at fair value Balances due to brokers Due to brokers Redemptions payable Management fees payable Accrued expenses Tot al liabilit ies 4,5 3 1,846,620 3,302,906 91,286 1,000,000 42,907 58,000 8,9 6,341,719 Net ass ets 32,500,926 Which are represented by: 25,335 Class A Redeemable Participating Shares with a Net Asset Value per Redeemable Participating Share of US$1,281.85 10 32,500,926 Approved and authorised for issue on behalf of the Board on 17 March 2016. Jennifer Thomson John Renouf Director Director The accompanying notes are an integral part of these financial statements 4

CCP Core Macro Cayman Fund Condensed schedule of investments As at 31 December 2015 Limited Long Securit ies and Derivatives, at Fair Value Fair Value US$ % of Net Assets Long Derivat ives, at fair value Commodity Forwards United Kingd om Commodity (1,478) (0.00) Tot al Unit ed Kingdom (1,478) (0.00) Tot al Commodit y Forwards (1,478) (0.00) Forward Currency Cont racts Other currency 1,246,070 3.83 Tot al Forward Currency Contract s 1,246,070 3.83 Fut ures Contract s Aust ralia Government (1,158) (0.00) Tot al Australia (1,158) (0.00) Canada Diversified Financials Government 18 158,246 0.00 0.49 Tot al Canada 158,264 0.49 European Union Currency (20,933) (0.06) Tot al European Union (20,933) (0.06) France Indices 4,269 0.01 Tot al France 4,269 0.01 Germany Currency Indices (3,096) 52,079 (0.01) 0.16 Tot al Germany 48,983 0.15 Hong Kong Indices (27,490) (0.08) Tot al Hong Kong (27,490) (0.08) Japan Government Indices 45,887 (29,997) 0.14 (0.09) Tot al Japan 15,890 0.05 Netherlands Indices 11,484 0.04 Tot al Net herlands 11,484 0.04 The accompanying notes are an integral part of these financial statements 5

CCP Core Macro Cayman Fund Condensed schedule of investments (continued) As at 31 December 2015 Limited Long Securit ies and Derivatives, at Fair Value (cont inued) Fair Value US$ % of Net Assets Long Derivat ives, at fair value (cont inued) Fut ures Contract s (cont inued) Spain Indices (26,584) (0.08) (26,584) (0.08) Tot al Spain United Kingd om Currency Diversified Financials Government Indices (7,669) (5,854) (108,508) 1,363 (0.02) (0.02) (0.33) 0.00 Tot al Unit ed Kingdom (120,668) (0.37) United St ates Commodity Currency Government Indices (2,392) (13,093) (61,734) (48,959) (0.01) (0.04) (0.20) (0.16) Tot al Unit ed Stat es (126,178) (0.41) Tot al Futures Cont racts (84,121) (0.26) Derivatives, at Fair Value 1,160,471 3.57 Tot al Investment in Long Securit ies and Derivatives , at Fair Value 1,160,471 3.57 The accompanying notes are an integral part of these financial statements 6

CCP Core Macro Cayman Fund Condensed schedule of investments (continued) As at 31 December 2015 Limited Short Securities and Derivat ives , at Fair Value Fair Value US$ % of Net Assets Short Derivatives, at fair Value Commodity Forwards United Kingd om Commodity (41,551) (0.13) Tot al Unit ed Kingdom (41,551) (0.13) Tot al Commodit y Forwards (41,551) (0.13) Forward Currency Cont racts Other currency (790,680) (2.43) Tot al Forward Currency Contract s (790,680) (2.43) Fut ures Contract s Aust ralia Diversified Financials (213) (0.00) Tot al Australia (213) (0.00) It aly Indices (3,661) (0.01) (3,661) Tot al Italy (0.01) Singapore Indices (2,460) (0.01) Tot al Singapore (2,460) (0.01) Taiwan Indices 3,430 0.01 Tot al Taiwan 3,430 0.01 United Kingd om Commodity 84,755 0.26 Tot al Unit ed Kingdom 84,755 0.26 The accompanying notes are an integral part of these financial statements 7

CCP Core Macro Cayman Fund Condensed schedule of investments (continued) As at 31 December 2015 Limited Short Securities and Derivat ives , at Fair Value (continued) Fair Value US$ % of Net Assets Short Derivatives, at fair Value (continued) Fut ures Contract s (cont inued) United St ates Commodity Currency Government Indices (312,958) 79,591 (969) 200 (0.96) 0.24 (0.00) 0.00 Tot al Unit ed Stat es (234,136) (0.72) Tot al Futures Cont racts (152,285) (0.47) Derivatives, at Fair Value (984,516) (3.03) Tot al Investment in Short Securities and Derivat ives, at Fair Value (984,516) (3.03) The accompanying notes are an integral part of these financial statements 8

CCP Core Macro Cayman Fund Statement of operations For the year ended 31 December 2015 Limited 2015 US$ Notes Invest ment income Interest income Tot al invest ment income 2,540 2,540 Expenses Incentive fees Management fees Risk management fees Advisory fee Administration fees Custodian fees Legal fees Audit fees Interest expense Other expenses Tot al ex pens es 8,9 8,9 8,9 565,213 463,759 82,742 3,333 29,954 505 2,975 43,350 63,862 50,667 8 1,306,360 Net investment loss (1,303,820) Net realis ed and change in unrealis ed gain/(loss ) from invest ment s in securit ies, derivatives and foreign currency Net realised gain from investments in securities, derivatives and foreign currency Net change in unrealised depreciation from investments in securities, derivatives and foreign currency 5 5 411,184 (2,282,828) Net realis ed gain and change in unrealis ed depreciat ion from invest ments in securities , derivatives and foreign currency (1,871,644) Net decrease in net ass ets result ing from op erat ions (3,175,464) The accompanying notes are an integral part of these financial statements 9

CCP Core Macro Cayman Fund Limited Statement of changes in net assets For the year ended 31 December 2015 2015 Notes US$ Changes in net ass ets result ing from op erations Net assets at beginning of year 20,275,226 Net investment loss (1,303,820) Net realised gain from investments in securities, derivatives and foreign currency 411,184 Net change in unrealised depreciation from investments in securities, derivatives and foreign currency (2,282,828) Net increase in net asset s res ulting from operat ions (3,175,464) Changes in net ass ets result ing from capital transactions Proceeds from issue of Redeemable Participating Shares 10 37,095,000 Payments for redemptions of Redeemable Participating Shares 10 (21,693,836) Net increase in net asset s res ulting from capit al t ransact ions 15,401,164 Net ass ets at end of year 32,500,926 Reconciliat ion of net assets at t he beginning of the period reported under IFRS to US GAAP* Net assets at the beginning of the year under IFRS 20,275,226 ASC 480 redemptions payable - Net assets at the beginning of the year under US GAAP 20,275,226 *US GAAP standard ASC480 Distinguishing liabilities from equity requires gross redemptions with a dealing date of 1 January 2015 (based on the Net Asset Value per Share at 31 December 2014) to be recorded in the financial statements at 31 December 2014 as ‘Redemptions payable’. The accompanying notes are an integral part of these financial statements 10

CCP Core Macro Cayman Fund Limited Statement of cash flows For the year ended 31 December 2015 2015 US$ Cash flows from op erating act ivities: Net decrease in net assets resulting from operations (3,175,464) Adjust ments t o reconcile net decrease in net ass ets result ing from operations t o net cash used in op erating act ivities: Proceeds on settlement of derivative contracts Net change in unrealised depreciation from investment in securities, derivatives and foreign currency Net realised loss from investment in securities, derivatives and foreign currency Increase in balances with brokers Increase in due from brokers Increase in accrued income Decrease in balances due to brokers Decrease in due to brokers Decrease in incentive fees payable Increase in management fees payable Decrease in service fees payable Increase in accrued expenses Net cas h used in operating activit ies 173,850 2,322,084 (173,851) (1,740,106) (256,752) (12,438) (3,885,358) (106,660) (606,302) 18,362 (31,832) 20,567 (7,453,900) Cash flows from financing activit ies Proceeds from issue of Shares Payments for redemption of Shares 37,095,000 (20,693,837) Net cas h provid ed by financing act ivities 16,401,163 Net increase in cash and cash equivalents Cash and cash equivalents at the beginning of the year Cash and cash equivalents at the end of the year 8,947,263 12,135,337 21,082,600 Supplemental dis closure of cash flow informat ion: Interest paid 63,862 The accompanying notes are an integral part of these financial statements 11

CCP Core Macro Cayman Fund Limited Notes to the financial statements For the year ended 31 December 2015 1. General CCP Core Macro Cayman Fund Limited (the "Master Fund") is an exempted company with limited liability registered in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands. The Master Fund was incorporated in the Cayman Islands on 21 January 2013. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law (2015 Revision) of the Cayman Islands. The investment objective of the Master Fund is to maximize the long-term returns to the Redeemable Participating Shareholders. No assurance can be given that the Master Fund’s investment objective will be achieved and investment results for the Master Fund may vary substantially over time. The Master Fund seeks to achieve its objective by allocating the Master Fund’s assets to the Investment Manager for investment in futures and forwards contracts. Cantab Capital Partners LLP (the “Investment Manager”) has been appointed to serve as the Investment Manager of the Master Fund. FRM Investment Management (USA) LLC is the Commodity Pool Operator of the Master Fund. FRM Investment Management (USA) LLC is registered with the Commodity Futures Trading Commission (the “CFTC”) as a Commodity Pool Operator and Commodity Trading Advisor and is a member of the U.S. National Futures Association in such capacities. On 5 March 2015, the Directors resolved to restructure the Master Fund as a master fund and establish two separate feeder funds as part of this restructuring. CCP Core Macro Cayman Feeder (the “Offshore Fund”), domiciled in the Cayman Islands, and CCP Core Macro Cayman Delaware Feeder LLC (the “Onshore Fund”), domiciled in Delaware, are the two feeder funds. On 1 May 2015, investors in the Master Fund transferred their Redeemable Participating Shares in the Master Fund to the Offshore Fund in consideration for Redeemable Participating Shares in the Offshore Fund. The Master Fund is part of a master-feeder structure whereby the Offshore Fund and the Onshore Fund (together with the Offshore Fund, the “Feeder Funds”), will invest all of their assets (to the extent not retained in cash) in the Master Fund. Further feeder funds may be created to invest in the Master Fund. As at 31 December 2015 the Offshore Fund and Onshore Fund held 71.41% and 28.59% respectively of the Master Fund. 2. Significant accounting policies The financial statements for the year ended 31 December 2014 were prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). Management has assessed that there are no material differences between IFRS and United States Generally Accepted Accounting Principles (“US GAAP”) and concluded that US GAAP is more appropriate for the Master Fund in preparing the financial statements for the year ended 31 December 2015 and going forward. These financial statements are therefore prepared in conformity with US GAAP. US GAAP standard, Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” requires gross redemptions with a dealing date of 1 January 2015 (based on the net asset value per share at 31 December 2014) to be recorded in the financial statements at 31 December 2014 as ‘Redemptions payable’. As a result, redemptions paid after the end of the year, but based upon year end net asset value, of US$1,026,563 are reflected as redemptions payable in the statement of financial condition. Management has determined that the Master Fund is an investment company in conformity with US GAAP. Therefore the Master Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standard Board (“FASB”) ASC Topic 946, “Financial Services – Investment Companies” (“ASC 946”). The financial statements are stated in US Dollars (“US$”). (a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates. (b) Recent accounting pronouncement In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if “conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. At year end, management is evaluating the impact of this ASU; however management does not expect this change to impact the financial statements. 12

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 2. Significant accounting policies (continued) (c) Investments transactions and related investment income and expenses Security transactions are recorded on a trade date basis. Realised gains and losses are computed using the first-in, first-out method. Interest income, interest expense and operating expenses are recorded on an accrual basis. Dividend income, net of applicable withholding taxes and dividend expenses on securities sold short, are recorded on the ex-dividend date. (d) Fair value of financial instruments Definition and hierarchy Investments in securities, securities sold short and derivative contracts are carried at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy that prioritises the inputs to valuation techniques is used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below: Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities; Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; and Level 3 – Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable. Valuation Investments whose values are based on quoted market prices in active markets, and are therefore classified within Level 1, include active listed equities. The Master Fund does not adjust the quoted price for such instruments, even in situations where the Master Fund holds a large position and a sale could reasonably impact the quoted price. Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices for an identical instrument, dealer quotations or alternative pricing sources supported by observable inputs are classified within Level 2. As Level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non–transferability, which are generally based on available market information. Investments classified within Level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private placements. When observable prices are not available for these securities, the Investment Manager uses one or more valuation techniques e.g., the market approach, the income for which sufficient and reliable data is available. Within Level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and /or other risk factors. The inputs used by the Investment Manager in estimating the value of Level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalisations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and /or non-transferability, with the amount of such discount estimated by the Investment Manager in the absence of market information. The fair value measurement of Level 3 investments does not include transaction costs that may have been capitalised as part of the security’s cost basis. Assumptions used by the Investment Manager due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Master Fund’s results of operations. Derivative Instruments can be exchange-traded or privately negotiated over-the-counter (“OTC”). OTC derivatives are valued by the Master Fund using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of an OTC derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. These OTC derivatives that have less liquidity or for which inputs are unobservable are classified within Level 3. While the valuations of these less liquid OTC derivatives may utilise some Level 1 and/or Level 2 inputs, they also include other unobservable inputs which are considered significant to the fair value determination. At each measurement date, the Investment Manager updates the Level 1 and Level 2 inputs to reflect observable inputs, though the resulting gains and losses are reflected within Level 3 due to the significance of the unobservable inputs. (e) Securities sold short The Master Fund may sell securities short. A short sale is a transaction in which the Master Fund sells a security it does not own. The proceeds received for short sales are recorded as liabilities and the Master Fund records an unrealised gain or loss to the extent of the difference between the proceeds received and the value of the open short position. The Master Fund records a realised gain or loss when the short position is closed. By entering into short sales, the Master Fund bears the market risk of an unfavourable change in the price of the security sold short in excess of the proceeds received. Short sales expose the Master Fund to potentially unlimited liability. 13

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 2. Significant accounting policies (continued) (f) Foreign currency Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates (the “Functional Currency”). The financial statements are presented in the Functional Currency, US Dollars (US$) and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US Dollars. Transactions during the year denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of transactions. For foreign currency transactions and foreign currency investments held at the year end, the resulting gains or losses are included in the net realised gain/(loss) from investments, derivatives and foreign currency in the statement of operations. Foreign currency assets and liabilities held at the year end were translated at year end exchange rates. The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are included in the net realised and unrealised gain/loss from investments, derivatives and foreign currency. (g) Cash and cash equivalents Cash and cash equivalents include cash held with the Custodian and Prime Broker maturing within three months of the year end date. (h) Redemptions payable In accordance with the authoritative guidance on ASC480 “Distinguishing Liabilities from Equity”, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP, financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined. Redemption notices received for which the US$ and share amounts are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$1,000,000. This relates to redemptions due to be paid on the first dealing day of 2016, which under the terms of Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity are mandatory redeemable financial instruments and consequently a liability of the Master Fund and not part of equity. (i) Offsetting Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end no financial instruments of the Master Fund are being presented net within the statement of financial condition of the Master Fund. Please refer to note 6. (j) Taxation The Cayman Islands currently has no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (1999 Revision) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax is to be levied on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to be being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Master Fund. Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realized on ultimate settlement, using the facts, circumstances and information at the reporting date. ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Master Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Master Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the Statement of Operations. During the year ended 31 December 2015, the Master Fund did not incur any interest or penalties. 14

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 3. Cash and cash equivalents, balances with brokers and balances due to brokers At the year end amounts disclosed as cash and cash equivalents, balances with brokers, balances due to brokers, due from brokers and due to brokers were held at Bank of New York Mellon and Morgan Stanley & Co International. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives, short positions or securities purchased on margin. Amounts receivable from short sales and collateral may be restricted in whole or part until the related securities are purchased. To the extent that the securities are purchased on margin, the margin debt may be secured on the related securities. The portion of balances with brokers represented by collateral as at 31 December 2015 was US$Nil. Included in the cash and cash equivalents balances as at 31 December 2015 is cash in foreign currencies with a fair value of US$Nil (cost US$Nil). 4. Fair value measurements The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2015: Level 1 Level 2 Level 3 Total US$ US$ US$ US$ Long Securities and Derivatives, at fair value Derivatives Commodity forwards Forward currency contracts Futures contracts Tot al derivat ives - - 773,458 3,047 1,246,070 - - - - 3,047 1,246,070 773,458 773,458 1,249,117 - 2,022,575 Tot al Long Securit ies and Derivatives, at fair value 773,458 1,249,117 - 2,022,575 Level 1 Level 2 Level 3 Total US$ US$ US$ US$ Short Securities and Derivatives , at fair value Derivatives Commodity forwards Forward currency contracts Futures contracts Tot al derivat ives - - 1,009,864 46,076 790,680 - - - - 46,076 790,680 1,009,864 1,009,864 836,756 - 1,846,620 Tot al Short Securities and Derivatives, at fair value 1,009,864 836,756 - 1,846,620 Investments are reviewed at each financial reporting point to ensure that they are correctly classified between level 1, 2 and 3 in accordance with the fair value hierarchy outlined above. Where an investment’s characteristics change during the year and investments no longer meet the criteria of a given level, they are transferred into a more appropriate level at the end of the relevant financial reporting year. There were no significant transfers between levels during the year ended 31 December 2015. 15

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 5. Derivatives Typically, derivative contracts serve as components of the Master Fund’s investment strategy and are utilised primarily to structure and hedge investments to enhance performance and reduce risk to the Master Fund. The derivative contracts that the Master Fund is a party to are forward contracts and futures contracts. As at 31 December 2015, the derivative contracts were included in the Master Fund’s statement of financial condition at fair value. The Master Fund records its derivative activities on a mark-to-market basis. Fair values are determined in accordance with the valuation principles set out in note 2. For all OTC contracts, the Master Fund enters into master netting agreements with its counterparties, which may allow in certain circumstances netting of assets and liabilities. Assets and liabilities are only offset and the net amount reported in the statement of financial condition when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 31 December 2015 no assets or liabilities are offset in the statement of financial condition. As at 31 December 2015 all future contracts were exchange traded; all other derivatives were OTC contracts. As at 31 December 2015 master netting arrangements relate to all derivative contracts held by the Master Fund. The Master Fund has not designated any derivative instruments as hedging instruments under ASC 815 “Derivatives and hedging” (“ASC 815”). The condensed schedule of investments details information regarding derivative types and their fair value as at 31 December 2015. As at 31 December 2015, open derivative instruments are included in the statement of financial condition under “Derivatives, at fair value”: US$ Assets Commodity forwards Forward currency contracts Futures contracts 3,047 1,246,070 773,458 Tot al derivatives 2,022,575 Liabilities Commodity forwards Forward currency contracts Futures contracts (46,076) (790,680) (1,009,864) Tot al derivatives (1,846,620) As at 31 December 2015, the notional value of derivative instrument activity which is representative of the average derivative trading during the year was as follows: Long Not ional value US$ Short Not ional value US$ Prime Underlying Ris k Eq uit y ris k Commodity forwards Future contracts 75,438 152,062,293 1,970,077 41,637,515 Foreign ex change ris k Forward currency contracts 76,741,971 51,945,805 For non-exchange traded derivatives, under standard derivatives agreements, the Master Fund may be required to post collateral on derivatives if the Master Fund is a net liability position with the counterparty exceeding certain amounts. 16

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 5. Derivatives (continued) The effect of transactions in derivative instruments on the statement of operations for the year ended 31 December 2015 was as follows. Amount of Gain or (Los s) recognised in St at ement of Operations Derivative type Location of gain/(loss) in statement of operations US$ Commodity forwards Net realised gain from investments, derivatives and foreign currency 640,193 (860,339) 393,997 Forward currency contracts Net realised loss from investments, derivatives and foreign currency Future contracts Tot al Net realised gain from investments, derivatives and foreign currency 173,851 Commodity forwards Net change in unrealised depreciation from investments, derivatives and foreign currency (84,612) Net change in unrealised appreciation from investments, derivatives and Forward currency contracts foreign currency Net change in unrealised depreciation from investments, derivatives and 530,207 Future contracts Tot al (2,768,027) foreign currency (2,322,432) The primary difference in the risk associated with OTC contracts and exchange-traded contracts is credit risk. The Master Fund has credit risk from OTC contracts when two conditions are present (i) the OTC contracts have unrealised gains, net of any collateral and (ii) the counterparty of the contracts default. The credit risk related to exchange-traded contracts is minimal because the exchange ensures that their contracts are always honoured. As at 31 December 2015 all future contracts and commodity forwards were exchanged traded all other derivatives were OTC contracts. Futures are contracts for delayed delivery of commodities, securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified commodity or instrument, at a specified price or yield. Gains and losses on futures are recorded by the Master Fund based upon market fluctuations and are recorded as realised or unrealised gains or losses in the statement of operations. Forward contracts entered into by the Master Fund represent a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised/unrealised gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date/year-end date and is included in the statement of operations. Derivative financial instruments are generally based on notional amounts which are not recorded in the financial statements. These notional amounts represent the theoretical principal value on which the cash flows of the derivative transactions are based. Unrealised gains or losses, rather than notional amounts, or the exchange-traded derivatives traded by the Master Fund are included in the statement of financial condition. 6. Offsetting of assets and liabilities Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. As at 31 December 2015, no financial instruments of the Master Fund are being presented net within the statement of financial condition. 17

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 6. Offsetting of assets and liabilities (continued) The following tables provide information on the financial impact of netting for instruments subject to an enforceable master netting arrangement or similar agreement in the event of default as defined under such agreements. Derivatives Asset s and Collateral held by Count erpart y (i) Gros s amount s of ass ets presented the statement of financial condition (ii) Impact of mast er nett ing arrangement s not offset in t he st atement of financial condition (iii)=(ii)+(i) Financial instruments Cash collat eral received Net amount Description US$ US$ US$ US$ Morgan Stanley & Co. International Plc Tot al 2,022,575 1,846,620 - 175,955 2,022,575 1,846,620 - 175,955 Derivatives Liabilities and Collateral held by Count erpart y (i) Gros s amount s of liab ilities presented the statement of financial condition (ii) Impact of mast er nett ing arrangement s not offset in t he st atement of financial condition (iii)=(ii)+(i) Financial instruments Cash collateral pledged Net amount Description US$ US$ US$ US$ Morgan Stanley & Co. International Plc Tot al 1,846,620 1,846,620 - - 1,846,620 1,846,620 - - 7. Financial instruments and associated risk Overall risk management The Master Fund’s investment activities expose it to the various types of risk which are associated with the financial instruments and markets in which it invests. The most important types of financial risks to which the Master Fund is exposed are market risk, credit risk and liquidity risk. Market risk includes price risk, interest rate risk and currency risk. The Master Fund manages these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies. Since 1 May 2015, the Master Fund has had an agreement with FRM Investment Management (USA) LLC (FRM Investment Management Limited prior to 30 April 2015) to act as Risk Manager. The Directors rely upon the Risk Manager to ensure that risks within the Master Fund are adequately controlled by the Investment Manager. As a pre-requisite for investment, initial due diligence is performed by the Risk Manager to ensure that the Investment Manager has a sound trading strategy, a robust operational infrastructure and a suitable risk management environment. The Risk Manager then monitors the integrity of the Investment Manager’s operations on an ongoing basis. The Risk Manager further monitors certain risk and performance measures of the Master Fund on a regular basis to ensure that risks are effectively controlled and performance is in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager is given transparency on the positions and performance of the Investment Manager. Such measures include Value-at-Risk (“VaR”), volatility, return breakouts, drawdowns, risk factor sensitivities and stress test losses. The Risk Manager performs regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s comparator funds. If necessary the Risk Manager requests that corrective actions be taken. The nature and extent of the financial instruments outstanding at the date of the statement of financial condition and the risk management policies employed by the Master Fund are discussed below. 18

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 7. Financial instruments and associated risk (continued) Market risk Market risk is the risk that fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Interest rate risk Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Master Fund is not significantly exposed to interest rate risk, which only applies to cash and cash equivalents, balances with brokers, balances due to brokers and certain derivative contracts. There was no significant exposure to interest rate risk as cash and cash equivalents were held on a short-term basis only. Currency risk Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Although the majority of the Master Fund’s assets are denominated in US$, the Master Fund may invest in securities and hold cash balances at its brokers that are denominated in currencies other than its reporting currency, the US$. Consequently, the Master Fund is exposed to risks that the exchange rate of the US$ relative to other currencies may change in a manner which has an adverse effect on the reported value of that portion of the Master Fund’s assets which are denominated in currencies other than the US$. Other price risk Other price risk is the risk that the price of a financial instrument will fluctuate due to changes in market conditions influencing, directly or indirectly, the value of the instrument. The Master Fund is exposed to other price risk from its financial instruments. Due to the nature of the trading strategies followed by this Master Fund, no direct relationship between any market factors and the expected prices of the financial instruments can be reliably established. Other price risk is managed through the overall risk management processes described above. Credit/counterparty risk Credit risk is the risk that an issuer or counterparty will be unable to meet a commitment that it has entered into with the Master Fund. The Master Fund's maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties fail to perform their obligations as at 31 December 2015 in relation to each class of recognised financial assets, other than derivatives, is the carrying amount of those assets in the statement of financial condition. With respect to derivative financial instruments, credit risk arises from the potential failure of counterparties to meet their obligations under the contract or arrangement. The Risk Manager has centralised its due diligence and monitoring process of the prime brokerage and trading relationships through a dedicated prime brokerage and trading team utilized by an affiliated company. Credit and counterparty risk is analysed by examining certain credit related criteria on a centralised basis across platforms by establishing risk tolerance levels in accordance with the overall risk profile of the prime broker/counterparty as determined by the Risk Manager. The credit quality of the Master Fund’s Bank, Broker and any lenders at their parent companies level and subsidiaries when they are available is regularly monitored and factored into allocation decisions. The exposures are to Bank of New York Mellon, London Branch (the “Bank”) and to Morgan Stanley & Co. International plc (“the Broker”). As at 31 December 2015, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company, Bank of New York Mellon, is A1 and the credit rating of the Broker is A3. In addition, netting agreements and collateral arrangements (including International Swaps and Derivatives Association Inc. (“ISDA”) Master Agreements for over-the-counter derivatives) are routinely put in place when appropriate to allow the counterparty risk mitigating benefits of close-out netting and payment netting (as applicable). 19

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 7. Financial instruments and associated risk (continued) Liquidity risk Liquidity risk is the risk that the Master Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redeemable Participating Shareholder redemption requests are the main liquidity risk for the Master Fund. The Master Fund’s Redeemable Participating Shares are redeemable as outlined in note 10. The exposure to liquidity risk through Redeemable Participating Shareholder redemption requests is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager. The Master Fund’s financial instruments include Level 1 financial instruments which are considered readily realisable as they are all listed on major recognised exchanges. The Master Fund’s financial instruments also include investments in Level 2 financial instruments, which are not quoted in an active public market and which generally may be illiquid. As a result, the Master Fund may not be able to liquidate quickly some of its investments in these instruments at an amount close to their fair value in order to meet its liquidity requirements. 8. Fees, commissions and other expenses Management and incentive fees Pursuant to the Investment Management Agreement, the Master Fund pays the Investment Manager (i) the Management Fee, monthly in arrears equal to (a) if the Trading Level, adjusted for profits and losses, is less than or equal to US$100 million, 0.75% per annum with respect to the entire Trading Level, adjusted for profits and losses; and (b) if the Trading Level, adjusted for profits and losses, is greater than US$100 million, 0.75% per annum with respect to the portion of the Trading Level, adjusted for profits and losses, equal to or less than US$100 million and 0.50% per annum with respect to the portion of the Trading Level, adjusted for profits and losses, in excess of US$100 million; and (ii) the Incentive Fee, payable quarterly in arrears, equal to 10% of any net appreciation of the Master Fund during the year; provided that no Incentive Fee shall be payable until losses in previous years have been recouped. Risk management fees Prior to 30 April 2015, under the risk management agreement, the Risk Manager, FRM Investment Management Limited, was responsible for monitoring the trading and investments of the Investment Manager to ensure compliance with the investment objectives and strategies of the Master Fund. As compensation for its duties as Risk Manager, FRM Investment Management Limited was paid risk management fees by the Master Fund equal to 0.5% per annum of the Trading Level as defined in the IMA, quarterly in arrears. Since 1 May 2015, the Master Fund pays no fees directly to the Risk Manager, FRM Investment Management (USA) LLC. Administration fees The Feeder Funds pay the Administrator an administration fee of US$15,000 per annum. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Master Fund, as further set out in the Administration Agreement. In addition, the Administrator receives a further administration fee from the Master Fund of up to 0.10% per annum of the net asset value of the Master Fund. 9. Related party transactions Master Multi-Product Holdings II Ltd., a Bermuda exempted company, is a related party through its 100% holdings of all the Management Shares in the Master Fund. Master Multi-Product Holdings II Ltd also shared a director in common with the Master Fund until 1 December 2015. FRM Investment Management (USA) LLC (prior to 30 April 2015, FRM Investment Management Limited) is a related party as it is the Risk Manager of the Master Fund. FRM Investment Management (USA) LLC is also the Commodity Pool Operator of the Master Fund. FRM Investment Management Limited and FRM Investment Management (USA) LLC are indirect wholly owned subsidiaries of Man Group plc and therefore all subsidiaries of Man Group plc are related parties. John Walley ceased to be a Director on 1 December 2015 and Ronan Daly resigned on 7 January 2016. Colin Ball and John Renouf were appointed on 7 January 2016. Until 31 March 2015, John Renouf was a Director of FRM Investment Management Limited, the Risk Manager of the Master Fund until 30 April 2015. Each of the Directors is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Master Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Master Fund or structures that may be related to Man Group plc sponsored investment funds), purchases and sales of securities and other investments, investment and management counselling and serving as directors, advisers and/or agents of other companies, including companies and legal structures in which the Master Fund may invest and/or which may invest into the Master Fund. Cantab Capital Partners LLP is a related party as it is the Investment Manager of the Master Fund. 20

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 9. Related party transactions (continued) The following transactions took place between the Master Fund and its related parties. Fees payable as at 31 December 2015 For t he year ended 31 December 2015 Tot al fees Related part y Type of fee US$ US$ Cantab Capital Partners LLP Cantab Capital Partners LLP FRM Investment Management Limited Directors Management fees Incentive fees Risk management fees Directors' fees 463,759 565,213 82,742 12,000 42,907 - - - As at 31 December 2015, 100% of all outstanding Redeemable Participating Shares were owned by the Feeder Funds, which are entities affiliated with Man Group plc. On 1 May 2015, investors in the Master Fund transferred 16,799 Redeemable Participating Shares valued at US$ 25,582,028 in the Master Fund to the Offshore Fund in consideration for Redeemable Participating Shares in the Offshore Fund. 10. Share capital The Master Fund has an authorised share capital of US$50,000 divided into 1,000 Management Shares (“Management Shares”) of a par value of US$1.00 each and 4,900,000 non-voting Redeemable Participating Shares (“Redeemable Participating Shares“) of a par value of US$0.01 each, which may be divided into different classes and/or series as the Directors may determine. Management shares of the Master Fund The Management Shares are held by Master Multi-Product Holdings II Ltd. which is wholly-owned by Codan Trust Company Limited as trustee of the Master Multi-Product Purpose Trust, a special purpose trust formed under the laws of Bermuda pursuant to a Deed of Trust made by Codan Trust Company Limited dated 14 December 2005. As at 31 December 2015, these shares were called and no amounts were payable to the Master Fund. Redeemable participating shares Holders of Redeemable Participating Shares may, upon not less than 1 business day’s written notice to the Administrator, redeem their Redeemable Participating Shares on the first business day of each week or month, except in the event that the redemption of Redeemable Participating Shares has been suspended or deferred. Investors may subscribe for Redeemable Participating Shares on the first business day of each week or each month. Class A Redeemable Participating Shares are only available for subscription by Man investors. Share capital transactions in the Redeemable Participating Shares for the year ended 31 December 2015 were as follows: Class A US$ No of Shares Balance at beginning of year Issue of Redeemable Participating Shares for year Redemption of Redeemable Participating Shares for year Balance at end of the year 15,147 26,498 (16,290) 37,095,000 (21,693,836) 25,355 On 1 May 2015, investors in the Master Fund transferred 16,799 Redeemable Participating Shares valued at US$ 25,582,028 in the Master Fund to the Offshore Fund in consideration for Redeemable Participating Shares in the Offshore Fund. 21

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 10. Share capital (continued) Capital management As a result of the ability to issue and redeem Redeemable Participating Shares, the capital of the Master Fund can vary depending on the demand for redemptions from and subscriptions to the Master Fund. The Master Fund is not subject to externally imposed capital requirements and has no restrictions on the issue and redemption of Redeemable Participating Shares other than those set out in the Feeder Funds’ offering documents and Cayman Islands law. The Master Fund’s objectives for managing capital may include: investing the capital in investments meeting the description, risk exposure and expected return indicated in the Feeder Funds’ offering documents; achieving consistent returns while safeguarding capital by investing in a diversified portfolio, by participating in derivative and other advanced capital markets and by using various investment strategies and hedging techniques; maintaining sufficient liquidity to meet the expenses of the Master Fund, and to meet redemption requests as they arise; and maintaining sufficient size to make the operation of the Master Fund cost-efficient. Refer to Note 7, ‘Financial instruments and associated risk’, for the policies and processes applied by the Master Fund in managing its capital. 11. Financial highlights Per Share operat ing performance: US$ Net asset value per share at beginning of the year 1,338.56 Change in net assets resulting from operat ions: Net investment loss (57.79) 1.08 Net realised gain and change in unrealised depreciation from investments, derivatives and foreign currency* Net decrease in net assets resulting from operations (56.71) Net asset value per share at end of the year 1,281.85 Return ((iiii)) Total return before incentive fees Incentive fees Total return after incentive fees (2.38)% (1.86)% (4.24%) Ratio to average net asset s ((iiiiiiii)) Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (2.43)% (1.86)% (4.29)% Total expenses before incentive fees Incentive fees Total expenses after incentive fees allocation (2.44)% (1.86)% (4.30)% Non-trade expenses ((iiiiiiiiiiii)) (4.09)% *In line with ASC 946-205-50, the net realised gain and change in unrealised depreciation from investments, derivatives and foreign currency is a balancing amount necessary to reconcile the change in net assets and does not agree with the change in aggregate gains and losses for the year. i. The total return as computed are not annualised, if relates to a period less than one year. The ratio to average net asset computed are annualised, if relates to a period less than one year. ii. The financial highlights are calculated for the redeemable participating share class taken as a whole. An individual redeemable participating shareholder’s financial highlights may vary from the above based on the timing of capital transactions and individual management and incentive fee arrangements. Ratios to average net asset computed are annualised, if related to a period of less than one year. iii. This ratio details the total expenses less trading costs (including interest costs, dividend costs, transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above. 22

CCP Core Macro Cayman Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2015 12. Indemnifications In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Master Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 13. Subsequent events Ronan Daly resigned as a Director of the Master Fund with effect from 7 January 2016 and Colin Ball and John Renouf were appointed as Directors of the Master Fund on 7 January 2016. Subsequent to 31 December 2015, the Feeder Funds made subscriptions in the amount of US$6,660,000 and made redemptions in the amount of US$6,135,000. In connection with the preparation of the financial statements as at 31 December 2015, management has evaluated the impact of all subsequent events on the Master Fund through 17 March 2016, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements. 23

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com Report of Independent Auditors The Board of Directors CCP Core Macro Cayman Fund Limited We have audited the accompanying financial statements of CCP Core Macro Cayman Fund Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2015, and the related statements of operations, changes in net assets and cash flows for the year then ended, and the related notes to the financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the disclosures in the financial statements. The procedures selected depend on judgment, including the assessment of the risks of material misstatement of amounts and the auditor’s the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. 24 A member firm of Ernst & Young Global Limited

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CCP Core Macro Cayman Fund Limited at 31 December 2015, and the results of its operations, changes in its net assets and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. 17 March 2016 25 A member firm of Ernst & Young Global Limited