Form 10-K, Exhibit 13
period 2015-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2016-03-30
CIK 1393359

Exhibit 13.08

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) Financial Statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and Report of Independent Registered Public Accounting Firm

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) TABLE OF CONTENTS Page REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 1 FINANCIAL STATEMENTS: Statements of Financial Condition as of December 31, 2015 and 2014 2 Statements of Operations for the years ended December 31, 2015, 2014 and 2013 3 Statements of Changes in Members’ Capital for the years ended December 31, 2015, 2014 and 2013 4 Financial Data Highlights for the years ended December 31, 2015, 2014 and 2013 6 Notes to Financial Statements 9

Report of Independent Registered Public Accounting Firm To the Board of Managers and Members of Aspect FuturesAccess LLC: In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in members' capital and the financial data highlights present fairly, in all material respects, the financial position of Aspect FuturesAccess LLC (the "Fund") at December 31, 2015 and 2014, and the results of its operations, the changes in its members' capital and its financial data highlights for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. March 18, 2016 PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF FINANCIAL CONDITION AS OF DECEMBER 31, 2015 AND 2014 2015 2014 ASSETS: Equity in commodity trading accounts: Cash (including restricted cash of $22,606,519 for 2015 and $25,744,662 for 2014) Unrealized profit on open futures contracts Unrealized profit on open forwards contracts Cash and cash equivalents Other assets TOTAL ASSETS $ 139,140,656 3,018,908 2,865,248 524,919 7,354 $ 144,270,669 11,405,220 4,676,369 525,336 5,490 $ 145,557,085 $ 160,883,084 LIABILITIES AND MEMBERS’ CAPITAL: LIABILITIES: Unrealized loss on open futures contracts Unrealized loss on open forwards contracts Brokerage commissions payable Sponsor and Advisory fees payable Redemptions payable Other liabilities $ 4,850,127 1,948,202 19,424 540,513 11,882,490 1,444,493 $ 2,027,902 3,120,254 20,409 4,128,764 2,382,533 1,402,503 Total liabilities 20,685,249 13,082,365 MEMBERS’ CAPITAL: Members' Capital (75,412,083 Units and 87,952,580 Units outstanding; unlimited Units authorized) Total Members’ Capital 124,871,836 147,800,719 124,871,836 147,800,719 TOTAL LIABILITIES AND MEMBERS' CAPITAL $ 145,557,085 $ 160,883,084 NET ASSET VALUE PER UNIT: Class A Class C Class D Class I Class DS* Class DT** Class M *Units fully redeemed as of April 30, 2015. **Units fully redeemed as of December 31, 2015. See notes to financial statements. $ 1.8330 $ 1.7318 $ 1.6517 $ 1.5768 $ 2.1909 $ 2.0448 $ 1.9115 $ 1.7810 $ - $ 2.0290 $ - $ 2.1534 $ 1.1726 $ 1.0933 2

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013 2015 2014 2013 TRADING PROFIT (LOSS), NET: Realized, net Change in unrealized, net Brokerage commissions $ 28,415,973 (11,847,606) (463,158) $ 39,183,017 3,729,830 (562,521) $ (8,226,582) 3,403,467 (837,585) Total trading profit (loss), net 16,105,209 42,350,326 (5,660,700) INVESTMENT INCOME (EXPENSE): Interest, net 6,174 3,957 (8,964) EXPENSES: Management fee Sponsor fee Performance fee Other Total expenses 2,752,521 2,405,145 2,973,476 680,050 2,778,896 2,114,944 3,723,195 569,336 4,599,613 3,496,422 - 1,958,518 8,811,192 9,186,371 10,054,553 NET INVESTMENT INCOME (LOSS) (8,805,018) (9,182,414) (10,063,517) NET INCOME (LOSS) $ 7,300,191 $ 33,167,912 $ (15,724,217) NET INCOME (LOSS) PER UNIT: Weighted average number of Units outstanding Class A Class C Class D Class I Class DS* Class DT** Class M 13,077,702 14,663,621 21,420,348 50,553,044 56,094,542 90,020,993 2,674,226 2,482,366 4,424,535 1,219,457 2,282,028 5,967,248 11,455,528 15,783,877 26,429,490 5,182,416 7,315,997 11,618,802 6,913,868 6,189,299 9,052,573 Net income (loss) per weighted average Unit Class A Class C Class D Class I Class DS* Class DT** Class M $ 0.1078 $ 0.3191 $ (0.1035) $ 0.0754 $ 0.2843 $ (0.1029) $ 0.2068 $ 0.4767 $ (0.0743) $ 0.1238 $ 0.1629 $ (0.0918) $ (0.0266) $ 0.3926 $ (0.0774) $ 0.2110 $ 0.4331 $ (0.0754) $ 0.0845 $ 0.2617 $ (0.0493) *Units fully redeemed as of April 30, 2015. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2015 to April 30, 2015.) **Units fully redeemed as of December 31, 2015. See notes to financial statements. 3

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013 (IN UNITS) Members' Units December 31, 2012 Members' Units December 31, 2013 Members' Units December 31, 2014 Members' Units December 31, 2015 Subscriptions Redemptions Subscriptions Redemptions Subscriptions Redemptions Class A Class C Class D Class I Class DS* Class DT** Class M 21,463,611 99,953,893 5,562,428 7,154,253 32,959,715 13,709,450 9,721,721 4,040,957 7,453,250 92,294 364,380 524,475 - 1,590,801 (7,150,882) (38,698,184) (3,172,357) (3,362,171) (14,551,987) (5,177,757) (6,809,149) 18,353,686 68,708,959 2,482,365 4,156,462 18,932,203 8,531,693 4,503,373 86,884 3,009,415 - - 1,727,471 - 4,430,945 (6,091,043) (22,588,633) - (2,949,146) (8,855,147) (3,091,073) (3,395,834) 12,349,527 49,129,741 2,482,365 1,207,316 11,804,527 5,440,620 5,538,484 2,270,434 5,420,466 522,844 58,000 73,442 1,026,778 2,531,648 (835,634) (3,916,597) (834,838) (87,734) (11,877,969) (6,467,398) (423,939) 13,784,327 50,633,610 2,170,371 1,177,582 - - 7,646,193 Total Members' Units 190,525,071 14,066,157 (78,922,487) 125,668,741 9,254,715 (46,970,876) 87,952,580 11,903,612 (24,444,109) 75,412,083 *Units fully redeemed as of April 30, 2015. **Units fully redeemed as of December 31, 2015. See notes to financial statements. 4

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013 Members' Capital December 31, 2012 Net Income(Loss) Members' Capital December 31, 2013 Net Income(Loss) Members' Capital December 31, 2014 Net Income(Loss) Members' Capital December 31, 2015 Subscriptions Redemptions Subscriptions Redemptions Subscriptions Redemptions Class A Class C Class D Class I Class DS* Class DT** Class M $ 31,117,660 134,557,684 9,214,011 10,688,469 54,364,101 23,677,968 8,621,100 $ 5,769,551 9,796,129 149,775 558,096 868,829 - 1,402,908 $ (9,861,129) (49,715,504) (5,142,642) (4,885,123) (23,636,338) (8,792,936) (5,810,897) $ (2,217,748) (9,262,850) (328,558) (547,925) (2,045,044) (876,002) (446,090) $ 24,808,334 85,375,459 3,892,586 5,813,517 29,551,548 14,009,030 3,767,021 $ 113,081 3,688,284 - - 2,648,474 - 3,587,534 $ (8,213,213) (27,548,209) - (4,034,953) (14,444,702) (5,461,939) (2,919,045) $ 4,678,539 15,949,799 1,183,266 371,655 6,196,491 3,168,595 1,619,567 $ 21,386,741 77,465,333 5,075,852 2,150,219 23,951,811 11,715,686 6,055,077 $ 3,941,551 8,658,518 1,000,100 112,000 161,403 2,270,636 2,820,000 $ (1,470,667) (6,305,500) (1,873,877) (162,220) (23,808,292) (15,079,959) (492,767) $ 1,409,709 3,813,899 552,976 150,930 (304,922) 1,093,637 583,962 $ 25,267,334 83,632,250 4,755,051 2,250,929 - - 8,966,272 Total Members' Interest $ 272,240,993 $ 18,545,288 $ (107,844,569) $ (15,724,217) $ 167,217,495 $ 10,037,373 $ (62,622,061) $ 33,167,912 $ 147,800,719 $ 18,964,208 $ (49,193,282) $ 7,300,191 $ 124,871,836 *Units fully redeemed as of April 30, 2015. **Units fully redeemed as of December 31, 2015. See notes to financial statements. 5

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2015 The following per Unit data and ratios have been derived from information provided in the financial statements. Per Unit Operating Performance: Class A Class C Class D Class I Class DS* Class DT** Class M Net asset value, beginning of year Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net Expenses Net asset value, before full redemption (if applicable) Less redemption Net asset value, end of year $ 1.7318 0.2132 (0.0059) 0.0001 (0.1062) $ 1.5768 0.1925 (0.0053) 0.0001 (0.1124) $ 2.0448 0.2471 (0.0070) 0.0001 (0.0941) $ 1.7810 0.2396 (0.0061) 0.0001 (0.1031) $ 2.0290 0.0233 (0.0023) 0.0001 (0.0574) $ 2.1534 0.2917 (0.0074) 0.0001 (0.0816) $ 1.0933 0.1334 (0.0037) 0.0000 (0.0504) 1.8330 1.6517 2.1909 1.9115 1.9927 2.3562 1.1726 - - - - 1.9927 2.3562 - $ 1.8330 $ 1.6517 $ 2.1909 $ 1.9115 $ - $ - $ 1.1726 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees 7.88% -2.04% 6.78% -2.03% 9.18% -2.04% 9.38% -2.05% 0.18% -1.97% 11.14% -1.72% 9.29% -2.04% 5.84% 4.75% 7.14% 7.33% -1.79% 9.42% 7.25% Ratios to Average Members' Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 4.01% 1.95% 5.02% 1.95% 2.51% 1.95% 3.61% 1.95% 2.44% 1.88% 2.01% 1.63% 2.51% 1.95% 5.96% 6.97% 4.46% 5.56% 4.32% 3.64% 4.46% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -4.01% -1.95% -5.02% -1.95% -2.51% -1.95% -3.61% -1.95% -2.44% -1.88% -2.01% -1.63% -2.51% -1.95% -5.96% -6.97% -4.46% -5.56% -4.32% -3.64% -4.46% (a) The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member's return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. *Units fully redeemed as of April 30, 2015. The ratios to average members' capital have been annualized. The performance fee ratios and total return have not been annualized. **Units fully redeemed as of December 31, 2015. See notes to financial statements. 6

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2014 The following per Unit data and ratios have been derived from information provided in the financial statements. Per Unit Operating Performance: Class A Class C Class D Class I Class DS Class DT Class M Net asset value, beginning of year Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net Expenses Net asset value, end of year $ 1.3517 0.4874 (0.0056) 0.0000 (0.1017) $ 1.2426 0.4442 (0.0051) 0.0000 (0.1049) $ 1.5681 0.5726 (0.0065) 0.0001 (0.0895) $ 1.3987 0.5060 (0.0058) 0.0000 (0.1179) $ 1.5609 0.5702 (0.0065) 0.0001 (0.0957) $ 1.6420 0.6028 (0.0068) 0.0001 (0.0847) $ 0.8365 0.3066 (0.0035) 0.0000 (0.0463) $ 1.7318 $ 1.5768 $ 2.0448 $ 1.7810 $ 2.0290 $ 2.1534 $ 1.0933 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees 31.29% -3.17% 30.04% -3.14% 33.62% -3.22% 30.52% -3.19% 33.21% -3.22% 33.90% -2.76% 33.93% -3.23% 28.12% 26.90% 30.40% 27.33% 29.99% 31.14% 30.70% Ratios to Average Members' Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 3.93% 2.60% 4.94% 2.60% 2.42% 2.60% 3.53% 2.60% 2.42% 2.60% 1.92% 2.23% 2.42% 2.60% 6.53% 7.54% 5.02% 6.13% 5.02% 4.15% 5.02% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -3.93% -2.60% -4.93% -2.60% -2.41% -2.60% -3.52% -2.60% -2.41% -2.60% -1.91% -2.23% -2.41% -2.60% -6.53% -7.53% -5.01% -6.12% -5.01% -4.14% -5.01% (a) The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member's return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. See notes to financial statements. 7

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2013 The following per Unit data and ratios have been derived from information provided in the financial statements. Per Unit Operating Performance: Class A Class C Class D Class I Class DS Class DT Class M Net asset value, beginning of year Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net Expenses $ 1.4498 (0.0295) (0.0051) (0.0001) (0.0634) $ 1.3462 (0.0272) (0.0047) (0.0001) (0.0716) $ 1.6565 (0.0341) (0.0059) (0.0001) (0.0483) $ 1.4940 (0.0305) (0.0053) (0.0001) (0.0594) $ 1.6494 (0.0340) (0.0058) (0.0001) (0.0486) $ 1.7271 (0.0357) (0.0061) (0.0001) (0.0432) $ 0.8868 (0.0183) (0.0031) (0.0000) (0.0289) Net asset value, end of year $ 1.3517 $ 1.2426 $ 1.5681 $ 1.3987 $ 1.5609 $ 1.6420 $ 0.8365 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees -6.75% 0.00% -7.67% 0.00% -5.34% 0.00% -6.37% 0.00% -5.34% 0.00% -4.86% 0.00% -5.34% 0.00% -6.75% -7.67% -5.34% -6.37% -5.34% -4.86% -5.34% Ratios to Average Members' Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 4.51% 0.00% 5.51% 0.00% 3.01% 0.00% 4.11% 0.00% 3.01% 0.00% 2.51% 0.00% 3.01% 0.00% 4.51% 5.51% 3.01% 4.11% 3.01% 2.51% 3.01% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -4.51% 0.00% -5.51% 0.00% -3.01% 0.00% -4.11% 0.00% -3.01% 0.00% -2.51% 0.00% -3.01% 0.00% -4.51% -5.51% -3.01% -4.11% -3.01% -2.51% -3.01% (a) The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member's return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. See notes to financial statements. 8

ASPECT FUTURESACCESS LLC (A Delaware Limited Liability Company) NOTES TO FINANCIAL STATEMENTS 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Organization Aspect FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Aspect Capital Limited (“Aspect” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Aspect Diversified Program (the “Trading Program”) for the Fund. Merrill Lynch Alternative Investments LLC (“MLAI”, the “Sponsor” or the “Managing Member”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BofA Corp.”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other of its affiliates, or third parties, as F/X or other over-the-counter (“OTC”) prime brokers. MLPF&S and MLI are BofA Corp. affiliates. FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”). FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BofA Corp. FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor. Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies. As of December 31, 2015, the Fund offers five Classes of Units: Class A, Class C, Class I, Class D and Class M. Each Class of Units is offered at the Net Asset Value per Unit. The Class M Units are for investors who are subscribing through certain accounts enrolled in an eligible managed account program (“Eligible Managed Accounts”). The Sponsor may modify, on a prospective basis, the Eligible Managed Accounts. Class DT was solely for investments made by ML Trend-Following Futures Fund L.P., which was a FuturesAccess fund of funds. ML Trend-Following Futures Fund L.P. liquidated as of December 31, 2015. Class DS was solely for investments made by Systematic Momentum FuturesAccess LLC, which also was a FuturesAccess fund of funds. Systematic Momentum FuturesAccess LLC redeemed its investment in the Fund as of April 30, 2015. Class DT units and Class DS units are no longer offered. Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority. Interests are not deposits or other obligations of, and are not guaranteed by, BofA Corp. or by any bank. Interests are subject to investment risks, including the possible loss of the full amount invested. 9

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash was held at a nationally recognized financial institution. Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material. Statement of Cash Flows The Fund is not required to provide a Statement of Cash Flows. Revenue Recognition Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized, net under Trading profit (loss), net in the Statements of Operations. Trading profit (loss), net includes brokerage commission costs on commodity contracts. Foreign Currency Transactions The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statements of Operations. Equity in Commodity Trading Accounts A portion of the assets maintained at MLPF&S and MLI is restricted cash required to meet maintenance margin requirements of the exchanges the Fund’s contracts are traded on and /or requirements greater than those of the exchanges as may be required by MLPF&S and MLI, in their sole discretion. Operating Expenses and Selling Commissions The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund. Class A Units are subject to upfront sales commissions paid to MLPF&S ranging from 1.0% to 2.5% of an investor’s gross subscription amount. Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Sales commissions are directly deducted from 10 subscription amounts. Class C Units and Class M Units are not subject to upfront sales commissions. Class DT Units and Class DS Units, when offered during the year, were not subject to upfront sales commissions. Income Taxes Each investor is individually responsible for reporting income or loss based on such investor’s share of the Fund’s income and expenses as reported for income tax purposes. The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the Net Asset Value of the Fund, including reducing the Net Asset Value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax of $1,164,420, generated by trading in Spain, is required in the Fund’s financial statements. Such amount is included in Other Liabilities on the Statements of Financial Condition. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States – 2012. Distributions Each investor is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2015, 2014 and 2013. Subscriptions The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the Net Asset Value per Unit of their respective Classes, although MLAI may in its discretion, discontinue mid-month subscriptions at any time. Investors must submit their executed subscription agreement signature pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month. Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate Net Asset Value equal to the dollar amount invested. Redemptions and Exchanges Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon submitting a redemption request by the Subscription/Redemption Notice Date, which is eight business days prior to the 1st and 16th of every month. MLAI may eliminate investors’ mid-month redemption right at any time. The Net Asset Value of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption request and the applicable Redemption Date. Investors in the Fund may generally exchange their Units for those of any other FuturesAccess Fund as of any Subscription Date with prior written notice to the Fund by the Subscription/Redemption Notice Date and any applicable notice to the other FuturesAccess Fund. If only one of the FuturesAccess Funds has semi-monthly 11 redemption dates, exchanges will only be permitted as of the beginning of each month. In all cases, exchanges are subject to FuturesAccess Fund availability, investor eligibility and any restrictions imposed by a FuturesAccess Fund or the terms of a securities account, either temporarily or on an ongoing basis. The minimum exchange amount is $10,000. 12

2. CONDENSED SCHEDULES OF INVESTMENTS The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2015 and 2014, are as follows: December 31, 2015 Long Positions Short Positions Net Unrealized Profit (Loss) on Open Positions Commodity Industry Sector Number of Contracts/Notional* Unrealized Profit (Loss) Percent of Members' Capital Number of Contracts/Notional* Unrealized Profit (Loss) Percent of Members' Capital Percent of Members' Capital Maturity Dates Agriculture Currencies - Futures Currencies - Forwards* Energy Interest rates Metals Stock indices 403 - 138,229,375 1 2,191 225 383 $ (133,462) - (864,189) 244 (1,188,422) 235,336 (19,308) -0.11% 0.00% -0.69% 0.00% -0.95% 0.19% -0.02% (1,101) (40) (232,442,989) (986) (1,058) (835) (311) $ 289,457 23,762 1,781,235 93,771 22,462 (1,075,743) (79,316) 0.23% 0.02% 1.42% 0.08% 0.02% -0.86% -0.06% $ 155,995 23,762 917,046 94,015 (1,165,960) (840,407) (98,624) 0.12% 0.02% 0.73% 0.08% -0.93% -0.67% -0.08% February 2016 - April 2016 March 2016 March 2016 January 2016 - December 2016 March 2016 - June 2018 February 2016 - April 2016 January 2016 - March 2016 Total December 31, 2014 $ (1,969,801) -1.58% $ 1,055,628 0.85% $ (914,173) -0.73% Long Positions Short Positions Net Unrealized Profit (Loss) on Open Positions Commodity Industry Sector Number of Contracts/Notional* Unrealized Profit (Loss) Percent of Members' Capital Number of Contracts/Notional* Unrealized Profit (Loss) Percent of Members' Capital Percent of Members' Capital Maturity Dates Agriculture Currencies - Futures Currencies - Forwards* Energy Interest rates Metals Stock indices 320 - 177,986,978 - 4,974 358 1,294 $ (176,604) - (2,561,819) - 4,862,228 (930,978) 1,070,026 -0.12% 0.00% -1.73% 0.00% 3.29% -0.63% 0.72% (897) (106) (305,534,846) (627) (509) (502) (158) $ 676,248 72,529 4,117,934 3,389,623 (41,179) 613,650 (158,225) 0.46% 0.05% 2.79% 2.29% -0.03% 0.42% -0.11% $ 499,644 72,529 1,556,115 3,389,623 4,821,049 (317,328) 911,801 0.34% 0.05% 1.06% 2.29% 3.26% -0.21% 0.61% February 2015 - April 2015 March 2015 March 2015 January 2015 - December 2015 March 2015 - June 2017 February 2015 - April 2015 January 2015 - March 2015 Total $ 2,262,853 1.53% $ 8,670,580 5.87% $ 10,933,433 7.40% *Currencies – Forwards present notional amounts as converted to USD. No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2015 and December 31, 2014. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (losses) of long positions and short positions, netting unrealized losses against unrealized profits as applicable. Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time. 13

3. FAIR VALUE OF INVESTMENTS Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Profits or losses are realized when contracts are liquidated. Unrealized profits or losses on open contracts are included in Equity in commodity trading accounts on the Statements of Financial Condition. Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations. The fair value measurement guidance established by U.S. GAAP is a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Investments measured and reported at fair value are classified and disclosed in one of the following categories: Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance in U.S. GAAP, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price. Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data. Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. The following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy. Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded. These closing prices are observed through the clearing broker and third party 14 pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into the process for determining fair values. The Fund has determined that Level I investments would include its futures and options contracts where it believes that quoted prices are available in an active market. Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using observable prices of investments with similar characteristics and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forwards and certain futures contracts. As of December 31, 2015, the Fund holds cash equivalents, which are considered Level II. Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2015 and 2014. The Fund's unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2015 and 2014 are as follows: 2015 Net unrealized profit (loss) on open contracts Total Level I Level II Level III Assets Futures Forwards $ 3,018,908 2,865,248 $ 2,689,613 - $ 329,295 2,865,248 $ - - $ 5,884,156 $ 2,689,613 $ 3,194,543 $ - Liabilities Futures Forwards $ 4,850,127 1,948,202 $ 3,703,780 - $ 1,146,347 1,948,202 $ - - $ 6,798,329 $ 3,703,780 $ 3,094,549 $ - December 31, 2015 $ (914,173) $ (1,014,167) $ 99,994 $ - 15

2014 Net unrealized profit (loss) on open contracts Total Level I Level II Level III Assets Futures Forwards $ 11,405,220 4,676,369 $ 10,808,290 - $ 596,930 4,676,369 $ - - $ 16,081,589 $ 10,808,290 $ 5,273,299 $ - Liabilities Futures Forwards $ 2,027,902 3,120,254 $ 1,081,090 - $ 946,812 3,120,254 $ - - $ 5,148,156 $ 1,081,090 $ 4,067,066 $ - December 31, 2014 $ 10,933,433 $ 9,727,200 $ 1,206,233 $ - The Fund’s volume of trading forwards and futures at December 31, 2015 and 2014, respectively, are representative of the activity throughout the years presented. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments are disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2. The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2015 and December 31, 2014, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts plus the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure. The following table indicates the trading profits and losses before brokerage commissions, by commodity industry sector for the years ended December 31, 2015, 2014 and 2013: 16

Commodity Industry Sector December 31, 2015 Profit (loss) from trading, net December 31, 2014 Profit (loss) from trading, net December 31, 2013 Profit (loss) from trading, net Agriculture Currencies Energy Interest rates Metals Stock indices $ (289,165) (1,828,505) 14,394,708 (766,755) 5,920,577 (862,493) $ 2,857,640 4,719,494 22,489,731 19,440,705 (3,803,255) (2,791,468) $ 3,640,588 (4,843,485) (18,787,514) (16,906,536) 10,406,240 21,667,592 Total, net $ 16,568,367 $ 42,912,847 $ (4,823,115) The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BofA Corp. entities. Fund assets could be lost or impounded during lengthy bankruptcy proceedings. Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities. There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers. 4. RELATED PARTY TRANSACTIONS MLAI owns 50 Class D Units which represent less than 1% of the Fund’s Net Asset Value as of December 31, 2015. MLAI, the Fund and certain other FuturesAccess Funds, MLAI’s HedgeAccess® Program of hedge funds and other BofA Corp. funds (each a “Serviced Fund” and collectively, the “Serviced Funds”) have entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly owned subsidiary of BofA Corp. and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services were 0.02% per year of the aggregate net assets of the Serviced Funds. The fee is paid monthly in arrears. The Transfer Agent also receives reimbursement for its out-of-pocket expenses and certain extraordinary expenses. MLAI allocates the Transfer Agent fees to each of the Serviced Funds, including the Fund, on a monthly basis based on each Serviced Fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2015, 2014, and 2013 amounted to $48,759, $28,521 and $46,139, respectively, of which $7,262 and $4,674 was payable to the Transfer Agent as of December 31, 2015 and 2014, respectively. Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BofA Corp. affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets. BofA Corp.’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets during any time they are maintained by the Sponsor with its affiliates. As of December 31, 2015, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%. The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by major brokers and is calculated by the Federal Reserve Bank of New York using data provided by the brokers. Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. 17

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income. The Fund charges Sponsor fees on the month-end Net Asset Value after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units. Class D Units and Class M Units are not charged a Sponsor fee. Class DT and Class DS were not charged a Sponsor fee during the year. The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2015, 2014, and 2013 was approximately $6.49, $5.94 and $5.50, respectively. Brokerage commissions, interest, net and sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit (loss), as presented on the Statements of Financial Condition are held with a related party. 5. ADVISORY AGREEMENT The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2016. Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party. Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary responsibility to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund. The Fund pays monthly management fees to the Trading Advisor based on the month-end Net Asset Value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees). The management fee rate is 2.0% per year for all Classes of Units, except for Class DT Units, which is charged a 1.5% management fee. The Fund pays a 20% quarterly performance fee to the Trading Advisor with respect to all Classes of Units with the exception of Class DT which pays a 15% quarterly performance fee. The performance fee is calculated based on any increase in the aggregate Net Asset Value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest Net Asset Value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”). The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced. The Trading Advisor has agreed to share 50% of the management fees with MLAI in order to defray costs in connection with and in consideration of BofA Corp.’s providing certain administrative support for the Fund. 6. WEIGHTED AVERAGE UNITS The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class for the years ended December 31, 2015, 2014 and 2013 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year. 18

7. MARKET AND CREDIT RISKS The nature of this Fund has certain risks, which cannot all be presented in the financial statements. The following summarizes some of those risks. Market Risk Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks. MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Advisor, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge the Trading Advisor to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are expected to be unusual. It is expected that MLAI’s basic risk control procedures will consist of the process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisor. Credit Risk The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the investors of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin. The credit risk associated with these instruments from counterparty nonperformance is the unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BofA Corp. affiliates, such as MLPF&S and MLI, although MLAI may engage non-BofA Corp. affiliated service providers as clearing brokers or prime brokers for the Fund. This policy may increase risk to the Fund by preventing the diversification of brokers used by the Fund. The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its futures clearing broker and MLI as its forwards prime broker. Due to the relationship with MLPF&S, in the event of default, all futures balances are eligible for offset with a net settlement due to MLPF&S. Due to the relationship with MLI, in the event of default, all forwards balances are eligible for offset with a net settlement due to MLI. 19

Indemnifications In the normal course of business, the Fund has entered, or may in the future enter, into agreements that obligate the Fund to indemnify certain parties, including BofA Corp. affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded. 8. SUBSEQUENT EVENTS Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements. 20

* * * * * * * * * * * To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete. Barbra E. Kocsis Chief Financial Officer Merrill Lynch Alternative Investments LLC Sponsor of Aspect FuturesAccess LLC 21