Form 10-K, Exhibit 13
period 2015-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2016-03-30
CIK 1393359

Exhibit 13.11

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) Financial Statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and December 31, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012 and Independent Auditor’s Report

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) TABLE OF CONTENTS Page INDEPENDENT AUDITOR’S REPORT 1 FINANCIAL STATEMENTS: Statements of Financial Condition as of December 31, 2014 and 2013 2 Statements of Operations for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012 3 Statements of Changes in Members’ Capital for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012 4 Financial Data Highlights for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012 5 Notes to Financial Statements 8

pwc Independent Auditor's Report To the Managing Member of Lynx FuturesAccess LLC We have audited the accompanying financial statements of Lynx FuturesAccess LLC (the "Fund"), which comprise the statement of financial condition as of December 31, 2014 and 2013 and the related statements of operations and of changes in members' capital and the financial data highlights, for each of the years in the two year period ended December 31, 2014, and for the period from July 1, 2012 (commencement of operations) through December 31, 2012. These financial statements and financial highlights are hereafter referred to as "financial statements." Management's Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Auditor's Responsibility Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance • with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lynx FuturesAccess LLC at December 31, 2014 and 2013, and the results of its operations, changes in its members' capital and the financial data highlights, for each of the years in the two year period ended December 31, 2014, and for the period from July 1, 2012 (commencement of operations) through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America. March 20, 2015 PricewaterlwuseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF FINANCIAL CONDITION DECEMBER 31, 2014 AND 2013 2014 2013 ASSETS: Equity in commodity trading accounts: Cash (including restricted cash of $7,329,977 for 2014 and $5,261,935 for 2013) Unrealized profit on open futures contracts Cash Other Assets $ 44,821,732 3,425,156 1,034,201 51,563 $ 30,231,147 3,224,948 387,834 50,023 TOTAL ASSETS $ 49,332,652 $ 33,893,952 LIABILITIES AND MEMBERS' CAPITAL: LIABILITIES: Unrealized loss on open futures contracts Management fees payable Redemptions payable Advisory fee payable Other liabilities $ 1,490,898 66,456 1,574,329 1,338,664 104,178 $ 749,447 52,989 3,115,181 12,671 207,969 Total liabilities 4,574,525 4,138,257 MEMBERS' CAPITAL: Members' Interest (35,331,540 Units and 29,757,039 Units outstanding; unlimited Units authorized) Total members' capital 44,758,127 29,755,695 44,758,127 29,755,695 TOTAL LIABILITIES AND MEMBERS' CAPITAL $ 49,332,652 $ 33,893,952 NET ASSET VALUE PER UNIT Class DS Class DT $ 1.2518 $ 1.0000 $ 1.3105 $ - See notes to financial statements. 2

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013 AND FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012 2014 2013 2012 TRADING PROFIT (LOSS): Realized, net Change in unrealized, net Brokerage commissions $ 15,210,033 (541,243) (218,706) $ 1,016,024 3,201,509 (233,377) $ (3,100,729) (726,008) (201,368) Total trading profit (loss), net 14,450,084 3,984,156 (4,028,105) INVESTMENT INCOME (EXPENSE): Interest, net (787) 1,816 (1,395) EXPENSES: Management fee to Trading Advisor Management fee to MLAI Performance fee Other Total expenses 402,431 322,328 2,762,037 129,795 431,890 431,889 12,671 176,350 327,449 327,450 21,511 287,726 3,616,591 1,052,800 964,136 (3,617,378) (1,050,984) (965,531) NET INVESTMENT INCOME (LOSS) NET INCOME (LOSS) $ 10,832,706 $ 2,933,172 $ (4,993,636) NET INCOME (LOSS) PER UNIT: Weighted average number of Units outstanding Class DS* Class DT** 31,023,670 46,096,743 67,108,127 10,676,077 - - Net income (loss) per weighted average Unit Class DS* Class DT** $ 0.2457 $ 0.0636 $ (0.0744) $ 0.3006 $ - $ - *Units issued on July 1, 2012 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period July 1, 2012 to December 31, 2012). ** Units issued on May 1, 2014 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2014 is for the period May 1, 2014 to December 31, 2014). See notes to financial statements. 3

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013 AND FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012 Members' Capital December 31, 2012 Members' Capital December 31, 2013 Members' Capital December 31, 2014 Initial Offering Subscriptions Redemptions Subscriptions Redemptions Subscriptions Redemptions Class DS* Class DT** Total Members' Units 72,353,594 - - - (13,499,013) - 58,854,581 - 743,306 - (29,840,848) - 29,757,039 - 13,795,268 12,233,846 (17,238,689) (3,215,924) 26,313,618 9,017,922 72,353,594 - (13,499,013) 58,854,581 743,306 (29,840,848) 29,757,039 26,029,114 (20,454,613) 35,331,540 *Units issued on July 1, 2012. ** Units issued on May 1, 2014. Net Income(Loss) Members' Capital December 31, 2012 Net Income(Loss) Members' Capital December 31, 2013 Net Income(Loss) Members' Capital December 31, 2014 Initial Offering Subscriptions Redemptions Subscriptions Redemptions Subscriptions Redemptions Class DS* Class DT** Total Members' Capital $ 72,353,594 - $ - $ (12,995,856) - $ (4,993,636) - $ 54,364,102 - $ 667,340 - $ (28,208,919) - $ 2,933,172 - $ 29,755,695 - $ 13,323,566 12,233,846 $ (17,762,355) (3,625,331) $ 7,623,039 3,209,667 $ 32,939,945 11,818,182 - $ 72,353,594 $ - $ (12,995,856) $ (4,993,636) $ 54,364,102 $ 667,340 $ (28,208,919) $ 2,933,172 $ 29,755,695 $ 25,557,412 $ (21,387,686) $ 10,832,706 $ 44,758,127 *Units issued on July 1, 2012. ** Units issued on May 1, 2014. See notes to financial statements. 4

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2014 The following per Unit data and ratios have been derived from information provided in the financial statements. Per Unit Operating Performance: Class DS Class DT* Net asset value at time of offer $ 1.0000 $ 1.0000 Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net (c) Expenses 0.3504 (0.0057) (0.0000) (0.0929) 0.3964 (0.0042) (0.0000) (0.0817) Net asset value, end of year $ 1.2518 $ 1.3105 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees 32.03% -6.84% 38.32% -7.27% 25.19% 31.05% Ratios to Average Member's Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 2.40% 6.17% 1.23% 6.28% 8.57% 7.51% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -2.39% -6.17% -1.23% -6.28% -8.56% -7.51% (a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. (c) Interest income, net is less than $0.0001 per Unit. *Units issued on May 1, 2014. The ratios to average members' capital have been annualized. The performance fee ratio and total return have not been annualized. See notes to financial statements. 5

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2013 The following per Unit data and ratios have been derived from information provided in the financial statements. Class DS Per Unit Operating Performance: Net asset value at time of offer $ 0.9237 Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net (c) Expenses 0.1038 (0.0050) 0.0000 (0.0225) Net asset value, end of year $ 1.0000 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees 8.30% -0.04% 8.26% Ratios to Average Member's Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 2.38% 0.04% 2.42% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -2.37% -0.04% -2.41% (a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. (c) Interest income, net is less than $0.0001 per Unit. See notes to financial statements. 6

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) FINANCIAL DATA HIGHLIGHTS FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012 Per Unit Operating Performance: Class DS* Net asset value at time of offer $ 1.0000 Net realized and net change in unrealized trading profit (loss) Brokerage commissions Interest income, net (c) Expenses (0.0593) (0.0030) (0.0000) (0.0140) Net asset value, end of year $ 0.9237 Total Return: (a) Total return before Performance fees Performance fees Total return after Performance fees -7.66% -0.03% -7.69% Ratios to Average Member's Capital: Expenses (excluding Performance fees) (b) Performance fees Expenses (including Performance fees) 2.90% 0.00% 2.90% Net investment income (loss) (excluding Performance fees) Performance fees Net investment income (loss) (including Performance fees) -2.89% 0.00% -2.89% (a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions. (b) The expense ratios do not include brokerage commissions. (c) Interest income, net is less than $0.0001 per Unit. *Units issued on July 1, 2012. The ratios to average members' capital have been annualized. The performance fee ratio and total return have not been annualized. See notes to financial statements. 7

LYNX FUTURESACCESS LLC (A Delaware Limited Liability Company) NOTES TO FINANCIAL STATEMENTS 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Organization Lynx FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 31, 2012 and commenced trading activities on July 1, 2012. The Fund engages in the speculative trading of futures on a wide range of commodities. Lynx Asset Management AB (“Lynx” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Lynx Program (the “Trading Program”) for the Fund. Merrill Lynch Alternative Investments LLC (“MLAI”, the “Sponsor” or the “Managing Member”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other of its affiliates or third parties as F/X or other over-the-counter (“OTC”) prime brokers. MLPF&S and MLI are BAC affiliates. FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”). FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors. Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies. As of December 31, 2014, the Fund offers two Classes of Units: Class DS and Class DT. Each Class of Units is offered at the Net Asset Value per Unit. Class DT is solely for investments made by ML Trend-Following Futures Fund L.P. and Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC, which are FuturesAccess funds of funds. Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority. Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank. Interests are subject to investment risks, including the possible loss of the full amount invested. Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material. Certain prior year items have been reclassified to conform to the current year presentation. 8

Initial Offering and Organizational Costs Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance. Initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units. Statement of Cash Flows The Fund is not required to provide a Statement of Cash Flows. Revenue Recognition Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized, net under Trading profit (loss), net in the Statements of Operations. Trading profit (loss), net includes brokerage commission costs on commodity contracts. Foreign Currency Transactions The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statements of Operations. Equity in Commodity Trading Accounts A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements of the exchanges the Fund’s contracts are traded on and /or requirements greater than those of the exchanges as may be required by MLPF&S, in its sole discretion. Operating Expenses and Selling Commissions The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund. Income Taxes No provision for income taxes has been made in the accompanying financial statements as each member is individually responsible for reporting income or loss based on such member’s share of the Fund’s income and expenses as reported for income tax purposes. 9

The Fund follows the ASC guidance on accounting for uncertainty in income taxes. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's financial statements to determine whether the tax positions are "more-likely-than-not" to be sustained by the applicable tax authority. Tax positions with respect to tax at the Fund level not deemed to meet the "more-likely-than-not" threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States – 2012. Distributions Each member is entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012. Subscriptions The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue mid-month subscriptions at any time. Investors must submit their executed subscription agreement signature pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month. Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested. Redemptions and Exchanges Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon submitting the redemption request by the Subscription/Redemption Notice Date. MLAI may eliminate investors’ mid-month redemption right at any time. The Net Asset Value of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date. Investors in the Fund may generally exchange their Units for those of any other FuturesAccess Fund as of any Subscription Date with prior written notice to the Fund by the Subscription/Redemption Notice Date and any applicable notice to the other FuturesAccess Fund. If only one of the FuturesAccess Funds has semi-monthly redemption dates, exchanges will only be permitted as of the beginning of each month. In all cases, exchanges are subject to FuturesAccess Fund availability, investor eligibility and any restrictions imposed by a FuturesAccess Fund or the terms of a securities account, either temporarily or on an ongoing basis. The minimum exchange amount is $10,000. 10

2. CONDENSED SCHEDULES OF INVESTMENTS The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows: December 31, 2014 Long Positions Short Positions Net Unrealized Profit (Loss) on Open Positions Commodity Industry Sector Number of Contracts/Notional Unrealized Profit (Loss) Percent of Members' Capital Number of Contracts Unrealized Profit (Loss) Percent of Members' Capital Percent of Members' Capital Maturity Dates Agriculture Currencies Energy Interest rates Metals Stock indices 125 43 9 1,050 245 716 $ (105,492) (6,710) (54,529) 360,423 (791,120) 269,343 -0.24% -0.01% -0.12% 0.81% -1.77% 0.60% (188) (491) (124) (340) (333) (12) $ 103,636 873,695 519,164 (28,285) 832,294 (38,161) 0.23% 1.95% 1.16% -0.06% 1.86% -0.09% $ (1,856) 866,985 464,635 332,138 41,174 231,182 -0.01% 1.94% 1.04% 0.75% 0.09% 0.51% February 2015 - December 2015 March 2015 January 2015 - May 2015 March 2015 - December 2016 January 2015 - March 2015 January 2015 - March 2015 Total $ (328,085) -0.73% $ 2,262,343 5.05% $ 1,934,258 4.32% December 31, 2013 Long Positions Short Positions Net Unrealized Profit (Loss) on Open Positions Commodity Industry Sector Number of Contracts/Notional Unrealized Profit (Loss) Percent of Members' Capital Number of Contracts Unrealized Profit (Loss) Percent of Members' Capital Percent of Members' Capital Maturity Dates Agriculture Currencies Energy Interest rates Metals Stock indices 76 136 101 369 183 681 $ (82,830) 117,606 (38,644) (104,553) 227,942 1,935,831 -0.28% 0.40% -0.13% -0.35% 0.77% 6.51% (327) (219) (6) (219) (221) - $ 189,279 294,456 (9,050) 75,671 (130,207) - 0.64% 0.99% -0.03% 0.25% -0.44% 0.00% $ 106,449 412,062 (47,694) (28,882) 97,735 1,935,831 0.36% 1.39% -0.16% -0.10% 0.33% 6.51% February 2014 - December 2014 March 2014 January 2014 - May 2014 March 2014 - December 2015 January 2014 - March 2014 January 2014 - March 2014 Total $ 2,055,352 6.92% $ 420,149 1.41% $ 2,475,501 8.33% No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2014 and December 31, 2013. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (loss) of long positions and short positions of the open contracts, netting unrealized losses against unrealized profits as applicable. Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time. 11

3. FAIR VALUE OF INVESTMENTS Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Profits or losses are realized when contracts are liquidated. Unrealized profits or losses on open contracts are included in Equity in commodity trading accounts on the Statements of Financial Condition. Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations. The fair value measurement guidance established by U.S. GAAP is a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Investments measured and reported at fair value are classified and disclosed in one of the following categories: Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance in U.S. GAAP, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price. Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data. Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. The following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy. Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded. These closing prices are observed through the clearing broker and third party 12 pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into the process for determining fair values. The Fund has determined that Level I investments would include its futures and options contracts where it believes that quoted prices are available in an active market. Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using observable prices of investments with similar characteristics and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forwards and certain futures contracts. Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. The Fund's unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows: 2014 Net unrealized profit (loss) on open contracts Total Level I Level II Level III Assets Futures Forwards $ 3,425,156 - $ 2,808,660 - $ 616,496 - $ - - $ 3,425,156 $ 2,808,660 $ 616,496 $ - Liabilities Futures Forwards $ 1,490,898 - $ 690,808 - $ 800,090 - $ - - $ 1,490,898 $ 690,808 $ 800,090 $ - December 31, 2014 $ 1,934,258 $ 2,117,852 $ (183,594) $ - 13

2013 Net unrealized profit (loss) on open contracts Total Level I Level II Level III Assets Futures Forwards $ 3,224,948 - $ 2,812,632 - $ 412,316 - $ - - $ 3,224,948 $ 2,812,632 $ 412,316 $ - Liabilities Futures Forwards $ 749,447 - $ 363,805 - $ 385,642 - $ - - $ 749,447 $ 363,805 $ 385,642 $ - December 31, 2013 $ 2,475,501 $ 2,448,827 $ 26,674 $ - The Fund’s volume of trading forwards and futures at December 31, 2014 and 2013, respectively, are representative of the activity throughout the years presented. There were no transfers to or from any level during 2014 and 2013. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of and the net profits and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2. The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2014 and December 31, 2013, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts less the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure. The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2014 and 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012: 14

Commodity Industry Sector December 31, 2014 Profit (loss) from trading, net December 31, 2013 Profit (loss) from trading, net December 31, 2012 Profit (loss) from trading, net Agriculture Currencies Energy Interest rates Metals Stock indices $ 1,345,689 5,584,664 2,776,483 5,672,098 (654,673) (55,471) $ 624,520 (722,644) (2,773,578) (3,362,910) 306,974 10,145,171 $ 291,355 (1,411,931) (1,336,578) (1,158,786) (1,622,905) 1,412,108 Total $ 14,668,790 $ 4,217,533 $ (3,826,737) The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BAC entities. Fund assets could be lost or impounded during lengthy bankruptcy proceedings. Were a substantial portion of the Fund's capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities. There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to "customer funds" deposited with regulated dealers and brokers. 4. RELATED PARTY TRANSACTIONS MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 amounted to $7,977, $7,376 and $6,576, respectively, of which $1,852 and $1,082 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively. Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets. BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets at any time they are maintained by MLAI with its affiliates. As of December 31, 2014, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%. The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers. Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income. 15

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 was approximately $3.99, $3.86 and $4.14, respectively. Brokerage Commissions, Interest and Management fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party. 5. ADVISORY AGREEMENT The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. This agreement shall continue in effect until June 30, 2015. Thereafter, this agreement shall be automatically renewed for successive six month periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party. The Trading Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI. The Fund pays the Trading Advisor annual management fees of 1% of the aggregate net asset value of the Fund allocated to it after reduction for the brokerage commissions accrued with respect to such assets for Class DS and Class DT. The Fund also pays MLAI a 1% per annum management fee in respect of Class DS. Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by the Trading Advisor as of the end of each calendar year. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. 6. WEIGHTED AVERAGE UNITS The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year/period. 7. MARKET AND CREDIT RISKS The nature of this Fund has certain risks, which cannot all be presented in the financial statements. The following summarizes some of those risks. Market Risk Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks. 16

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Advisor, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge the Trading Advisor to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are expected to be unusual. It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisor. Credit Risk The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin. The credit risk associated with these instruments from counterparty nonperformance is the unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLI, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Fund. This policy may increase risk to the Fund by preventing the diversification of brokers used by the Fund. The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its futures clearing broker. Due to the relationship with MLPF&S, in the event of default, all futures balances are eligible for offset with a net settlement due to MLPF&S. Due to the relationship with MLI, in the event of default, all forwards balances are eligible for offset with a net settlement due to MLI. Indemnifications In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded. 8. SUBSEQUENT EVENTS Management has evaluated the impact of subsequent events on the Fund through March 20, 2015, the date the financial statements were available to be issued, and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements. 17

* * * * * * * * * * * To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete. Barbra E. Kocsis Chief Financial Officer Merrill Lynch Alternative Investments LLC Sponsor of Lynx FuturesAccess LLC 18