Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.01

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIALS STATEMENTS:

Statements of Financial Condition as of December 31, 2016 and 2015	3

Statements of Operations for the years ended December 31, 2016, 2015 and 2014	4

Statements of Changes in Members’ Capital for the years ended December 31, 2016, 2015 and 2014	5

Financial Data Highlights for the years ended December 31, 2016, 2015 and 2014	7

Notes to Financial Statements	10

Report of Independent Registered Public Accounting Firm

The Manager and Members of Man FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC)

We have audited the accompanying statement of financial condition of Man FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC) (the “Fund”), as of December 31, 2016, and the related statements of operations, changes in members’ capital, and financial data highlights for the year then ended. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial data highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Man FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC) at December 31, 2016, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands

March 29, 2017

Report of Independent Registered Public Accounting Firm

To the Members of MAN FRM Managed Futures Strategies LLC (formerly Systematic Momentum FuturesAccess LLC):

In our opinion, the accompanying statement of financial condition as of December 31, 2015 and the related statements of operations and of changes in members’ capital and the financial data highlights for each of the two years in the period ended December 31, 2015 present fairly, in all material respects, the financial position of MAN FRM Managed Futures Strategies LLC (formerly Systematic Momentum FuturesAccess LLC) (the “Fund”) as of December 31, 2015, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter collectively referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 29, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS:

Cash	$48,971,063	$78,898,781
Investment in Affiliated Funds (Cost: $77,057,266 and $95,890,791 at December 31, 2016 and 2015, respectively)	68,779,867	84,461,211
Receivable from Affiliated Funds	100,000	400,000
Investment in Affiliated Funds paid in advance	—	320,000

TOTAL ASSETS	$117,850,930	$164,079,992

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Management fee payable	606,974	877,496
Redemptions payable	1,846,095	1,435,905
Subscriptions received in advance	—	390,000
Administrative fee payable	46,954	248,871
Professional fees payable	194,639	143,138
Other liabilities	217,974	202,850

Total liabilities	2,912,636	3,298,260

MEMBERS’ CAPITAL:
Members’ Capital (113,650,916 Units and 147,812,907 Units outstanding at December 31, 2016 and 2015, respectively; unlimited Units authorized)	114,938,294	160,781,732
Total Members’ Capital	114,938,294	160,781,732

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$117,850,930	$164,079,992

NET ASSET VALUE PER UNIT:
Class A	$1.0385	$1.1098
Class C	$0.9851	$1.0633
Class D	$1.3421	$1.4130
Class I	$1.1267	$1.1993
Class M	$0.9915	$1.0438
Class AA	$0.9133	$0.9858
Class II	$0.9382	$1.0011
Class MM	$0.9106	$—

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
TRADING PROFIT (LOSS), NET:
Realized from Affiliated Funds, net	$(7,369,110)	$31,061,059	$(10,091,962)
Change in unrealized from Affiliated Funds, net	3,152,181	(41,752,455)	43,753,405

Total trading profit (loss), net	(4,216,929)	(10,691,396)	33,661,443

INVESTMENT INCOME:
Interest	—	275	—

EXPENSES:
Management fee	2,875,987	4,070,605	4,866,807
Professional fees	572,269	390,820	—
Administrative fee	306,995	339,321	—
Other expenses	680,526 #	259,829	678,568
Total expenses	4,435,777	5,060,575	5,545,375

NET INVESTMENT INCOME (LOSS)	(4,435,777)	(5,060,300)	(5,545,375)

NET INCOME (LOSS)	$(8,652,706)	$(15,751,696)	$28,116,068

NET INCOME (LOSS) PER UNIT:
Weighted average number of Units outstanding
Class A	20,340,977	24,858,980	33,702,930
Class C	83,850,361	115,841,365	162,092,813
Class D	2,885,277	3,066,004	5,591,192
Class I	12,900,892	14,846,095	17,176,681
Class M	6,379,411	8,178,434	9,285,972
Class AA	4,102,054	803,375 *	—
Class II	2,491,734	1,584,229 **	—
Class MM***	36,529	—	—

Net income (loss) per weighted average Unit
Class A	$(0.0611)	$(0.0908)	$0.1275
Class C	$(0.0666)	$(0.0964)	$0.1162
Class D	$(0.0642)	$(0.1006)	$0.0790
Class I	$(0.0663)	$(0.0943)	$0.1655
Class M	$(0.0321)	$(0.0720)	$0.1822
Class AA	$(0.1157)	$(0.0355)*	$—
Class II	$(0.0395)	$0.0011 **	$—
Class MM***	$(0.0838)	$—	$—

*Units issued on November 16, 2015. Amounts presented reflect the period from November 16, 2015 through December 31, 2015.

**Units issued on December 7, 2015. Amounts presented reflect the period from December 7, 2015 through December 31, 2015.

***Units issued on January 25, 2016. Amounts presented reflect the period from January 25, 2016 through December 31, 2016.

# See Note 2 for further breakout of other expenses

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(in Units)

	Members’			Members’			Members’			Members’
	Units			Units			Units			Units
	December 31,			December 31,			December 31,			December 31,
	2013	Subscriptions	Redemptions	2014	Subscriptions###	Redemptions###	2015	Subscriptions#	Redemptions##	2016
Class A	44,919,355	777,492	(19,249,241)	26,447,606	474,649	(3,957,137)	22,965,118	—	(6,723,662)	16,241,456
Class C	208,733,990	4,987,802	(82,288,062)	131,433,730	706,472	(34,225,981)	97,914,221	—	(32,057,651)	65,856,570
Class D	10,103,544	—	(6,832,791)	3,270,753	—	(321,749)	2,949,004	893,199	(875,694)	2,966,509
Class I	19,789,101	197,782	(4,407,347)	15,579,536	170,060	(2,160,074)	13,589,522	—	(1,417,315)	12,172,207
Class M	4,445,192	8,084,640	(4,191,204)	8,338,628	123,985	(839,088)	7,623,525	—	(2,856,741)	4,766,784
Class AA*	—	—	—	—	1,187,288	—	1,187,288	5,287,677	(388,913)	6,086,052
Class II**	—	—	—	—	1,584,229	—	1,584,229	4,074,667	(126,389)	5,532,507
Class MM***	—	—	—	—	—	—	—	43,497	(14,666)	28,831

Total Members’ Units	287,991,182	14,047,716	(116,968,645)	185,070,253	4,246,683	(41,504,029)	147,812,907	10,299,040	(44,461,031)	113,650,916

* Units issued on November 16, 2015.

** Units issued on December 7, 2015.

*** Units issued on January 25, 2016.

# Includes transfers in to Class AA, from Class A, of 167,859 units, 23,521 units and 14,142 units, on April 11, 2016, May 16, 2016 and August 1, 2016, respectively.

## Includes transfers out of Class A, to Class AA, of 148,700 units, 20,816 units and 12,489 units, on April 8, 2016, May 13, 2016 and July 29, 2016, respectively.

### Includes transfers out of 399,447 units and 1,073,617 units of Class A and Class C, respectively, into Class II.

Amounts have been rounded to the nearest whole unit.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(in Dollars)

	Members’				Members’				Members’				Members’
	Capital				Capital				Capital				Capital
	December 31,			Net Income	December 31,			Net Income	December 31,			Net Income	December 31,
	2013	Subscriptions	Redemptions	(Loss)	2014	Subscriptions###	Redemptions###	(Loss)	2015	Subscriptions#	Redemptions##	(Loss)	2016
Class A	$46,575,864	$831,690	$(19,850,266)	$4,297,734	$31,855,022	$587,905	$(4,696,867)	$(2,258,381)	$25,487,679	$—	$(7,377,434)	$(1,243,359)	$16,866,886
Class C	211,561,932	4,941,000	(82,140,174)	18,841,610	153,204,368	858,000	(38,777,389)	(11,169,717)	104,115,262	—	(33,653,036)	(5,588,159)	64,874,067
Class D	12,941,674	—	(8,442,972)	441,715	4,940,417	—	(465,189)	(308,403)	4,166,825	1,237,616	(1,237,617)	(185,327)	3,981,497
Class I	21,996,156	212,328	(4,854,808)	2,842,837	20,196,513	234,625	(2,733,249)	(1,399,630)	16,298,259	—	(1,728,455)	(854,932)	13,714,872
Class M	4,206,402	7,481,070	(4,075,253)	1,692,172	9,304,391	145,000	(903,348)	(588,791)	7,957,252	—	(3,026,560)	(204,651)	4,726,041
Class AA*	—	—	—	—	—	1,199,000	—	(28,537)	1,170,463	5,227,420	(364,918)	(474,781)	5,558,184
Class II**	—	—	—	—	—	1,584,229	—	1,763	1,585,992	3,835,000	(132,064)	(98,435)	5,190,493
Class MM***	—	—	—	—	—	—	—	—	—	43,831	(14,515)	(3,062)	26,254

Total Members’ Capital	$297,282,028	$13,466,088	$(119,363,473)	$28,116,068	$219,500,711	$4,608,759	$(47,576,042)	$(15,751,696)	$160,781,732	$10,343,867	$(47,534,599)	$(8,652,706)	$114,938,294

* Units issued on November 16, 2015.

** Units issued on December 7, 2015.

*** Units issued on January 25, 2016.

# Includes transfers in to Class AA, from Class A, of $170,663, $22,966 and $14,578, on April 11, 2016, May 16, 2016 and August 1, 2016, respectively.

## Includes transfers out of Class A, to Class AA, of $170,663, $22,966 and $14,578, on April 8, 2016, May 13, 2016 and July 29, 2016, respectively.

### Includes transfers out of $442,867 and $1,141,362 of Class A and Class C, respectively, and into Class II of $1,584,229.

Amounts have been rounded to the nearest dollar.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2016

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M	Class AA	Class II	Class MM*

Per Unit Operating Performance

Net asset value, beginning of year	$1.1098	$1.0633	$1.4130	$1.1993	$1.0438	$0.9858	$1.0011	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0426)	(0.0402)	(0.0552)	(0.0463)	(0.0409)	(0.0373)	(0.0385)	(0.0738)
Net investment loss (b)	(0.0287)	(0.0380)	(0.0157)	(0.0263)	(0.0114)	(0.0352)	(0.0244)	(0.0156)

Net asset value, end of year	$1.0385	$0.9851	$1.3421	$1.1267	$0.9915	$0.9133	$0.9382	$0.9106

Total Return: (a)(c)

Total return	(6.42)%	(7.35)%	(5.02)%	(6.05)%	(5.01)%	(7.35)%	(6.28)%	(8.94)%

Ratios to Average Members’ Capital: (b)

Expenses	2.58%	3.58%	1.08%	2.18%	1.08%	3.58%	2.43%	1.72%

Net investment income (loss)	(2.58)%	(3.58)%	(1.08)%	(2.18)%	(1.08)%	(3.58)%	(2.43)%	(1.72)%

(a)     The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)     The amounts do not reflect the proportionate share of expense from the Underlying Funds.

(c)     Total return has not been annualized.

*        Class MM units issued on January 25, 2016, and the ratios have been annualized.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2015

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M	Class AA*	Class II**

Per Unit Operating Performance

Net asset value, beginning of year	$1.2045	$1.1656	$1.5105	$1.2963	$1.1158	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0707)	(0.0678)	(0.0899)	(0.0764)	(0.0664)	(0.0101)	0.0026
Net investment loss (b)	(0.0240)	(0.0345)	(0.0076)	(0.0206)	(0.0056)	(0.0041)	(0.0015)

Net asset value, end of year	$1.1098	$1.0633	$1.4130	$1.1993	$1.0438	$0.9858	$1.0011

Total Return: (a)(c)

Total return	(7.86)%	(8.78)%	(6.45)%	(7.48)%	(6.45)%	(1.42)%	0.11%

Ratios to Average Members’ Capital: (b)

Expenses	2.01%	3.02%	0.51%	1.61%	0.51%	3.26%	2.13%

Net investment income (loss)	(2.01)%	(3.02)%	(0.51)%	(1.61)%	(0.51)%	(3.26)%	(2.13)%

(a)              The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)              The amounts do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds and the Underlying Funds.

(c)               Total return has not been annualized.

*                      Class AA units issued on November 16, 2015, and the ratios have been annualized.

**               Class II units issued on December 7, 2015, and the ratios have been annualized.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M

Per Unit Operating Performance

Net asset value, beginning of year	$1.0369	$1.0135	$1.2809	$1.1115	$0.9463

Net realized and net unrealized change in trading profit (loss)	0.1863	0.1806	0.2332	0.2005	0.1723
Net investment loss (b)	(0.0187)	(0.0285)	(0.0036)	(0.0157)	(0.0028)

Net asset value, end of year	$1.2045	$1.1656	$1.5105	$1.2963	$1.1158

Total Return: (a)

Total return	16.16%	15.01%	17.93%	16.63%	17.91%

Ratios to Average Members’ Capital: (b)

Expenses	1.79%	2.80%	0.29%	1.39%	0.29%

Net investment income (loss)	(1.79)%	(2.80)%	(0.29)%	(1.39)%	(0.29)%

(a)              The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)              The ratios do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.             ORGANIZATION

Man FRM Managed Futures Strategies LLC (the “Fund”), a Delaware limited liability company, is a managed futures fund of funds managed by FRM Investment Management (USA) LLC (the “Manager” or “FRM”). FRM is registered as a commodity pool operator (“CPO”) and commodity trading adviser (“CTA”) with the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act. FRM is also registered as an investment adviser under the Investment Advisers Act of 1940. FRM is an indirect wholly-owned subsidiary of Man Group plc (“Man Group”). The Fund was organized under the Delaware Limited Liability Company Act in March 2007 and commenced operations in April 2007. The Fund is an investment company as defined by Accounting Standards Codification (“ASC”) guidance. The Fund was previously known as “Systematic Momentum FuturesAccess LLC” through April 30, 2015.

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

Pursuant to an Asset Purchase Agreement dated as of December 8, 2014 between MLAI and an indirect wholly-owned subsidiary of Man Group, as amended, the Man Group purchased, among other assets, the rights of MLAI and its affiliates under certain agreements relating to the management of the Fund. FRM replaced MLAI as manager of the Fund on May 1, 2015, upon the closing of such purchase. Effective as of May 1, 2015, the Fund was renamed “Man FRM Managed Futures Strategies LLC.”

Under the direction of the Manager, the Fund allocates its capital among a group of underlying related party funds (each an “Underlying Fund”, and collectively the “Underlying Funds”) which, in turn, allocate capital to related party master funds (each a “Master Fund” and collectively the “Master Funds”) that implement a systematic-based managed futures strategy under the direction of related party commodity trading advisors (each a “Trading Advisor” and collectively, the “Trading Advisors”).

The Manager invests the Fund’s assets in Underlying Funds that are on the FRM platform. The Underlying Funds invested in by the Fund are established as Delaware limited liability companies, each of which engages the Manager as the risk manager and each of which further invests in a Master Fund, established as a Cayman Islands exempted company, which engages a single Trading Advisor (see Note 3). As of December 31, 2016, there are six Underlying Funds (see Note 3) held by the Fund. The Manager serves as CPO of the Underlying Funds and Master Funds.

Unless the context requires otherwise, references to the Fund in these financial statements notes, also refer to the Underlying Funds and the Master Funds in which the Underlying Funds invest. Reference to the investment process, strategies, objectives or activities of the Fund and the Underlying Funds refer to the investment activities of the Master Funds through which the Underlying Funds and Fund indirectly conduct their investment processes, strategies, objectives and activities. Additionally, references to the

Underlying Funds that follow are also related to the FuturesAccess Portfolio Funds during the period prior to May 1, 2015.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority. Interests are not deposits or other obligations of, and are not guaranteed by any bank. Interests are subject to investment risks, including the possible loss of the full amount invested.

2.             SIGNIFICANT ACCOUNTING POLICIES

The Fund prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial statements have applied the guidance as set forth in the Financial Accounting Standards Board (“FASB”) ASC 946, Financial Services - Investment Companies. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. As of December 31, 2016 and December 31, 2015, the Fund does not hold any cash equivalents. Cash is held at a nationally recognized financial institution.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

In accordance with FASB ASC 230, the Fund is exempt from the requirement to provide a statement of cash flows as all required conditions have been met.

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

Operating Expenses and Selling Commissions

The Fund pays all of its ongoing operating costs, including, without limitation: ongoing offering fees and expenses; transaction costs; legal, accounting, audit and tax reporting and preparation fees and expenses; administrative, custody, transfer, subscription and redemption processing fees and expenses; regulatory, filing and printing fees and expenses; and any extraordinary expenses. Operating costs are allocated pro rata among each Class of Units based on their respective Net Asset Values.

During the year ended December 31, 2016, the Fund incurred $485,878 of costs for reports to shareholders, which is currently included in other expenses on the Statement of Operations.

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

The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value (“NAV”) of the Fund, including reducing the NAV of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund or the Underlying Funds. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. The Manager has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2013.

Distributions

Each investor is entitled to receive, equally per unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2016, 2015 and 2014.

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

Each member shares in the profits and losses of the Fund in proportion to the number of Units held by each member. However, no member is liable for obligations of the Fund in excess of its capital subscription and net profits or losses, if any. Except as noted above in respect to sales commissions and in Notes 6 below in respect of fees, the classes of units are identical.

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

New Accounting Pronouncement

In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) (“ASU 2014-15”). The pronouncement determines management’s responsibility regarding assessment of the Fund’s ability to continue as a going concern, even if the Fund’s liquidation is not imminent. Under this guidance, during each period in which financial statements are prepared, management needs to evaluate whether there are conditions or events that, in aggregate, raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date the financial statements are issued. Substantial doubt exists if these conditions or events indicate that the Fund will be unable to meet its obligations as they become due. If such conditions or events exist, management should develop a plan to mitigate or alleviate these conditions or events. Regardless of management’s plan to mitigate, certain disclosures must be made in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016, however, early adoption is permitted. Adoption of the update had no impact on the Fund’s financial statements.

3.             INVESTMENTS IN UNDERLYING FUNDS

During 2015, the Fund held investments in the following FuturesAccess Portfolio Funds: Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), John Locke FuturesAccess LLC (“John Locke”), Lynx FuturesAccess LLC (“Lynx”), ML Transtrend DTP Enhanced

FuturesAccess LLC (“Transtrend”), Tudor Tensor FuturesAccess LLC (“Tudor”) and ML Winton FuturesAccess LLC (“Winton”). As of April 30, 2015, the Fund fully redeemed its investments in the FuturesAccess Portfolio Funds.

During May 2015, the Fund invested in a new group of Underlying Funds. As of December 31, 2016, the six Underlying Funds in which the Fund is invested in, and the respective Master Funds in which the Underlying Funds are invested in, are: (i) Blakeney Delaware Feeder LLC (“Blakeney”) which invests in Blakeney Fund Limited, (ii) Campbell Delaware Feeder LLC (“Campbell”) which invests in Campbell MAC Cayman Fund Limited, (iii) CCP Core Macro Delaware Feeder LLC (“CCP Core Macro”) which invests in CCP Core Macro Cayman Fund Limited, (iv) Century CAT MAC Delaware Feeder LLC (“Century CAT”) which invests in Century CAT MAC Cayman Fund Limited, (v) Quantica MF Delaware Feeder LLC (“Quantica MF”) which invests in Quantica MF Cayman Fund Limited, and (vi) Silver Delaware Feeder LLC (“Silver”) which invests in Silver MAC Limited. As used herein, Trading Advisor in respect of an Underlying Fund refers to the Trading Advisor of its related Master Fund. FRM, in its discretion, may change the Underlying Funds at any time. FRM, also at its discretion, may vary the percentage of the Fund’s total portfolio allocated to the different Underlying Funds. In the process of rebalancing, the Fund’s allocation to any individual Underlying Fund may range between 3% - 25% of the Fund’s NAV.

During the year, the Fund had purchases of $53,670,000 and sales of $65,134,415 of investments in Underlying Funds. The investment transactions were accounted for on trade date. The investments in the Underlying Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, FRM utilized the NAV of the Underlying Funds which approximates fair value. The fair value was net of all fees relating to the Underlying Funds, paid or accrued. Additionally, FRM monitored the performance of the Underlying Funds. The fair value of the Fund’s assets and liabilities which qualify as financial instruments approximates the carrying amounts presented on the Statements of Financial Condition.

The details of investments in Underlying Funds at and for the year ended December 31, 2016 are as follows:

	Percentage of
	Members’			Cost @	Management	Performance	Redemptions
	Capital	Fair Value	Profit (Loss)	12/31/16	Fees	Fees	Permitted
Blakeney	11.13%	$12,788,895	$(15,627)	$13,427,752	$405,674	178,465	Weekly
Campbell	9.33%	10,721,283	(3,135,990)	13,028,816	356,382	8,285	Weekly
Carlisle*	—	—	713,644	—	35,154	119,723	Weekly
CCP Core Macro	10.12%	11,633,446	(425,212)	12,743,445	176,762	(407)	Weekly
Century CAT**	12.32%	14,163,692	(2,881,308)	16,787,646	93,602	—	Weekly
Quantica MF	8.64%	9,934,794	1,510,060	10,088,625	143,688	—	Weekly
Silver	8.30%	9,537,757	17,504	10,980,982	116,455	—	Weekly

	59.84%	$68,779,867	$(4,216,929)	$77,057,266	$1,327,717	$306,066

* Underlying Fund was redeemed in April 2016 and the Fund received proceeds of $8,826,829.

** Underlying Fund purchased in March 2016.

The details of investments in FuturesAccess Portfolio Funds and in Underlying Funds at and for the year ended December 31, 2015 are as follows:

	Percentage of
	Members’			Cost @	Management	Performance	Redemptions
	Capital	Fair Value	Profit (Loss)	12/31/15	Fees	Fees	Permitted
Transtrend*	0.00%	$—	$501,384	$—	$180,168	$145,534	Semi-Monthly
Winton*	0.00%	—	407,901	—	299,068	492,114	Semi-Monthly
Aspect*	0.00%	—	(509,070)	—	164,422	467,119	Semi-Monthly
John Locke*	0.00%	—	1,283,475	—	166,674	320,838	Semi-Monthly
Blue trend*	0.00%	—	2,862,359	—	184,796	545,795	Monthly
Tudor*	0.00%	—	1,341,872	—	165,656	315,320	Semi-Monthly
Lynx*	0.00%	—	714,472	—	225,815	730,254	Semi-Monthly
Blakeney**	12.75%	20,499,522	(465,478)	20,751,000	285,106	—	Weekly
Campbell**	12.50%	20,102,273	(1,672,727)	21,084,372	308,835	(55,828)	Weekly
Carlisle**	3.98%	6,395,771	(1,304,229)	6,754,807	137,694	23,009	Weekly
CCP Core Macro**	5.74%	9,238,658	(1,901,342)	10,422,116	106,198	—	Weekly
Quantica MF**	10.85%	17,439,734	(7,620,266)	23,687,804	201,190	1,512	Weekly
Silver**	6.71%	10,785,253	(4,329,747)	13,190,692	123,621	—	Weekly

	52.53%	$84,461,211	$(10,691,396)	$95,890,791	$2,549,243	$2,985,667

* FuturesAccess Portfolio Funds redeemed as of April 30, 2015.

** Underlying Funds purchased in May 2015.

As of December 31, 2016 and 2015, there are no investments held by the Underlying Funds and the Underlying Funds’ Master Funds that in the aggregate exceed 5% of the Fund’s members’ capital.

The following is summarized financial information as required by Regulation S-X, for each of the FuturesAccess Portfolio Funds and the Underlying Funds:

	As of December 31, 2016
	Total Assets	Total Liabilities	Total Capital
Blakeney	$12,939,371	$141,001	$12,798,370
Campbell	10,859,354	130,341	10,729,013
CCP Core Macro	11,744,051	98,433	11,645,618
Century CAT	14,247,902	75,923	14,171,979
Quantica MF	10,069,651	127,622	9,942,029
Silver	9,670,349	125,495	9,544,854

Total	$69,530,678	$698,815	$68,831,863

	As of December 31, 2015
	Total Assets	Total Liabilities	Total Capital
Blakeney	$20,631,073	$421,747	$20,209,326
Campbell	21,212,903	1,331,203	19,881,700
Carlisle	6,488,042	83,221	6,404,821
CCP Core Macro	9,321,267	74,078	9,247,189
Quantica MF	17,560,913	444,542	17,116,371
Silver	11,676,904	883,811	10,793,093

Total	$86,891,102	$3,238,602	$83,652,500

	For the year ended December 31, 2016
				Net
	Income (Loss)	Commissions	Expenses	Income (Loss)
Blakeney	$285,631	$—	$(301,619)	$(15,988)
Campbell	(2,865,772)	—	(271,928)	(3,137,700)
Carlisle#	776,008	—	(115,102)	660,906
CCP Core Macro	111,541	—	(529,943)	(418,402)
Century CAT##	(2,697,621)	—	(182,029)	(2,879,650)
Quantica MF	1,731,012	—	(220,354)	1,510,658
Silver	233,347	—	(216,584)	16,763

Total	$(2,425,854)	$—	$(1,837,559)	$(4,263,413)

#Underlying Fund was redeemed in April 2016.

##Underlying Fund purchased in March 2016.

	For the year ended December 31, 2015
				Net
	Income (Loss)	Commissions	Expenses	Income (Loss)
Aspect*	$404,556	$(169,723)	$(4,910,852)	$(4,676,019)
BlueTrend*	9,245,595	(170,694)	(2,259,861)	6,815,040
John Locke*	1,864,422	(74,165)	(506,783)	1,283,474
Lynx *	2,414,522	(79,733)	(1,344,163)	990,626
Transtrend*	1,877,424	(177,794)	(921,164)	778,466
Tudor*	1,983,906	(127,346)	(514,687)	1,341,873
Winton*	25,719,496	(335,422)	(24,207,340)	1,176,734
Blakeney**	(246,302)	—	(224,457)	(470,759)
Campbell**	(1,355,182)	—	(236,523)	(1,591,705)
Carlisle**	(1,152,742)	—	(152,437)	(1,305,179)
CCP Core Macro**	(1,757,466)	—	(145,345)	(1,902,811)
Quantica MF**	(7,392,755)	—	(230,874)	(7,623,629)
Silver**	(4,343,455)	—	(206,272)	(4,549,727)

Total	$27,262,019	$(1,134,877)	$(35,860,758)	$(9,733,616)

* FuturesAccess Portfolio Funds redeemed as of April 30, 2015. The information above reflects income and expenses of the related FuturesAccess Portfolio Fund for the period from January 1, 2015 through April 30, 2015.

** Underlying Funds purchased in May 2015.

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

4.                                      FAIR VALUE OF INVESTMENTS

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

FASB ASC 820 - Fair Value Measurement and Disclosures no longer requires investments for which fair value is determined based on practical expedient reliance to be reported utilizing the fair value hierarchy. As of December 31, 2016 and December 31, 2015, all of the investments were fair valued using the NAV as practical expedient of the Underlying Funds.

5.                                      MARKET, CREDIT AND CONCENTRATION RISKS

The nature of this Fund has certain risks, which cannot all be presented in the financial statements. The following summarizes certain of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Master Funds’ financial assets (liabilities) at fair value through profit or loss on such derivative instruments as reflected in the Statements of Financial Condition of the Master Funds. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Master Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the derivatives, at fair value, if any, included in the Master Funds’ Statements of Financial Condition.

As of December 31, 2016, the Underlying Funds held by the Fund do not invest directly in positions other than their related Master Funds. The Master Funds enter into contracts with various futures clearing brokers. These brokers may encounter financial difficulties that can impair the operating capabilities or the capital position of the Master Funds, and in turn, the Underlying Funds. The Trading Advisors of the Master Funds will attempt to limit transactions to well-capitalized and established brokers in an effort to mitigate such risk.

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

Currency Risk

The Fund’s investments in the Underlying Funds are subject to currency risk to the extent that the fair value or future cash flow of a financial instrument held by any Underlying Fund will fluctuate because of changes in foreign exchange rates.

Liquidity Risk

Liquidity risk is the risk that the Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redemption requests for Units are the main liquidity risk for the Fund. The Units are redeemable as outlined in Note 2. The exposure to liquidity risk through redemption requests for Units is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the Underlying Funds as agreed by the Investment Manager.

Indemnifications

The Fund enters into administrative and other professional service contracts that contain a variety of indemnifications. The Fund’s maximum exposure under these arrangements is not known; however, the Fund has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6.                                      RELATED PARTY TRANSACTIONS

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

The Former Transfer Agent fee allocated to the Fund for the year ended December 31, 2016, 2015 and 2014 amounted to $0, $36,363 and $47,679, respectively.

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

7.                                      WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each

Class for the years ended December 31, 2016, 2015 and 2014 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

8.                                      SUBSEQUENT EVENTS

Effective January 1, 2017 the Fund has redeemed $250,000 from its investment in Quantica MF.

For the period January 1, 2017 to March 29, 2017, the Fund has recorded subscriptions of approximately $11,000 and redemptions of approximately $14,340,028.

Management has evaluated the impact of subsequent events on the Fund through the date the financial statements were issued and has determined that there were no additional subsequent events that require adjustment to, or disclosure in, the financial statements.