Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.02

Century CAT MAC Delaware Feeder LLC

(A Delaware limited liability company)

Report and Financial Statements

For the period from 12 February 2016 (date of formation)

to 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Century CAT MAC Delaware Feeder LLC (the “Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Fund.

Century CAT MAC Delaware Feeder LLC

Appendix: Audited financial statements of Century CAT MAC Cayman Fund Limited

Century CAT MAC Delaware Feeder LLC

Directory

Board of Directors of the Master Fund	Registered office of the Master Fund
Colin Ball	c/o Citco Trustees (Cayman) Limited
John Renouf	89 Nexus Way
Jennifer Thomson	Camana Bay
P.O. Box 31106
Master Fund	Grand Cayman, KY1-1205
Century CAT MAC Cayman Fund Limited	Cayman Islands
c/o Citco Trustees (Cayman) Limited
89 Nexus Way	Legal Advisors to the Master Fund
Camana Bay	(as to Cayman Islands law)
P.O. Box 31106	Maples and Calder
Grand Cayman, KY1-1205	P.O. Box 309
Cayman Islands	Ugland House
Grand Cayman, KY1-1104
Manager and Risk Manager of the Fund; Risk Manager of	Cayman Islands
the Master Fund
FRM Investment Management (USA) LLC	Legal Advisors to the Fund and the Master Fund
452 Fifth Avenue, 26th Floor	(as to U.S. law)
New York, NY 10018	Sidley Austin LLP
United States of America	One South Dearborn
Chicago, IL 60603
Investment Manager of the Master Fund	United States of America
Crabel Capital Management, LLC
10250 Constellation Blvd #2650	Auditors
Los Angeles, CA 90067	Ernst & Young Ltd.
United States of America	Suite 6401
62 Forum Lane
Administrator	Camana Bay
International Fund Services (Ireland) Limited	Grand Cayman, KY1-1106
78 Sir John Rogerson’s Quay	Cayman Islands
Dublin 2
Ireland

Bank
State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110
United States of America

2

Century CAT MAC Delaware Feeder LLC

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Century CAT MAC Delaware Feeder LLC for the period from 12 February 2016 (date of formation) to 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Century CAT MAC Delaware Feeder LLC

Century CAT MAC Delaware Feeder LLC

Statement of financial condition

As at 31 December 2016

		2016
	Notes	US$
Assets
Investment in Century CAT MAC Cayman Fund Limited, at fair value	3	14,216,076
Other assets		31,825
Total assets		14,247,901

Liabilities
Risk management fees payable	6	18,178
Accrued expenses		57,744
Total liabilities		75,922

Net assets		14,171,979

Which are represented by:

Series A Units
17,102 Series A Units with a Net Asset Value per
Unit of US$828.67	7	14,171,979
		14,171,979

Approved and authorised for issue on behalf of the manager of Century CAT MAC Delaware Feeder LLC on 16 March 2017.

Linzie Steinbach

FRM Investment Management (USA) LLC

The accompanying notes form an integral part of these financial statements.

The financial statements of Century CAT MAC Cayman Fund Limited should be read in conjunction with these financial statements.

Century CAT MAC Delaware Feeder LLC

Statement of operations

For the period from 12 February 2016 (date of formation) to 31 December 2016

		2016
	Notes	US$

Investment income allocated from Century CAT MAC Cayman Fund Limited
Interest income		21,341
Total investment income		21,341

Expenses allocated from Century CAT MAC Cayman Fund Limited
Management fees	5	93,657
Administration fees		16,794
Interest expense		9,813
Other expenses		18,160
Total expenses		138,424

Net investment loss allocated from Century CAT MAC Cayman Fund Limited		(117,083)

Fund expenses
Risk management fees	5,6	93,657
Administration fees	5	14,422
Other expenses		77,365
Total fund expenses		185,444

Net investment loss		(302,527)

Net realised loss and unrealised appreciation from derivatives and foreign currency allocated from Century CAT MAC Cayman Fund Limited
Net realised loss from non-commodity interest derivatives and foreign currency		(691,890)
Net realised loss from commodity interest derivatives		(2,563,298)
Net unrealised appreciation from non-commodity interest derivatives and foreign currency		393,793
Net unrealised appreciation from commodity interest derivatives		280,901

Net realised loss and unrealised appreciation from derivatives and foreign currency		(2,580,494)

Net decrease in net asset resulting from operations		(2,883,021)

The accompanying notes form an integral part of these financial statements.

The financial statements of Century CAT MAC Cayman Fund Limited should be read in conjunction with these financial statements.

Century CAT MAC Delaware Feeder LLC

Statement of changes in unitholders’ capital

For the period from 12 February 2016 (date of formation) to 31 December 2016

		2016
	Notes	US$

Net assets at the beginning of the period		—

Changes in net assets resulting from operations
Net investment loss		(302,527)
Net realised loss and unrealised appreciation from derivatives and foreign currency allocated from Century CAT MAC Cayman Fund Limited
Net realised loss from non-commodity interest derivatives and foreign currency		(691,890)
Net realised loss from commodity interest derivatives		(2,563,298)
Net unrealised appreciation from non-commodity interest derivatives and foreign currency		393,793
Net unrealised appreciation from commodity interest derivatives		280,901

Net realised loss and unrealised appreciation from derivatives and foreign currency		(2,580,494)

Net decrease in net assets resulting from operations		(2,883,021)

Change in net assets resulting from capital transactions
Issuance of Units	7	21,630,000
Redemptions of Units	7	(4,575,000)
Net increase in net assets resulting from capital transactions		17,055,000

Net increase in net assets		14,171,979

Net assets at the end of the period		14,171,979

The accompanying notes form an integral part of these financial statements.

The financial statements of Century CAT MAC Cayman Fund Limited should be read in conjunction with these financial statements.

Century CAT MAC Delaware Feeder LLC

Statement of cash flows

For the period from 12 February 2016 (date of formation) to 31 December 2016

2016
U S $

Cash flows from operating activities
Net decrease in net assets resulting from operations	(2,883,021)

Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities:

Net investment in Century CAT MAC Cayman Fund Limited	(14,216,076)

Increase in other assets	(31,825)
Increase in risk management fees payable	18,178
Increase in accrued expenses	57,744
Net cash used in operating activities	(17,055,000)

Cash flows from financing activities
Proceeds from issue of Units	21,630,000
Payments for redemption of Units	(4,575,000)
Net cash provided by financing activities	17,055,000

Net increase/decrease in cash and cash equivalents	—
Cash and cash equivalents at the beginning of the period	—
Cash and cash equivalents at the end of the period	—

The accompanying notes form an integral part of these financial statements.

The financial statements of Century CAT MAC Cayman Fund Limited should be read in conjunction with these financial statements.

Century CAT MAC Delaware Feeder LLC

Notes to the financial statements

For the period from 12 February 2016 (date of formation) to 31 December 2016

1.                           General

Century CAT MAC Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 12 February 2016. The Fund commenced trading on 21 March 2016.

The investment objective of the Fund is to maximise the long-term total returns to the holders of the Fund’s units (the “Units”). The Fund invests substantially all of its investible assets (to the extent not retained in cash) in, and conducts its investment program through, a “master-feeder structure” by investing into Century CAT MAC Cayman Fund Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the “Master Fund”). As at 31 December 2016, the Fund held 21.38% of the Master Fund.

The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated 21 March 2016.

Crabel Capital Management, LLC, a Wisconsin limited liability company, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (“NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the manager, risk manager and commodity pool operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with the U.S. Securities and Exchange Commission (the “SEC”), as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

The financial statements of the Master Fund are attached and should be read in conjunction with the Fund’s financial statements.

2.                           Significant accounting policies

These financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. dollars (“US$”).

Management has determined that the Fund is an investment company in conformity with US GAAP. Therefore the Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services — Investment Companies (“ASC 946”).

Management has made an assessment of the Fund’s ability to continue as a going concern and is satisfied that the Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Fund’s ability to continue as a going concern; therefore, these financial statements are prepared on a going concern basis.

(a)                      Use of accounting estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates.

(b)                      Recent accounting pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (ASU 2014-15), which provides guidance on determining when and how to disclose going-concern uncertainties in these financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. The Fund adopted this ASU during the period, and it had no significant impact on these financial statements.

(c)                      Investment in Master Fund

The Fund’s investment in the Master Fund is recorded at fair value, which is the Fund’s proportionate interest in the net assets of the Master Fund. The Fund records its proportionate share of the Master Fund’s income, expenses, and realised and unrealised gains and losses on the statement of operations.

Valuation of the investments held by the Master Fund including, but not limited to, the valuation techniques used and classification within the fair value hierarchy of instruments held by the Master Fund are discussed in the notes to the Master Fund’s financial statements which are attached to these financial statements.

Century CAT MAC Delaware Feeder LLC

Notes to the financial statements (continued)

For the period from 12 February 2016 (date of formation) to 31 December 2016

2.                           Significant accounting policies (continued)

(d)                     Foreign currency

Items included in the Fund’s financial statements are measured using the currency of the primary economic environment in which it operates which is US$ (the “Functional Currency”). These financial statements are presented in the Functional Currency, US$, reflecting the fact that transactions are denominated primarily in US$.

Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the period-end denominated in foreign currency, the resulting gains or losses are included in the net realised loss and unrealised appreciation from non-commodity interest derivatives and foreign currency on the statement of operations.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in the net realised loss and unrealised appreciation from non-commodity interest derivatives and foreign currency on the statement of operations.

(e)                      Cash and cash equivalents

Cash and cash equivalents include cash held at a bank maturing within three months of the period end date.

(f)                       Recognition and allocation of income or loss

The Fund records subscriptions to and redemptions from the Master Fund on the transaction date. The Fund records its proportionate share of the Master Fund’s income, expenses and change in realised and unrealised gains and losses. In addition, the Fund accrues its own income and expenses. The Master Fund’s income and expense recognition and net gain/loss allocation policies are disclosed in the notes to the Master Fund’s financial statements which are attached to these financial statements.

The Fund allocates income or loss between classes of Units after consideration of any prior day accruals for operating expenses and management fees in the Fund.

(g)                      Redemptions payable

In accordance with the authoritative guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP (ASC 480-10 Classification and measurement of redeemable securities) (“ASC 480-10”), financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined.

Redemption notices received for which the amounts and number of Units are not fixed remain in capital until the net asset value used to determine the redemption and unit amounts are determined. The Fund does not have any redemptions payable as at the period end.

(h)                     Offsetting

Financial assets and liabilities are offset and the net amount is reported on the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund.

(i)                         Taxation

The Fund is classified as a partnership for United States Federal income tax purposes. Consequently, no provision has been made in these financial statements for United States federal or state income taxes as any tax liability arising from operations of the Fund is the responsibility of the unitholders and not the Fund.

ASC 740-10 “Accounting for Uncertainty in Income Taxes — an interpretation of ASC 740” (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.

Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Fund. Tax positions that meet the “more-likely-than-not” recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realised on ultimate settlement, using the facts, circumstances and information at the reporting date.

Century CAT MAC Delaware Feeder LLC

Notes to the financial statements (continued)

For the period from 12 February 2016 (date of formation) to 31 December 2016

2.                           Significant accounting policies (continued)

(i)                         Taxation (continued)

Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense on the statement of operations. During the period ended 31 December 2016, the Fund did not incur any interest or penalties.

(j)                        Preliminary expenses

The Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Fund and the offering of Units. For financial statement and net asset value purposes the organisational costs are amortised over the first 36 months of trading of the Fund.

3.                           Fair value of financial instruments

The Fund invests in the Master Fund as part of a “master-feeder” structure as disclosed in Note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption terms of the Master Fund are in accordance with the redemption terms of the Fund as disclosed in Note 7 of these financial statements.

The fair value of the Fund’s assets and liabilities which qualify as financial instruments under disclosure about Fair Value of Financial Instruments approximates the carrying amounts presented on the statement of financial condition.

4.                           Financial risk management and associated risk

Since the Fund invests in the Master Fund, the Fund will also bear the risks associated with the Master Fund, which risks are disclosed in Note 7 of the Master Fund’s financial statements and in the Offering Memorandum.

5.                           Fees and expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (“IMA”), the Master Fund pays a management fee to the Investment Manager. Details of the IMA are disclosed in Note 8 of the Master Fund’s financial statements.

Risk management fees

Pursuant to the Risk Management Agreement entered into by and among the Fund, the Master Fund and the Risk Manager (the “Management Agreement”), the Fund pays the Risk Manager a risk management fee equal to 0.50% per annum of the trading level of the Master Fund’s assets attributable to each series of the Fund, quarterly in arrears, and a pro rata share of any licensing fees for the use of any risk assessment tools provided by any third party which are used by the Risk Manager in providing services to the Fund pursuant to the Management Agreement.

Administration fees

The Fund paid the administrator of the Fund (the “Administrator”) an administration fee for the period of US$ 14,422. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Fund, as further set out in the administration agreement entered between the Administrator and the Fund. In addition, the Administrator receives an additional administration fee from the Master Fund of up to 0.15% per annum of the net asset value of the Master Fund.

6.                           Related party transactions

The Risk Manager is a related party as it is the manager, risk manager and commodity pool operator of the Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties.

The Investment Manager is a related party as it is the investment manager of the Master Fund. The terms of the management fees payable are disclosed in Note 8 of the Master Fund’s financial statements.

Management is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of financial instruments and other investments, investment and management counselling and serving as directors, advisors and/or agents of other companies, including companies and other legal structures in which the Fund may invest and/or which may invest in the Fund.

Century CAT MAC Delaware Feeder LLC

Notes to the financial statements (continued)

For the period from 12 February 2016 (date of formation) to 31 December 2016

6.                           Related party transactions (continued)

The following transactions took place between the Fund and its related parties for the period ended 31 December 2016:

		Total fees	Fees payable
Related party	Type of fee	US$	US$

FRM Investment Management (USA) LLC	Risk management fees	93,657	18,178

As at 31 December 2016, 100% of the outstanding Units were owned by entities affiliated with Man Group plc (refer to Note 7).

7.                           Unitholders’ capital

The minimum initial capital contribution and the minimum additional contribution by a unitholder is US$ 100,000. The Manager may determine the current minimum subscription and/or such other amount in its sole discretion.

The Fund offers Units on the first business day of each week or each month (the “Dealing Day”), or at any other time the Manager, in their sole discretion, may permit. A business day is any day which is not a Saturday, Sunday or a day on which banking institutions are obliged by law or regulation to close in New York, or another day classified as a business day according to such criteria as the Manager may adopt from time to time. The Manager, in their sole discretion, may decline to sell Units to any unitholder for any reason or no reason.

Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on each Dealing Day of the Fund. Redemptions may be accepted on days other than the specified redemption date, in the Manager’s sole discretion. Units will be considered to be withdrawn on a “first purchased, first withdrawn” basis.

The Units shall be issued as Series A Units or Series B Units as designated by the Manager. Series A Units and Series B Units have identical rights and privileges in all respects except that: (i) Series A Units are only available for subscription by Man Investors (as defined in the Offering Memorandum); and (ii) Series B Units are subject to the Reporting Fee (as defined in the Offering Memorandum). The Manager may establish additional series, classes or tranches of Units in the future, which may have different and/or preferential terms to existing series, including among other things, the incentive fee, the management fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights. For the period ended 31 December 2016, there were no Series B Shares in issue.

	Series A
	US$	No of Units
As at the beginning of the period		—
Issue of Units for the period*	21,630,000	21,934
Redemption of Units for the period	(4,575,000)	(4,832)
As at the end of the period		17,102

*This includes subscriptions of US$ 10,000 (10 Units) made by the Manager.

In the event of a winding-up or dissolution of the Fund or upon the distribution of capital, the unitholders shall be entitled to the return of the assets of the Fund held in respect of that series and, thereafter, to share pro rata in the assets, if any, of the Fund which are not held in respect of any series of Units.

Century CAT MAC Delaware Feeder LLC

Notes to the financial statements (continued)

For the period from 12 February 2016 (date of formation) to 31 December 2016

8.                           Financial highlights

Series A
Per Unit operating performance:	US$

Net asset value per Unit at which units were initially issued	1,000.00

Change in net assets resulting from operations:
Net investment loss	(17.51)
Net realised loss and unrealised appreciation
from derivatives and foreign currency	(153.82)
Net decrease in net assets resulting from operations	(171.33)

Net asset value per Unit at the end of the period	828.67

Total Return (i)
Total return	(17.13)%

Ratios to average net assets (ii)
Net investment loss	(2.40)%

Total expenses	2.57%

Non trade expenses (ii)(iii)	2.48%

(i)    The total return as computed is not annualised.

(ii)   The financial highlights are calculated for a Unit class or series taken as a whole. An individual unitholder’s financial highlights may vary from the above on the timing of capital transactions and individual management fee arrangements. Ratios to average net asset and non-trade expenses are annualised.

(iii)  The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Fund in the course of normal trading, to the average net assets described above.

9.                           Indemnifications

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

10.                    Subsequent events

Subsequent to 31 December 2016, investors subscribed for Series A Units having an aggregate net asset value of US$ Nil and redeemed Series A Units having an aggregate net asset values of US$ 1,465,000.

In connection with the preparation of the accompanying financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Fund through 16 March 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Manager

Century CAT MAC Delaware Feeder LLC

We have audited the accompanying financial statements of Century CAT MAC Delaware Feeder LLC (the “Fund”), which comprise the statement of financial condition, as of 31 December 2016, and the related statements of operations, statement of changes in unit holders’ capital and cash flows for the period from 12 February 2016 (date of formation) to 31 December 2016, and the related notes to the financial statements.

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

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Century CAT MAC Delaware Feeder LLC at 31 December 2016, and the results of its operations, changes in its unitholders’ capital and its cash flows for the period from 12 February 2016 (date of formation) to 31 December 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

16 March 2017

A member firm of Ernst & Young Global Limited

Century CAT MAC Cayman Fund Limited

(A Cayman Islands exempted company)

Report and Financial Statements

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Century CAT MAC Cayman Fund Limited (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Master Fund.

Century CAT MAC Cayman Fund Limited

Century CAT MAC Cayman Fund Limited

Directory

Board of Directors	Registered Office
Colin Ball	c/o Citco Trustees (Cayman) Limited
John Renouf	89 Nexus Way
Jennifer Thomson	Camana Bay
P.O. Box 31106
Investment Manager	Grand Cayman, KY1-1205
Crabel Capital Management, LLC	Cayman Islands
10250 Constellation Blvd #2650
Los Angeles, CA 90067	Legal Advisors
United States of America	(as to Cayman Islands law)
Maples and Calder
Risk Manager	P.O. Box 309
FRM Investment Management (USA) LLC	Ugland House
452 Fifth Avenue, 26th Floor	Grand Cayman, KY1-1104
New York, NY 10018	Cayman Islands
United States of America
(as to U.S. law)
Administrator	Sidley Austin LLP
International Fund Services (Ireland) Limited	One South Dearborn
78 Sir John Rogerson’s Quay	Chicago, IL 60603
Dublin 2	United States of America
Ireland
Auditors
Bank	Ernst & Young Ltd.
State Street Bank and Trust Company	Suite 6401
225 Franklin Street	62 Forum Lane
Boston, MA 02110	Camana Bay
United States of America	Grand Cayman, KY1-1106
Cayman Islands

Company Secretary
CSS Corporation Ltd.
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Prime Brokers
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
United States of America

Deutsche Bank Securities Inc.
5022 Gate Parkway, Suite 400
Jacksonville, FL 32256
United States of America

Century CAT MAC Cayman Fund Limited

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Century CAT MAC Cayman Fund Limited for the period from 15 January 2016 (date of incorporation) to 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Century CAT MAC Cayman Fund Limited

Century CAT MAC Cayman Fund Limited

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$

Assets
Derivatives, at fair value	4,5	3,440,443
Cash and cash equivalents	3	981,323
Balances with brokers	3	63,241,712
Other assets		33,712
Total assets		67,697,190

Liabilities
Derivatives, at fair value	4,5	1,789,110
Redemptions payable		100,000
Management fees payable	8,9	41,685
Accrued expenses		64,956
Total liabilities		1,995,751

Net assets		65,701,439

Which are represented by:

78,358 Series A Shares with a Net Asset Value per Share of US$838.48		65,701,439

Approved and authorised for issue on behalf of the Board on 16 March 2017.

Jennifer Thomson	John Renouf

Director	Director

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Condensed schedule of investments

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Derivative contracts — long exposure contracts

Futures contracts

Australia
Equity futures	43,301	0.07
Commodity futures	(106)	0.00
Total Australia	43,195	0.07

Canada
Equity futures	3,090	0.00
Commodity futures	(8,838)	(0.01)
Total Canada	(5,748)	(0.01)

China
Equity futures	110	0.00
Total China	110	0.00

France
Bond futures	59,372	0.10
Commodity futures	9,836	0.01
Equity futures	35,334	0.05
Total France	104,542	0.16

Germany
Bond futures	446,832	0.68
Equity futures	65,097	0.10
Total Germany	511,929	0.78

Hong Kong
Equity futures	3,312	0.01
Total Hong Kong	3,312	0.01

Italy
Equity futures	47,005	0.07
Total Italy	47,005	0.07

Japan
Bond futures	17,148	0.03
Commodity futures	9,603	0.01
Equity futures	(28,671)	(0.04)
Total Japan	(1,920)	0.00

Korea
Equity futures	43,716	0.07
Total Korea	43,716	0.07

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Derivative contracts — long exposure contracts (continued)

Futures contracts (continued)

Malaysia
Commodity futures	7,802	0.01
Total Malaysia	7,802	0.01

Netherlands
Equity futures	37,349	0.06
Total Netherlands	37,349	0.06

Norway
Equity futures	714	0.00
Total Norway	714	0.00

Singapore
Bond futures	(34)	0.00
Equity futures	5,774	0.01
Total Singapore	5,740	0.01

Spain
Equity futures	5,209	0.01
Total Spain	5,209	0.01

Sweden
Equity futures	(33,759)	(0.05)
Total Sweden	(33,759)	(0.05)

Switzerland
Bond futures	1,692	0.00
Equity futures	2,194	0.00
Total Switzerland	3,886	0.00

Thailand
Equity futures	19,038	0.03
Total Thailand	19,038	0.03

Turkey
Index futures	189	0.00
Total Turkey	189	0.00

United Kingdom
Bond futures	182,678	0.27
Commodity futures	135,601	0.21
Equity futures	45,453	0.07
Interest rate futures	13,925	0.02
Total United Kingdom	377,657	0.57

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Derivative contracts — long exposure contracts (continued)

Futures contracts (continued)

United States
Commodity futures	471,576	0.71
Equity futures	(104,098)	(0.16)
Total United States	367,478	0.55

Total futures contracts (cost: US$ nil)	1,537,444	2.34

Forward foreign currency contracts
Forward foreign currency contracts	(339,370)	(0.52)
Total forward foreign currency contracts (cost: US$nil)	(339,370)	(0.52)

Total Derivative contracts — long exposure contracts	1,198,074	1.82

Derivative contracts — short exposure contracts

Futures contracts

Australia
Bond futures	20,447	0.03
Total Australia	20,447	0.03

Canada
Bond futures	(78,282)	(0.12)
Interest rate futures	(233)	0.00
Total Canada	(78,515)	(0.12)

Ecuador
Equity futures	(1,107)	0.00
Total Ecuador	(1,107)	0.00

France
Commodity futures	2,505	0.00
Total France	2,505	0.00

Germany
Bond futures	(34,554)	(0.05)
Equity futures	707	0.00
Total Germany	(33,847)	(0.05)

India
Equity futures	(15,925)	(0.02)
Total India	(15,925)	(0.02)

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

Investments in derivatives at fair value	Fair Value US$	% of Net Assets

Derivative contracts — short exposure contracts (continued)

Futures contracts (continued)

Indonesia
Equity futures	(330)	0.00
Total Indonesia	(330)	0.00

Japan
Commodity futures	746	0.00
Total Japan	746	0.00

Malaysia
Equity futures	217	0.00
Total Malaysia	217	0.00

South Africa
Commodity futures	234	0.00
Equity futures	17,727	0.03
Total South Africa	17,961	0.03

United Kingdom
Commodity futures	105,197	0.16
Equity futures	(316)	0.00
Total United Kingdom	104,881	0.16

United States
Bond futures	241,617	0.37
Commodity futures	205,464	0.31
Equity futures	85,895	0.13
Interest rate futures	(96,750)	(0.15)
Total United States	436,226	0.66

Total futures contracts (cost: US$nil)	453,259	0.69

Total Derivative contracts — short exposure contracts	453,259	0.69

Total Derivative contracts — long and short exposure contracts, at fair value (cost: US$nil)	1,651,333	2.51

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

Reconciliation of long and short derivatives (Note 4)

Fair Value
US$
Derivative Assets at fair value
Total fair value of long derivative assets	2,659,443
Total fair value of short derivative assets	781,000
Total Derivative Assets at fair value	3,440,443

Derivative Liabilities at fair value
Total fair value of long derivative assets	(1,461,369)
Total fair value of short derivative assets	(327,741)
Total Derivative Liabilities at fair value	(1,789,110)

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Statement of operations

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

		2016
	Notes	US$

Investment income
Interest income		91,991
Total investment income		91,991

Expenses
Management fees	8,9	363,970
Administration fees	8	64,560
Interest expense		42,646
Other expenses	9	66,292
Total expenses		537,468

Net investment loss		(445,477)

Net realised loss and unrealised appreciation from derivatives and foreign currency
Net realised loss from non-commodity interest derivatives and foreign currency	5	(4,098,101)
Net realised loss from commodity interest derivatives	5	(9,350,465)
Net unrealised appreciation from non-commodity interest derivatives and foreign currency	5	627,566
Net unrealised appreciation from commodity interest derivatives	5	1,024,677

Net realised loss and unrealised appreciation from derivatives and foreign currency		(11,796,323)

Net decrease in net assets resulting from operations		(12,241,800)

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Statement of changes in net assets

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

		2016
	Notes	US$

Net assets at the beginning of the period

Changes in net assets resulting from operations
Net investment loss		(445,477)
Net realised loss from non-commodity interest derivatives and foreign currency		(4,098,101)
Net realised loss from commodity interest derivatives		(9,350,465)
Net unrealised appreciation from non-commodity interest derivatives and foreign currency		627,566
Net unrealised appreciation from commodity interest derivatives		1,024,677
Net decrease in net assets resulting from operations		(12,241,800)

Changes in net assets resulting from capital transactions
Issuance of Shares	10	91,855,000
Redemptions of Shares	10	(13,911,761)
Net increase in net assets resulting from capital transactions		77,943,239

Net increase in net assets		65,701,439

Net assets at the end of the period		65,701,439

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Statement of cash flows

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

2016
US$

Cash flows from operating activities
Net decrease in net assets resulting from operations	(12,241,800)

Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities:
Proceeds on settlement of derivative contracts	(13,447,656)
Net unrealised appreciation from non-commodity interest derivatives and foreign currency	(627,566)
Net unrealised appreciation from commodity interest derivatives	(1,024,677)
Net realised loss from non-commodity interest derivatives and foreign currency	4,098,101
Net realised loss from commodity interest derivatives	9,350,465
Increase in balances with brokers	(63,241,712)
Increase in other assets	(33,712)
Increase in accrued expenses	64,956
Increase in management fees payable	41,685
Net cash used in operating activities	(77,061,916)

Cash flows from financing activities
Proceeds from issue of Shares	91,855,000
Payments for redemption of Shares	(13,811,761)
Net cash provided by financing activities	78,043,239

Net increase in cash and cash equivalents	981,323
Cash and cash equivalents at the beginning of the period	—
Cash and cash equivalents at the end of the period	981,323

Supplemental disclosure of cash flow information:
Interest paid	(42,646)
Interest received	91,991

The accompanying notes form an integral part of these financial statements.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

1.                           General

Century CAT MAC Cayman Fund Limited (the “Master Fund”) is an exempted company incorporated with limited liability in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was incorporated in the Cayman Islands on 15 January 2016 and commenced trading on 21 March 2016. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority (“CIMA”) and regulated under the Mutual Funds Law of the Cayman Islands (as amended).

The investment objective of the Master Fund is to maximise the long-term total returns to the holders of the Master Fund’s redeemable participating shares (the “Shares”). The Master Fund seeks to achieve its objective by primarily investing in futures, forwards and related investments pursuant to its advanced trend program. The advanced trend program is a systematic trading program designed to capture long-term classic managed futures trend following returns in an efficient manner.  The Master Fund has two separate feeder funds, Century CAT MAC Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), and Century CAT MAC Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”; and, together with the Offshore Fund, the “Feeder Funds”). The Feeder Funds invest substantially all of their assets (to the extent not retained in cash) in the Master Fund. Further feeder funds may be created to invest in the Master Fund. As at 31 December 2016, the Offshore Fund and the Onshore Fund held 78.62% and 21.38% respectively of the Master Fund.

Crabel Capital Management, LLC a Wisconsin limited liability company, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) and is a member of the U.S. National Futures Association (“NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and commodity pool operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with the U.S. Securities and Exchange Commission (the “SEC”), as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

2.                           Significant accounting policies

These financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. dollars (“US$”).

Management has determined that the Master Fund is an investment company in conformity with US GAAP. Therefore the Master Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) 946, Financial Services — Investment Companies (“ASC 946”).

Management has made an assessment of the Master Fund’s ability to continue as a going concern and is satisfied that the Master Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Master Fund’s ability to continue as a going concern; therefore, these financial statements are prepared on a going concern basis.

a)                          Use of accounting estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates.

b)                          Recent accounting pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in these financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date these financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. The Master Fund adopted this ASU during the period, and it had no significant impact on these financial statements.

c)                           Investments transactions and related investment income and expenses

Security transactions are recorded on a trade date basis. Realised gains and losses are computed using the first-in, first-out method. Interest income, interest expense and operating expenses are recorded on an accrual basis.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

2.                           Significant accounting policies (continued)

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

A fair value hierarchy that prioritises the inputs to valuation techniques is used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•                  Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•                  Level 2 — Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

•                  Level 3 — Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable.

Valuation

Investments with values based on quoted market prices in active markets including active listed equities, are classified within Level 1. The Master Fund does not adjust the quoted price for such instruments, including in situations where the Master Fund holds a large position and a sale could reasonably impact the quoted price.

Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices for an identical instrument, dealer quotations or alternative pricing sources supported by observable inputs are classified within Level 2. As Level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non—transferability, which are generally based on available market information.

Investments classified within Level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private placements. When observable prices are not available for these financial instruments, the Investment Manager uses one or more valuation techniques e.g., the market approach or the income approach, for which sufficient and reliable data is available. Within Level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

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

e)                           Foreign currency

Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates, which is US$ (the “Functional Currency”). These financial statements are presented in the Functional Currency and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US$.

Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the period-end denominated in foreign currency, the resulting gains or losses are included in net realised loss and unrealised appreciation from non-commodity interest derivatives and foreign currency on the statement of operations.

The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in net realised loss and unrealised appreciation from derivatives and foreign currency on the statement of operations.

f)                            Cash and cash equivalents

Cash and cash equivalents include cash held at a bank and prime brokers maturing within three months of the period end date.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

2.                           Significant accounting policies (continued)

g)                           Allocation of income or loss

Income, expenses, realised and change in unrealised gains or losses on investments are allocated pro-rata to each share class based on the respective net asset value.

h)                          Redemptions payable

In accordance with the authoritative guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP (ASC 480-10 Classification and measurement of redeemable securities) (“ASC 480-10”), financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined.

Redemption notices received for which the amount and number of shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$ 100,000. This relates to redemptions due to be paid on the first dealing day of 2017, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Master Fund and not part of equity.

i)                              Offsetting

Financial assets and liabilities are offset and the net amount is reported on the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end no financial instruments of the Master Fund are being presented net within the statement of financial condition of the Master Fund.

j)                             Taxation

The Cayman Islands currently have no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in-Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (as amended) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund.

ASC 740-10 “Accounting for Uncertainty in Income Taxes — an interpretation of ASC 740” (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Master Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.

Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Master Fund. Tax positions that meet the “more-likely-than-not” recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realised on ultimate settlement, using the facts, circumstances and information at the reporting date.

Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Master Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense on the statement of operations. During the period ended 31 December 2016, the Master Fund did not incur any interest or penalties.

k)                          Preliminary expenses

The Master Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Master Fund and the offering of Shares. For financial statement and net asset value purposes the organisational costs are amortised over the first 36 months of trading of the Master Fund.

3.                           Cash and cash equivalents and balances with brokers

At the period end amounts disclosed as cash and cash equivalents and balances with brokers were held at State Street and Trust Company (the “Bank”), Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (collectively, the “Prime Brokers”). Balances with brokers represent the margin account balances held in the broker as at the period end.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

4.                           Fair value measurements

The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in Note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2016:

	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$

Derivative Assets, at fair value

Derivatives
Bond futures	992,757	—	—	992,757
Commodity futures	1,350,651	—	—	1,350,651
Equity futures	528,971	—	—	528,971
Index futures	189	—	—	189
Interest rate futures	14,624	—	—	14,624
Forward currency contracts	—	553,251	—	553,251
Total Derivatives	2,887,192	553,251	—	3,440,443

Total Derivative Assets, at fair value	2,887,192	553,251	—	3,440,443

Derivative Liabilities, at fair value

Derivatives
Bond futures	135,881	—	—	135,881
Commodity futures	410,990	—	—	410,990
Equity futures	251,936	—	—	251,936
Interest rate futures	97,682	—	—	97,682
Forward currency contracts	—	892,621	—	892,621
Total Derivatives	896,489	892,621	—	1,789,110

Total Derivative Liabilities, at fair value	896,489	892,621	—	1,789,110

There were no significant transfers between Levels 1 and 2 during the period ended 31 December 2016.

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

5.                           Derivatives

Typically, derivative contracts serve as components of the Master Fund’s investment strategy and are utilised primarily to structure and hedge investments to enhance performance and reduce risk to the Master Fund. The derivative contracts that the Master Fund is a party to consist of forward contracts and futures contracts. As at 31 December 2016, the derivative contracts were included in the Master Fund’s statement of financial condition at fair value.

The Master Fund records its derivative activities on a mark-to-market basis. Fair values are determined in accordance with the valuation principles set out in Note 2.

For all OTC contracts, the Master Fund enters into master netting agreements with its counterparties, which may allow in certain circumstances netting of assets and liabilities. Assets and liabilities are only offset and the net amount reported on the statement of financial condition when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 31 December 2016, no assets or liabilities are offset on the statement of financial condition.

As at 31 December 2016, all futures contracts were exchange traded and forward foreign currency contracts were OTC contracts. As at 31 December 2016, master netting arrangements were related to futures contracts and forward currency contracts held by the Master Fund.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

5.                           Derivatives (continued)

The Master Fund has not designated any derivative instruments as hedging instruments under ASC 815 “Derivatives and hedging” (“ASC 815”). The condensed schedule of investments details information regarding derivative types and their fair value as at 31 December 2016.

As at 31 December 2016, open derivative instruments are included on the statement of financial condition under the heading “Derivatives, at fair value”:

2016
Derivative Type	US$

Assets
Bond futures	992,757
Commodity futures	1,350,651
Equity futures	528,971
Index futures	189
Interest rate futures	14,624
Forward currency contracts	553,251
Total	3,440,443

2016
Derivative Type	US$

Liabilities
Bond futures	135,881
Commodity futures	410,990
Equity futures	251,936
Interest rate futures	97,682
Forward currency contracts	892,621
Total	1,789,110

As at 31 December 2016, the notional value of derivative instrument activity which is representative of the volume of derivative trading during the period was as follows:

	Notional value US$
	As at 31 December 2016
	Long (US$)	Short (US$)
Bond price risk
Bond futures	124,875,046	206,889,183

Equity risk
Equity futures	74,516,654	4,306,609
Index futures	45,990	—

Commodity price risk
Commodity futures	27,692,887	16,946,896

Interest rate risk
Interest rate futures	37,727,457	129,225,004

Foreign exchange risk
Forward currency contracts	338,323,507	—

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

5.                           Derivatives (continued)

For non-exchange traded derivatives, under standard derivative agreements, the Master Fund may be required to post collateral on derivatives if the Master Fund is a net liability position with the counterparty exceeding certain amounts.

The effect of transactions in derivative instruments on the statement of operations for the period ended 31 December 2016 was as follows:

Derivative Type	Location of gain or loss on the statement of operations	Amounts of gain or loss recognised on the statement of operations US$

Futures contracts (non - commodity interest)	Net realised loss from non-commodity interest derivatives and foreign currency	(3,532,558)
Futures contracts (commodity interest)	Net realised loss from commodity interest derivatives	(9,350,465)
Forward currency contracts	Net realised loss from non-commodity interest derivatives and foreign currency	(596,934)
Total		(13,479,957)

Futures contracts (non - commodity interest)	Net unrealised appreciation from non-commodity interest derivatives and foreign currency	1,018,378
Futures contracts (commodity interest)	Net unrealised appreciation from commodity interest derivatives	1,024,677
Forward currency contracts	Net unrealised appreciation from non-commodity interest derivatives and foreign currency	(391,722)
Total		1,651,333

Net realised loss and unrealised appreciation from foreign exchange		32,301
Net realised loss and unrealised appreciation from derivatives and foreign currency		(11,796,323)

The primary difference in the risk associated with OTC contracts and exchange-traded contracts is credit risk. The Master Fund has credit risk from OTC contracts when two conditions are present (i) the OTC contracts have unrealised gains, net of any collateral and (ii) the counterparty of the contracts default. The credit risk related to exchange-traded contracts is minimal because the exchange ensures that their contracts are always honoured. As at 31 December 2016, all future contracts were exchanged traded and all other derivatives were OTC contracts.

Futures are contracts for delayed delivery of commodities, securities, equity indices or money market instruments in which the seller agrees to make delivery at a specified future date of a specified commodity or instrument, at a specified price or yield. Gains and losses on futures are recorded by the Master Fund based upon market fluctuations and are recorded as realised or unrealised gains or losses on the statement of operations.

Forward contracts entered into by the Master Fund represent a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised /unrealised gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date/period-end date and is included on the statement of operations.

Derivative financial instruments are generally based on notional amounts which are not recorded in these financial statements. These notional amounts represent the theoretical principal value on which the cash flows of the derivative transactions are based. Unrealised gains or losses, rather than notional amounts, or the exchange-traded derivatives traded by the Master Fund are included on the statement of financial condition.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

6.                           Offsetting of assets and liabilities

Financial assets and liabilities are offset and the net amount is reported on the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously.

As at 31 December 2016, no financial instruments of the Master Fund are being presented net within the statement of financial condition.

The following tables provide information on the financial impact of netting for instruments subject to an enforceable master netting arrangement or similar agreement in the event of default as defined under such agreements:

Derivative Assets and Collateral held by counterparty

	(i) Gross amounts of assets	(ii) Impact of master netting arrangements not offset on the statement of financial condition		(iii)=(i)-(ii)
	presented on the statement	Gross amounts not offset on the statement of financial condition
Counterparty	of financial condition US$	Financial instruments US$	Cash collateral received US$	Net amount US$

Credit Suisse Securities (USA) LLC	2,565,427	(788,481)	—	1,776,946
Deutsche Bank Securities Inc.	875,016	(875,016)	—	—
Total	3,440,443	(1,663,497)	—	1,776,946

Derivative Liabilities and Collateral held by counterparty

	(i) Gross amounts of liabilities	(ii) Impact of master netting arrangements not offset on the statement of financial condition		(iii)=(i)-(ii)
	presented on the statement	Gross amounts not offset on the statement of financial condition
Counterparty	of financial condition US$	Financial instruments US$	Cash collateral pledged US$	Net amount US$

Credit Suisse Securities (USA) LLC	788,481	(788,481)	—	—
Deutsche Bank Securities Inc.	1,000,629	(875,016)	—	125,613
Total	1,789,110	(1,663,497)	—	125,613

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

The Master Fund has an agreement with FRM Investment Management (USA) LLC to act as risk manager. The Directors rely upon the Risk Manager to monitor that risks within the Master Fund are managed by the Investment Manager.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

7.                           Financial risk management and associated risk (continued)

Overall risk management (continued)

As a pre-requisite for investment, initial due diligence is performed by the Risk Manager to review the Investment Manager’s trading strategy, operational infrastructure and risk management environment. The Risk Manager then monitors the integrity of the Investment Manager’s operations on an ongoing basis.

The Risk Manager further monitors certain risk and performance measures of the Master Fund on a regular basis to seek to ensure that risks are managed by the Investment Manager and performance is in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager is given transparency on the positions and performance of the Investment Manager through trade files. Such measures include return breakouts, drawdowns, Value-at-Risk (“VaR”), risk factor sensitivities stress test losses and funding liquidity.

The Risk Manager performs regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s funds which implement similar strategies. If necessary, the Risk Manager requests that corrective action be taken by the Investment Manager.

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

The Master Fund is exposed to interest rate risk on cash or cash equivalents at a bank, balances with brokers and certain derivative contracts.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Although the majority of the Master Fund’s assets are denominated in US$, the Master Fund may invest in financial instruments and hold cash balances at its brokers that are denominated in currencies other than its reporting currency, the US$. Consequently, the Master Fund is exposed to risks that the exchange rate of the US$ relative to other currencies may change in a manner which has an adverse effect on the reported value of that portion of the Master Fund’s assets which are denominated in currencies other than the US$.

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

The Master Fund’s maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties fail to perform their obligations as at 31 December 2016 in relation to each series of recognised financial assets, other than derivatives, is the carrying amount of those assets on the statement of financial condition.

With respect to derivative financial instruments, credit risk arises from the potential failure of counterparties to meet their obligations under the contract or arrangement.

The Risk Manager has centralised its due diligence and monitoring process of prime brokerage and trading relationships through a dedicated prime brokerage and trading team employed by an affiliated company. Credit and counterparty risk is analysed by examining certain credit related criteria on a centralised basis across platforms by establishing risk tolerance levels in accordance with the overall risk profile of the prime broker/counterparty as determined by the Risk Manager. The credit quality of the Master Fund’s Bank, Prime Brokers and any lenders at their parent companies level and subsidiaries when they are available is regularly monitored and factored into allocation decisions.

The exposures are to the Bank and to the Prime Brokers. As at the date of issuance of these financial statements, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company State Street Bank is A1. The credit rating of Credit Suisse Securities (USA) LLC is A and the credit rating of Deutsche Bank Securities Inc.’s parent company is BBB+ per S&P.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

7.                           Financial risk management and associated risk (continued)

Credit/counterparty risk (continued)

In addition, netting agreements and collateral arrangements (including International Swaps and Derivatives Association Inc. (“ISDA”) Master Agreements for over-the-counter derivatives) are routinely put in place when appropriate to allow the counterparty risk mitigating benefits of close-out netting and payment netting.

Liquidity risk

Liquidity risk is the risk that the Master Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redemption requests for Shares are the main liquidity risk for the Master Fund.

The Shares are redeemable as outlined in Note 10. The exposure to liquidity risk through redemption requests for Shares is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager.

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

8.                           Fees, commissions and other expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (the “IMA”), the Master Fund pays the Investment Manager a management fee, calculated on a monthly basis, accrued on each valuation day and payable monthly in arrears, of 1/12 of 1.00% (1.00% per annum) of the Master Fund’s trading level, adjusted for profits and losses. If the Fund’s trading level at any time equals or exceeds US$ 50,000,000, or such lower amount as the Investment Manager determines, the Master Fund’s trading level shall be subject to a monthly management fee equal to 1/12 of 0.50%, rather than 1/12 of 1.00% (the “Reduced Management Fee”). If the trading level falls below US$ 50,000,000, the Investment Manager may, in its sole discretion and subject to a three month cure period (as defined below), elect to charge the Master Fund an additional amount in respect of the management fee which, when taken together with any amount(s) already paid by way of the Reduced Management Fee, shall not exceed the aggregate fees that would have been payable by the Master Fund without the discounted fee arrangement. The Master Fund retains the right to a three month cure period (the “Cure Period”) from the date of which the trading level falls below US$ 50,000,000, during which the Master Fund will retain the Reduced Management Fee and the Master Fund may make additions to the trading level to equal or exceed the US$ 50,000,000. At such time that the trading level equals or exceeds US$ 50,000,000, the Reduced Management Fee shall be applied at the beginning of the month in which the trading level has exceeded the US$ 50,000,000.

Administration fees

The Master Fund pays the administrator an administration fee of up to 0.15% per annum of the net asset value of the Master Fund.

9.                           Related party transactions

Master Multi-Product Holdings II Ltd., a Bermuda exempted company, is a related party through its 100% holding of all the management shares of the Master Fund. The intermediate controlling party of the Master Fund is therefore Master Multi-Product Holdings II Ltd.

The Risk Manager is a related party as it is the risk manager and commodity pool operator of the Master Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties.

The Investment Manager is a related party as it is the investment manager of the Master Fund.

Each of the Directors is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Master Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Master Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of financial instruments and other investments, investment and management counselling and serving as directors, advisors and/or agents of other companies, including companies and other legal structures in which the Master Fund may invest and/or which may invest in the Master Fund.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

9.                           Related party transactions (continued)

The following transactions took place between the Master Fund and its related parties for the period ended 31 December 2016:

		Total fees	Fees payable
Related parties	Type of fee	US$	US$

Directors	Directors’ fees	12,000	—
Crabel Capital Management, LLC	Management fees	363,970	41,685

As at 31 December 2016, 100% of all outstanding Shares were owned by the Feeder Funds, which are entities affiliated with Man Group plc (refer to Note 10).

10.                    Share capital

The Master Fund has an authorised share capital of US$ 50,000 divided into 1,000 Management Shares (“Management Shares”) of a par value of US$ 1.00 each and 4,900,000 non-voting Shares of a par value of US$ 0.01 each, which may be divided into different classes and/or series of Shares as the Directors may determine.

Management Shares of the Master Fund

The Management Shares are held by Master Multi-Product Holdings II Ltd. which is wholly-owned by Codan Trust Company Limited as trustee of the Master Multi-Product Purpose Trust, a special purpose trust formed under the laws of Bermuda pursuant to a Deed of Trust made by Codan Trust Company Limited dated 14 December 2005. As at 31 December 2016, these shares remained uncalled and no amounts were paid or payable to the Master Fund.

Shares of the Master Fund

Investors may subscribe for Shares on the first business day of each week or each month (the “Dealing Day”), or at any other time the Directors, in their sole discretion, may permit. A business day is any day which is not a Saturday, Sunday or a day on which banking institutions are obliged by law or regulation to close in New York, or another day classified as a business day according to such criteria as the Directors may adopt from time to time. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or no reason.

Holders of Shares may, upon two business days’ written notice to the administrator of the Master Fund, redeem their Shares on a Dealing Day, and/or such other days as the Directors may determine in their sole discretion. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or for no reason.

Transactions in Shares for the period ended 31 December 2016 were as follows:

	Series A
	US$	No of Shares

As at the beginning of the period		—
Issue of Shares for the period	91,855,000	93,034
Redemption of Shares for the period	(13,911,761)	(14,676)
As at the end of the period		78,358

In the event of a winding-up or dissolution of the Master Fund or upon the distribution of capital, the holders of the Shares shall be entitled, following a payment to the holders of paid-up Management Shares of the par value thereof, to the return of the assets of the Master Fund held in respect of that series and, thereafter, to share pro rata in the assets, if any, of the Master Fund which are not held in respect of any series of shares.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

10.                    Share capital (continued)

Capital management

The Master Fund’s objectives for managing capital may include:

•                  investing the capital in investments meeting the description, risk exposure and expected return indicated in the Feeder Funds’ offering documents;

•                  achieving consistent returns while safeguarding capital by investing in a diversified portfolio, by participating in derivative and other advanced capital markets and by using various investment strategies and hedging techniques;

•                  maintaining sufficient liquidity to meet the expenses of the Master Fund, and to meet redemption requests as they arise; and

•                  maintaining sufficient size to make the operation of the Master Fund cost-efficient.

Refer to Note 7, “Financial risk management and associated risk”, for the policies and processes applied by the Master Fund in managing its capital.

11.                    Financial highlights

Series A
Per Share operating performance:	US$

Net asset value per Share at which shares were initially issued	1,000.00

Change in net assets resulting from operations:
Net investment loss	(6.73)
Net realised loss and unrealised appreciation from derivatives and foreign currency	(154.79)
Net decrease in net assets resulting from operations	(161.52)
Net asset value per share at the end of the period	838.48

Total Return (i)
Total return	(16.15)%

Ratios to average net assets (ii)
Net investment loss	(0.92)%

Total expenses	1.11%

Non-trade expenses (ii) (iii)	1.02%

(i)             The total return as computed is not annualised.

(ii)          The financial highlights are calculated for a share class taken as a whole. An individual shareholder’s financial highlights may vary from the above on the timing of capital transactions and individual management fee arrangements. Ratios to average net asset and non-trade expenses are annualised.

(iii)       The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above.

12.                    Indemnifications

In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote.

Century CAT MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the period from 15 January 2016 (date of incorporation) to 31 December 2016

13.                    Subsequent events

Subsequent to 31 December 2016, investors subscribed for Shares having an aggregate net asset value of US$ 1,720,000 and redeemed Shares having an aggregate net asset value of US$ 11,164,731.

In connection with the preparation of these financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Master Fund through 16 March 2017, the date these financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KYl-1106 CAYMAN ISLANDS	Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Board of Directors

Century CAT MAC Cayman Fund Limited

We have audited the accompanying financial statements of Century CAT MAC Cayman Fund Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2016, and the related statements of operations, changes in net assets and cash flows for the period from 15 January 2016 (date of incorporation) to 31 December 2016, and the related notes to the financial statements.

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

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Century CAT MAC Cayman Fund Limited at 31 December 2016, and the results of its operations, changes in its net assets and its cash flows for the period from 15 January 2016 (date of incorporation) to 31 December 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

16 March 2017

A member firm of Ernst & Young Global Limited