Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.03

Campbell Delaware Feeder LLC

(A Delaware limited liability company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Campbell Delaware Feeder LLC (the “Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Fund.

Campbell Delaware Feeder LLC

Campbell Delaware Feeder LLC

Directory

Board of Directors of the Master Fund	Registered office of the Master Fund
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Master Fund	Cayman Islands
Campbell MAC Cayman Fund Limited
c/o Citco Trustees (Cayman) Limited	Legal Advisors to the Master Fund
89 Nexus Way	(as to Cayman Islands law)
Camana Bay	Maples and Calder
P.O. Box 31106	P.O. Box 309
Grand Cayman, KY1-1205	Ugland House
Cayman Islands	Grand Cayman, KY1-1104
Cayman Islands

Manager and Risk Manager of the Fund; Risk Manager of the	Legal Advisors to the Fund and the Master Fund
Master Fund	(as to U.S. law)
FRM Investment Management (USA) LLC	Sidley Austin LLP
452 Fifth Avenue, 26th Floor	One South Dearborn
New York, NY 10018	Chicago, IL 60603
U.S.A.	U.S.A.

Investment Manager to the Master Fund	Auditors
Campbell & Company, LP	Ernst & Young Ltd.
2850 Quarry Lake Drive	Suite 6401
Baltimore, MD 21209	62 Forum Lane
U.S.A.	Camana Bay
Grand Cayman, KY1-1106
Administrator	Cayman Islands
HSBC Securities Services (Ireland) DAC
1 Grand Canal Square
Grand Canal Harbour
Dublin 2
Ireland

Bank
HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

2

Campbell Delaware Feeder LLC

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Campbell Delaware Feeder LLC for the year ended 31 December 2016 is accurate and complete.

Linzie Steinbach

Principal Financial Officer

FRM Investment Management (USA) LLC, the commodity pool operator of Campbell Delaware Feeder LLC

Campbell Delaware Feeder LLC

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$

Assets
Investment in Campbell MAC Cayman Fund Limited, at fair value	4	10,838,867
Other assets		20,486

Total assets		10,859,353

Liabilities
Risk management fees payable	6,7	29,746
Accrued expenses		100,594

Total liabilities		130,340

Net assets		10,729,013

Which are represented by:

10,134 Series A Units with a net asset value per Unit of US$1,058.71	8	10,729,013

		10,729,013

Approved and authorised for issue on behalf of the manager of Campbell Delaware Feeder LLC on 23 March 2017.

Linzie Steinbach
FRM Investment Management (USA) LLC

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Campbell Delaware Feeder LLC

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income allocated from Campbell MAC Cayman Fund Limited
Interest income		14,643
Other income		25,362
Total investment income		40,005

Expenses allocated from Campbell MAC Cayman Fund Limited
Incentive fees	6,7	8,291
Management fees	6,7	356,639
Margin commission		266,754
Administration fees	6	26,166
Tax charge	3	272,341
Interest expense		3,101
Other expenses		55,404
Total expenses		988,696

Net investment loss allocated from Campbell MAC Cayman Fund Limited		(948,691)

Fund expenses
Risk management fees	6,7	173,883
Administration fees	6	21,500
Preliminary expenses		15,364
Other expenses	7	70,922
Total fund expenses		281,669

Net investment loss		(1,230,360)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Campbell MAC Cayman Fund Limited
Net realised gain from non-commodity interest derivatives and foreign currency		1,773,767
Net realised loss from commodity interest derivatives		(4,156,483)
Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency		(81,160)
Net change in unrealised appreciation from commodity interest derivatives		556,549

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		(1,907,327)

Net decrease in net assets resulting from operations		(3,137,687)

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Campbell Delaware Feeder LLC

Statement of changes in unitholders’ capital

For the year ended 31 December 2016

	Notes	2016 US$

Net assets at the beginning of the year
		19,881,700
Changes in net assets resulting from operations

Net investment loss		(1,230,360)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Campbell MAC Cayman Fund Limited

Net realised gain from non-commodity interest derivatives and foreign currency		1,773,767

Net realised loss from commodity interest derivatives		(4,156,483)

Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency		(81,160)

Net change in unrealised appreciation from commodity interest derivatives		556,549

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		(1,907,327)

Net decrease in net assets resulting from operations		(3,137,687)

Change in net assets resulting from capital transactions

Issuance of Units	8	6,235,000

Redemptions of Units	8	(12,250,000)

Net decrease in net assets resulting from capital transactions		(6,015,000)

Net decrease in net assets		(9,152,687)

Net assets at the end of the year		10,729,013

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Campbell Delaware Feeder LLC

Notes to the financial statements

For the year/period ended 31 December 2016

1.                           General

Campbell Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015.

The investment objective of the Fund is to maximise the long-term total returns to the holders of the Fund’s units (the “Units”“). The Fund invests substantially all of its investible assets (to the extent not retained in cash) in, and conducts its investment program through, a “master-feeder structure” by investing into Campbell MAC Cayman Fund Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the “Master Fund”). As at 31 December 2016, the Fund held 23.44% of the Master Fund.

The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated 1 May 2015.

Campbell & Company, LP, a Delaware limited partnership, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (“NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the manager, risk manager and commodity pool operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

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

Management has made an assessment of the Fund’s ability to continue as a going concern and is satisfied that the Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Fund’s ability to continue as a going concern; therefore, these financial statements continue to be prepared on a going concern basis.

The Fund is exempted from preparing a statement of cash flow under ASC 946 as the Fund has no level 3 investments, does not hold any debt instruments and presents a statement of changes in unitholders’ capital.

a)                           Use of accounting estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates.

b)                           Recent accounting pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. The Fund adopted this ASU during the year, which had no significant impact on the financial statements.

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

Campbell Delaware Feeder LLC

Notes to the financial statements (continued)

For the year/period ended 31 December 2016

2.                            Summary of significant accounting policies (continued)

d)         Foreign currency (continued)

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

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in the net realised gain and change in unrealised depreciation from non-commodity interest derivatives and foreign currency in the statement of operations.

e)                             Cash and cash equivalents

Cash and cash equivalents include cash held at a bank maturing within three months of the year end date.

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

Redemption notices received for which the amounts and number of Units are not fixed remain in capital until the net asset value used to determine the redemption and Unit amounts are determined. The Fund does not have any redemptions payable as at the year end.

h)                           Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the year-end no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund.

i)                               Taxation

The Fund is classified as a partnership for United States Federal income tax purposes. Consequently, no provision has been made in these financial statements for United States federal or state income taxes as any tax liability arising from operations of the Fund is the responsibility of the Unitholders and not the Fund.

ASC 740-10 “Accounting for Uncertainty in Income Taxes — an interpretation of ASC 740 (“ASU 740-10”)” clarifies the accounting for uncertainty in income taxes recognised in the Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.

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

Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision, other than for Spanish capital gains tax as described below, for income tax is required in the Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as a tax charge in the statement of operations. During the year ended 31 December 2016, the Fund did not incur any interest or penalties except in respect of Spanish capital gains tax as described below.

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

3.                           Spanish capital gains tax

In accordance with ASC 740, Spanish capital gains tax of US$272,341 was recognised in the statement of operations within the tax charge allocated from the Master Fund, which includes interests and penalties allocated from the Master Fund.

Campbell Delaware Feeder LLC

Notes to the financial statements (continued)

For the year/period ended 31 December 2016

4.                           Fair value of financial instruments

The Fund invests in the Master Fund as part of a “master-feeder” structure as disclosed in note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption terms of the Master Fund are in accordance with the redemption terms of the Fund as disclosed in note 8 of these financial statements.

The fair value of the Fund’s assets and liabilities which qualify as financial instruments under disclosure about Fair Value of Financial Instruments approximates the carrying amounts presented in the statement of financial condition.

5.                           Financial risk management and associated risk

Since the Fund invests in the Master Fund, the Fund will also bear the risks associated with the Master Fund, which are disclosed in note 8 of Master Fund’s financial statements and in the Offering Memorandum.

6.                           Fees and expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (“IMA”), the Master Fund pays a management fee to the Investment Manager. Details of the IMA are disclosed in note 9 of the Master Fund’s financial statements.

Incentive fees

Pursuant to the IMA, the Master Fund pays an incentive fee to the Investment Manager. Details of the IMA are disclosed in the note 9 of the Master Fund’s financial statements.

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

Administration fees

The Fund pays the administrator of the Fund (the “Administrator”) an annual administration fee of US$21,500. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Fund, as further set out in the administration agreement entered into between Administrator and the Fund. In addition, the Administrator receives an additional administration fee from the Master Fund of up to 0.135% per annum of the net asset value of the Master Fund.

7.                            Related party transactions

The Risk Manager is a related party as it is the manager, risk manager and commodity pool operator of the Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties.

The Investment Manager is a related party as it is the investment manager of the Master Fund. Terms of incentive fees and management fees are disclosed in note 9 of the Master Fund’s financial statements.

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

The following transactions took place between the Fund and its related parties for the year ended 31 December 2016:

Related party	Type of fee	Total Fees US$	Fees payable US$

FRM Investment Management (USA) LLC	Risk management fees	173,883	29,746

As at 31 December 2016, 100% of the outstanding Units were owned by entities affiliated with Man Group plc (refer to note 8).

8.                            Unitholders’ capital

The minimum initial capital contribution and the minimum additional contribution by a Unitholder is US$100,000. The Manager may determine the current minimum subscription and/or such other amount in its sole discretion.

Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on the first business day of each week or month. Redemptions may be accepted on days other than the specified redemption date, in the Manager’s sole discretion. Units will be considered to be redeemed on a “first purchased, first redeemed” basis.

Campbell Delaware Feeder LLC

Notes to the financial statements (continued)

For the year/period ended 31 December 2016

8.                            Unitholders’ capital (continued)

The Units shall be issued as Series A Units or Series B Units as designated by the Manager. Series A Units and Series B Units have identical rights and privileges in all respects except that: (i) Series A Units are only available for subscription by Man Investors (as defined in the Offering Memorandum); and (ii) Series B Units are subject to the Reporting Fee (as defined in the Offering Memorandum). The Manager may establish additional series, classes or tranches of Units in the future, which may have different and/or preferential terms to existing series, including among other things, the Incentive Fee, the Management Fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights. During the year ended 31 December 2016, Series B Units were not in issue.

	Series A
	US$	Units

As at the beginning of the year		15,372
Contributions	6,235,000	4,981
Redemptions	(12,250,000)	(10,219)
As at the end of the year		10,134

In the event of a winding-up or dissolution of the Fund or upon the distribution of capital, the Unitholders shall be entitled to the return of the assets of the Fund held in respect of that series and, thereafter, to share pro rata in the assets, if any, of the Fund which are not held in respect of any Series of Units.

9.         Financial highlights

Per Unit operating performance:	Series A US$
Net asset value per Unit at the beginning of the year	1,293.34

Change in net assets resulting from operations:

Net investment loss	(80.78)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency	(153.85)

Net decrease in net assets resulting from operations	(234.63)

Net asset value per Unit at the end of the year	1,058.71

Total Return
Total return before incentive fees	(18.14)%
Incentive fees	—
Total return after incentive fees	(18.14)%

Ratio to average net assets(i)
Net investment loss before incentive fees	(7.13)%
Incentive fees	—
Net investment loss after incentive fees	(7.13)%

Total expenses before incentive fees	7.36%
Incentive fees	—
Total expenses after incentive fees	7.36%

Non trade expenses(ii)	5.88%

(i)                           The financial highlights are calculated for a Unit class or series taken as a whole. An individual Unitholder’s financial highlights may vary from the above on the timing of capital transactions and individual management and incentive fee arrangements.

(ii)                        The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Fund in the course of normal trading, to the average net assets described above.

10.      Indemnifications

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

Campbell Delaware Feeder LLC

Notes to the financial statements (continued)

For the year/period ended 31 December 2016

11.      Subsequent events

Subsequent to 31 December 2016, investors redeemed Series A Units having an aggregate net asset value of US$1,130,000.

In connection with the preparation of the accompanying financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Fund through 23 March 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Manager

Campbell Delaware Feeder LLC

We have audited the accompanying financial statements of Campbell Delaware Feeder LLC (the “Fund”), which comprise the statement of financial condition, as of 31 December 2016, and the related statements of operations and changes in unitholders’ capital for the year then ended, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Campbell Delaware Feeder LLC at 31 December 2016, and the results of its operations and changes in its unitholders’ capital for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017

Campbell MAC Cayman Fund Limited

(A Cayman Islands exempted company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Campbell MAC Cayman Fund Limited  (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Master Fund.

Campbell MAC Cayman Fund Limited

Campbell MAC Cayman Fund Limited

Directory

Board of Directors
Colin Ball (Appointed on 7 January 2016)
Ronan Daly (Resigned on 7 January 2016)
John Renouf (Appointed on 7 January 2016)
Jennifer Thomson

Investment Manager
Campbell & Company, LP
2850 Quarry Lake Drive
Baltimore, MD 21209
U.S.A.

Risk Manager
FRM Investment Management (USA) LLC
452 Fifth Avenue, 26th Floor
New York, NY 10018
U.S.A.

Administrator
HSBC Securities Services (Ireland) DAC
1 Grand Canal Square
Grand Canal Harbour
Dublin 2
Ireland

Bank
HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

Registered Office
c/o Citco Trustees (Cayman) Limited
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Legal Advisors
(as to Cayman Islands law)
Maples and Calder
P.O. Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

(as to U.S. law)
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
U.S.A.

Auditors
Ernst & Young Ltd.
Suite 6401
62 Forum Lane
Camana Bay
Grand Cayman, KY1-1106
Cayman Islands

Company Secretary
CSS Corporation Ltd.
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Prime Broker
UBS Warburg Ltd
100 Liverpool Street
London, EC2M 2RH
United Kingdom

Campbell MAC Cayman Fund Limited

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Campbell MAC Cayman Fund Limited for the year ended 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Campbell MAC Cayman Fund Limited

Campbell MAC Cayman Fund Limited

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$

Assets
Derivatives, at fair value	5,6	4,334,611
Cash and cash equivalents	4	15,616,962
Balances with brokers	4	30,493,701
Other assets		9,403

Total assets		50,454,677

Liabilities
Derivatives, at fair value	5,6	3,015,937
Balances due to brokers	4	80,282
Tax charge payable	3	740,000
Incentive fees payable	9,10	161,802
Management fees payable	9,10	100,074
Accrued expenses	9	106,946

Total liabilities		4,205,041

Net assets		46,249,636

Which are represented by:

42,467 Class A Shares with a Net Asset Value per Share of US$1,089.07	11	46,249,636

Approved and authorised for issue on behalf of the Board on 23 March 2017.

Jennifer A Thomson	John Renouf
Director	Director

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Condensed schedule of investments

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Assets

Derivative contracts — long exposure contracts

Futures contracts

Australia
Bond futures	44,375	0.10
Index futures	69,571	0.15
Total Australia	113,946	0.25

Canada
Index futures	(56,619)	(0.12)
Interest rate futures	9,565	0.02
Total Canada	(47,054)	(0.10)

France
Index futures	90,460	0.20
Total France	90,460	0.20

Germany
Bond futures	347,268	0.75
Index futures	167,343	0.36
Total Germany	514,611	1.11

Japan
Index futures	60,428	0.13
Total Japan	60,428	0.13

Netherlands
Index futures	102,405	0.22
Total Netherlands	102,405	0.22

Singapore
Index futures	(17,922)	(0.04)
Total Singapore	(17,922)	(0.04)

Sweden
Index futures	(68,337)	(0.15)
Total Sweden	(68,337)	(0.15)

Taiwan
Index futures	44,270	0.10
Total Taiwan	44,270	0.10

United Kingdom
Index futures	134,230	0.29
Commodity futures	(371,157)	(0.80)
Total United Kingdom	(236,927)	(0.51)

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Assets (continued)

Derivatives contracts — long exposure contracts (continued)

Futures contracts (continued)

United States
Bond futures	161,951	0.35
Index futures	(221,085)	(0.48)
Interest rate futures	11,188	0.02
Commodity futures	180,136	0.39
Total United States	132,190	0.28

Total futures contracts (cost: US$nil)	688,070	1.49

Forward foreign currency contracts	2,152,466	4.65

Total forward foreign currency contracts (cost: US$nil)	2,152,466	4.65

Total Derivative contracts — long exposure, at fair value (cost: US$nil)	2,840,536	6.14

Liabilities

Derivative contracts — short exposure contracts

Futures contracts

Australia
Bond futures	(32,946)	(0.07)
Interest rate futures	16,488	0.04
Total Australia	(16,458)	(0.03)

Canada
Bond futures	357	—
Total Canada	357	—

Germany
Bond futures	(39,435)	(0.09)
Total Germany	(39,435)	(0.09)

Hong Kong
Index futures	(35,983)	(0.08)
Total Hong Kong	(35,983)	(0.08)

India
Index futures	(32,379)	(0.07)
Total India	(32,379)	(0.07)

Japan
Bond futures	(82,570)	(0.18)
Total Japan	(82,570)	(0.18)

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Liabilities (continued)

Derivative contracts — short exposure contracts (continued)

Futures contracts (continued)

South Africa
Index futures	6,551	0.01
Total South Africa	6,551	0.01

United Kingdom
Bond futures	(148,134)	(0.32)
Interest rate futures	(56,042)	(0.12)
Commodity futures	7,740	0.02
Total United Kingdom	(196,436)	(0.42)

United States
Bond futures	(36,316)	(0.08)
Index futures	(48,065)	(0.10)
Commodity futures	422,718	0.91
Total United States	338,337	0.73

Total futures contracts (proceeds: US$nil)	(58,016)	(0.13)

Forward foreign currency contracts	(1,463,846)	(3.16)

Total forward foreign currency contracts (proceeds: US$nil)	(1,463,846)	(3.16)

Total Derivative contracts — short exposure, at fair value (proceeds : US$nil)	(1,521,862)	(3.29)

Reconciliation of long and short derivatives (note 5)

Fair Value
US$
Derivative Assets at fair value
Total fair value of long derivative assets	3,702,325
Total fair value of short derivative assets	632,286
Total Derivative Assets at fair value	4,334,611

Derivative Liabilities at fair value
Total fair value of long derivative liabilities	(861,789)
Total fair value of short derivative liabilities	(2,154,148)
Total Derivative Liabilities at fair value	(3,015,937)

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income
Interest income		49,687
Other income		74,357
Total investment income		124,044

Expenses
Incentive fees	9,10	161,802
Management fees	9,10	1,254,218
Margin commission		903,822
Administration fees	9	91,488
Tax charge	3	740,000
Interest expense		11,240
Other expenses	10	196,538
Total expenses		3,359,108

Net investment loss		(3,235,064)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency
Net realised gain from non-commodity interest derivatives and foreign currency	6	5,552,070
Net realised loss from commodity interest derivatives	6	(14,080,191)
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency	6	951,541
Net change in unrealised appreciation from commodity interest derivatives	6	1,773,310

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		(5,803,270)

Net decrease in net assets resulting from operations		(9,038,334)

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Statement of changes in net assets

For the year ended 31 December 2016

	Notes	2016 US$

Net assets at the beginning of the year		79,642,300

Changes in net assets resulting from operations

Net investment loss		(3,235,064)

Net realised gain from non-commodity interest derivatives and foreign currency		5,552,070

Net realised loss from commodity interest derivatives		(14,080,191)

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		951,541

Net change in unrealised appreciation from commodity interest derivatives		1,773,310

Net decrease in net assets resulting from operations		(9,038,334)

Changes in net assets resulting from capital transactions

Issuance of Shares	11	23,123,185

Redemptions of Shares	11	(47,477,515)

Net decrease in net assets resulting from capital transactions		(24,354,330)

Net decrease in net assets		(33,392,664)

Net assets at the end of the year		46,249,636

The accompanying notes form an integral part of the financial statements.

Campbell MAC Cayman Fund Limited

Notes to the financial statements

For the year ended 31 December 2016

1.                    General

Campbell MAC Cayman Fund Limited (the “Master Fund”) is an exempted company incorporated with limited liability in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was incorporated in the Cayman Islands on 11 October 2013. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law of the Cayman Islands (as amended).

The investment objective of the Master Fund is to maximise the long-term total returns to the holders of the Fund’s redeemable participating shares (the “Shares”). The Master Fund has two separate feeder funds, Campbell Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), and Campbell Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”; and, together with the Offshore Fund, the “Feeder Funds”). The Feeder Funds invest substantially all of their assets (to the extent not retained in cash) in the Master Fund.

Further feeder funds may be created to invest in the Master Fund. As at 31 December 2016, the Offshore Fund and the Onshore Fund held 76.56% and 23.44% respectively of the Master Fund.

Campbell & Company, LP, a Delaware limited partnership, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) and is a member of the U.S. National Futures Association (the “NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and commodity pool operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

2.                    Significant accounting policies

The financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. dollars (“US$”).

Management has determined that the Master Fund is an investment company in conformity with US GAAP. Therefore the Master Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) 946, Financial Services — Investment Companies (“ASC 946”).

Management has made an assessment of the Master Fund’s ability to continue as a going concern and is satisfied that the Master Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Master Fund’s ability to continue as a going concern; therefore, the financial statements continue to be prepared on a going concern basis.

The Master Fund is exempted from preparing a statement of cash flow under ASC 946 as the Master Fund has no level 3 investments, does not hold any debt instruments and presents a statement of changes in net assets.

a)                       Use of accounting estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates.

b)                        Recent accounting pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity´s Ability to Continue as a Going Concern” (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual periods ending after 15 December 2016, and interim periods thereafter, with early adoption permitted. The Master Fund adopted this ASU during the year, which has had no significant impact on the financial statements.

c)                         Investments transactions and related investment income and expenses

Security transactions are recorded on a trade date basis. Realised gains and losses are computed using the first-in, first-out method. Interest income, interest expense and operating expenses are recorded on an accrual basis. Dividend income, net of applicable withholding taxes and dividend expenses on financial instruments sold short, are recorded on the ex-dividend date.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

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

e)                         Foreign currency

Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates, which is US$ (the “Functional Currency”). The financial statements are presented in the Functional Currency and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US$.

Transactions during the year denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and Liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the year-end denominated in foreign currency, the resulting gains or losses are included in the net realised gain and change in unrealised appreciation from non-commodity interest derivatives and foreign currency in the statement of operations.

The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in net realised gains and change in unrealised appreciation from derivatives and foreign currency.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

2.                          Significant accounting policies (continued)

f)                          Cash and cash equivalents

Cash and cash equivalents include cash held at a bank and prime brokers maturing within three months of the year end date.

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

Redemption notices received for which the amount and number of shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. The Master Fund does not have any redemptions payable as at the year end.

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

ASC 740-10 “Accounting for Uncertainty in Income Taxes — an interpretation of ASC 740 (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Master Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.

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

Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Master Fund’s financial statements except in respect of Spanish capital gains tax as outlined in note 3. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as a tax charge in the statement of operations. During the year ended 31 December 2016, the Master Fund did not incur any interest or penalties except in respect of Spanish capital gains tax as outlined in note 3.

3.                           Spanish capital gains tax

In accordance with ASC 740, Spanish capital gains tax of US$740,000 was recognised in the statement of operations within the tax charge which includes interests and penalties and US$740,000 was payable as at 31 December 2016.

4.                         Cash and Cash equivalents and balances with/due to brokers

At the year end amounts disclosed as cash and cash equivalents, balances with brokers and balances due to brokers were held at HSBC Bank Plc (the “Bank”) and UBS Warburg Ltd. (the “Prime Broker”). Balances with brokers and balances due to brokers represent the margin account balances held in the broker and balances payable to broker as at the year end. Due from brokers and to brokers represent receivables for financial instruments sold and payables for financial instruments purchased that have been contracted for but not yet settled or delivered on the statement of financial position date respectively. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives, short positions or financial instruments purchased on margin.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

4.              Cash and Cash equivalents and balances with/due to brokers (continued)

Amounts receivable from short sales and collateral may be restricted in whole or part until the related financial instruments are purchased. To the extent that the financial instruments are purchased on margin, the margin debt may be secured on the related financial instruments. The portion of balances with brokers represented by collateral as at 31 December 2016 was US$15,955,418.

Included in the cash and cash equivalents balances as at 31 December 2016 is cash in foreign currencies with a fair value of US$ 291,644 (cost US$ 291,803).

5.                         Fair value measurements

The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2016:

	Level 1 US$	Level 2 US$	Level 3 US$	Total US$
Derivative Assets, at fair value

Derivatives
Bond futures	556,133	—	—	556,133
Commodity futures	907,259	—	—	907,259
Index futures	681,513	—	—	681,513
Interest rate futures	37,240	—	—	37,240
Forward currency contracts	—	2,152,466	—	2,152,466
Total Derivatives	2,182,145	2,152,466	—	4,334,611
Total Derivative Assets, at fair value	2,182,145	2,152,466	—	4,334,611

Derivative Liabilities, at fair value
Derivatives
Bond futures	341,582	—	—	341,582
Commodity futures	667,822	—	—	667,822
Index futures	486,644	—	—	486,644
Interest rate futures	56,043	—	—	56,043
Forward currency contracts	—	1,463,846	—	1,463,846
Total Derivatives	1,552,091	1,463,846	—	3,015,937

Total Derivative Liabilities, at fair value	1,552,091	1,463,846	—	3,015,937

There were no significant transfers between levels 1 and 2 during the year ended 31 December 2016.

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

6.                         Derivatives

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

For all OTC contracts, the Master Fund enters into master netting agreements with its counterparties, which may allow in certain circumstances netting of assets and liabilities. Assets and liabilities are only offset and the net amount reported in the statement of financial condition when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 31 December 2016 no assets or liabilities are offset in the statement of financial condition.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

6.                            Derivatives (continued)

As at 31 December 2016 all futures contracts were exchange traded and forward foreign currency contracts were OTC contracts. As at 31 December 2016 master netting arrangements were related to forward currency contracts held by the Master Fund.

The Master Fund has not designated any derivative instruments as hedging instruments under ASC 815 “Derivatives and hedging” (“ASC 815”). The condensed schedule of investments details information regarding derivative types and their fair value as at 31 December 2016.

As at 31 December 2016, open derivative instruments are included in the statement of financial condition under the heading ‘Derivatives, at fair value’:

2016
US$

Assets

Bond futures	556,133
Commodity futures	907,259
Index futures	681,513
Interest rate futures	37,240
Forward currency contracts	2,152,466
4,334,611

2016
US$

Liabilities

Bond futures	341,582
Commodity futures	667,822
Index futures	486,644
Interest rate futures	56,043
Forward currency contracts	1,463,846
3,015,937

As at 31 December 2016, the notional value of derivative instrument activity which is representative of the volume of derivative activity during the year was as follows:

	Notional value US$
	As at 31 December 2016
	Long (US$)	Short (US$)

Bond price risk
Bond futures	103,704,087	(133,849,053)

Commodity price risk
Commodity futures	29,583,128	(23,903,813)

Equity price risk
Index futures	101,876,770	(7,525,330)

Interest rate risk
Interest rate futures	45,911,601	(309,991,161)

Foreign exchange risk
Forward currency contracts	156,490,087	(125,593,339)

For non-exchange traded derivatives, under standard derivative agreements, the Master Fund may be required to post collateral on derivatives if the Master Fund is in a net liability position with the counterparty exceeding certain amounts.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

6.                         Derivatives (continued)

The effect of transactions in derivative instruments on the statement of operations for the year ended 31 December 2016 was as follows:

		Amount of gain or loss
		recognised in
		statement of operations
Derivative Type	Location of gain or loss in statement of operations	US$

Futures contracts (non-commodity interest)	Net realised gain from non-commodity interest derivatives and foreign currency	7,011,485
Futures contracts (commodity interest)	Net realised loss from commodity interest derivatives	(14,080,191)
Forward currency contracts	Net realised gain from non-commodity interest derivatives and foreign currency	(1,457,437)
Total		(8,526,143)

Futures contracts (non-commodity interest)	Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency	578,851
Futures contracts (commodity interest)	Net change in unrealised appreciation on commodity interest derivatives	1,773,310
Forward currency contracts	Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency	377,509
Total		2,729,670

Net realised loss and change in unrealised appreciation on foreign currency		(6,797)

Net realised loss and change in unrealised appreciation from derivative contracts and foreign currency		(5,803,270)

The primary difference in the risk associated with OTC contracts and exchange-traded contracts is credit risk. The Master Fund has credit risk from OTC contracts when two conditions are present (i) the OTC contracts have unrealised gains, net of any collateral and (ii) the counterparty of the contracts default. The credit risk related to exchange-traded contracts is minimal because the exchange ensures that their contracts are always honoured. As at 31 December 2016, all future contracts were exchange traded all other derivatives were OTC contracts.

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

7.              Offsetting of assets and liabilities

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

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

7.              Offsetting of assets and liabilities (continued)

The following tables provide information on the financial impact of netting for instruments subject to an enforceable master netting arrangement or similar agreement in the event of default as defined under such agreements.

Derivative Assets and Collateral held by counterparty

		(ii)
	(i)	Impact of master netting arrangements not offset in the statement of financial condition
	Gross amounts of assets presented in the	Gross amounts not offset in the statement of financial condition
	statement of financial condition	Financial Instruments	Cash collateral received	(iii)=(i)+(ii) Net amount
Counterparty	US$	US$	US$	US$

UBS Warburg Ltd.	4,334,611	(3,015,937)	—	(1,318,674)

Total	4,334,611	(3,015,937)	—	(1,318,674)

Derivative Liabilities and Collateral pledged by counterparty

		(ii)
	(i)	Impact of master netting arrangements not offset in the statement of financial condition
	Gross amounts of liabilities presented in	Gross amounts not offset in the statement of financial condition
	the statement of financial condition	Financial Instruments	Cash collateral pledged	(iii)=(i)+(ii) Net amount
Counterparty	US$	US$	US$	US$

UBS Warburg Ltd.	3,015,937	(3,015,937)	—	—

Total	3,015,937	(3,015,937)	—	—

As at 31 December 2016 excess collateral pledged over fair value of financial liabilities was US$15,955,418.

8.              Financial risk management and associated risk

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

The Master Fund has an agreement with FRM Investment Management (USA) LLC to act as risk manager. The Directors rely upon the Risk Manager to ensure that risks within the Master Fund are managed by the Investment Manager.

As a pre-requisite for investment, initial due diligence is performed by the Risk Manager to review the Investment Manager’s trading strategy, operational infrastructure and risk management environment. The Risk Manager then monitors the integrity of the Investment Manager’s operations on an ongoing basis.

The Risk Manager further monitors certain risk and performance measures of the Master Fund on a regular basis to seek to ensure that risks are managed by the Investment Manager and performance is in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager is given transparency on the positions and performance of the Investment Manager through trade files. Such measures include return breakouts, drawdowns, Value-at-Risk (“VaR”), and stress test losses.

The Risk Manager performs regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s funds which implement similar strategies. If necessary, the Risk Manager requests that corrective action be taken by the Investment Manager.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

8.              Financial risk management and associated risk (continued)

Overall risk management (continued)

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

The Master Fund is exposed to interest rate risk on cash or cash equivalents at bank, balances with brokers, balances due to brokers and certain derivative contracts.

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

The Master Fund’s maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties fail to perform their obligations as at 31 December 2016 in relation to each class of recognised financial assets, other than derivatives, is the carrying amount of those assets in the statement of financial condition.

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

The exposures are to the Bank and to the Prime Brokers. As at the date of issuance of these financial statements, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company, HSBC Holdings Plc, is A1 and the credit rating of UBS Warburg Ltd’s parent company UBS AG, is Ba1.

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

The Shares are redeemable as outlined in note 11. The exposure to liquidity risk through redemption requests for Shares is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager.

The majority of the Master Fund’s financial instruments are Level 1 financial instruments which are considered readily realisable as they are all listed on major recognised exchanges.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

8.              Financial risk management and associated risk (continued)

Liquiditiy risk (continued)

The Master Fund’s financial instruments also include investments in Level 2 financial instruments, which are not quoted in an active public market and which generally may be illiquid. As a result, the Master Fund may not be able to liquidate quickly some of its investments in these instruments at an amount close to their fair value in order to meet its liquidity requirements.

9.                          Fees, commissions and other expenses

Management and incentive fees

Pursuant to the Investment Management Agreement (the “IMA”) entered into between the Master Fund and the Investment Manager (the “IMA”), the Master Fund pays the Investment Manager (i) a management fee, calculated on daily basis, accrued on each valuation day and payable monthly in arrears, equal to 1/365 of the Applicable Management Fee Rate of the Master Fund’s Adjusted Trading Level, adjusted for profits and losses. The “Applicable Management Fee Rate” shall be (a) 1.50% where the Trading Level is less than US$50 million; (b) 1.25% where the Trading Level is equal to or greater than US$50 million; (c) 1.00% where the Trading Level is equal to or greater than US$100 million and (ii) the Incentive Fee, effective from 1 August 2015, payable on an annual basis in arrears, equal to the Applicable Incentive Fee Rate of any net appreciation during the twelve-month period. The “Applicable Incentive Fee Rate” shall be (a) 20% of any net appreciation where the Trading Level is less than US$75 million; and (b) 15% of any net appreciation where the Trading Level is equal to or greater than US$75 million; provided that no incentive fee shall be payable until losses in previous periods have been recouped. Incentive fees generally crystallise upon a Redeemable Participating Shareholder making a redemption from the Master Fund to the extent incentive fees are allocable at the time of the redemption. In addition, redemptions generally reduce any then-allocable losses that must be recouped by the Investment Manager for it to be entitled to incentive fees.

Risk management fees

Pursuant to the Risk Management Agreement entered into between the Master Fund and the Risk Manager, the Risk Manager is responsible for monitoring the trading and investments of the Master Fund’s assets by the investment manager and its compliance with the investment objectives and strategies of the Master Fund. FRM Investment Management (USA) LLC receives no separate remuneration from the Master Fund. Risk management fees are paid by the Feeder Funds.

Administration fees

The Master Fund pays the administrator of the Master Fund an administration fee of up to 0.135% per annum of the net asset value of the Master Fund.

10.                   Related party transactions

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

The following transactions took place between the Master Fund and its related parties for the year ended 31 December 2016.

Related party	Type of fee	Total Fees US$	Fees payable US$
Campbell & Company, LP	Management fees	1,254,218	100,074
Campbell & Company, LP	Incentive fees	161,802	161,802
Directors	Directors’ fees	12,000	—

As at 31 December 2016, 100% of all outstanding Shares were owned by the Feeder Funds, which are entities affiliated with Man Group plc (refer to note 11).

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

11.                              Share capital

The Master Fund has an authorised share capital of US$50,000 divided into 1,000 management shares (“Management Shares”) of a par value of US$1.00 each and 4,900,000 non-voting Shares of a par value of US$0.01 each, which may be divided into different classes and/or series of Shares as the Directors may determine.

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

Shares of the Master Fund

Holders of Shares may, upon three calendar days’ written notice to the administrator of the Master Fund, redeem their Shares on the first business day of each month and/or each week and/or such other days as the Directors may determine in their sole discretion. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or for no reason.

Investors may subscribe for Shares on each weekly and/or monthly dealing day of the Master Fund.

Transactions in Shares for the year ended 31 December 2016 were as follows:

	Class A
	US$	No of Shares

Balance at the beginning of the year		60,950
Issue of Shares for the year	23,123,185	18,220
Redemption of Shares for the year	(47,477,515)	(36,703)
Balance at the end of the year		42,467

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

Refer to note 8, ‘Financial risk management and associated risk’, for the policies and processes applied by the Master Fund in managing its capital.

Campbell MAC Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

12.                     Financial highlights

Per Share operating performance:	Class A US$

Net asset value per share at the beginning of the year	1,306.69

Change in net assets resulting from operations:

Net investment loss	(61.06)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency	(156.55)

Net decrease in net assets resulting from operations	(217.62)

Net asset value per share at the end of the year	1,089.07

Total Return
Total return before incentive fees	(16.62)%
Incentive fees	(0.03)%
Total return after incentive fees	(16.65)%

Ratio to average net assets (i)
Net investment loss before incentive fees	(5.09)%
Incentive fees	(0.27)%
Net investment loss after incentive fees	(5.36)%

Total expenses before incentive fees	5.28%
Incentive fees	0.27%
Total expenses after incentive fees	5.55%

Non-trade expenses (ii)	4.05%

(i)             The financial highlights are calculated for a share class taken as a whole. An individual shareholder’s financial highlights may vary from the above based on the timing of capital transactions and individual management and incentive fee arrangements.

(ii)          The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above.

13.                   Indemnifications

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

14.                   Subsequent events

Subsequent to 31 December 2016, investors redeemed Shares having an aggregate net asset value of US$9,095,795.

In connection with the preparation of the financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Master Fund through 23 March 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Board of Directors

Campbell MAC Cayman Fund Limited

We have audited the accompanying financial statements of Campbell MAC Cayman Fund Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2016, and the related statements of operations and changes in net assets for the year then ended, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Campbell MAC Cayman Fund Limited at 31 December 2016, and the results of its operations and changes in its net assets for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017