Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.04

Carlisle Delaware Feeder LLC

(Liquidation basis)

(A Delaware limited liability company)

Report and Financial Statements

For the period from 1 January 2016 to 17 November 2016

FRM Investment Management (USA) LLC, risk manager and commodity pool operator (the “Risk Manager”) of Carlisle Delaware Feeder LLC (the “Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Fund.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Appendix: Audited Financial Statements of Carlisle Fund Limited

Carlisle Delaware Feeder LLC

(Liquidation basis)

Directory

Board of Directors of the Master Fund	Registered Office of the Master Fund
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Master Fund	Cayman Islands
Carlisle Fund Limited
c/o Citco Trustees (Cayman) Limited	Legal Advisors to the Master Fund
89 Nexus Way	(as to Cayman Islands law)
Camana Bay	Maples and Calder
P.O. Box 31106	P.O. Box 309
Grand Cayman, KY1-1205	Ugland House
Cayman Islands	Grand Cayman, KY1-1104
Cayman Islands
Manager and Risk Manager of the Fund; Risk Manager
of the Master Fund	Legal Advisors to the Fund and the Master Fund
FRM Investment Management (USA) LLC	(as to U.S. law)
452 Fifth Avenue, 26th Floor	Sidley Austin LLP
New York, NY 10018	One South Dearborn
U.S.A	Chicago, IL 60603
U.S.A
Investment Manager to the Master Fund
Transtrend B.V	Auditors
Weena 723, unit C5.070	Ernst & Young Ltd
3013 AM Rotterdam	Suite 6401
The Netherlands	62 Forum Lane
Camana Bay
Administrator	Grand Cayman, KY1-1106
HSBC Securities Services (Ireland) DAC	Cayman Islands
1 Grand Canal Square
Grand Canal Harbour
Dublin 2
Ireland

Bank
HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

2

Carlisle Delaware Feeder LLC

(Liquidation basis)

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Carlisle Delaware Feeder LLC for the period from 1 January 2016 to 17 November 2016 is accurate and complete.

/s/ Linzie Steinbach
Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Carlisle Delaware Feeder LLC

Carlisle Delaware Feeder LLC

(Liquidation basis)

Statement of financial condition

As at 17 November 2016

	Notes	2016 US$
Assets
Cash and cash equivalents		93,634

Total assets		93,634

Liabilities
Liquidation fees payable	1	33,061
Accrued expenses	4,5	60,573

Total liabilities		93,634

Net assets		—

Approved and authorised for issue on behalf of the manager of Carlisle Delaware Feeder LLC on 9 February 2017.

Linzie Steinbach

FRM Investment Management (USA) LLC

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Statement of operations

For the period from 1 January 2016 to 17 November 2016

	Notes	2016 US$

Investment income allocated from Carlisle Fund Limited
Interest income		7,432
Other income		205
Total investment income		7,637

Expenses
Tax expenses		164,665
Incentive fees	4,5	119,866
Management fees	4,5	35,196
Margin commission		30,428
Liquidation expense		25,541
Administration fees	4	6,932
Legal expenses		2,282
Interest expense		1,982
Other expenses		28,475
Total expenses		415,367

Net investment loss allocated from Carlisle Fund Limited		(407,730)

Fund expenses
Liquidation expense		38,246
Preliminary expenses		35,893
Risk management fees	4,5	17,304
Administration fees	4	8,917
Other expenses		16,791
Total fund expenses		117,151

Net investment loss		(524,881)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency allocated from Carlisle Fund Limited
Net realised gain from non-commodity interest derivatives and foreign currency		897,530
Net realised gain from commodity interest derivatives		271,922
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		408,972
Net change in unrealised depreciation from commodity interest derivatives		(338,949)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		1,239,475

Net increase in net assets resulting from operations		714,594

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Statement of changes in unitholders’ capital

For the period from 1 January 2016 to 17 November 2016

	Notes	2016 US$

Net assets at the beginning of the period		6,404,821

Changes in net assets resulting from operations

Net investment loss		(524,881)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency allocated from Carlisle Fund Limited

Net realised gain from non-commodity interest derivatives and foreign currency		897,530

Net realised gain from commodity interest derivatives		271,922

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		408,972

Net change in unrealised depreciation from commodity interest derivatives		(338,949)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		1,239,475

Net increase in net assets resulting from operations		714,594

Change in net assets resulting from capital transactions

Issuance of Units	5	1,775,000

Redemptions of Units	5	(8,894,415)

Net decrease in net assets resulting from capital transactions		(7,119,415)

Net decrease in net assets		(6,404,821)

Net assets at the end of the period		—

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Notes to the financial statements

For the period from 1 January 2016 to 17 November 2016

1.                           General

Carlisle Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015.

The investment objective of the Fund was to maximise the long-term total returns to the holders of the Fund’s units (the “Units”“). The Fund invested substantially all of its investible assets (to the extent not retained in cash) in, and conducted its investment program through, a “master-feeder structure” by investing into Carlisle Fund Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the “Master Fund”).

The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated 1 May 2015.

Transtrend B.V, a limited company incorporated in Netherlands, had been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). FRM Investment Management (USA) LLC, a Delaware limited liability company, had been appointed as the manager, risk manager and commodity pool operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

The financial statements of the Master Fund are attached and should be read in conjunction with the Fund’s financial statements.

The financial statements are prepared on liquidation basis. In the prior year, the financial statements were prepared on a going concern basis.

Liquidation basis

The Fund ceased trading and units were fully redeemed on 5 April 2016. The final Redemption payment was made on 17 November 2016. Management determined that the Fund would cease operations and it is anticipated that the Fund will be placed into liquidation in due course. As a result the Fund changed its basis of accounting from the going concern basis to the liquidation basis. All assets and liabilities were carried at amounts that materially equate to their realisable value as at 17 November 2016. Liquidation costs of US$33,061 have been accrued. These consisted of the liquidation fee charged by the auditor and administrator as at 17 November 2016.

2.                           Summary of significant accounting policies

These financial statements have been prepared in accordance with the United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. dollars (“US$”).

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

b)                        Investment in Master Fund

The Fund’s investment in the Master Fund was recorded at fair value, which was the Fund’s proportionate interest in the net assets of the Master Fund. The Fund records its proportionate share of the Master Fund’s income, expenses, and realised and unrealised gains and losses in the statement of operations.

Valuation of the investments held by the Master Fund including, but not limited to, the valuation techniques used and classification within the fair value hierarchy of instruments held by the Master Fund are discussed in the notes to the Master Fund’s financial statements which are attached to these financial statements.

The investment in the Master Fund was carried at fair value. Under ASC 820, “Fair Value Measurements and Disclosures” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-tier fair value hierarchy that prioritises the inputs to valuation techniques used to measure fair value.

The hierarchy gave the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•                     Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•                     Level 2 - Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

•                     Level 3 - Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

2.                        Summary of significant accounting policies (continued)

c)                         Foreign currency

Items included in the Fund’s financial statements are measured using the currency of the primary economic environment in which it operates which is US$ (the “Functional Currency”). These financial statements are presented in the Functional Currency, US$, reflecting the fact that transactions are denominated primarily in US$.

Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency were translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the period denominated in foreign currency, the resulting gains or losses are included in the net realised gain and change in unrealised appreciation from non-commodity interest derivatives and foreign currency in the statement of operations.

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

d)                        Cash and cash equivalents

Cash and cash equivalents include cash held at a bank maturing within three months of the period end date.

e)                         Recognition and allocation of income or loss

The Fund records subscriptions to and Redemptions from the Master Fund on the transaction date. The Fund records its weekly proportionate share of the Master Fund’s income, expenses and change in realised and unrealised gains and losses. In addition, the Fund accrues its own income and expenses. The Master Fund’s income and expense recognition and net gain/loss allocation policies are disclosed in the notes to the Master Fund’s financial statements which are attached to these financial statements.

f)                          Redemptions payable

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

g)                         Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the period end, no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund.

h)                        Taxation

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

Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision, other than for Spanish capital gains tax as described below, for income tax is required in the Fund’s financial statements. Management’s assessment considered tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the statement of operations. During the period from 1 January 2016 to 17 November 2016, the Fund did not incur any interest or penalties except in respect of Spanish capital gains tax as described below.

Spanish Capital gains tax

Spanish capital gains tax of US$164,665 was recognised in the statement of operations as tax expenses which includes interests and penalties during the period allocated from the Master Fund.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

2.                           Summary of significant accounting policies (continued)

i)                            Preliminary expenses

The Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Fund and the offering of Units in the year in which they were incurred. For net asset value purposes the organisational costs are amortised over remaining period of trading of the Fund.

3.                           Financial risk management and associated risk

Since the Fund invested in the Master Fund, the Fund also bore the risks associated with the Master Fund, which are disclosed in the note 5 of Master Fund’s financial statements and in the Offering Memorandum.

4.                           Fees and expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (“IMA”), the Master Fund paid management fee to the Investment Manager. Details of the IMA are disclosed in the note 6 of the Master Fund’s financial statements.

Incentive fees

Pursuant to the IMA, the Master Fund paid an incentive fee to the Investment Manager. Details of the IMA are disclosed in the note 6 of the Master Fund’s financial statements.

Risk management fees

Pursuant to the risk management agreement entered into by and among the Fund, the Master Fund and the Risk Manager (the “Management Agreement”), the Fund paid the Risk Manager a risk management fee equal to 0.50% per annum of the trading level of the Master Fund’s assets attributable to each series of the Fund, quarterly in arrears, and a pro rata share of any licensing fees for the use of any risk assessment tools provided by any third party which were used by the Risk Manager in providing services to the Fund pursuant to the Management Agreement.

Administration fees

The Fund paid the administrator of the Fund (the “Administrator”) an annual administration fee of US$21,500. The Administrator’s fees were subject to review from time to time to reflect changes in the operational cost of administering the Fund, as further set out in the administration agreement entered between the Administrator and the Fund. In addition, the Administrator received an additional administration fee from the Master Fund of up to 0.135% per annum of the net asset value of the Master Fund.

5.                           Related party transactions

The Risk Manager is a related party as it is the manager, risk manager and commodity pool operator of the Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties.

The Investment Manager is a related party as it is the investment manager of the Master Fund. Terms of incentive fees and management fees are disclosed in note 6 of the Master Fund’s financial statements.

Management is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of financial instruments and other investments, investment and management counselling and serving as directors, advisors and/or agents of other companies, including companies and other legal structures in which the Fund may have invested and/or which may have invested in the Fund.

The following transactions took place between the Fund and its related parties for the period ended 17 November 2016:

Related party	Type of fee	Total Fees US$	Fees payable US$

FRM Investment Management (USA) LLC	Risk management fees	17,304	—

6.                           Unitholders’ capital

The minimum initial capital contribution and the minimum additional contribution by a Unitholder was US$100,000. The Manager determined the current minimum subscription and/or such other amount in its sole discretion.

Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on each Monday (weekly dealing day) and/or the first dealing day of each month (monthly dealing day), (as applicable) (collectively “Redemption Day”). Redemptions were accepted on days other than the specified Redemption date, in the Manager’s sole discretion. Units would be considered to be redeemed on a “first purchased, first redeemed” basis.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Notes to the financial statements

For the period from 1 January 2016 to 17 November 2016

6.                                     Unitholders’ capital (continued)

The Units may have been issued as Series A Units and Series B Units as designated by the Manager. Series A Units and Series B Units had identical rights and privileges in all respects except that: (i) Series A Units were only available for subscription by Man Investors; and (ii) Series B Units were subject to the Reporting Fee (as defined in the Offering Memorandum). The Manager had the option to establish additional series, classes or tranches of Units in the future, which might have different and/or preferential terms to existing series, including among other things, the Incentive Fee, the Management Fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights.

	Series A
	US$	Units

As at the beginning of the period		76,802
Subscribed	1,775,000	19,745
Redeemed	8,894,415	(96,547)
As at the end of the period		—

7.                           Financial highlights

Per Unit operating performance:	Series A US$
Net asset value per unit at the beginning of the period	83.39

Change in net assets resulting from operations:

Net investment loss	(5.80)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency	14.54

Net increase in net assets per unit resulting from operations	8.74

Net asset value per unit at the end of the period(i)	92.13

Total Return(ii)
Total return before incentive fees	12.07%
Incentive fees	(1.59)%
Total return after incentive fees	10.48%

Ratio to average net assets(iii)
Net investment loss before incentive fees	(15.18)%
Incentive fees	(1.42)%
Net investment loss after incentive fees	(16.60)%

Total expenses before incentive fees	15.49%
Incentive fees	1.42%
Total expenses after incentive fees	16.91%

Non trade expenses(iv)	16.05%

(i)             Net asset value at final Redemption of all Series A Units on 5 April 2016.

(ii)          The Total Return as computed is not annualised.

Carlisle Delaware Feeder LLC

(Liquidation basis)

Notes to the financial statements

For the period from 1 January 2016 to 17 November 2016

7.                            Financial highlights (continued)

(iii)                    The financial highlights are calculated for a unit class or series taken as a whole. An individual unitholder’s financial highlights may vary from the above based on the timing of capital transactions and individual management and incentive fee arrangements. Ratios to average net assets are annualised, if related to a period of less than one year. Non-trade expenses are annualised when the period is less than one year.

(iv)                   The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Fund in the course of normal trading, to the average net assets described above.

8.                            Indemnifications

In the normal course of business, the Fund entered into contracts that contained a variety of representations and warranties and which provided general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that might be made against the Fund that had not yet occurred. However, based on experience, management expects the risk of loss to be remote.

9.                            Subsequent events

In connection with the preparation of the accompanying financial statements as at 17 November 2016, management has evaluated the impact of all subsequent events on the Fund through 9 February 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Main tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Manager

Carlisle Delaware Feeder LLC (Liquidation basis)

We have audited the accompanying financial statements of Carlisle Delaware Feeder LLC (Liquidation basis) (the “Fund”), which comprise the statement of financial condition as of 17 November 2016, and the related statements of operations and changes in unitholders’ capital for the period from 1 January 2016 to 17 November 2016, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carlisle Delaware Feeder LLC (Liquidation basis) at 17 November 2016, and the results of its operations and changes in its unitholders’ capital for the period from 1 January 2016 to 17 November 2016 in conformity with U.S. generally accepted accounting principles.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the Manager of the Fund has decided to liquidate the Fund. As a result, the Fund changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young Ltd.

9 February 2017

Carlisle Fund Limited

(Liquidation basis)

(A Cayman Islands exempted company)

Report and Financial Statements

For the period from 1 January 2016 to 17 November 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Carlisle Fund Limited (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Master Fund.

Carlisle Fund Limited

(Liquidation basis)

Carlisle Fund Limited

(Liquidation basis)

Directory

Board of Directors	Registered Office
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Investment Manager	Cayman Islands
Transtrend B.V.
Weena 723, unit C5.070	Legal Advisors
3013 AM Rotterdam	(as to Cayman Islands law)
The Netherlands	Maples and Calder
P.O. Box 309
Risk Manager	Ugland House
FRM Investment Management (USA) LLC	Grand Cayman, KY1-1104
452 Fifth Avenue, 26th Floor	Cayman Islands
New York, NY 10018
U.S.A.	(as to US law)
Sidley Austin LLP
Administrator	One South Dearborn
HSBC Securities Services (Ireland) DAC	Chicago, IL 60603
1 Grand Canal Square	U.S.A.
Grand Canal Harbour
Dublin 2	Auditors
Ireland	Ernst & Young Ltd.
Suite 6401
Bank	62 Forum Lane
HSBC Bank plc	Camana Bay
8 Canada Square	Grand Cayman, KY1-1106
London, E14 5HQ	Cayman Islands
United Kingdom
Company Secretary
CSS Corporation Ltd.
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Prime Brokers
UBS AG
1/2 Finsbury Avenue
London, EC2M 2PP
United Kingdom

Newedge UK Financial Limited
10 Bishops Square
London, E1 6EG
United Kingdom

Carlisle Fund Limited

(Liquidation basis)

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Carlisle Fund Limited for the period from 1 January 2016 to 17 November 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Carlisle Fund Limited

Carlisle Fund Limited

(Liquidation basis)

Statement of financial condition

As at 17 November 2016

	Notes	2016 US$

Assets
Cash and cash equivalents	3	208,240

Total assets		208,240

Liabilities
Tax payable		137,015
Liquidation fees payable	1	29,480
Accrued expenses	6,7	41,745

Total liabilities		208,240

Net assets		—

Approved and authorised for issue on behalf of the Board on 9 February 2017.

Jennifer Thomson	John Renouf

Director	Director

The accompanying notes form an integral part of the financial statements.

Carlisle Fund Limited

(Liquidation basis)

Statement of operations

For the period from 1 January 2016 to 17 November 2016

	Notes	2016 US$

Investment income
Interest income		19,958
Other income		551
Total investment income		20,509

Expenses
Tax expenses		441,600
Incentive fees	6,7	320,120
Management fees	6,7	94,596
Margin commission		81,938
Liquidation expenses	1	68,497
Administration fees	6	18,613
Legal expenses		6,125
Interest expense		5,346
Other expenses	7	76,435
Total expenses		1,113,270

Net investment loss		(1,092,761)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency
Net realised gain from non-commodity interest derivatives and foreign currency		2,392,436
Net realised gain from commodity interest derivatives		734,933
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		1,117,858
Net change in unrealised depreciation from commodity interest derivatives		(875,010)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		3,370,217

Net increase in net assets resulting from operations		2,277,456

The accompanying notes form an integral part of the financial statements.

Carlisle Fund Limited

(Liquidation basis)

Statement of changes in net assets

For the period from 1 January 2016 to 17 November 2016

	Notes	2016 US$

Net assets at the beginning of the period		17,797,867

Changes in net assets resulting from operations

Net investment loss		(1,092,761)

Net realised gain from non-commodity interest derivatives and foreign currency		2,392,436

Net realised gain from commodity interest derivatives		734,933

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		1,117,858

Net change in unrealised depreciation from commodity interest derivatives		(875,010)

Net increase in net assets resulting from operations		2,277,456

Changes in net assets resulting from capital transactions

Issuance of Shares	8	3,530,000

Redemptions of Shares	8	(23,605,323)

Net decrease in net assets resulting from capital transactions		(20,075,323)

Net decrease in net assets		(17,797,867)

Net assets at the end of the period		—

The accompanying notes form an integral part of the financial statements.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements

For the period from 1 January 2016 to 17 November 2016

1.                            General

Carlisle Fund Limited (the “Master Fund”) is an exempted company incorporated with limited liability in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was incorporated in Bermuda as an exempted company on 20 October 2008 before being registered by way of continuation in the Cayman Islands on 2 April 2012. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law of the Cayman Islands (as amended).

The investment objective of the Master Fund was to maximise the long-term total returns to holders of the Fund’s non-voting redeemable participating shares (“the Shares”). The Master Fund had two separate feeder funds, Carlisle Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), and Carlisle Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”; and, together with Offshore Fund, the “Feeder Funds”). The Feeder Funds invested substantially all of their assets (to the extent not retained in cash) in the Master Fund.

Transtrend B.V., a limited liability company incorporated in the Netherlands had been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and commodity pool operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an investment adviser under the Advisers Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

The financial statements are prepared on liquidation basis. In the prior year, the financial statements were prepared on a going concern basis.

Liquidation basis

The Master Fund ceased trading and shares were fully redeemed on 5 April 2016. The final redemption payment was made on 17 November 2016. The Directors determined that the Master Fund would cease operations and it is anticipated that the Master Fund will be placed into liquidation in due course. As a result the Master Fund changed its basis of accounting from the going concern basis to the liquidation basis. All assets and liabilities are carried at amounts that materially equate to their realisable value as at 17 November 2016. Liquidation costs of US$29,480 have been accrued. These consisted of the liquidation fee charged by the auditor, administrator and other liquidation fees as at 17 November 2016.

2.                          Summary of significant accounting policies

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

b)                          Investments transactions and related investment income and expenses

Security transactions were recorded on a trade date basis. Realised gains and losses were computed using the first-in, first-out method. Interest income, interest expense and operating expenses were recorded on an accrual basis.

c)                           Fair value of financial instruments

Definition and hierarchy

Derivative contracts were carried at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

A fair value hierarchy that prioritises the inputs to valuation techniques was used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements).

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

2.                           Summary of significant accounting policies (continued)

c)                         Fair value of financial instruments (continued)

Definition and hierarchy (continued)

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

Valuation

Investments with values based on quoted market prices in active markets including active listed equities, were classified within Level 1. The Master Fund did not adjust the quoted price for such instruments, including in situations where the Master Fund held a large position and a sale could reasonably impact the quoted price.

Investments that traded in markets that were not considered to be active, but were valued based on quoted market prices for an identical instrument, dealer quotations or alternative pricing sources supported by observable inputs were classified within Level 2. As Level 2 investments included positions that were not traded in active markets and/or were subject to transfer restrictions, valuations might have been adjusted to reflect illiquidity and/or non—transferability, which were generally based on available market information.

Derivative Instruments could be exchange-traded or privately negotiated over-the-counter (“OTC”).

OTC derivatives were valued by the Master Fund using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models were used, the value of an OTC derivative depended upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs.

d)                          Foreign currency

Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates, which is US$ (the “Functional Currency”). The financial statements are presented in the Functional Currency and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US$.

Transactions during the period denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at period end denominated in foreign currency, the resulting gains or losses are included in the net realised gain and net change in unrealised appreciation from non-commodity interest derivatives and foreign currency in the statement of operations.

The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in net realised gain and change in unrealised appreciation from non-commodity interest derivatives and foreign currency.

d)                          Cash and cash equivalents

Cash and cash equivalents include cash held at bank and prime brokers maturing within three months of the period end date.

e)                           Redemptions payable

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

Redemption notices received for which the amount and number of shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. The Master Fund does not have any redemptions payable as at the period end.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

2.                            Summary of significant accounting policies (continued)

f)                            Offsetting

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

g)                           Taxation

The Cayman Islands currently has no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in-Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (2011 Revision) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund.

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

Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that, other than for Spanish capital gains tax as described below, no provision for income tax is required in the Master Fund’s financial statements. Management’s assessment considered tax years subject to investigation. The Master Fund recognised interest and penalties, if any, related to unrecognised tax liability as tax expense in the statement of operations. During the period from 1 January 2016 to 17 November 2016, the Master Fund did not incur any interest or penalties except in respect of Spanish capital gains tax as described below.

Spanish Capital gains tax

Spanish capital gains tax of US$441,600 was recognised in the statement of operations as tax expenses which includes interests and penalties during the period and US$137,015 was payable as at 17 November 2016.

3.                          Cash and Cash equivalents

At the period end amounts disclosed as cash and cash equivalents were held at HSBC Bank plc.

There was no cash in foreign currencies included in the cash and cash equivalents as at 17 November 2016.

4.              Derivatives

Typically, derivative contracts served as components of the Master Fund’s investment strategy and were utilised primarily to structure and hedge investments to enhance performance and reduce risk to the Master Fund. The derivative contracts that the Master Fund was a party to consist of forward contracts and futures contracts. As at 17 November 2016, the Master fund did not hold any derivative instruments.

The Master Fund recorded its derivative activities on a mark-to-market basis. Fair values were determined in accordance with the valuation principles set out in note 2.

For all OTC contracts, the Master Fund entered into master netting agreements with its counterparties, which might have allowed in certain circumstances netting of assets and liabilities. Assets and liabilities were only offset and the net amount reported in the statement of financial condition when there was a legally enforceable right to offset the recognised amounts and there was an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 17 November 2016, no assets or liabilities were offset in the statement of financial condition.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

4.                           Derivatives (continued)

The Master Fund did not enter into any new derivative contract after 5 April 2016. The weekly average notional values and volumes of derivatives which were representative of the trading during the period from 1 January 2016 to 5 April 2016 were as follows:

	Average number of contracts		Average notional value (US$)
	Long	Short	Long (US$)	Short (US$)

Bond price risk	13	4	98,137,272	(28,245,865)
Bond futures

Commodity price risk
Commodity futures	22	98	5,238,484	(24,150,407)

Equity price risk
Equity futures	44	87	2,556,352	(2,573,356)
Index futures	15	28	11,422,321	(6,901,142)

Interest rate risk
Interest rate futures	40	22	164,207,377	(109,056,295)

Foreign exchange risk
Currency futures	16	18	20,526,985	(20,063,904)
Forward currency contracts	142	143	25,825,132	(37,852,469)

For non-exchange traded derivatives, under standard derivative agreements, the Master Fund might have been required to post collateral on derivatives if the Master Fund was in a net liability position with the counterparty exceeding certain amounts.

The effect of transactions in derivative instruments on the statement of operations for the period ended 17 November 2016 was as follows:

Derivative Type	Location of gain or loss in statement of operations	Amount of gain or loss recognised in statement of operations US$

Futures contracts (non-commodity interest)	Net realised gain from non-commodity interest derivatives and foreign currency	2,886,248
Futures contracts (commodity interest)	Net realised gain from commodity interest derivatives	734,933
Forward currency contracts	Net realised gain from non-commodity interest derivatives and foreign currency	(399,247)
Total		3,221,934

Futures contracts (non-commodity interest)	Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency	629,174
Futures contracts (commodity interest)	Net change in unrealised depreciation from commodity interest derivatives	(875,010)
Forward currency contracts	Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency	483,769
Total		237,933

Net realised loss and change in unrealised appreciation on foreign exchange		(89,650)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		3,370,217

The primary difference in the risk associated with OTC contracts and exchange-traded contracts was credit risk. The Master Fund had credit risk from OTC contracts when two conditions were present (i) the OTC contracts had unrealised gains, net of any collateral and (ii) the counterparty of the contracts defaulted. The credit risk related to exchange-traded contracts was minimal because the exchange ensured that their contracts were always honoured.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

4.                          Derivatives (continued)

Futures are contracts for delayed delivery of commodities, securities, equity indices or money market instruments in which the seller agrees to make delivery at a specified future date of a specified commodity or instrument, at a specified price or yield. Gains and losses on futures were recorded by the Master Fund based upon market fluctuations and were recorded as realised or unrealised gains or losses in the statement of operations.

Forward contracts entered into by the Master Fund represented a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised/unrealised gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date and is included in the statement of operations.

Derivative financial instruments are generally based on notional amounts which are not recorded in the financial statements. These notional amounts represent the theoretical principal value on which the cash flows of the derivative transactions are based.

5.                          Financial risk management and associated risk

Overall risk management

The Master Fund’s investment activities exposed it to the various types of risk which were associated with the financial instruments and markets in which it invested. The most important types of financial risks to which the Master Fund was exposed were market risk, credit risk and liquidity risk. Market risk included price risk, interest rate risk and currency risk. The Master Fund managed these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies.

The Master Fund had an agreement with FRM Investment Management (USA) LLC to act as risk manager. The Directors relied upon the Risk Manager to monitor that risks within the Master Fund were managed by the Investment Manager.

As a pre-requisite for investment, initial due diligence was performed by the Risk Manager to review the Investment Manager’s trading strategy, operational infrastructure and risk management environment. The Risk Manager then monitored the integrity of the Investment Manager’s operations on an ongoing basis.

The Risk Manager further monitored certain risk and performance measures of the Master Fund on a regular basis to seek to ensure that risks were managed by the Investment Manager and performance was in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager was given transparency on the positions and performance of the Investment Manager. Such measures included return breakouts, drawdowns, Value-at-Risk (“VaR”), volatility, risk factor sensitivities and stress test losses.

The Risk Manager performed regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s funds which implement similar strategies. If necessary, the Risk Manager requested that corrective action be taken by the Investment Manager.

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

The Master Fund is exposed to interest rate risk on cash and cash equivalents at bank.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Although the majority of the Master Fund’s assets were denominated in US$, the Master Fund might have invested in financial instruments and held cash balances at its brokers that were denominated in currencies other than its reporting currency, the US$. Consequently, the Master Fund was exposed to risks that the exchange rate of the US$ relative to other currencies might have changed in a manner which had an adverse effect on the reported value of that portion of the Master Fund’s assets which were denominated in currencies other than the US$. At the period end there was no currency risk.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

5                             Financial risk management and associated risk (continued)

Other price risk

Other price risk is the risk that the price of a financial instrument will fluctuate due to changes in market conditions influencing, directly or indirectly, the value of the financial instrument. The Master Fund was exposed to other price risk from its financial instruments. Due to the nature of the trading strategies followed by this Master Fund, no direct relationship between any market factors and the expected prices of the financial instruments could be reliably established. Other price risk was managed through the overall risk management processes described above.

Credit/Counterparty risk

Credit risk is the risk that an issuer or counterparty will be unable to meet a commitment that it has entered into with the Master Fund.

The Master Fund’s maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties failed to perform their obligations as at 17 November 2016 in relation to each class of recognised financial assets, other than derivatives, was the carrying amount of those assets in the statement of financial condition.

With respect to derivative financial instruments, credit risk arose from the potential failure of counterparties to meet their obligations under the contract or arrangement.

The Risk Manager has centralised its due diligence and monitoring process of the prime brokerage and trading relationships through a dedicated prime brokerage and trading team employed by an affiliated company. Credit and counterparty risk is analysed by examining certain credit related criteria on a centralised basis across platforms by establishing risk tolerance levels in accordance with the overall risk profile of the prime broker/counterparty as determined by the Risk Manager. The credit quality of the Master Fund’s Bank, Brokers and any lenders at their parent companies level and subsidiaries when they were available was regularly monitored and factored into allocation decisions.

The exposure is to the Bank. As at the date of issuance of these financial statements, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company, is A1.

In addition, netting agreements and collateral arrangements (including International Swaps and Derivatives Association Inc. (“ISDA”) Master Agreements for over-the-counter derivatives) were routinely put in place when appropriate to allow the counterparty risk mitigating benefits of close-out netting and payment netting.

Liquidity risk

Liquidity risk is the risk that the Master Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redemption requests for Shares were the main liquidity risk for the Master Fund.

The Shares were redeemable as outlined in note 8. The exposure to liquidity risk through redemption requests for Shares was managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager. All Shares were redeemed as at 5 April 2016.

6                            Fees, commissions and other expenses

Management and incentive fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (the “IMA”), the Master Fund paid the Investment Manager a management fee, payable monthly in arrears, calculated daily, equal to 1/365 of the Applicable Management Fee Rate of the Master Fund’s Adjusted Trading Level, adjusted for profits and losses. The “Applicable Management Fee Rate” was (a) 1% of that portion of the Trading Level that was less than US$50 million; and (b) 0.75% of that portion of the Trading Level that was equal to or greater than US$50 million. The Master Fund also pays incentive fees, payable bi-annually in arrears, equal to 22.5% of any net appreciation of the Master Fund during the six-month period; provided that no Incentive Fee was to be payable until losses in previous periods have been recouped. Incentive Fees generally crystallised upon a Master Fund shareholder making a redemption from the Master Fund to the extent Incentive Fees were accrued at the time of the redemption. In addition, redemptions generally reduced any then-accrued losses that must be recouped by the Investment Manager for it to be entitled to Incentive Fees.

Risk management fees

Pursuant to the Risk Management Agreement entered into between the Master Fund and the Risk Manager, the Risk Manager was responsible for monitoring the trading and investments of the Master Fund’s assets by the Investment Manager and its compliance with the investment objectives and strategies of the Master Fund. Risk management fees were paid by the Feeder Funds.

Administration fees

The Master Fund paid the administrator of the Master Fund an administration fee of up to 0.135% per annum of the net asset value of the Master Fund.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

7.                           Related party transactions

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

Each of the Directors is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Master Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Master Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of financial instruments and other investments, investment and management counselling and serving as directors, advisers and/or agents of other companies, including companies and other legal structures in which the Master Fund may have invested and/or which may have invested in the Master Fund.

The following transactions took place between the Master Fund and its related parties for the period ended 17 November 2016.

Related party	Type of fee	Total Fees US$	Fees payable US$
Transtrend B.V.	Management fees	94,596	—
Transtrend B.V.	Incentive fees	320,120	—
Directors	Directors’ fees	12,000	12,000

8.                               Share capital

The Master Fund has an authorised share capital of US$50,000 divided into 1,000 management shares (“Management Shares”) of a par value of US$1.00 each and 4,900,000 non-voting Shares of a par value of US$0.01 each, which may have been divided into different classes and/or series of Shares as the Directors may determine.

Management Shares of the Master Fund

The 100 issued Management Shares are held by Master Multi-Product Holdings II Ltd. which is wholly-owned by Codan Trust Company Limited as trustee of the Master Multi-Product Purpose Trust, a special purpose trust formed under the laws of Bermuda pursuant to a Deed of Trust made by Codan Trust Company Limited dated 14 December 2005.

Shares of the Master Fund

Holders of Shares were able, upon one business day’s written notice to the administrator of the Master Fund, redeem their Shares on a weekly dealing day (each Wednesday) and/or a monthly dealing day (first business day of each month) and/or such other days as the Directors may determine in their sole discretion. The Directors, in their sole discretion, could decline to sell Shares to any investor for any reason or for no reason.

Investors could subscribe for Shares on each weekly dealing day of the Master Fund.

Transactions in Shares for the period ended 17 November 2016 were as follows:

	Class A
	US$	No of Shares

Balance at the beginning of the period		210,233
Issue of Shares for period	3,530,000	38,939
Redemption of Shares for period	(23,605,323)	(249,172)
Balance at end of the period		—

In the event of a winding-up or dissolution of the Master Fund or upon the distribution of capital, the holders of the Shares were entitled, following a payment to the holders of paid-up Management Shares of the par value thereof, to the return of the assets of the Master Fund held in respect of that class and, thereafter, to share pro rata in the assets, if any, of the Master Fund which were not held in respect of any class of shares.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

8.                         Share capital (continued)

Capital management

The Master Fund’s objectives for managing capital might have included:

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

Refer to note 5, ‘Financial risk management and associated risk’, for the policies and processes applied by the Master Fund in managing its capital.

9.                         Financial highlights

Class A
Per Share operating performance:	US$

Net asset value per share at the beginning of the period	84.66

Change in net assets resulting from operations:

Net investment loss	(4.55)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency	14.67

Net increase in net assets per share resulting from operations	10.12

Net asset value per share at end of the period (i)	94.78

Total Return (ii)

Total return before incentive fees	13.53%

Incentive fees	(1.58)%

Total return after incentive fees	11.95%

Ratio to average net assets (iii)

Net investment loss before incentive fees	(11.41)%

Incentive fees	(1.40)%

Net investment loss after incentive fees	(12.81)%

Total expenses before incentive fees	11.71%

Incentive fees	1.40%

Total expenses after incentive fees	13.11%

Non trade expenses (iii) (iv)	11.84%

(i)                              Net asset value at final redemption of all Class A Shares on 5 April 2016.

(ii)                           The Total Return as computed is not annualised.

(iii)                        The financial highlights are calculated for the share class taken as a whole. An individual shareholder’s financial highlights may vary from the above based on the timing of capital transactions and individual management and incentive fee arrangements. Ratios to average net asset are annualised, if related to a period of less than one year. Non-trade expenses are annualised when the period is less than one year.

(iv)                       The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above.

Carlisle Fund Limited

(Liquidation basis)

Notes to the financial statements (continued)

For the period from 1 January 2016 to 17 November 2016

10.                    Indemnifications

In the normal course of business, the Master Fund entered into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote.

11.                         Subsequent events

In connection with the preparation of the financial statements as at 17 November 2016, management has evaluated the impact of all subsequent events on the Master Fund through 9 February 2017, the date the financial statements were available to be issued, and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.

Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Main tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

Report of Independent Auditors

The Board of Directors

Carlisle Fund Limited (Liquidation basis)

We have audited the accompanying financial statements of Carlisle Fund Limited (Liquidation basis) (the “Master Fund”), which comprise the statement of financial condition as of 17 November 2016, and the related statements of operations and changes in net assets for the period from 1 January 2016 to 17 November 2016, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carlisle Fund Limited (Liquidation basis) at 17 November 2016, and the results of its operations and changes in its net assets for the period from 1 January 2016 to 17 November 2016 in conformity with U.S. generally accepted accounting principles.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the Master Fund ceased trading and shares were fully redeemed on 5 April 2016. The Board of Directors determined that the Master Fund would cease operations and it is anticipated that the Master Fund will be placed into liquidation in due course. As a result, the Master Fund changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young Ltd.

9 February 2017