Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.05

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

Quantica MF Delaware Feeder LLC

(A Delaware limited liability company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Quantica MF Delaware Feeder LLC (the “Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Fund.

Quantica MF Delaware Feeder LLC

Quantica MF Delaware Feeder LLC

Directory

Board of Directors of the Master Fund	Registered office of the Master Fund
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Master Fund	Cayman Islands
Quantica MF Cayman Fund Limited
c/o Citco Trustees (Cayman) Limited	Legal Advisors to the Master Fund
89 Nexus Way	(as to Cayman Islands law)
Camana Bay	Maples and Calder
P.O. Box 31106	P.O. Box 309
Grand Cayman, KY1-1205	Ugland House
Cayman Islands	Grand Cayman, KY1-1104
Cayman Islands
Manager and Risk Manager of the Fund; Risk Manager of the Master Fund	Legal Advisors to the Fund and the Master Fund (as to U.S. law)
FRM Investment Management (USA) LLC	Sidley Austin LLP
452 Fifth Avenue, 26th Floor	One South Dearborn
New York, NY 10018	Chicago, IL 60603
U.S.A.	U.S.A.

Investment Manager of the Master Fund	Auditors
Quantica Capital AG	Ernst & Young Ltd.
Freier Platz 10	Suite 6401
CH-8200, Scfaffhausen	62 Forum Lane
Switzerland	Camana Bay
Grand Cayman, KY1-1106
Administrator	Cayman Islands
HSBC Securities Services (Ireland) DAC
1 Grand Canal Square
Grand Canal Harbour
Dublin 2
Ireland

Bank
HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

2

Quantica MF Delaware Feeder LLC

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Quantica MF Delaware Feeder LLC for the year ended 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Quantica MF Delaware Feeder LLC

Quantica MF Delaware Feeder LLC

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$
Assets
Investment in Quantica MF Cayman Fund Limited, at fair value	3	9,797,507
Redemptions receivable from Quantica MF Cayman Fund Limited		250,000
Other assets		22,144

Total assets		10,069,651

Liabilities
Redemptions payable	2	250,000
Risk management fees payable	5,6	27,028
Accrued expenses		100,595

Total liabilities		377,623

Net assets		9,692,028

Which are represented by:

Series A Units
9,738 Series A Units with a net asset value per Unit of US$995.28	7	9,692,028

		9,692,028

Approved and authorised for issue on behalf of the manager of Quantica MF Delaware Feeder LLC on 23 March 2017.

Linzie Steinbach
FRM Investment Management (USA) LLC

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Quantica MF Delaware Feeder LLC

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income allocated from Quantica MF Cayman Fund Limited
Interest income		10,948
Total investment income		10,948

Expenses allocated from Quantica MF Cayman Fund Limited
Management fees	5	143,793
Margin commission		38,174
Administration fees	5	18,606
Interest expense		46,428
Other expenses		40,809
Total expenses		287,810

Net investment loss allocated from Quantica MF Cayman Fund Limited		(276,862)

Fund expenses
Risk management fees	5,6	123,340
Administration fees	5	21,500
Preliminary expenses		14,333
Other expenses		70,937
Total fund expenses		230,110

Net investment loss		(506,972)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency allocated from Quantica MF Cayman Fund Limited
Net realised gain from non-commodity interest derivatives and foreign currency		2,455,423
Net realised loss from commodity interest derivatives		(589,042)
Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency		(346,753)
Net change in unrealised appreciation from commodity interest derivatives		498,001

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		2,017,629

Net increase in net assets resulting from operations		1,510,657

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Quantica MF Delaware Feeder LLC

Statement of changes in unitholders’ capital

For the year ended 31 December 2016

	Notes	2016 US$
Net assets at the beginning of the year		17,116,371

Changes in net assets resulting from operations

Net investment loss		(506,972)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency allocated from Quantica MF Cayman Fund Limited

Net realised gain from non-commodity interest derivatives and foreign currency		2,455,423

Net realised loss from commodity interest derivatives		(589,042)

Net change in unrealised depreciation from non-commodity interest derivatives and foreign currency		(346,753)

Net change in unrealised appreciation from commodity interest derivatives		498,001

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		2,017,629

Net increase in net assets resulting from operations		1,510,657

Change in net assets resulting from capital transactions

Issuance of Units	7	5,380,000

Redemptions of Units	7	(14,315,000)

Net decrease in net assets resulting from capital transactions		(8,935,000)

Net decrease in net assets		(7,424,343)

Net assets at the end of the year		9,692,028

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Quantica MF Delaware Feeder LLC

Notes to the financial statements

For the year ended 31 December 2016

1.                          General

Quantica MF Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015.

The investment objective of the Fund is to maximise the long-term total returns to the holders of the Fund’s units (the “Units”“). The Fund invests substantially all of its investible assets (to the extent not retained in cash) in, and conducts its investment program through, a “master-feeder structure” by investing into Quantica MF Cayman Fund Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the “Master Fund”). As at 31 December 2016, the Fund held 34.93% of the Master Fund.

The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated 1 May 2015 and there is a supplement dated August 2016.

Quantica Capital AG, a limited company incorporated in Switzerland, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (the “NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the manager, risk manager and commodity pool operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the U.S. Securities and Exchange Commission (the “SEC”), as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

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

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in the net realised gain and change in unrealised appreciation from non-commodity interest derivatives and foreign currency in the statement of operations.

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

Redemption notices received for which the amounts and number of Units are not fixed remain in capital until the net asset value used to determine the redemption and unit amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$250,000. This amount relates to redemptions due to be paid on the first dealing day of 2017, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Fund and not part of equity.

h)                           Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the year end no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund.

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

4.                          Financial risk management and associated risk

Since the Fund invests in the Master Fund, the Fund will also bear the risks associated with the Master Fund, which are disclosed in the note 7 of Master Fund’s financial statements and in the Offering Memorandum.

5.                          Fees and expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (“IMA”), the Master Fund pays a management fee to the Investment Manager. Details of the IMA are disclosed in the note 8 of the Master Fund’s financial statements.

Incentive fees

Pursuant to the IMA, the Master Fund pays an incentive fee to the Investment Manager. Details of the IMA are disclosed in the note 8 of the Master Fund’s financial statements.

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

Administration fees

The Fund pays the administrator of the Fund (the “Administrator”) an annual administration fee of US$21,500. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Fund, as further set out in the administration agreement entered into between the Administrator and the Fund. In addition, the Administrator receives an additional administration fee from the Master Fund of up to 0.135% per annum of the net asset value of the Master Fund.

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

The following transactions took place between the Fund and its related parties for the year ended 31 December 2016:

Related party	Type of fee	Total Fees US$	Fees payable US$

FRM Investment Management (USA) LLC	Risk management fees	123,340	27,028

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

Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on each weekly or monthly dealing day of the Fund. Redemptions may be accepted on days other than the specified redemption date, in the Manager’s sole discretion. Units will be considered to be redeemed on a “first purchased, first redeemed” basis.

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

	Series A
	US$	Units

As at the beginning of the year		18,746
Contributions	5,380,000	5,200
Redemptions	(14,315,000)	(14,208)
As at the end of the year		9,738

In the event of a winding-up or dissolution of the Fund or upon the distribution of capital, the unitholders shall be entitled to the return of the assets of the Fund held in respect of that Series and, thereafter, to share pro rata in the assets, if any, of the Fund which are not held in respect of any series of Units.

Quantica MF Delaware Feeder LLC

Notes to the financial statements (continued)

For the year ended 31 December 2016

8.                            Financial highlights

Per Unit operating performance:	Series A US$
Net asset value per Unit at the beginning of the year	913.08

Change in net assets resulting from operations:

Net investment loss	(42.84)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency	125.04

Net increase in net assets resulting from operations	82.20

Net asset value per Unit at the end of the year	995.28

Total Return
Total return before incentive fees	9.00%
Incentive fees	—
Total return after incentive fees	9.00%

Ratio to average net assets(i)
Net investment loss before incentive fees	(4.33)%
Incentive fees	—
Net investment loss after incentive fees	(4.33)%

Total expenses before incentive fees	4.42%
Incentive fees	—
Total expenses after incentive fees	4.42%

Non trade expenses(ii)	3.70%

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

10.                     Subsequent events

Subsequent to 31 December 2016, investors subscribed for Series A Units having an aggregate net asset value of US$Nil and redeemed Series A Units having an aggregate net asset value of US$1,590,000.

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

Report of Independent Auditors

The Managing Member

Quantica MF Delaware Feeder LLC

We have audited the accompanying financial statements of Quantica MF Delaware Feeder LLC (the “Fund”), which comprise the statement of financial condition, as of 31 December 2016, and the related statements of operations and changes in unitholders’ capital for the  year ended 31 December 2016, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantica MF Delaware Feeder LLC at 31 December 2016, and the results of its operations and changes in its unitholders’ capital for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017

Quantica MF Cayman Fund Limited

(A Cayman Islands exempted company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Quantica MF Cayman Fund Limited (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Master Fund.

Quantica MF Cayman Fund Limited

Quantica MF Cayman Fund Limited

Directory

Board of Directors	Registered Office
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Investment Manager	Cayman Islands
Quantica Capital AG
Freier Platz 10	Legal Advisors
CH-8200 Scfaffhausen	(as to Cayman Islands law)
Switzerland	Maples and Calder
P.O. Box 309
Risk Manager	Ugland House
FRM Investment Management (USA) LLC	Grand Cayman, KY1-1104
452 Fifth Avenue, 26th Floor	Cayman Islands
New York, NY 10018
U.S.A.	(as to US law)
Sidley Austin LLP
Administrator	One South Dearborn
HSBC Securities Services (Ireland) DAC	Chicago, IL 60603
1 Grand Canal Square	U.S.A.
Grand Canal Harbour
Dublin 2	Auditors
Ireland	Ernst & Young Ltd.
Suite 6401
Bank	62 Forum Lane
HSBC Bank plc	Camana Bay
8 Canada Square	Grand Cayman, KY1-1106
London, E14 5HQ	Cayman Islands
United Kingdom
Company Secretary
CSS Corporation Ltd.
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Prime Brokers
JP Morgan Securities Plc
25 Bank Street
Canary Wharf
London, E14 5JP
United Kingdom

Morgan Stanley & Co International Plc
25 Cabot Square
Canary Wharf
London, E14 4QA
United Kingdom

Quantica MF Cayman Fund Limited

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Quantica MF Cayman Fund Limited for the year ended 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Quantica MF Cayman Fund Limited

Quantica MF Cayman Fund Limited

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$

Assets
Derivatives, at fair value	4,5	1,479,956
Cash and cash equivalents	3	8,846,215
Balances with brokers	3	19,329,186
Other assets		10,228

Total assets		29,665,585

Liabilities
Derivatives, at fair value	4,5	871,111
Balances due to brokers	3	220,091
Redemptions payable	2	450,000
Management fees payable	8,9	28,636
Accrued expenses	8,9	47,305

Total liabilities		1,617,143

Net assets		28,048,442

Which are represented by:

27,288 Class A Shares with a Net Asset Value per Share of US$1,027.87		28,048,442

Approved and authorised for issue on behalf of the Board on 23 March 2017.

Jennifer A Thomson	John Renouf
Director	Director

The accompanying notes form an integral part of these financial statements.

Quantica MF Cayman Fund Limited

Condensed schedule of investments

As at 31 December 2016

	Fair Value	% of
	US$	Net Assets

Derivative contracts — long exposure contracts

Futures contracts

Australia
Index futures	21,151	0.08
Total Australia	21,151	0.08

Canada
Commodity futures	(23,846)	(0.09)
Index futures	(18,087)	(0.06)
Total Canada	(41,933)	(0.15)

France
Index futures	88,673	0.32
Total France	88,673	0.32

Germany
Bond futures	112,971	0.40
Index futures	77,388	0.28
Total Germany	190,359	0.68

Japan
Bond futures	2,056	0.01
Index futures	250,839	0.89
Total Japan	252,895	0.90

Taiwan
Index futures	30,740	0.10
Total Taiwan	30,740	0.10

United Kingdom
Commodity futures	8,330	0.03
Index futures	137,705	0.49
Interest rate futures	(24,864)	(0.09)
Total United Kingdom	121,171	0.43

United States
Commodity futures	(115,055)	(0.41)
Index futures	(253,755)	(0.90)
Interest rate futures	(5,475)	(0.02)
Total United States	(374,285)	(1.33)

Hong Kong
Index futures	46,552	0.17
Total Hong Kong	46,552	0.17

Total futures contracts (cost: US$nil)	335,323	1.20

Forward foreign currency contracts
Forward foreign currency contracts	206,126	0.73

Total Forward foreign currency contracts (cost: US$nil)	206,126	0.73

Total Derivative contracts - long exposure, at fair value (cost: US$nil)	541,449	1.93

The accompanying notes form an integral part of these financial statements.

Quantica MF Cayman Fund Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
	US$	Net Assets

Derivative contracts — short exposure contracts

Futures contracts

Australia
Interest rate futures	(5,613)	(0.02)
Total Australia	(5,613)	(0.02)

Canada
Bond futures	(14,078)	(0.05)
Total Canada	(14,078)	(0.05)

United Kingdom
Bond futures	(3,446)	(0.01)
Total United Kingdom	(3,446)	(0.01)

United States
Commodity futures	22,272	0.08
Bond futures	(110,733)	(0.39)
Currency futures	298,485	1.06
Total United States	210,024	0.75

Total futures contracts (proceeds:US$nil)	186,887	0.67

Forward foreign currency contracts	(119,491)	(0.43)

Total Forward foreign currency contracts (proceeds: US$nil)	(119,491)	(0.43)

Total Derivative contracts - short exposure, at fair value (proceeds: US$nil)	67,396	0.24

Fair Value
Reconciliation of long and short derivatives (note 4)	US$
Derivative Assets at fair value

Total fair value of long derivative assets	1,122,360
Total fair value of short derivative assets	357,596

Total Derivative Assets at fair value	1,479,956

US$
Derivative Liabilities at fair value

Total fair value of long derivative liabilities	(580,911)
Total fair value of short derivative liabilities	(290,200)

Total Derivative Liabilities at fair value	(871,111)

The accompanying notes form an integral part of these financial statements.

Quantica MF Cayman Fund Limited

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income
Interest income		32,641
Total investment income		32,641

Expenses
Management fees	8,9	427,224
Margin commission		110,602
Administration fees	8	55,275
Interest expense		136,340
Other expenses	9	120,529
Total expenses		849,970

Net investment loss		(817,329)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency
Net realised gain from non-commodity interest derivatives and foreign currency		6,589,887
Net realised loss from commodity interest derivatives		(1,321,232)
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		137,586
Net change in unrealised appreciation from commodity interest derivatives		1,075,727

Net realised gain and change in unrealised appreciation from derivatives and foreign currency		6,481,968

Net increase in net assets resulting from operations		5,664,639

The accompanying notes form an integral part of these financial statements.

Quantica MF Cayman Fund Limited

Statement of changes in net assets

For the year ended 31 December 2016

	Notes	2016 US$

Net assets at the beginning of the year		55,513,943

Changes in net assets resulting from operations

Net investment loss		(817,329)

Net realised gain from non-commodity interest derivatives and foreign currency		6,589,887

Net realised loss from commodity interest derivatives		(1,321,232)

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		137,586

Net change in unrealised appreciation from commodity interest derivatives		1,075,727

Net increase in net assets resulting from operations		5,664,639

Changes in net assets resulting from capital transactions

Issuance of Shares	10	14,590,000

Redemptions of Shares	10	(47,720,140)

Net decrease in net assets resulting from capital transactions		(33,130,140)

Net decrease in net assets		(27,465,501)

Net assets at the end of the year		28,048,442

The accompanying notes form an integral part of these financial statements.

Quantica MF Cayman Fund Limited

Notes to the financial statements

For the year ended 31 December 2016

1.                    General

Quantica MF Cayman Fund Limited (the “Master Fund”) is an exempted company incorporated with limited liability in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was incorporated in the Cayman Islands on 12 April 2013. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law of the Cayman Islands (as amended).

The investment objective of the Master Fund is to maximise the long-term total returns to the holders of the Master fund’s redeemable participating shares (the “Shares”) by investing in a fully quantitative and systematic medium to long-term trend following strategy. The Master Fund has two separate feeder funds, Quantica MF Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), and Quantica MF Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”; and, together with the Offshore Fund, the “Feeder Funds”). The Feeder Funds invest substantially all of their assets (to the extent not retained in cash) in the Master Fund.

Further feeder funds may be created to invest in the Master Fund. As at 31 December 2016, the Offshore Fund and the Onshore Fund held 65.07% and 34.93 % respectively of the Master Fund.

Quantica Capital AG, a company incorporated with limited liability in Switzerland, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). It is  subject to prudential supervision by the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) as asset manager of collective investment schemes pursuant to Swiss Federal Act on Collective Investment Schemes (“CISA”).The Investment Manager also is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission and is a member of the U.S. National Futures Association (the “NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and commodity pool operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the U.S. Securities and Exchange Commission (the “SEC”), as a commodity pool operator and commodity trading advisor with the CFTC, and is a member of the NFA in such capacities.

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

The inputs used by the Investment Manager in estimating the value of Level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalisations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and /or non-transferability, with the amount of such discount estimated by the Investment Manager in the absence of market information. The fair value measurement of Level 3 investments does not include transaction costs that may have been capitalised as part of the financial instrument’s cost basis. Assumptions used by the Investment Manager due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Master Fund’s results of operations.

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

e)              Foreign currency

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

Redemption notices received for which the amount and number of shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$450,000. This relates to redemptions due to be paid on the first dealing day of 2017, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Master Fund and not part of equity.

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

3.              Cash and Cash equivalents and balances with/and due to brokers

At the year end amounts disclosed as cash and cash equivalents, balances with brokers and balances due to brokers were held at HSBC Bank plc (the “Bank”) and JP Morgan Securities Plc and Morgan Stanley & Co International Plc (collectively, the “Prime Brokers”). Balances with brokers and balances due to brokers represent the margin account balances held in the broker and balances payable to broker as at the year end. Due from brokers and to brokers represent receivables for financial instruments sold and payables for financial instruments purchased that have been contracted for but not yet settled or delivered on the statement of financial position date respectively. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives, short positions or financial instruments purchased on margin.

Quantica MF Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

3.              Cash and Cash equivalents and balances with/and due to brokers (continued)

Amounts receivable from short sales and collateral may be restricted in whole or part until the related financial instruments are purchased. To the extent that the financial instruments are purchased on margin, the margin debt may be secured on the related financial instruments. The portion of balances with brokers represented by collateral as at 31 December 2016 was US$19,106,037.

Included in the cash and cash equivalents balances as at 31 December 2016 is cash in foreign currencies with a fair value of US$3,009,807 (cost: US$3,091,385).

4.              Fair value measurements

The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2016:

	Level 1 US$	Level 2 US$	Level 3 US$	Total US$
Derivative Assets, at fair value
Derivatives
Bond futures	148,098	—	—	148,098
Commodity futures	174,199	—	—	174,199
Currency futures	298,485	—	—	298,485
Index futures	653,048	—	—	653,048
Forward currency contracts	—	206,126		206,126
Total Derivatives	1,273,830	206,126	—	1,479,956

Total Derivative Assets, at fair value	1,273,830	206,126	—	1,479,956

Derivative Liabilities, at fair value
Derivatives
Bond futures	161,328	—	—	161,328
Commodity futures	282,498	—	—	282,498
Index futures	271,842	—	—	271,842
Interest rate futures	35,952	—	—	35,952
Forward currency contracts	—	119,491	—	119,491
Total Derivatives	751,620	119,491	—	871,111

Total Derivatives Liabilities, at fair value	751,620	119,491	—	871,111

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

As at 31 December 2016, open derivative instruments are included in the statement of financial condition under the heading ‘Derivatives, at fair value’:

2016 US$

Assets

Bond futures	148,098
Commodity futures	174,199
Currency futures	298,485
Index futures	653,048
Forward currency contracts	206,126
1,479,956

US$

Liabilities

Bond futures	161,328
Commodity futures	282,498
Index futures	271,842
Interest rate futures	35,952
Forward currency contracts	119,491
871,111

As at 31 December 2016, the notional value of derivative instrument activity is representative of the volume of derivative activity during the year was as follows:

	Notional value US$
	As at 31 December 2016
	Long (US$)	Short (US$)

Bond price risk
Bond futures	62,477,306	(42,991,286)

Equity price risk
Index futures	75,910,029	—

Commodity price risk
Commodity futures	66,875,612	(794,595)

Interest rate risk
Interest rate futures	35,682,724	(38,136,249)

Foreign exchange risk
Currency futures	—	(36,526,773)
Forward currency contracts	12,718,515	(6,941,654)

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

The effect of transactions in derivative instruments on the statement of operations for the year ended 31 December 2016 was as follows:

		Amount of gain or loss
		recognised in
		statement of operations
Derivative Type	Location of gain or loss in statement of operations	US$

Futures contracts (non-commodity interest)	Net realised gain from non-commodity interest derivatives and foreign currency	5,471,367
Futures contracts (commodity interest)	Net realised loss from commodity interest derivatives	(1,321,232)
Forward currency contracts	Net realised gain from non-commodity interest derivatives and foreign currency	275,954
Total		4,426,089

Futures contracts (non-commodity interest)	Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency	540,328
Futures contracts (commodity interest)	Net change in unrealised appreciation on commodity interest derivatives	1,075,727
Forward currency contracts	Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency	465,389
Total		2,081,444

Net realised gain and change in unrealised depreciation on foreign exchange		(25,565)

Net realised gain and change in unrealised appreciation from derivatives and foreign exchange		6,481,968

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

Forward contracts entered into by the Master Fund represent a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised/unrealised gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement year-end date and is included in the statement of operations.

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

Derivative Assets and Collateral held by counterparty

		(ii)
	(i)	Impact of master netting arrangements not offset in the statement of financial condition		(iii)=(i)+(ii)
	Gross amounts of assets presented in the	Gross amounts not offset in the statement of financial condition
	statement of financial condition	Financial Instruments	Cash collateral received	Net amount
Counterparty	US$	US$	US$	US$

Morgan Stanley & Co. Inc.	1,273,830	(751,620)	—	522,210
JP Morgan Securities Inc	206,126	(119,491)	—	86,635
Total	1,479,956	(871,111)	—	608,845

Derivative Liabilities and Collateral pledged by counterparty

		(ii)
	(i)	Impact of master netting arrangements not offset in the statement of financial condition		(iii)=(i)+(ii)
	Gross amounts of liabilities presented in	Gross amounts not offset in the statement of financial condition
	the statement of financial condition	Financial Instruments	Cash collateral pledged	Net amount
Counterparty	US$	US$	US$	US$

Morgan Stanley & Co. Inc.	751,620	(751,620)	—	—
JP Morgan Securities Inc	119,491	(119,491)	—	—
Total	871,111	(871,111)	—	—

As at 31 December 2016 excess collateral pledged over fair value of financial liabilities was US$19,106,037.

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

The Master Fund is exposed to interest rate risk on cash at a bank, balances with brokers, balances due to brokers and certain derivative contracts.

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

The exposures are to the Bank and to the Prime Brokers. As at the date of issuance of these financial statements, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company HSBC Bank plc, is A1 and the credit rating of JP Morgan Securities Plc is A3. The credit rating of Morgan Stanley & Co International Plc is A1 per S&P.

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

8.                    Fees, commissions and other expenses

Management and incentive fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (the “IMA”), the Master Fund pays the Investment Manager (i) the Management Fee, payable monthly in arrears, calculated daily, equal to 1/365 of the Applicable Management Fee Rate of the Master Fund’s Adjusted Trading Level, adjusted for profits and losses. The “Applicable Management Fee Rate” shall be (a) 0.50% where the Trading Level is less than US$50 million; (b) 0.75% where the Trading Level is equal to or greater than US$50 million and (ii) the Incentive Fee, payable on a biannual basis in arrears, equal to the Applicable Incentive Fee Rate of any net appreciation during the six-month period. The “Applicable Incentive Fee Rate” shall be (a) 10% of any net appreciation where the Trading Level is less than US$50 million; and (b) 12% of any net appreciation where the Trading Level is equal to or greater than US$50 million; provided that no Incentive Fee shall be payable until losses in previous periods have been recouped. Incentive Fees generally crystallise upon a Redeemable Participating Shareholder making a redemption from the Master Fund to the extent Incentive Fees are allocable at the time of the redemption. In addition, redemptions generally reduce any then-allocable losses that must be recouped by the Investment Manager for it to be entitled to Incentive Fees.

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

Quantica MF Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

9.                   Related party transactions (continued)

The following transactions took place between the Master Fund and its related parties for the year ended 31 December 2016.

Related party	Type of fee	Total Fees US$	Fees payable US$

Directors	Directors’ fees	12,000	—
Quantica Capital AG	Management fee	427,224	28,636

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

Shares of the Master Fund

Holders of Shares may, upon one business days’ written notice to the administrator of the Master Fund, redeem their Shares on a weekly dealing day (each Monday) and/or a monthly dealing day (first business day of each month), and/or such other days as the Directors may determine in their sole discretion. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or for no reason.

Investors may subscribe for Shares on each weekly and/or monthly dealing day of the Master Fund.

Transactions in Shares for the year ended 31 December 2016 were as follows:

	Class A
	US$	No of Shares

Balance at the beginning of the year		60,044
Issue of Shares for the year	14,590,000	13,952
Redemption of Shares for the year	(47,720,140)	(46,708)
Balance at the end of the year		27,288

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

Shares of the Master Fund

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

Quantica MF Cayman Fund Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

10.             Financial highlights

Per Share operating performance:	Class A US$

Net asset value per share at the beginning of the year	924.56

Change in net assets resulting from operations:

Net investment loss	(23.02)

Net realised gain and change in unrealised appreciation from derivatives and foreign currency	126.33

Net increase in net assets resulting from operations	103.31

Net asset value per share at the end of the year	1,027.87

Total Return
Total return before incentive fees	11.17%
Incentive fees	—
Total return after incentive fees	11.17%

Ratio to average net assets (i)
Net investment loss before incentive fees	(2.34)%
Incentive fees	—
Net investment loss after incentive fees	(2.34)%

Total expenses before incentive fees	2.44%
Incentive fees	—
Total expenses after incentive fees	2.44%

Non-trade expenses (ii)	1.73%

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

13.                   Subsequent events

Subsequent to 31 December 2016, investors subscribed for Shares having an aggregate net asset value of US$150,000 and redeemed Shares having an aggregate net asset value of US$6,915,281.

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

Report of Independent Auditors

The Board of Directors

Quantica MF Cayman Fund Limited

We have audited the accompanying financial statements of Quantica MF Cayman Fund Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2016, and the related statements of operations and changes in net assets for the year then ended, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantica MF Cayman Fund Limited at 31 December 2016, and the results of its operations and changes in its net assets and for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017