Form 10-K, Exhibit 13
period 2016-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2017-03-30
CIK 1393359

Exhibit 13.06

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

Silver Delaware Feeder LLC

(A Delaware limited liability company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Silver Delaware Feeder LLC (the “Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Fund.

Silver Delaware Feeder LLC

Silver Delaware Feeder LLC

Directory

Board of Directors of the Master Fund	Registered office of the Master Fund
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Master Fund	Cayman Islands
Silver MAC Limited
c/o Citco Trustees (Cayman) Limited	Legal Advisors to the Master Fund
89 Nexus Way	(as to Cayman Islands law)
Camana Bay	Maples and Calder
P.O. Box 31106	P.O. Box 309
Grand Cayman, KY1-1205	Ugland House
Cayman Islands	Grand Cayman, KY1-1104
Cayman Islands
Manager and Risk Manager of the Fund; Risk Manager of the
Master Fund	Legal Advisors to the Fund and the Master Fund
FRM Investment Management (USA) LLC	(as to U.S. law)
452 Fifth Avenue, 26th Floor	Sidley Austin LLP
New York, NY 10018	One South Dearborn
U.S.A.	Chicago, IL 60603
U.S.A.
Investment Manager to the Master Fund
Lynx Asset Management AB	Auditors
Norrmalmstorg 12	Ernst & Young Ltd.
P.O. Box 7060, SE-103 86	Suite 6401
Stockholm	62 Forum Lane
Sweden	Camana Bay
Grand Cayman, KY1-1106
Administrator	Cayman Islands
HSBC Securities Services (Ireland) DAC
1 Grand Canal Square
Grand Canal Harbour
Dublin 2
Ireland

Bank
HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

2

Silver Delaware Feeder LLC

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in these financial statements of Silver Delaware Feeder LLC for the year ended 31 December 2016 is accurate and complete.

Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Silver Delaware Feeder LLC

Silver Delaware Feeder LLC

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$

Assets
Investment in Silver MAC Limited, at fair value	4	9,649,852
Other assets		20,497

Total assets		9,670,349

Liabilities
Risk management fees payable	6,7	24,567
Accrued expenses		100,927

Total liabilities		125,494

Net assets		9,544,855

Which are represented by:

8,928 Series A Units with a net asset value per Unit of US$1,069.09	8	9,544,855

		9,544,855

Approved and authorised for issue on behalf of the manager of Silver Delaware Feeder LLC on 23 March 2017.

/s/ Linzie Steinbach
Linzie Steinbach
FRM Investment Management (USA)
LLC

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Silver Delaware Feeder LLC

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income allocated from Silver MAC Limited
Interest income		14,709
Total investment income		14,709

Expenses allocated from Silver MAC Limited
Management fees	6,7	116,542
Tax charge	3	91,134
Margin commission		69,654
Administration fees	6	17,328
Interest expense		5,050
Other expenses		21,061
Total expenses		320,769

Net investment loss allocated from Silver MAC Limited		(306,060)

Fund expenses
Risk management fees	6,7	116,498
Administration fees	6	21,500
Preliminary expenses		15,373
Other expenses		71,373
Total fund expenses		224,744

Net investment loss		(530,804)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Silver MAC Limited
Net realised gain from non-commodity interest derivatives and foreign currency		1,940,201
Net realised loss from commodity interest derivatives		(1,994,189)
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		286,099
Net change in unrealised appreciation from commodity interest derivatives		315,455
Net realised loss and change in unrealised appreciation from derivatives and foreign currency		547,566

Net increase in net assets resulting from operations		16,762

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Silver Delaware Feeder LLC

Statement of changes in unitholders’ capital

For the year ended 31 December 2016

	Notes	2016 US$

Net assets at the beginning of the year		10,793,093

Changes in net assets resulting from operations

Net investment loss		(530,804)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency allocated from Silver MAC Limited

Net realised gain from non-commodity interest derivatives and foreign currency		1,940,201

Net realised loss from commodity interest derivatives		(1,994,189)

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		286,099

Net change in unrealised appreciation from commodity interest derivatives		315,455

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		547,566

Net increase in net assets resulting from operations		16,762

Change in net assets resulting from capital transactions

Issuance of Units	8	7,180,000

Redemptions of Units	8	(8,445,000)

Net decrease in net assets resulting from capital transactions		(1,265,000)

Net decrease in net assets		(1,248,238)

Net assets at the end of the year		9,544,855

The accompanying notes form an integral part of these financial statements.

The financial statements of the Master Fund should be read in conjunction with these financial statements.

Silver Delaware Feeder LLC

Notes to the financial statements

For the year ended 31 December 2016

1.                           General

Silver Delaware Feeder LLC (the “Fund”) was organised as a Delaware limited liability company on 25 February 2015. The Fund commenced trading on 1 May 2015.

The investment objective of the Fund is to maximise the long-term total returns to the holders of the Fund’s units (the “Units”). The Fund invests substantially all of its investible assets (to the extent not retained in cash) in, and conducts its investment program through, a “master-feeder structure” by investing into Silver MAC Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the “Master Fund”). As at 31 December 2016, the Fund held 17.64% of the Master Fund.

The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated 1 May 2015.

Lynx Asset Management AB, a company incorporated with limited liability in Sweden, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (“NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the manager, risk manager and commodity pool operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities.

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

Silver Delaware Feeder LLC

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

h)                           Offsetting

Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the year end, no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund.

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

Silver Delaware Feeder LLC

Notes to the financial statements (continued)

For the year ended 31 December 2016

2.                          Summary of significant accounting policies (continued)

i)          Taxation (continued)

Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Fund’s financial statements, except in respect of Spanish capital gains tax as outlined in note 3. Management’s assessment considers tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as a tax charge in the statement of operations. During the year, the Fund did not incur any interest or penalties except in respect of Spanish capital gains tax as outlined in note 3.

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

3.                           Spanish capital gains tax

In accordance with ASC 740, Spanish capital gains tax of US$91,134 was recognised in the statement of operations within the tax charge allocated from the Master Fund, which includes interests and penalties allocated from Master Fund.

4.                           Fair value of financial instruments

The Fund invests in the Master Fund as part of a “master-feeder” structure as disclosed in note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption terms of the Master Fund is in accordance with the redemption terms of the Fund as disclosed in note 8 of these financial statements.

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

6.                          Fees and expenses

Management fees

Pursuant to the Investment Management Agreement entered into between the Master Fund and the Investment Manager (“IMA”), the Master Fund pays a management fee to the Investment Manager. Details of the IMA are disclosed in note 9 of the Master Fund’s financial statements

Incentive fees

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

Silver Delaware Feeder LLC

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

The following transactions took place between the Fund and its related parties for the year ended 31 December 2016:

Related party	Type of fee	Total fees US$	Fees payable US$

FRM Investment Management (USA) LLC	Risk management fees	116,498	24,567

As at 31 December 2016, 100% of the outstanding Units were owned by entities affiliated with Man Group plc. (refer to note 8).

8.                          Unitholders’ capital

The minimum initial capital contribution and the minimum additional contribution by a Unitholder is US$100,000. The Manager may determine the current minimum subscription and/or such other amount in its sole discretion.

Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on first business day of each week or month of the Fund. Redemptions may be accepted on days other than the specified redemption date, in the Manager’s sole discretion. Units will be considered to be redeemed on a “first purchased, first redeemed” basis.

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

	Series A
	US$	Units
As at the beginning of the year		9,140
Contributions	7,180,000	6,022
Redemptions	(8,445,000)	(6,234)
As at the end of the year		8,928

In the event of a winding-up or dissolution of the Fund or upon the distribution of capital, the unitholders shall be entitled to the return of the assets of the Fund held in respect of that Series and, thereafter, to share pro rata in the assets, if any, of the Fund which are not held in respect of any series of Units.

Silver Delaware Feeder LLC

Notes to the financial statements (continued)

For the year ended 31 December 2016

9.                          Financial highlights

Per Unit operating performance:	Series A US$
Net asset value per Unit at the beginning of the year	1,180.86

Change in net assets resulting from operations:

Net investment loss	(58.40)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency	(53.37)

Net decrease in net assets resulting from operations	(111.77)

Net asset value per Unit at the end of the year	1,069.09

Total Return
Total return before incentive fees	(9.47)%
Incentive fees	—
Total return after incentive fees	(9.47)%

Ratio to average net assets(i)
Net investment loss before incentive fees	(4.63)%
Incentive fees	—
Net investment loss after incentive fees	(4.63)%

Total expenses before incentive fees	4.76%
Incentive fees	—
Total expenses after incentive fees	4.76%

Non trade expenses(ii)	3.97%

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

11.                    Subsequent events

Subsequent to 31 December 2016, there were no subscriptions or redemptions of Series A Units.

In connection with the preparation of the accompanying financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Fund through 23 March 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements.

Report of Independent Auditors

The Manager

Silver Delaware Feeder LLC

We have audited the accompanying financial statements of Silver Delaware Feeder LLC (the “Fund”), which comprise the statement of financial condition as of 31 December, 2016, and the related statements of operations and changes in unitholders’ capital for the year then ended, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Delaware Feeder LLC at 31 December, 2016, and the results of its operations and changes in unitholders’ capital for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017

Silver MAC Limited

(A Cayman Islands exempted company)

Report and Financial Statements

For the year ended 31 December 2016

FRM Investment Management (USA) LLC, the risk manager and commodity pool operator (the “Risk Manager”) of Silver MAC Limited (the “Master Fund”), is registered as a commodity pool operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as commodity pool operator of the Master Fund.

Silver MAC Limited

Silver MAC Limited

Directory

Board of Directors	Registered Office
Colin Ball (Appointed on 7 January 2016)	c/o Citco Trustees (Cayman) Limited
Ronan Daly (Resigned on 7 January 2016)	89 Nexus Way
John Renouf (Appointed on 7 January 2016)	Camana Bay
Jennifer Thomson	P.O. Box 31106
Grand Cayman, KY1-1205
Investment Manager	Cayman Islands
Lynx Asset Management AB
Norrmalmstorg 12	Legal Advisors
P.O. Box 7060, SE—103 86	(as to Cayman Islands law)
Stockholm	Maples and Calder
Sweden	P.O. Box 309
Ugland House
Risk Manager	Grand Cayman, KY1-1104
FRM Investment Management (USA) LLC	Cayman Islands
452 Fifth Avenue, 26th Floor
New York, NY 10018	(as to U.S. law)
U.S.A	Sidley Austin LLP
One South Dearborn
Administrator	Chicago, IL 60603
HSBC Securities Services (Ireland) DAC	U.S.A
1 Grand Canal Square
Grand Canal Harbour	Auditors
Dublin 2	Ernst & Young Ltd.
Ireland	Suite 6401
62 Forum Lane
Bank	Camana Bay
HSBC Bank plc	Grand Cayman, KY1-1106
8 Canada Square	Cayman Islands
London, E14 5HQ
United Kingdom	Company Secretary
CSS Corporation Ltd.
89 Nexus Way
Camana Bay
P.O. Box 31106
Grand Cayman, KY1-1205
Cayman Islands

Prime Brokers
JP Morgan Securities Plc
125 London Wall
London, EC2Y 5AJ
United Kingdom

UBS Warburg Ltd
100 Liverpool Street
London, EC2M 2RH
United Kingdom

UBS AG
1/2 Finsbury Avenue
London, EC2M 2PP
United Kingdom

Silver MAC Limited

Affirmation of the commodity pool operator

To the best of the knowledge and belief of the undersigned, the information contained in the financial statements of Silver MAC Limited for the year ended 31 December 2016 is accurate and complete.

/s/ Linzie Steinbach
Linzie Steinbach
Principal Financial Officer
FRM Investment Management (USA) LLC, the commodity pool operator of Silver MAC Limited

Silver MAC Limited

Statement of financial condition

As at 31 December 2016

	Notes	2016 US$
Assets
Derivatives, at fair value	5,6	3,002,386
Cash and cash equivalents	4	29,337,679
Balances with brokers	4	28,984,539
Other assets		9,402

Total assets		61,334,006

Liabilities
Derivatives, at fair value	5,6	2,591,328
Balances due to brokers	4	1,688,604
Redemptions payable	2	1,700,000
Management fees payable	9,10	50,184
Tax charge payable	3	535,500
Accrued expenses	9	59,362

Total liabilities		6,624,978

Net assets		54,709,028

Which are represented by:

49,491 Class A Shares with a Net Asset Value per Share of US$1,105.43	11	54,709,028

Approved and authorised for issue on behalf of the Board on 23 March 2017.

Jennifer A Thomson	John Renouf
Director	Director

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Condensed schedule of investments

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Derivative contracts — long exposure contracts

Futures contracts

Australia
Index futures	27,597	0.05
Interest rate futures	(458)	—
Total Australia	27,139	0.05

Canada
Bond futures	4,950	0.01
Index futures	(6,619)	(0.02)
Total Canada	(1,669)	(0.01)

China
Index futures	(362)	—
Total China	(362)	—

France
Index futures	11,095	0.02
Total France	11,095	0.02

Germany
Bond futures	117,704	0.22
Index futures	16,477	0.03
Total Germany	134,181	0.25

Italy
Index futures	237	—
Total Italy	237	—

Japan
Index futures	317,529	0.58
Total Japan	317,529	0.58

Netherlands
Index futures	33,297	0.06
Total Netherlands	33,297	0.06

Sweden
Index futures	(50,218)	(0.09)
Total Sweden	(50,218)	(0.09)

Taiwan
Index futures	29,400	0.05
Total Taiwan	29,400	0.05

United Kingdom
Bond futures	120,859	0.22
Commodity futures	(222,921)	(0.41)
Index futures	65,685	0.12
Interest rate futures	3,874	0.01
Total United Kingdom	(32,503)	(0.06)

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
Investments in derivatives at fair value	US$	Net Assets

Derivative contracts — long exposure contracts (continued)

Futures contracts (continued)

United States
Commodity futures	411,224	0.75
Currency futures	(43,880)	(0.08)
Index futures	(491,754)	(0.90)
Total United States	(124,410)	(0.23)

Total futures contracts (cost: US$nil)	343,716	0.62

Forward foreign currency contracts
Forward foreign currency contracts	626,495	1.15

Total forward foreign currency contracts (cost: US$nil)	626,495	1.15

Total Derivative contracts — long exposure, at fair value (cost: US$nil)	970,211	1.77

Derivative contracts — short exposure contracts

Futures contracts

Australia
Bond futures	(8,938)	(0.01)
Interest rate futures	4,074	0.01
Total Australia	(4,864)	—

Canada
Commodity futures	(2,149)	—
Interest rate futures	(4,438)	(0.01)
Total Canada	(6,587)	(0.01)

Germany
Bond futures	(45,425)	(0.08)
Total Germany	(45,425)	(0.08)

Hong Kong
Index futures	(10,137)	(0.02)
Total Hong Kong	(10,137)	(0.02)

Japan
Bond futures	(31,006)	(0.06)
Total Japan	(31,006)	(0.06)

United Kingdom
Commodity futures	(864)	—
Interest rate futures	(2,854)	—
Total United Kingdom	(3,718)	—

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Condensed schedule of investments (continued)

As at 31 December 2016

	Fair Value	% of
	US$	Net Assets

Derivative contracts — short exposure contracts (continued)

Futures contracts (continued)

United States
Bond futures	(131,156)	(0.24)
Commodity futures	390,746	0.71
Currency futures	166,184	0.30
Index futures	2,125	—
Interest rate futures	(6,013)	(0.01)
Total United States	421,886	0.76

Total futures contracts (proceeds: US$nil)	320,149	0.59

Forward foreign currency contracts
Forward foreign currency contracts	(879,302)	(1.61)

Total forward foreign currency contracts (proceeds: US$nil)	(879,302)	(1.61)

Total Derivative contracts — short exposure, at fair value (proceeds: US$nil)	(559,153)	(1.02)

Fair Value
Reconciliation of long and short derivatives (note 5)	US$
Derivative Assets at fair value
Total fair value of long derivative assets	1,933,451
Total fair value of short derivative assets	1,068,935
Total Derivative Assets at fair value	3,002,386

Derivative Liabilities at fair value
Total fair value of long derivative liabilities	(963,240)
Total fair value of short derivative liabilities	(1,628,088)
Total Derivative Liabilities at fair value	(2,591,328)

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Statement of operations

For the year ended 31 December 2016

	Notes	2016 US$

Investment income
Interest income		85,739
Total investment income		85,739

Expenses
Management fees	9,10	676,950
Tax charge	3	535,500
Margin commission		403,943
Administration fees	9	100,502
Interest expense		29,568
Other expenses	10	123,205
Total expenses		1,869,668

Net investment loss		(1,783,929)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency
Net realised gain from non-commodity interest derivatives and foreign currency	6	10,211,675
Net realised loss from commodity interest derivatives	6	(12,449,550)
Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency	6	616,500
Net change in unrealised appreciation from commodity interest derivatives	6	1,908,482

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		287,107

Net decrease in net assets resulting from operations		(1,496,822)

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Statement of changes in net assets

For the year ended 31 December 2016

	Notes	2016 US$

Net assets at the beginning of the year		68,785,973

Changes in net assets resulting from operations

Net investment loss		(1,783,929)

Net realised gain from non-commodity interest derivatives and foreign currency		10,211,675

Net realised loss from commodity interest derivatives		(12,449,550)

Net change in unrealised appreciation from non-commodity interest derivatives and foreign currency		616,500

Net change in unrealised appreciation from commodity interest derivatives		1,908,482

Net decrease in net assets resulting from operations		(1,496,822)

Changes in net assets resulting from capital transactions

Issuance of Shares	11	26,050,000

Redemptions of Shares	11	(38,630,123)

Net decrease in net assets resulting from capital transactions		(12,580,123)

Net decrease in net assets		(14,076,945)

Net assets at the end of the year		54,709,028

The accompanying notes form an integral part of the financial statements.

Silver MAC Limited

Notes to the financial statements

For the year ended 31 December 2016

1.                        General

Silver MAC Limited (the “Master Fund”) is an exempted company incorporated with limited liability in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (as amended). The Master Fund was incorporated in the Cayman Islands on 28 October 2008. The Master Fund is an open-ended mutual fund registered with the Cayman Islands Monetary Authority and regulated under the Mutual Funds Law of the Cayman Islands (as amended).

The investment objective of the Master Fund is to maximise the long-term total returns to the holders of the Master Fund’s redeemable participating shares (the “Shares”) by investing in a broad range of futures markets. The Master Fund has two separate feeder funds, Silver Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), and Silver Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”; and, together with the Offshore Fund, the “Feeder Funds”). The Feeder Funds invest substantially all of their assets (to the extent not retained in cash) in the Master Fund.

Further feeder funds may be created to invest in the Master Fund. As at 31 December 2016, the Offshore Fund and the Onshore Fund held 82.36% and 17.64% respectively of the Master Fund.

Lynx Asset Management AB, a company incorporated with limited liability in Sweden, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered with Finansinspektionen, the Swedish financial supervisory authority, as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) and is a member of the U.S. National Futures Association (the “NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and commodity pool operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a commodity pool operator and commodity trading advisor with the CFTC, and is a member of the NFA in such capacities.

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

e)              Foreign currency (continued)

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

The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in net realised gain and change in unrealised appreciation from derivatives and foreign currency.

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

Redemption notices received for which the amount and number of shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$1,700,000. This relates to redemptions due to be paid on the first dealing day of 2017, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Master Fund and not part of equity.

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

j)                Taxation

The Cayman Islands currently has no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in-Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (as amended) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund.

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

Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Master Fund’s financial statements except in respect of Spanish capital gains tax as outlined in note 3. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as a tax charge in the statement of operations. During the year ended 31 December 2016, the Master Fund did not incur any interest or penalties, except in respect of Spanish capital gains tax as outlined in note 3.

Silver MAC Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

3.                         Spanish capital gains tax

In accordance with ASC 740, Spanish capital gains tax of US$535,000 was recognised in the statement of operations within the tax charge, which includes interest and penalties, and US$535,000 was payable as at 31 December 2016.

4.                         Cash and Cash equivalents and balances with/due to brokers

At the year end amounts disclosed as cash and cash equivalents, balances with brokers and balances due to brokers were held at HSBC Bank plc (the “Bank”) and JP Morgan Securities plc, UBS Warburg Ltd and UBS AG (collectively, the “Prime Brokers”). Balances with brokers and balances due to brokers represent the margin account balances held in the broker and balances payable to broker as at the year end. Due from brokers and to brokers represent receivables for financial instruments sold and payables for financial instruments purchased that have been contracted for but not yet settled or delivered on the statement of financial position date respectively. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives, short positions or financial instruments purchased on margin.

Amounts receivable from short sales and collateral may be restricted in whole or part until the related financial instruments are purchased. To the extent that the financial instruments are purchased on margin, the margin debt may be secured on the related financial instruments. The portion of balances with brokers represented by collateral as at 31 December 2016 was US$12,796,011.

Included in the cash and cash equivalents balances as at 31 December 2016 is cash in foreign currencies with a fair value of US$670,189 (cost US$710,292).

5.                           Fair value measurements

The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2016:

	Level 1 US$	Level 2 US$	Level 3 US$	Total US$
Derivative Assets, at fair value
Derivatives
Bond futures	311,517	—	—	311,517
Commodity futures	1,082,268	—	—	1,082,268
Currency futures	438,156	—	—	438,156
Index futures	503,443	—	—	503,443
Interest rate futures	40,507	—	—	40,507
Forward currency contracts	—	626,495	—	626,495
Total Derivatives	2,375,891	626,495	—	3,002,386

Total Derivative Assets, at fair value	2,375,891	626,495	—	3,002,386

Derivative Liabilities, at fair value
Derivatives
Bond futures	284,530	—	—	284,530
Commodity futures	506,233	—	—	506,233
Currency futures	315,852	—	—	315,852
Index futures	559,090	—	—	559,090
Interest rate futures	46,321	—	—	46,321
Forward currency contracts	—	879,302	—	879,302
Total Derivatives	1,712,026	879,302	—	2,591,328

Total Derivative Liabilities, at fair value	1,712,026	879,302	—	2,591,328

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

2016 US$

Assets

Bond futures	311,517
Commodity futures	1,082,268
Currency futures	438,156
Index futures	503,443
Interest rate futures	40,507
Forward currency contracts	626,495
3,002,386

2016 US$

Liabilities

Bond futures	284,530
Commodity futures	506,233
Currency futures	315,852
Index futures	559,090
Interest rate futures	46,321
Forward currency contracts	879,302
2,591,328

Silver MAC Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

6.                         Derivatives (continued)

As at 31 December 2016, the notional value of derivative instrument activity which is representative of the volume of derivative activity during the year was as follows:

	Notional value US$
	As at 31 December 2016
	Long (US$)	Short (US$)

Bond price risk
Bond futures	71,742,358	(111,045,649)

Equity price risk
Index futures	125,056,295	(3,366,275)

Commodity price risk
Commodity futures	27,566,116	(39,415,475)

Interest rate risk
Interest rate futures	17,560,240	(148,141,442)

Foreign exchange risk
Currency futures	2,232,620	(91,712,570)
Forward currency contracts	52,598,845	(74,361,892)

For non-exchange traded derivatives, under standard derivative agreements, the Master Fund may be required to post collateral on derivatives if the Master Fund is in a net liability position with the counterparty exceeding certain amounts.

The effect of transactions in derivative instruments on the statement of operations for the year ended 31 December 2016 was as follows:

Derivative Type	Location of gain or loss in statement of operations	Amount of gain or loss recognised in statement of operations US$

Futures contracts (non-commodity interest)	Net realised gain from non-commodity interest derivatives and foreign currency	9,760,633
Futures contracts (commodity interest)	Net realised loss from commodity interest derivatives	(12,449,550)
Forward currency contracts	Net realised gain from non-commodity interest derivatives and foreign currency	379,925

Total		(2,308,992)

Futures contracts (non-commodity interest)	Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency	1,003,371
Futures contracts (commodity interest)	Net change in unrealised appreciation on commodity interest derivatives	1,908,482
Forward currency contracts	Net change in unrealised appreciation on non-commodity interest derivatives	(404,555)

Total		2,507,298

Net realised loss and change in unrealised appreciation on foreign currency		88,801

Net realised loss and change in unrealised appreciation from derivatives and foreign currency		287,107

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

Derivative Assets and Collateral held by counterparty

	(i)	(ii) Impact of master netting arrangements not offset in the statement of financial condition		(iii)=(i)+(ii)
	Gross amounts of assets presented in the	Gross amounts not offset in the statement of financial condition
	statement of financial condition	Financial Instruments	Cash collateral received	Net amount
Counterparty	US$	US$	US$	US$

JP Morgan Securities plc	2,375,891	(1,712,026)	—	663,865
UBS AG - London	626,495	(626,495)	—	—
Total	3,002,386	(2,338,521)	—	663,865

Derivative Liabilities and Collateral pledged by counterparty

	(i)	(ii) Impact of master netting arrangements not offset in the statement of financial condition		(iii)=(i)+(ii)
	Gross amounts of liabilities presented in	Gross amounts not offset in the statement of financial condition
	the statement of financial condition	Financial Instruments	Cash collateral pledged	Net amount
Counterparty	US$	US$	US$	US$

JP Morgan Securities plc	1,712,026	(1,712,026)	—	—
UBS Warburg Ltd	879,302	(626,495)	(252,807)	—
Total	2,591,328	(2,338,521)	(252,807)	—

As at 31 December 2016 excess collateral pledged over fair value of financial liabilities was US$12,796,011.

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

The exposures are to the Bank and to the Prime Brokers. As at the date of issuance of these financial statements, according to Moody’s Rating Agency, the credit rating of the Bank’s parent company HSBC Bank plc, is A1, the credit rating of JP Morgan Securities plc is Aa2, and the credit rating of both UBS Warburg Ltd’s and UBS AG’s parent company UBS Group AG, is Ba1.

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

9.                          Fees, commissions and other expenses

Management and incentive fees

Pursuant to the Investment Management Agreement (the “IMA”) entered into between the Master Fund and the Investment Manager dated 1 May 2015, the Master Fund will pay the Investment Manager (i) the Management Fee, monthly in arrears, equal to 0.5% per annum of the Master Fund’s Trading Level as defined in the IMA, adjusted for profits and losses and (ii) the Incentive Fee, payable quarterly in arrears, equal to 25% of any net appreciation of the Master Fund during the quarter; provided that no Incentive Fee shall be payable until losses in previous periods have been recouped. Incentive Fees generally crystallise upon a Redeemable Participating Shareholder making a redemption from the Master Fund to the extent Incentive Fees are accrued at the time of the redemption. In addition, redemptions generally reduce any then-allocable losses that must be recouped by the Investment Manager for it to be entitled to Incentive Fees.

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

The following transactions took place between the Master Fund and its related parties for the year ended 31 December 2016.

Related party	Type of fee	Total Fees US$	Fees payable US$

Lynx Asset Management AB	Management fees	676,950	50,184
Directors	Directors’ fees	12,000	—

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

Shares of the Master Fund

Holders of Shares may, upon one business day’s written notice to the administrator of the Master Fund, redeem their Shares on the first business day of each month or each week and/or such other days as the Directors may determine in their sole discretion unless redemptions have been suspended or deferred. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or for no reason.

Investors may subscribe for Shares on the first business day of each week or each month. Class A Shares are only available for subscription by Man investors.

Silver MAC Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

11.          Share capital (continued)

Shares of the Master Fund (continued)

Transactions in Shares for the year ended 31 December 2016 were as follows:

	Class A
	US$	No of Shares

Balance at the beginning of the year		57,562
Issue of Shares for the year	26,050,000	20,529
Redemption of Shares for the year	(38,630,123)	(28,600)
Balance at the end of the year		49,491

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

Silver MAC Limited

Notes to the financial statements (continued)

For the year ended 31 December 2016

12.          Financial highlights

Per Share operating performance:	Class A US$

Net asset value per share at the beginning of the year	1,194.98

Change in net assets resulting from operations:

Net investment loss	(33.69)

Net realised loss and change in unrealised appreciation from derivatives and foreign currency	(55.86)

Net decrease in net assets resulting from operations	(89.55)

Net asset value per share at the end of the year	1,105.43

Total Return
Total return before incentive fees	(7.49)%
Incentive fees	—
Total return after incentive fees	(7.49)%

Ratio to average net assets (i)
Net investment loss before incentive fees	(2.67)%
Incentive fees	—
Net investment loss after incentive fees	(2.67)%

Total expenses before incentive fees	2.80%
Incentive fees	—
Total expenses after incentive fees	2.80%

Non-trade expenses (ii)	2.15%

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

14.                   Subsequent events

Subsequent to 31 December 2016, investors subscribed for Shares having an aggregate net asset value of US$150,000 and redeemed Shares having an aggregate net asset value of US$4,572,775.

In connection with the preparation of the financial statements as at 31 December 2016, management has evaluated the impact of all subsequent events on the Master Fund through 23 March 2017, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.

Report of Independent Auditors

The Board of Directors

Silver MAC Limited

We have audited the accompanying financial statements of Silver MAC Limited (the “Master Fund”), which comprise the statement of financial condition, including the condensed schedule of investments, as of 31 December 2016, and the related statements of operations and changes in net assets for the year then ended, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver MAC Limited at 31 December, 2016, and the results of its operations and changes in its net assets for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Ltd.

23 March 2017