Form 10-K, Exhibit 13
period 2017-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2018-03-29
CIK 1393359

Exhibit 13.01

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members and Manager of Man FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC)

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of Man FRM Managed Futures Strategies LLC (formerly known as Systematic Momentum FuturesAccess LLC) (the “Fund”), as of December 31, 2017 and 2016, and the related statements of operations, changes in members’ capital, and financial data highlights for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund at December 31, 2017 and 2016, and the results of its operations for each of the two years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Ltd.

We have served as the Fund’s auditor since 2016.

Grand Cayman, Cayman Islands

March 29, 2018

Report of Independent Registered Public Accounting Firm

To the Members of MAN FRM Managed Futures Strategies LLC (formerly Systematic Momentum FuturesAccess LLC)

In our opinion, the accompanying statements of operations and of changes in members’ capital and the financial data highlights for the year ended December 31, 2015 present fairly, in all material respects, the results of operations and changes in members’ capital and the financial data highlights of MAN FRM Managed Futures Strategies LLC (formerly Systematic Momentum FuturesAccess LLC) (“the Fund”) for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter collectively referred to as the “financial statements”) are the responsibility of the Fund’s management.   Our responsibility is to express an opinion on these financial statements based on our audit.   We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).   Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.   We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 29, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS:

Cash	$29,046,167	$48,971,063
Investment in Affiliated Funds (Cost: $41,142,989 and $77,057,266 at December 31, 2017 and 2016, respectively)	43,966,696	68,779,867
Receivable from Affiliated Funds	640,000	100,000

TOTAL ASSETS	$73,652,863	$117,850,930

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Management fee payable	355,220	606,974
Redemptions payable	1,246,141	1,846,095
Administrative fee payable	26,948	46,954
Professional fees payable	166,814	194,639
Other liabilities	117,554	217,974

Total liabilities	1,912,677	2,912,636

MEMBERS’ CAPITAL:
Members’ Capital (68,166,663 Units and 113,650,916 Units outstanding at December 31, 2017 and 2016, respectively; unlimited Units authorized)	71,740,186	114,938,294
Total Members’ Capital	71,740,186	114,938,294

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$73,652,863	$117,850,930

NET ASSET VALUE PER UNIT:

Class A	$1.0894	$1.0385
Class C	$1.0231	$0.9851
Class D	$1.4292	$1.3421
Class I	$1.1867	$1.1267
Class M	$1.0558	$0.9915
Class AA	$0.9483	$0.9133
Class II	$0.9856	$0.9382
Class MM	$0.9639	$0.9106

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

2017	2016	2015
TRADING PROFIT (LOSS), NET:
Realized from Affiliated Funds, net	$(5,747,290)	$(7,369,110)	$31,061,059
Change in unrealized from Affiliated Funds, net	11,101,106	3,152,181	(41,752,455)

Total trading profit (loss), net	5,353,816	(4,216,929)	(10,691,396)

INVESTMENT INCOME:
Interest	—	—	275

EXPENSES:
Management fee	1,693,232	2,875,987	4,070,605
Professional fees	289,800	572,269	390,820
Administrative fee	194,728	306,995	339,321
Other expenses	257,155	#	680,526	#	259,829
Total expenses	2,434,915	4,435,777	5,060,575

NET INVESTMENT INCOME (LOSS)	(2,434,915)	(4,435,777)	(5,060,300)

NET INCOME (LOSS)	$2,918,901	$(8,652,706)	$(15,751,696)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	13,462,310	20,340,977	24,858,980
Class C	48,870,020	83,850,361	115,841,365
Class D	1,992,602	2,885,277	3,066,004
Class I	10,503,691	12,900,892	14,846,095
Class M	3,976,325	6,379,411	8,178,434
Class AA	1,957,855	4,102,054	803,375	*
Class II	9,082,061	2,491,734	1,584,229	**
Class MM***	28,831	36,529	—

Net income (loss) per weighted average Unit
Class A	$0.0364	$(0.0611)	$(0.0908)
Class C	$0.0226	$(0.0666)	$(0.0964)
Class D	$0.0485	$(0.0642)	$(0.1006)
Class I	$0.0512	$(0.0663)	$(0.0943)
Class M	$0.0512	$(0.0321)	$(0.0720)
Class AA	$0.0397	$(0.1157)	$(0.0355	)*
Class II	$0.0446	$(0.0395)	$0.0011	**
Class MM	$0.0533	$(0.0838	)***	$—

*Units issued on November 16, 2015. Amounts presented reflect the period from November 16, 2015 through December 31, 2015.

**Units issued on December 7, 2015. Amounts presented reflect the period from December 7, 2015 through December 31, 2015.

***Units issued on January 25, 2016. Amounts presented reflect the period from January 25, 2016 through December 31, 2016.

#See Note 2 for further breakout of other expenses

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(in Units)

	Members’ Units December 31, 2014	Subscriptions####	Redemptions####	Members’ Units December 31, 2015	Subscriptions##	Redemptions###	Members’ Units December 31, 2016	Subscriptions#	Redemptions#	Members’ Units December 31, 2017
Class A	26,447,606	474,649	(3,957,137)	22,965,118	—	(6,723,662)	16,241,456	—	(6,735,074)	9,506,382
Class C	131,433,730	706,472	(34,225,981)	97,914,221	—	(32,057,651)	65,856,570	—	(28,670,322)	37,186,248
Class D	3,270,753	—	(321,749)	2,949,004	893,199	(875,694)	2,966,509	—	(2,192,525)	773,984
Class I	15,579,536	170,060	(2,160,074)	13,589,522	—	(1,417,315)	12,172,207	—	(4,037,734)	8,134,473
Class M	8,338,628	123,985	(839,088)	7,623,525	—	(2,856,741)	4,766,784	—	(1,558,319)	3,208,465
Class AA*	—	1,187,288	—	1,187,288	5,287,677	(388,913)	6,086,052	57,527	(5,378,373)	765,206
Class II**	—	1,584,229	—	1,584,229	4,074,667	(126,389)	5,532,507	4,912,626	(1,882,059)	8,563,074
Class MM***	—	—	—	—	43,497	(14,666)	28,831	—	—	28,831

Total Members’ Units	185,070,253	4,246,683	(41,504,029)	147,812,907	10,299,040	(44,461,031)	113,650,916	4,970,153	(50,454,406)	68,166,663

*  Units issued on November 16, 2015.

** Units issued on December 7, 2015.

*** Units issued on January 25, 2016.

# Includes transfer of 5,058,851 units out of Class AA for 4,912,626 units of Class II, on March 20, 2017.

## Includes transfers in to Class AA, from Class A, of 167,859 units, 23,521 units and 14,142 units, on April 11, 2016, May 16, 2016 and August 1, 2016, respectively.

### Includes transfers out of Class A, to Class AA, of 148,700 units, 20,816 units and 12,489 units, on April 8, 2016, May 13, 2016 and July 29, 2016, respectively.

#### Includes transfers out of 399,447 units and 1,073,617 units of Class A and Class C, respectively, into Class II.

Amounts have been rounded to the nearest whole unit.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(in Dollars)

	Members’ Capital December 31, 2014	Subscriptions####	Redemptions####	Net Income (Loss)	Members’ Capital December 31, 2015	Subscriptions##	Redemptions###	Net Income (Loss)	Members’ Capital December 31, 2016	Subscriptions#	Redemptions#	Net Income (Loss)	Members’ Capital December 31, 2017
Class A	$31,855,022	$587,905	$(4,696,867)	$(2,258,381)	$25,487,679	$—	$(7,377,434)	$(1,243,359)	$16,866,886	$—	$(7,000,458)	$489,807	$10,356,235
Class C	153,204,368	858,000	(38,777,389)	(11,169,717)	104,115,262	—	(33,653,036)	(5,588,159)	64,874,067	—	(27,936,608)	1,106,338	38,043,797
Class D	4,940,417	—	(465,189)	(308,403)	4,166,825	1,237,616	(1,237,617)	(185,327)	3,981,497	—	(2,971,932)	96,605	1,106,170
Class I	20,196,513	234,625	(2,733,249)	(1,399,630)	16,298,259	—	(1,728,455)	(854,932)	13,714,872	—	(4,599,897)	538,018	9,652,993
Class M	9,304,391	145,000	(903,348)	(588,791)	7,957,252	—	(3,026,560)	(204,651)	4,726,041	—	(1,542,194)	203,502	3,387,349
Class AA*	—	1,199,000	—	(28,537)	1,170,463	5,227,420	(364,918)	(474,781)	5,558,184	52,000	(4,962,329)	77,815	725,670
Class II**	—	1,584,229	—	1,763	1,585,992	3,835,000	(132,064)	(98,435)	5,190,493	4,673,872	(1,829,463)	405,280	8,440,182
Class MM***	—	—	—	—	—	43,831	(14,515)	(3,062)	26,254	—	—	1,536	27,790

Total Members’ Capital	$219,500,711	$4,608,759	$(47,576,042)	$(15,751,696)	$160,781,732	$10,343,867	$(47,534,599)	$(8,652,706)	$114,938,294	$4,725,872	$(50,842,881)	$2,918,901	$71,740,186

*  Units issued on November 16, 2015.

** Units issued on December 7, 2015.

*** Units issued on January 25, 2016.

# Includes transfers in to Class II, from Class AA, of $4,673,872 on March 20, 2017.

## Includes transfers in to Class AA, from Class A, of $170,663, $22,966 and $14,578, on April 11, 2016, May 16, 2016 and August 1, 2016, respectively.

### Includes transfers out of Class A, to Class AA, of  $170,663, $22,966 and $14,578, on April 8, 2016, May 13, 2016 and July 29, 2016, respectively.

#### Includes transfers out of $442,867 and $1,141,362 of Class A and Class C, respectively, into Class II of $1,584,229.

Amounts have been rounded to the nearest dollar.

See notes to financial statements.

MAN FRM MANAGED FUTURES STRATEGIES LLC

(Formerly Systematic Momentum FuturesAccess LLC)

(a Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2017

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M	Class AA	Class II	Class MM

Per Unit Operating Performance

Net asset value, beginning of year	$1.0385	$0.9851	$1.3421	$1.1267	$0.9915	$0.9133	$0.9382	$0.9106

Net realized and net change in unrealized trading profit (loss)	0.0750	0.0705	0.0983	0.0817	0.0726	0.0652	0.0678	0.0663
Net investment loss (b)	(0.0241)	(0.0325)	(0.0112)	(0.0217)	(0.0083)	(0.0302)	(0.0204)	(0.0130)

Net asset value, end of year	$1.0894	$1.0231	$1.4292	$1.1867	$1.0558	$0.9483	$0.9856	$0.9639

Total Return: (a)(c)

Total return	4.90%	3.86%	6.49%	5.33%	6.49%	3.83%	5.05%	5.85%

Ratios to Average Members’ Capital: (b)

Expenses	2.33%	3.33%	0.83%	1.93%	0.83%	3.33%	2.18%	1.43%

Net investment income (loss)	(2.33)%	(3.33)%	(0.83)%	(1.93)%	(0.83)%	(3.33)%	(2.18)%	(1.43)%

(a)         The total return is calculated for each class taken as a whole based on the change in net asset value. An individual member’s return may vary from these returns based on the timing of the capital transactions.

(b)         The amounts do not reflect the proportionate share of expense from the Affiliated Funds.

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

(b)         The amounts do not reflect the proportionate share of expense from the Affiliated Funds.

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

(b)         The amounts do not reflect the proportionate share of expense from the FuturesAccess Portfolio Funds and the Affiliated Funds.

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

Pursuant to an Asset Purchase Agreement between MLAI and an indirect wholly-owned subsidiary of Man Group, as amended, the Man Group purchased, among other assets, the rights of MLAI and its affiliates under certain agreements relating to the management of the Fund. FRM replaced MLAI as manager of the Fund on May 1, 2015, upon the closing of such purchase. Effective as of May 1, 2015, the Fund was renamed “Man FRM Managed Futures Strategies LLC.”

Under the direction of the Manager, the Fund allocates its capital among a group of underlying related party funds (each an “Affiliated Fund”, and collectively the “Affiliated Funds”) which, in turn, allocate capital to related party master funds (each a “Master Fund” and collectively the “Master Funds”) that implement a systematic-based managed futures strategy under the direction of related party commodity trading advisors (each a “Trading Advisor” and collectively, the “Trading Advisors”).

The Manager invests the Fund’s assets in Affiliated Funds that are on the FRM platform. The Affiliated Funds invested in by the Fund are established as Delaware limited liability companies, each of which engages the Manager as the risk manager and each of which further invests in a Master Fund, established as a Cayman Islands exempted company, which engages a single Trading Advisor (see Note 3). As of December 31, 2017 and December 31, 2016, there are five and six Affiliated Funds (see Note 3), respectively, held by the Fund. The Manager serves as CPO of the Affiliated Funds and Master Funds.

Unless the context requires otherwise, references to the Fund in these financial statements notes, also refer to the Affiliated Funds and the Master Funds in which the Affiliated Funds invest. Reference to the investment process, strategies, objectives or activities of the Fund and the Affiliated Funds refer to the investment activities of the Master Funds through which the Affiliated Funds and Fund indirectly conduct their investment processes, strategies, objectives and activities. Additionally, references to the Affiliated Funds that follow are also related to the FuturesAccess Portfolio Funds during the period prior to May 1, 2015.

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

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. As of December 31, 2017 and December 31, 2016, the Fund does not hold any cash equivalents. Cash is held at a nationally recognized financial institution.

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

Statement of Cash Flows

In accordance with FASB ASC 230, Statement of Cash Flows, the Fund is exempt from the requirement to provide a statement of cash flows as all required conditions have been met.

Revenue Recognition

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Affiliated Funds) is reflected in the Statements of Operations as change in unrealized from the investments in the Affiliated Funds. In addition, when the Fund redeems or partially redeems its interest in the Affiliated Funds, it records realized (net profit or loss) under Trading profit (loss), net for such interests in the Statements of Operations of the Fund.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar. The Master Funds may invest in financial instruments denominated in currencies other than U.S. dollar. However, the Master Funds value their financial instruments in U.S. dollars. The Master Funds may or may not seek to hedge their foreign currency exposure by entering into currency hedging transactions, such as treasury locks, forward contracts, future contracts and cross-currency swaps. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition of the Fund and each of the Affiliated Funds and Master Funds. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statement of Operations of the Master Funds.

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

During the years ended December 31, 2017 and 2016, the Fund incurred $91,000 and $485,878, respectively, of costs for reports to shareholders, which is currently included in other expenses on the Statement of Operations.

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

The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value (“NAV”) of the Fund, including reducing the NAV of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund or the Affiliated Funds. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. The Manager has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2014.

Distributions

Each investor is entitled to receive, equally per unit, any distributions which may be made by the Fund. No such distributions have been declared for the years ended December 31, 2017, 2016 and 2015.

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

3.                          INVESTMENTS IN AFFILIATED FUNDS

As of December 31, 2017, the five Underlying Funds in which the Fund is invested in, and the respective Master Funds in which the Underlying Funds are invested in are: (i) Blakeney Delaware Feeder LLC (“Blakeney”) which invests in Blakeney Fund Limited, (ii) Campbell Delaware Feeder LLC (“Campbell”) which invests in Campbell MAC Cayman Fund Limited, (iii) Century CAT MAC Delaware Feeder LLC (“Century CAT”) which invests in Century CAT MAC Cayman Fund Limited, (iv) Quantica MF Delaware Feeder LLC (“Quantica MF”) which invests in Quantica MF Cayman Fund Limited, and (v) Silver Delaware Feeder LLC (“Silver”) which invests in Silver MAC Limited. As used herein, Trading Advisor in respect of an Affiliated Fund refers to the Trading Advisor of its related Master Fund. FRM, in its discretion, may change the Affiliated Funds at any time. FRM, also at its discretion, may vary the percentage of the Fund’s total portfolio allocated to the different Affiliated Funds. In the process of rebalancing, the Fund’s allocation to any individual Affiliated Fund may range between 3% - 25% of the Fund’s NAV.

During the year, the Fund had purchases of $15,020,000 and sales of $45,186,987 of investments in Affiliated Funds. The investment transactions were accounted for on trade date. The investments in the Affiliated Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, FRM utilized the NAV of the Affiliated Funds which approximates fair value. The fair value was net of all fees relating to the Affiliated Funds, paid or accrued. Additionally, FRM monitored the performance of the Affiliated Funds. The fair value of the Fund’s assets and liabilities which qualify as financial instruments approximates the carrying amounts presented on the Statements of Financial Condition.

The details of investments in Affiliated Funds at and for the year ended December 31, 2017 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/17	Management Fees	Performance Fees	Redemptions Permitted
Blakeney	17.67%	$12,668,793	$1,809,898	$11,426,766	$241,153	$138,258	Weekly
Campbell	10.11%	7,252,364	1,101,081	6,970,719	155,918	26,590	Weekly
CCP Core Macro *	—	—	388,541	—	92,403	—	Weekly
Century CAT	12.06%	8,654,545	1,000,853	7,604,846	76,655	—	Weekly
Quantica MF	12.35%	8,860,115	1,960,321	7,735,745	102,447	91,355	Weekly
Silver	9.10%	6,530,879	(906,878)	7,404,913	83,277	—	Weekly

	61.29%	$43,966,696	$5,353,816	$41,142,989	$751,853	$256,203

* Affiliated Fund was redeemed in July 2017 and the Fund received proceeds of $10,741,987.

The details of investments in Affiliated Funds at and for the year ended December 31, 2016 are as follows:

	Percentage of Members’ Capital	Fair Value	Profit (Loss)	Cost @ 12/31/16	Management Fees	Performance Fees	Redemptions Permitted
Blakeney	11.13%	$12,788,895	$(15,627)	$13,427,752	$405,674	178,465	Weekly
Campbell	9.33%	10,721,283	(3,135,990)	13,028,816	356,382	8,285	Weekly
Carlisle*	—	—	713,644	—	35,154	119,723	Weekly
CCP Core Macro	10.12%	11,633,446	(425,212)	12,743,445	176,762	(407)	Weekly
Century CAT**	12.32%	14,163,692	(2,881,308)	16,787,646	93,602	—	Weekly
Quantica MF	8.64%	9,934,794	1,510,060	10,088,625	143,688	—	Weekly
Silver	8.30%	9,537,757	17,504	10,980,982	116,455	—	Weekly

	59.84%	$68,779,867	$(4,216,929)	$77,057,266	$1,327,717	$306,066

* Affiliated Fund was redeemed in April 2016 and the Fund received proceeds of $8,826,829.

** Affiliated Fund purchased in March 2016.

As of December 31, 2017 and 2016, there are no investments held by the Affiliated Funds and the Affiliated Funds’ Master Funds that in the aggregate exceed 5% of the Fund’s members’ capital.

The following is summarized financial information as required by Regulation S-X, for each of the FuturesAccess Portfolio Funds and the Affiliated Funds:

	As of December 31, 2017
	Total Assets	Total Liabilities	Total Capital
Blakeney	$12,752,469	$72,892	$12,679,577
Campbell	7,316,145	55,004	7,261,141
Century CAT	8,916,033	250,122	8,665,911
Quantica MF	8,928,604	59,738	8,868,866
Silver	6,591,357	54,210	6,537,147

Total	$44,504,608	$491,966	$44,012,642

	As of December 31, 2016
	Total Assets	Total Liabilities	Total Capital
Blakeney	$12,939,371	$141,001	$12,798,370
Campbell	10,859,354	130,341	10,729,013
Carlisle	11,744,051	98,433	11,645,618
CCP Core Macro	14,247,902	75,923	14,171,979
Quantica MF	10,069,651	127,622	9,942,029
Silver	9,670,349	125,495	9,544,854

Total	$69,530,678	$698,815	$68,831,863

	For the year ended December 31, 2017
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Blakeney	$2,023,676	$—	$(212,478)	$1,811,198
Campbell	1,269,104	—	(166,976)	1,102,128
CCP Core Macro #	703,735	—	(313,997)	389,738
Century CAT	1,186,878	—	(182,944)	1,003,934
Quantica MF	2,139,225	—	(177,384)	1,961,841
Silver	(742,075)	—	(165,627)	(907,702)

Total	$6,580,543	$—	$(1,219,406)	$5,361,137

#Affiliated Fund was redeemed in July 2017 and the Fund received proceeds of $10,741,987.

	For the year ended December 31, 2016
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Blakeney	$285,631	$—	$(301,619)	$(15,988)
Campbell	(2,865,772)	—	(271,928)	(3,137,700)
Carlisle#	776,008	—	(115,102)	660,906
CCP Core Macro	111,541	—	(529,943)	(418,402)
Century CAT##	(2,697,621)	—	(182,029)	(2,879,650)
Quantica MF	1,731,012	—	(220,354)	1,510,658
Silver	233,347	—	(216,584)	16,763

Total	$(2,425,854)	$—	$(1,837,559)	$(4,263,413)

#Affiliated Fund was redeemed in April 2016 and the Fund received proceeds of $8,826,829.

##Affiliated Fund purchased in March 2016.

	For the year ended December 31, 2015
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Aspect*	$404,556	$(169,723)	$(4,910,852)	$(4,676,019)
BlueTrend*	9,245,595	(170,694)	(2,259,861)	6,815,040
John Locke*	1,864,422	(74,165)	(506,783)	1,283,474
Lynx *	2,414,522	(79,733)	(1,344,163)	990,626
Transtrend*	1,877,424	(177,794)	(921,164)	778,466
Tudor*	1,983,906	(127,346)	(514,687)	1,341,873
Winton*	25,719,496	(335,422)	(24,207,340)	1,176,734
Blakeney**	(246,302)	—	(224,457)	(470,759)
Campbell**	(1,355,182)	—	(236,523)	(1,591,705)
Carlisle**	(1,152,742)	—	(152,437)	(1,305,179)
CCP Core Macro**	(1,757,466)	—	(145,345)	(1,902,811)
Quantica MF**	(7,392,755)	—	(230,874)	(7,623,629)
Silver**	(4,343,455)	—	(206,272)	(4,549,727)

Total	$27,262,019	$(1,134,877)	$(35,860,758)	$(9,733,616)

* FuturesAccess Portfolio Funds redeemed as of April 30, 2015. The information above reflects income and expenses of the related FuturesAccess Portfolio Fund for the period from January 1, 2015 through April 30, 2015.

** Affiliated Funds purchased in May 2015.

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

FASB ASC 820 - Fair Value Measurement and Disclosures no longer requires investments for which fair value is determined based on practical expedient reliance to be reported utilizing the fair value hierarchy. As of December 31, 2017 and December 31, 2016, all of the investments were fair valued using the NAV as practical expedient of the Affiliated Funds.

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

As of December 31, 2017, the Affiliated Funds held by the Fund do not invest directly in positions other than their related Master Funds. The Master Funds enter into contracts with various futures clearing brokers. These brokers may encounter financial difficulties that can impair the operating capabilities or the capital position of the Master Funds, and in turn, the Affiliated Funds. The Trading Advisors of the

Master Funds will attempt to limit transactions to well-capitalized and established brokers in an effort to mitigate such risk.

Credit risk is the possibility that a loss may occur from the failure of a counterparty to make payments according to the terms of a contract. The Fund’s exposure to credit risk is contingent upon the Affiliated Funds and the brokers and counterparties which the Affiliated Funds transact business with as well as amounts recorded as assets in the Statements of Financial Condition.

Cash held as deposits may exceed the amount of federal insurance provided on such deposits and are therefore subject to credit risk.

Concentration Risk

The Fund’s investments in the Affiliated Funds are subject to the market and credit risk of the Affiliated Funds. Because the majority of the Fund’s capital is invested in the Affiliated Funds, any changes in the market conditions that would adversely affect the Affiliated Funds could significantly impact the solvency of the Fund.

Currency Risk

The Fund’s investments in the Affiliated Funds are subject to currency risk to the extent that the fair value or future cash flow of a financial instrument held by any Affiliated Fund will fluctuate because of changes in foreign exchange rates.

Liquidity Risk

Liquidity risk is the risk that the Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redemption requests for Units are the main liquidity risk for the Fund. The Units are redeemable as outlined in Note 2. The exposure to liquidity risk through redemption requests for Units is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the Affiliated Funds as agreed by the Investment Manager.

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

The Former Transfer Agent fee allocated to the Fund for the year ended December 31, 2017, 2016 and 2015 amounted to $0, $0 and $36,363, respectively.

The Manager receives monthly management fees (“Management Fees”) based on the aggregate NAV of the Class of Units. The respective Management Fee rates are: Class A Units 1.5% per annum; Class C Units 2.5% per annum, Class I Units 1.1% per annum, Class AA units 2.5% per annum; Class II units 1.35% per annum; Class MM units 0.60% per annum. Class D Units and Class M Units are not charged Management Fees.

7.                          WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2017, 2016 and 2015 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

8.                          SUBSEQUENT EVENTS

For the period January 1, 2018 to March 29, 2018, the Fund has recorded redemptions of approximately $6,260,223.

Management has evaluated the impact of subsequent events on the Fund through the date the financial statements were issued and has determined that there were no additional subsequent events that require adjustment to, or disclosure in, the financial statements.