Form 10-K, Exhibit 13
period 2017-12-31
MAN FRM MANAGED FUTURES STRATEGIES LLC
filed 2018-03-29
CIK 1393359

Exhibit 13.02

Blakeney Delaware Feeder LLC (A Delaware limited liability company) Report and Financial Statements For the year ended 31 December 2017 FRM Investment Management (USA) LLC, the manager, risk manager and Commodity Pool Operator (the “Risk Manager”) of Blakeney Delaware Feeder LLC (the “Fund”), is registered as a Commodity Pool Operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as Commodity Pool Operator of the Fund.

Blakeney Delaware Table of contents Feeder LLC Page 2 Directory Affirmation of the Commodity Pool Operator 3 Statement of financial condition 4 Statement of operations 5 Statement of changes in unitholders’ capital 6 Statement of cash flows 7 Notes to the financial statements 8 Report of independent auditors 14 Appendix: Audited Financial Statements of Blakeney Fund Limited 1

Blakeney Delaware Directory Feeder LLC Board of Directors of the Master Fund Colin Ball Simon Palmer (Appointed on 31 December 2017) John Renouf Jennifer Thomson (Resigned on 31 December 2017) Registered office of the Master Fund c/o Citco Trustees (Cayman) Limited 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands Master Fund Blakeney Fund Limited c/o Citco Trustees (Cayman) Limited 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands Legal Advisors to the Master Fund (as to Cayman Islands Law) Maples and Calder P.O. Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands Manager and Risk Manager of the Fund; Risk Manager of the Master Fund FRM Investment Management (USA) LLC 452 Fifth Avenue, 26th Floor New York, NY 10018 United States of America Legal Advisors to the Fund and the Master Fund (as to United States Law) Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Investment Manager to the Master Fund Winton Capital Management Limited 1-5 St Mary Abbots Place London, W8 6LS United Kingdom Auditors Ernst & Young Ltd Suite 6401 62 Forum Lane Camana Bay Grand Cayman, KY1-1106 Cayman Islands Administrator HSBC Securities Services (Ireland) DAC 1 Grand Canal Square Grand Canal Harbour Dublin 2 Ireland Bank HSBC Bank plc 8 Canada Square London, E14 5HQ United Kingdom 2

Blakeney Delaware Feeder LLC Affirmation of the Commodity Pool Operator To the best of the knowledge and belief of the undersigned, the information contained in these audited financial statements of Blakeney Delaware Feeder LLC for the year ended 31 December 2017 is accurate and complete. -'#JM Linzie Steinbach Principal Financial Officer FRM Investment Management (USA) LLC, the Commodity Pool Operator of Blakeney Delaware Feeder LLC 3

Blakeney Delaware Feeder LLC Statement of financial condition As at 31 December 2017 2017 US$ Notes Assets Investment in Blakeney Fund Limited, at fair value Redemptions receivable from Blakeney Fund Limited Other assets Total assets 3 12,444,692 300,000 7,777 12,752,469 Liabilities Redemptions payable Risk management fees payable Accrued expenses Total liabilities 2 5,6 300,000 36,541 36,351 372,892 Net assets Which are represented by: 12,379,577 Series A Units 27,159 Series A Units with a net asset value per Unit of US$455.82 7 12,379,577 12,379,577 Approved and authorised for issue on behalf of the manager of Blakeney Delaware Feeder LLC on 15 March 2018. 6-aA Linzie Steinbach FRM Investment Management (USA) LLC The accompanying notes form an integral part of these financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 4

Blakeney Delaware Feeder Statement of operations For the year ended 31 December 2017 LLC 2017 US$ Notes Expenses allocated from Blakeney Fund Limited Incentive fees Management fees Margin commission Administration fees Other expenses Total expenses 5 5 138,374 241,355 22,016 17,633 29,174 5 448,552 Net investment loss allocated from Blakeney Fund Limited (448,552) Fund expenses Risk management fees Administration fees Preliminary expenses Other expenses Total fund expenses 5,6 5 131,067 21,500 14,334 (26,213) 140,688 Net investment loss (589,240) Net realised gain and change in unrealised appreciation on derivatives and foreign currency allocated from Blakeney Fund Limited Net realised gain on non-commodity interest derivatives and foreign currency Net realised loss on commodity interest derivatives Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency Net change in unrealised appreciation on commodity interest derivatives 856,725 (552,630) 1,586,878 485,304 Net realised gain and change in unrealised appreciation on derivatives and foreign currency 2,376,277 Net increase in net assets resulting from operations 1,787,037 The accompanying notes form an integral part of these financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 5

Blakeney Delaware Feeder LLC Statement of changes in unitholders’ capital For the year ended 31 December 2017 2017 US$ Notes Net assets at the beginning of the year 12,822,540 Changes in net assets resulting from operations Net investment loss (589,240) Net realised gain and change in unrealised appreciation on derivatives and foreign currency allocated from Blakeney Fund Limited Net realised gain on non-commodity interest derivatives and foreign currency 856,725 Net realised loss on commodity interest derivatives (552,630) Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency 1,586,878 Net change in unrealised appreciation on commodity interest derivatives 485,304 Net realised gain and change in unrealised appreciation on derivatives and foreign currency 2,376,277 Net increase in net assets resulting from operations 1,787,037 Change in net assets resulting from capital transactions 7 Issuance of Units 3,100,000 7 Redemptions of Units (5,330,000) Net decrease in net assets resulting from capital transactions (2,230,000) Net decrease in net assets (442,963) Net assets at the end of the year 12,379,577 The accompanying notes form an integral part of these financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 6

Blakeney Delaware Feeder LLC Statement of cash flows For the year ended 31 December 2017 2017 US$ Cash flows from operating activities Net increase in net assets resulting from operations 1,787,037 Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities: Decrease in investment in Blakeney Fund Limited 496,746 Increase in redemption receivable from Blakeney Fund Limited Decrease in other assets Decrease in risk management fees payable Decrease in accrued expenses (300,000) 14,326 (3,533) (64,576) Net cash provided by operating activities 1,930,000 Cash flows from financing activities Proceeds from issue of Units Payments for redemption of Units 3,100,000 (5,030,000) Net cash used in financing activities (1,930,000) Net decrease in cash Cash at the beginning of the year Cash at the end of the year - - - The accompanying notes form an integral part of these financial statements. The financial statements of the Master Fund should be read in conjunction with these financial statements. 7

Blakeney Delaware Feeder LLC Notes to the financial statements For the year ended 31 December 2017 1. General Blakeney Delaware Feeder LLC (the "Fund") was organised as a Delaware limited liability company incorporated in February 2015. The Fund commenced operations in May 2015. The investment objective of the Fund is to maximise the long-term total returns to the holders of the Fund’s units (the “Units”). The Fund invests substantially all of its investible assets (to the extent not retained in cash) in, and conducts its investment program through, a "master-feeder structure” by investing into Blakeney Fund Limited, an exempted company with limited liability incorporated in the Cayman Islands under the provisions of the Companies Law (as amended) of the Cayman Islands (the "Master Fund"). As at 31 December 2017, the Fund held 33.14% of the Master Fund. The most recent, applicable Confidential Offering Memorandum of the Fund (the “Offering Memorandum”) is dated May 2015. Winton Capital Management Limited, a limited company incorporated in England and Wales, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (“NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the manager, risk manager and Commodity Pool Operator of the Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the SEC, as a Commodity Pool Operator and commodity trading advisor with the CFTC and is a member of the NFA in such capacities. The financial statements of the Master Fund are attached and should be read in conjunction with the Fund’s financial statements. 2. Significant accounting policies The financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. dollars (“US$”). Management has determined that the Fund is an investment company in conformity with US GAAP. Therefore the Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”). a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates. b) Recent accounting pronouncements In May 2015, the FASB issued, ‘‘Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), ASU 2015-07”, which impacts reporting entities that measure an investment’s fair value using the net asset value per share (or an equivalent) practical expedient. The amendments in ASU No. 2015-07 eliminate the requirement to classify the investment within the fair value hierarchy and the requirement to make specific disclosures for all investments eligible to be assessed at fair value with the net asset value per share practical expedient has been removed. Instead, such disclosures are restricted only to investments that the entity has decided to measure using the practical expedient. ASU 2015-07 is effective for fiscal years starting after 15 December 2016, and interim periods within. Reporting entities should apply the amendments retrospectively to all periods offered. Using the amendments retrospectively requires an investment in which fair value is assessed through the net asset value per share practical expedient is eliminated from the fair value hierarchy in all periods presented in financial statements. Early application is permitted. ASU 2015-07 was adopted for the year ended 31 December 2017 and had no significant impact on the Fund’s financial statements. In January 2016, the FASB issued Accounting Standards Update No. 2016-01 (ASU 2016-01) ‘‘Financial Instruments-Overall (Subtopic 825-10): Recognition and measurement of Financial Assets and Financial Liabilities.’’ ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after 15 December 2017. Management does not expect that this standard will have a material effect on the Fund’s financial statements. c) Going concern Management has made an assessment of the Fund's ability to continue as a going concern and is satisfied that the Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Fund’s ability to continue as a going concern; therefore, the financial statements continue to be prepared on a going concern basis. 8

Blakeney Delaware Feeder LLC Notes to the financial statements (continued) For the year ended 31 December 2017 2. Significant accounting policies (continued) d) Investment in Master Fund The Fund’s investment in the Master Fund is recorded at fair value, which is the Fund’s proportionate interest in the net assets of the Master Fund. The Fund records its proportionate share of the Master Fund’s income, expenses, and realised and unrealised gains and losses in the statement of operations. Valuation of the investments held by the Master Fund including, but not limited to, the valuation techniques used and classification within the fair value hierarchy of instruments held by the Master Fund are discussed in the notes to the Master Fund’s financial statements which are attached to these financial statements. e) Foreign currency Items included in the Fund’s financial statements are measured using the currency of the primary economic environment in which it operates which is US$ (the “Functional Currency”). These financial statements are presented in the Functional Currency, US$ reflecting the fact that transactions are denominated primarily in US$. Transactions during the year denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the year-end denominated in foreign currency, the resulting gains or losses are included in the net realised gain and change in unrealised appreciation on non-commodity interest derivatives and foreign currency in the statement of operations. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in the net realised gain and change in unrealised appreciation on non-commodity interest derivatives and foreign currency in the statement of operations. f) Cash Cash includes cash held at a bank maturing within three months of the year end date. g) Recognition and allocation of income or loss The Fund records subscriptions to and redemptions from the Master Fund on the transaction date. The Fund records its proportionate share of the Master Fund's income, expenses and change in realised and unrealised gains and losses. In addition, the Fund accrues its own income and expenses. The Master Fund’s income and expense recognition and net gain/(loss) allocation policies are disclosed in the notes to the Master Fund’s financial statements which are attached to these financial statements. h) Redemptions payable In accordance with the authoritative guidance on Accounting for Certain Financial Instruments with Characteristics of both Li abilities and Equity under US GAAP (ASC 480-10 Classification and measurement of redeemable securities) (“ASC 480-10”), financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined. Redemption notices received for which the amounts and number of Units are not fixed remain in capital until the net asset value used to determine the redemption and unit amounts are determined. Accordingly, the statement of financial condition and the statement of changes in unitholders’ capital include redemptions payable of US$ 300,000. All of these relate to redemptions due to be paid on the first dealing day of 2018, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Fund and not part of equity. i) Offsetting Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the year end, no financial instruments of the Fund are being presented net within the statement of financial condition of the Fund. j) Taxation The Fund is classified as a partnership for United States Federal income tax purposes. Consequently, no provision has been made in these financial statements for United States federal or state income taxes as any tax liability arising from operations of the Fund is the responsibility of the unitholders and not the Fund. 9

Blakeney Delaware Feeder LLC Notes to the financial statements (continued) For the year ended 31 December 2017 2. Significant accounting policies (continued) j) Taxation (continued) ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”)” clarifies the accounting for uncertainty in income taxes recognised in the Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to be being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Fund. Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realised on ultimate settlement, using the facts, circumstances and information at the reporting date. Management has analysed the Fund’s tax positions from commencement of operations and has concluded that no provision for income tax is required in the Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Fund recognises interest and penalties, if any, related to unrecognised tax liability as an income tax expense in the statement of operations. During the year ended 31 December 2017, the Fund did not incur any interest or penalties. k) Preliminary expenses The Fund has borne its organisational expenses, including, without limitation, legal, accounting, filing and administration expenses associated with the organisation of the Fund and the offering of units. For financial statement and net asset value purposes the organisational costs are being amortised over the first 36 months of trading of the Fund. Expenses I) All expenses are recognized on an accruals basis. 3. Fair value of financial instruments The Fund invests in the Master Fund as part of a “master-feeder” structure as disclosed in note 1. The investment objective of the Master Fund is disclosed in the financial statements of the Master Fund which are attached to these financial statements. The redemption terms of the Master Fund are in accordance with the redemption terms of the Fund as disclosed in note 7 of these financial statements. The fair value of the Fund’s assets and liabilities which qualify as financial instruments under disclosure about Fair Value of Financial Instruments approximates the carrying amounts presented in the statement of financial condition. 4. Financial risk management and associated risk Since the Fund invests in the Master Fund, the Fund will also bear the risks associated with the Master Fund, which are disclosed in note 7 of Master Fund's financial statements and in the Offering Memorandum. 5. Fees and expenses Management and incentive fees Pursuant to the Investment Management Agreement (“IMA”) entered into between the Master Fund and the Investment Manager at the Master Fund pays a management fee to the Investment Manager. Details of the IMA are disclosed in the note 8 of the Master Fund’s financial statements. Management fees and incentive fees applicable for the year are presented in the statement of operations under Expenses allocated from Blakeney Fund Limited. Pursuant to the IMA, the Master Fund pays an incentive fee to the Investment Manager. Risk management fees Pursuant to the risk management agreement entered into by and among the Fund, the Master Fund and the Risk Manager (the “Management Agreement”), the Fund pays the Risk Manager a risk management fee equal to 0.50% per annum of the trading level of the Master Fund’s assets attributable to each series of the Fund, quarterly in arrears, and a pro rata share of any licensing fees for the use of any risk assessment tools provided by any third party which are used by the Risk Manager in providing services to the Fund pursuant to the Management Agreement. Risk management fees applicable for the year are presented in the statement of operations under Expenses allocated from Blakeney Fund Limited. 10

Blakeney Delaware Feeder LLC Notes to the financial statements (continued) For the year ended 31 December 2017 5. Fees and expenses (continued) Administration fees The Fund pays the administrator of the Fund (the “Administrator”) an annual administration fee of US$21,500. The Administrator’s fees are subject to review from time to time to reflect changes in the operational cost of administering the Fund, as further set out in the administration agreement entered into between the Administrator and the Fund. In addition, the Administrator receives an additional administration fee from the Master Fund of up to 0.145% per annum of the net asset value of the Master Fund. 6. Related party transactions The Risk Manager is a related party as it is the manager, risk manager and Commodity Pool Operator of the Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties. The Investment Manager is a related party as it is the investment manager of the Master Fund. Terms of incentive fees and management fees are disclosed in note 8 of the Master Fund’s financial statements. Management is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of financial instruments and other investments, investment and management counselling and serving as Board of directors, advisors and/or agents of other companies, including companies and other legal structures in which the Fund may invest and/or which may invest in the Fund. The following transactions took place between the Fund and its related parties for the year ended 31 December 2017: Total fees US$ Fees payable US$ Related party Type of fee FRM Investment Management (USA) LLC Risk management fees 131,067 36,541 As at 31 December 2017, 100% of the outstanding Units were owned by entities affiliated with Man Group plc (refer to note 7). 7. Unitholders’ capital The minimum initial capital contribution and the minimum additional contribution by a unitholder is US$100,000. The Manager may determine the current minimum subscription and/or such other amount in its sole discretion. Unitholders may, subject to the restrictions set out in the Offering Memorandum, redeem their Units on the first business day or each week or month. Redemptions may be accepted on days other than the specified redemption date, in the Manager’s sole discretion. Units will be considered to be redeem on a “first purchased, first redeemed” basis. The Units are issued as Series A Units or Series B Units as designated by the Manager. Series A Units and Series B Units have identical rights and privileges in all respects except that: (i) Series A Units are only available for subscription by Man Investors (as defined in the Offering Memorandum); and (ii) Series B Units are subject to the reporting fee (as defined in the Offering Memorandum). The Manager may establish additional series, classes or tranches of Units in the future, which may have different and/or preferential terms to existing classes, including among other things, the incentive fee, the management fee, minimum and additional subscription amounts, leverage levels, distribution policies, capacity rights, investor eligibility, voting rights, informational rights and other rights. 11

Blakeney Delaware Feeder LLC Notes to the financial statements (continued) For the year ended 31 December 2017 7. Unitholders’ capital (continued) Series B Units were not in issue for the year ended 31 December 2017. Series A US$ Units Balance as at the beginning of the year Issue of Units during the year Redemption of Units during the year Balance at the end of the year 31,943 7,954 3,100,000 (5,330,000) (12,738) 27,159 In the event of a winding-up or dissolution of the Fund or upon the distribution of capital, the unitholders shall be entitled to the return of the assets of the Fund held in respect of that Series and, thereafter, to share pro rata in the assets, if any, of the Fund which are not held in respect of any series of Units. 8. Financial highlights The financial highlights disclosed below are for the Fund for the year ended 31 December 2017. Series A US$ Per Unit operating performance: Net asset value per Unit at the beginning of the year 401.42 Change in net assets value per unit resulting from operations: Net investment loss (20.83) Net realised gain and change in unrealised appreciation on derivatives and foreign currency 75.23 Net increase in net asset resulting from operations 54.40 Net asset value per Unit at the end of the year 455.82 Total Return Total return before incentive fees Incentive fees Total return after incentive fees 14.73% (1.18%) 13.55% Ratio to average net assets(i) Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (3.86)% (1.19)% (5.05)% Total expenses before incentive fees Incentive fees Total expenses after incentive fees (3.86)% (1.19)% (5.05)% Non trade expenses(ii) (4.56)% (i) The financial highlights are calculated for a Unit class or series taken as a whole. An individual unitholder's financial highlights may vary from the above on the timing of capital transactions and individual management and incentive fee arrangements. The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Fund in the course of normal trading, to the average net assets described above. (ii) 12

Blakeney Delaware Feeder LLC Notes to the financial statements (continued) For the year ended 31 December 2017 9. Indemnifications In the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 10. Subsequent events Subsequent to 31 December 2017, investors subscribed for Series A Units having an aggregate net asset value of US$100,000 and redeemed Series A Units having an aggregate net asset value of US$2,040,000. In connection with the preparation of the financial statements as at 31 December 2017, management has evaluated the impact of all subsequent events on the Fund through 15 March 2018, the date the financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements. 13

Report of Independent Auditors The Manager Blakeney Delaware Feeder LLC We have audited the accompanying financial statements of Blakeney Delaware Feeder LLC (the “Fund”), which comprise the statement financial condition, as of 31 December 2017, and the related statements of operations, changes in unitholders’ capital and cash flow for the year then ended, and the related notes to the financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. 1142

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blakeney Delaware Feeder LLC at 31 December 2017, and the results of its operations, changes in its unitholders’ capital and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. 15 March 2018 1153

Blakeney Fund Limited (A Cayman Islands exempted company) Report and Financial Statements For the year ended 31 December 2017 FRM Investment Management (USA) LLC, the risk manager and Commodity Pool Operator (the “Risk Manager”) of Blakeney Fund Limited (the “Master Fund”), is registered as a Commodity Pool Operator and a commodity trading advisor under the U.S. Commodity Exchange Act, as amended and is a member of the U.S. National Futures Association in such capacities. A claim of exemption pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.7 has been made by the Risk Manager in its capacity as Commodity Pool Operator of the Master Fund.

Blakeney Fund Limited Table of contents Page 2 Directory Affirmation of the Commodity Pool Operator 3 Statement of financial condition 4 Condensed schedule of investments 5 Statement of operations 8 Statement of changes in net assets 9 Statement of cash flows 10 Notes to the financial statements 11 Report of independent auditors 24 1

Blakeney Directory Fund Limited Board of Directors Colin Ball Simon Palmer (Appointed on 31 December 2017) John Renouf Jennifer Thomson (Resigned on 31 December 2017) Registered Office c/o Citco Trustees (Cayman) Limited 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands Investment Manager Winton Capital Management Limited 1-5 St Mary Abbots Place London, W8 6LS United Kingdom Legal Advisors (as to Cayman Islands Law) Maples and Calder P.O. Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands Risk Manager FRM Investment Management (USA) LLC 452 Fifth Avenue, 26th Floor New York, NY 10018 United States of America (as to United States Law) Sidley Austin LLP One South Dearborn Chicago, IL 60603 United States of America Administrator HSBC Securities Services (Ireland) DAC 1 Grand Canal Square Grand Canal Harbour Dublin 2 Ireland Auditors Ernst & Young Ltd. Suite 6401 62 Forum Lane Camana Bay Grand Cayman, KY1-1106 Cayman Islands Bank HSBC Bank plc 8 Canada Square London, E14 5HQ United Kingdom Company Secretary CSS Corporation Ltd. 89 Nexus Way Camana Bay P.O. Box 31106 Grand Cayman, KY1-1205 Cayman Islands Prime Brokers Newedge Financial Inc. 10 Bishops Square London, E1 6EG United Kingdom UBS AG. 1/2 Finsbury Avenue London, EC2M 2PP United Kingdom 2

Blakeney Fund Limited Affirmation of the Commodity Pool Operator 'TFo th;e -besot"'of thie kn£owledfge and belief of the undersigned, the information contained in these audited financial statements of Blakeney Fund D mb& 2017 ;,.owrnto ood romploto. Linzie Steinbach Principal Financial Officer FRM Investment Management (USA) LLC, the Commodity Pool Operator of Blakeney Fund Limited 3

Blakeney Fund Limited Statement of financial condition As at 31 December 2017 2017 US$ Notes Assets Cash Derivatives, at fair value Balances with brokers Interest receivable Other assets Total assets 3 4,5 3 12,292,014 3,892,180 24,552,479 6,342 593 40,743,608 Liabilities Derivatives, at fair value Balances due to brokers Redemptions payable Management fees payable Incentive fees payable Accrued expenses Total liabilities 4,5 3 2 8,9 8,9 8,9 1,604,159 9,362 1,050,000 62,814 407,729 59,428 3,193,492 10 37,550,116 Net assets Which are represented by: 78,869 Class A Shares with a net asset value per Share of US$476.11 10 37,550,116 Approved and authorised for issue on behalf of the Board on 15 March 2018. John Renouf Colin Ball _ Director Director The accompanying notes form an integral part of these financial statements. 4

Blakeney Fund Limited Condensed schedule of investments As at 31 December 2017 Derivatives at Fair Value Fair Value US$ % of Net Assets Long Derivatives at Fair Value Futures held long Australia Bond futures Index futures Interest rate futures Total Australia (10,580) 6,504 (0.03) 0.02 (2,348) (0.01) (6,424) (0.02) Canada Commodity futures Index futures Total Canada (550) - 2,280 0.01 1,730 0.01 China Index futures Total China (4,880) (0.01) (4,880) (0.01) Europe Bond futures Commodity futures Index futures Interest rate futures Total Europe (16,330) (7,714) (144,624) (0.04) (0.02) (0.39) (15,309) (0.04) (183,977) (0.49) France Index futures Total France (28,379) (0.08) (28,379) (0.08) Germany Bond futures Index futures Total Germany (137,570) (0.37) (65,198) (0.17) (202,768) (0.54) Hong Kong Index futures Total Hong Kong 108,468 0.29 108,468 0.29 India Index futures Total India 3,014 0.01 3,014 0.01 Italy Index futures Total Italy (10,842) (0.03) (10,842) (0.03) Japan Bond futures Index futures Total Japan (5,505) (0.01) 30,692 0.08 25,187 0.07 Netherlands Index futures Total Netherlands (5,449) (0.01) (5,449) (0.01) The accompanying notes form an integral part of these financial statements. 5

Blakeney Fund Limited Condensed schedule of investments (continued) As at 31 December 2017 Derivatives at Fair Value Fair Value US$ % of Net Assets Long Derivatives at Fair Value (continued) Futures held long (continued) New Zealand Interest rate futures Total New Zealand 953 - 953 - Republic of Korea Index futures Total Republic of Korea 30,003 0.08 30,003 0.08 Singapore Index futures Total Singapore 1,806 - 1,806 - South Africa Index futures Total South Africa 6,799 0.02 6,799 0.02 Sweden Index futures Total Sweden (15,308) (0.04) (15,308) (0.04) Taiwan, Province Of China Index futures Total Taiwan, Province Of China 14,185 0.04 14,185 0.04 United Kingdom Bond futures Commodity futures Index futures Interest rate futures Total United Kingdom 7,650 1,451,692 113,465 0.02 3.87 0.30 (28,982) (0.08) 1,543,825 4.11 United States Bond futures Commodity futures Currency futures Index futures Total United States (38,305) 458,331 18,469 (0.10) 1.22 0.05 283,080 0.75 721,575 1.92 Total Futures held long 1,999,518 5.33 Forward Currency Contracts held long Various currencies 766,831 2.04 Total Forward Currency Contracts held long 766,831 2.04 Total Long Derivatives at Fair Value 2,766,349 7.37 The accompanying notes form an integral part of these financial statements. 6

Blakeney Fund Limited Condensed schedule of investments (continued) As at 31 December 2017 Derivatives at Fair Value Fair Value US$ % of Net Assets Short Derivative at Fair Value Futures held short Australia Bond futures Total Australia (36) - (36) - Canada Interest rate futures Total Canada 1,276 - 1,276 - Europe Commodity futures Total Europe 961 - 961 - United Kingdom Commodity futures Interest rate futures Total United Kingdom 39,368 0.11 (9,951) (0.03) 29,417 0.08 United States Bond futures Commodity futures Currency futures Index futures Interest rate futures Total United States 86,742 (192,891) (216,361) (74,533) 0.23 (0.51) (0.58) (0.20) 76,038 0.20 (321,005) (0.86) Total Futures held short (289,387) (0.78) Forward Currency Contracts held short Various currencies (188,941) (0.50) Total Forward Currency Contracts held short (188,941) (0.50) Total Short Derivatives at Fair Value (478,328) (1.28) Total Long and Short Derivatives at Fair Value 2,288,021 6.09 Reconciliation of long and short derivatives (Note 4) Fair Value US$ Derivative Assets at fair value Total fair value of long derivative assets Total fair value of short derivative assets 3,470,616 421,564 Total Derivative Assets at fair value 3,892,180 Derivative Liabilities at fair value Total fair value of long derivative liabilities Total fair value of short derivative liabilities (704,267) (899,892) Total Derivative Liabilities at fair value (1,604,159) The accompanying notes form an integral part of these financial statements. 7

Blakeney Fund Limited Statement of operations For the year ended 31 December 2017 2017 US$ Notes Expenses Incentive fees Management fees Margin commission Administration fees Other expenses Total expenses 8,9 8,9 407,729 1,519,971 131,504 109,154 171,293 8 9 2,339,651 Net investment loss (2,339,651) Net realised gain and change in unrealised depreciation on derivatives and foreign currency Net realised gain on non-commodity interest derivatives and foreign currency Net realised loss on commodity interest derivatives Net change in unrealised depreciation on non-commodity interest derivatives and foreign currency Net change in unrealised appreciation on commodity interest derivatives 5 5 15,301,805 (4,612,198) 5 5 (1,900,422) 1,136,787 Net realised gain and change in unrealised depreciation on derivatives and foreign currency 9,925,972 Net increase in net assets resulting from operations 7,586,321 The accompanying notes form an integral part of these financial statements. 8

Blakeney Fund Limited Statement of changes in net assets For the year ended 31 December 2017 2017 US$ Notes Net assets at the beginning of the year 92,865,617 Changes in net assets resulting from operations Net investment loss (2,339,651) Net realised gain on non-commodity interest derivatives and foreign currency 15,301,805 Net realised loss on commodity interest derivatives (4,612,198) Net change in unrealised depreciation on non-commodity interest derivatives and foreign currency (1,900,422) Net change in unrealised appreciation on commodity interest derivatives 1,136,787 Net increase in net assets resulting from operations 7,586,321 Change in net assets resulting from capital transactions 10 Issuance of Shares 14,059,000 10 Redemptions of Shares (76,960,822) (62,901,822) Net decrease in net assets resulting from capital transactions Net decrease in net assets (55,315,501) Net assets at the end of the year 37,550,116 The accompanying notes form an integral part of these financial statements. 9

Blakeney Fund Limited Statement of cash flows For the year ended 31 December 2017 2017 US$ Cash flows from operating activities Net increase in net assets resulting from operations 7,586,321 Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities: Proceeds on settlement of derivative contracts Net realised gain on non-commodity interest derivatives and foreign currency Net realised loss on commodity interest derivatives Net change in unrealised depreciation on non-commodity interest derivatives and foreign currency Net change in unrealised appreciation on commodity interest derivatives and foreign currency Decrease in balances with brokers Increase in interest receivable Decrease in other assets Decrease in balances due to brokers Increase in incentive fees payable Decrease in management fees payable Decrease in accrued expenses 7,813,110 (12,439,349) 4,612,198 2,036,555 (1,136,787) 23,623,108 (509) 11,180 (89,117) 407,729 (122,156) (8,595) Net cash provided by operating activities 32,293,688 Cash flows from financing activities Proceeds from issue of Shares Payments for redemption of Shares 14,059,000 (77,193,222) Net cash used in financing activities (63,134,222) Net decrease in cash Cash at the beginning of the year Cash at the end of the year (30,840,534) 43,132,548 12,292,014 Supplemental disclosure of cash flow information: Interest paid Interest received (33,314) 332,355 The accompanying notes form an integral part of these financial statements. 10

Blakeney Fund Limited Notes to the financial statements For the year ended 31 December 2017 1. General Blakeney Fund Limited (The “Master Fund”) is an exempted company incorporated under the laws of the Cayman Islands and regulated under the Mutual Funds Law. The Master Fund was incorporated in Bermuda on 6 July 2004 and transferred by way of continuation to the Cayman Islands on 2 April 2012.The Master Fund commenced operations in December 2004. The investment objective of the Master Fund is to maximise the long-term total returns to the holders of the Fund’s redeemable participating shares (the “Shares”) by investing in futures and related financial instruments. The Master Fund had three separate feeder funds, Blakeney Cayman Feeder, an exempted company incorporated with limited liability in the Cayman Islands (the “Offshore Fund”), Blakeney Delaware Feeder LLC, a Delaware limited liability company (the “Onshore Fund”), and Blakeney Feeder Fund Limited, an exempted company incorporated in the Cayman Islands (together with the Offshore Fund and the Onshore Fund, the “Feeder Funds”).The Feeder Funds invest substantially all of their assets (to the extent not retained in cash) in the Master Fund. Blakeney Feeder Fund Limited ceased trading and fully redeemed from the Master Fund in November 2017. Further feeder funds may be created to invest in the Master Fund. As at 31 December 2017, the Offshore Fund and the Onshore Fund held 66.86% and 33.14% respectively of the Master Fund. Winton Capital Management Limited, a company incorporated with limited liability in England and Wales, has been appointed to serve as the investment manager of the Master Fund (the “Investment Manager”). The Investment Manager is registered as an “investment advisor” under the U.S. Investment Advisors Act of 1940, as amended (the “Advisors Act”), with U.S. Securities and Exchange Commission (the “SEC”), as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) and is a member of the U.S. National Futures Association (the “NFA”) in such capacity. FRM Investment Management (USA) LLC, a Delaware limited liability company, has been appointed as the risk manager and Commodity Pool Operator of the Master Fund (the “Risk Manager”). The Risk Manager is registered as an investment advisor under the Advisors Act with the U.S. Securities and Exchange Commission (the ”SEC”), as a Commodity Pool Operator and commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the U.S. National Futures Association (the “NFA”) in such capacities. 2. Significant accounting policies The financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are stated in U.S. Dollars (“US$”). Management has determined that the Master Fund is an investment company in conformity with US GAAP. Therefore the Master Fund follows the accounting and reporting guidance for investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”). a) Use of accounting estimates The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including certain valuation assumptions. Actual results could differ from such estimates. b) Recent accounting pronouncements In May 2015, the FASB issued, ‘‘Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)’’, ASU 2015-07, which impacts reporting entities that measure an investment’s fair value using the net asset value per share (or an equivalent) practical expedient. The amendments in ASU No. 2015-07 eliminate the requirement to classify the investment within the fair value hierarchy and the requirement to make specific disclosures for all investments eligible to be assessed at fair value with the net asset value per share practical expedient has been removed. Instead, such disclosures are restricted only to investments that the entity has decided to measure using the practical expedient. ASU 2015-07 is effective for fiscal years starting after 15 December 2016, and interim periods within. Reporting entities should apply the amendments retrospectively to all periods offered. Using the amendments retrospectively requires an investment in which fair value is assessed through the net asset value per share practical expedient is eliminated from the fair value hierarchy in all periods presented in financial statements. Early application is permitted. ASU 2015-07 was adopted for the year ended 31 December 2017 and the impact of the adoption is limited to the notes to the financial statements. In January 2016, the FASB issued Accounting Standards Update No. 2016-01 (ASU 2016-01) ‘‘Financial Instruments-Overall (Subtopic 825-10): Recognition and measurement of Financial Assets and Financial Liabilities.’’ ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after 15 December 2017. Management does not expect that this standard will have a material effect on the Master Fund’s financial statements. 11

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 2. Significant accounting policies (continued) c) Going concern Management has made an assessment of the Master Fund's ability to continue as a going concern and is satisfied that the Master Fund has resources to continue in business for the foreseeable future. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Master Fund’s ability to continue as a going concern; therefore, the financial statements continue to be prepared on a going concern basis. d) Realised and unrealised gains and losses All realised gains and losses and changes in unrealised appreciation/depreciation on derivatives and foreign currency are included in net realised gain and change in unrealised depreciation on derivatives and foreign currency in the statement of operations. Unrealised appreciation and depreciation comprise changes in the fair value of financial instruments for the year and from reversal of prior year’s unrealised appreciation and depreciation for financial instruments which were realised in the financial year. Realised gains and losses represent the difference between an instrument’s initial carrying amount and disposal amount, or cash payments or receipts made in respect of derivatives contracts (excluding payments or receipts on collateral margin account for such instruments). The cost of securities sold is accounted for on a first in-first out (“FIFO”) basis. Transaction cost or incremental cost directly accountable to the acquisition, issue or disposal of a financial asset or financial liability are included in net realised gain and change in unrealised depreciation on derivatives and foreign currency in the statement of operations. e) Fair value of financial instruments Definition and hierarchy Derivative contracts are carried at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Investments measured and reported at fair value, other than those valued using the Net Assets Value (“NAV”) per share, are classified and disclosed in a fair value hierarchy that prioritizes the inputs to valuation techniques is used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below: Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities; Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; Level 3 – Prices or valuation that requires inputs that are both significant to the fair value measurement and unobservable. Valuation Investments with values based on quoted market prices in active markets including active listed equities, are classified within Level 1. The Master Fund does not adjust the quoted price for such instruments, including in situations where the Master Fund holds a large position and a sale could reasonably impact the quoted price. Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices for an identical instrument, dealer quotations or alternative pricing sources supported by observable inputs are classified within Level 2. As Level 2 investments include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non–transferability, which are generally based on available market information. Investments classified within Level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 instruments include private placements. When observable prices are not available for these financial instruments, the Investment Manager uses one or more valuation techniques e.g., the market approach or the income approach, for which sufficient and reliable data is available. Within Leve l 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors. The inputs used by the Investment Manager in estimating the value of Level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalisations and other transactions across the capital structure, offerings in the equity or debt capital markets, and changes in financial ratios or cash flows. Level 3 investments may also be adjusted to reflect illiquidity and /or non-transferability, with the amount of such discount estimated by the Investment Manager in the absence of market information. The fair value measurement of Level 3 investments does not include transaction costs that may have been capitalised as part of the financial instrument’s cost basis. Assumptions used by the Investment Manager due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Master Fund’s results of operations. 12

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 2. Significant accounting policies (continued) e) Fair value of financial instruments (continued) Valuation (continued) Derivative Instruments can be exchange-traded or privately negotiated over-the-counter (“OTC”). OTC derivatives are valued by the Master Fund using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of an OTC derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. These OTC derivatives that have less liquidity or for which inputs are unobservable are classified within Level 3. While the valuations of these less liquid OTC derivatives may utilise some Level 1 and/or Level 2 inputs, they also include other unobservable inputs which are considered significant to the fair value determination. At each measurement date, the Investment Manager updates the Level 1 and Level 2 inputs to reflect observable inputs, though the resulting gains and losses are reflected within Level 3 due to the significance of the unobservable inputs. f) Foreign currency Items included in the Master Fund’s financial statements are measured using the currency of the primary economic environment in which it operates, which is US$ (the “Functional Currency”). The financial statements are presented in the Functional Currency and not the local currency of the Cayman Islands reflecting the fact that transactions are denominated primarily in US$. Transactions during the year denominated in foreign currencies have been translated at the rates of exchange ruling at the dates of the transactions. Assets and liabilities denominated in foreign currency are translated at the rates of exchange in effect at the date of the statement of financial condition. For investment transactions and investments held at the year-end denominated in foreign currency, the resulting gains or losses are included in the net realised gain and change in unrealised depreciation on non-commodity interest derivatives and foreign currency in the statement of operations. The Master Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of financial instruments. Such fluctuations are included in net realised gains and change in unrealised depreciation from derivatives and foreign currency. g) Cash and balances with/and due to brokers Cash and balances with brokers and balances due to brokers include cash held at a bank and prime brokers maturing within three months of the year end date. h) Allocation of income or loss Income, expenses, realised and change in unrealised appreciation or depreciation on investments are allocated pro-rata to each share class based on the respective net asset value. i) Redemptions payable In accordance with the authoritative guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity under US GAAP (ASC 480-10 Classification and measurement of redeemable securities) (“ASC 480-10”), financial instruments mandatorily redeemable at the option of the holder are classified as liabilities when a redemption request has been received and the redemption amount has been determined. Redemption notices received for which the amounts and number of Shares are not fixed remain in capital until the net asset value used to determine the redemption and share amounts are determined. Accordingly, the statement of financial condition and the statement of changes in net assets include redemptions payable of US$1,050,000. All of these relate to redemptions due to be paid on the first dealing day of 2018, which under the terms of ASC 480-10 are mandatorily redeemable financial instruments and consequently a liability of the Master Fund and not part of equity. j) Offsetting Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. At the year end no financial instruments of the Master Fund are being presented net within the statement of financial condition of the Master Fund. 13

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 2. Significant accounting policies (continued) k) Taxation The Cayman Islands currently has no income, corporation or capital gains tax, no taxes by way of withholding and no estate duty, inheritance tax or gift tax. In addition, the Master Fund has applied for and received from the Governor-in-Cabinet of the Cayman Islands pursuant to The Tax Concessions Law (as amended) of the Cayman Islands, an undertaking that, for a period of twenty years from the date of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Master Fund or its operations. In addition no tax on profits, income, gains or appreciation which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the Master Fund. ASC 740-10 “Accounting for Uncertainty in Income Taxes – an interpretation of ASC 740 (“ASU 740-10”) clarifies the accounting for uncertainty in income taxes recognised in the Master Fund’s financial statements in conformity with ASC 740 “Accounting for Income Taxes” (“ASC 740”). ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Management evaluates such tax positions to determine whether, for all tax years still subject to assessment or challenge by the relevant taxation authorities, the tax positions are “more-likely-than-not” to being sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Master Fund. Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50 percent likely of being realised on ultimate settlement, using the facts, circumstances and information at the reporting date. Management has analysed the Master Fund’s tax positions from commencement of operations and has concluded that no provision f or income tax is required in the Master Fund’s financial statements. Management’s assessment considers tax years subject to investigation. The Master Fund recognises interest and penalties, if any, related to unrecognised tax liability as income tax expense in the statement of operations. During the year ended 31 December 2017, the Master Fund did not incur any interest or penalties. l) Expenses All expenses are recognised on an accrual basis. 3. Cash and balances with/and due to brokers At the year end amounts disclosed as cash, balances with brokers and balances due to brokers were held at HSBC Bank plc (the “Bank”) and Newedge Financial Inc and UBS AG. (the “Prime Brokers”). Balances with brokers and balances due to brokers represent the margin account balances held in the broker and balances payable to broker as at the year end. These include amounts transferred as collateral (which is subject to a security interest) against open derivatives, short positions or financial instruments purchased on margin. Amounts receivable from short sales and collateral may be restricted in whole or part until the related financial instruments are purchased. To the extent that the financial instruments are purchased on margin, the margin debt may be secured on the related financial instruments. The portion of balances with brokers represented by collateral as at 31 December 2017 was US$6,357,928. Included in the balances with brokers and balances due to brokers as at 31 December 2017 is in foreign currencies with a fair value of US$3,013,082 (cost US$2,958,228). 14

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 4. Fair value measurements Details of the Master Fund’s investments at 31 December 2017 are disclosed in the condensed schedule of investments. The Master Fund’s assets and liabilities carried at fair value have been categorised based upon the fair value hierarchy set out in note 2. The following is a summary of the Master Fund’s financial instruments carried at fair value as at 31 December 2017: Level 1 US$ Level 2 US$ Level 3 US$ Total US$ Long Derivative Assets, at fair value Derivatives Bond futures Commodity futures Currency futures Index futures Interest rate futures Forward currency contracts Total Derivatives 103,204 2,229,399 103,364 611,020 78,362 - - - - - - - - - - 103,204 2,229,399 103,364 611,020 78,362 - 766,831 - 766,831 3,125,349 766,831 - 3,892,180 Total Long Derivative Assets, at fair value 3,125,349 766,831 - 3,892,180 Level 1 US$ Level 2 US$ Level 3 US$ Total US$ Short Derivative Liabilities, at fair value Derivatives Bond futures Commodity futures Currency futures Index futures Interest rate futures Forward currency contracts Total Derivatives 217,137 480,203 301,256 359,937 56,685 - - - - - - - - - - 217,137 480,203 301,256 359,937 56,685 188,941 - 188,941 - 1,415,218 188,941 - 1,604,159 Total Short Derivative Liabilities, at fair value 1,415,218 188,941 - 1,604,159 The Master Fund did not hold any Level 3 investments during the year. Investments are reviewed at each financial reporting point to ensure that they are correctly classified between level 1, 2 and 3 in accordance with the fair value hierarchy outlined above. Where an investment’s characteristics change during the year and investments no longer meet the criteria of a given level, they are transferred into a more appropriate level at the end of relevant financial reporting year. There were no transfers between levels during the year ended 31 December 2017. 15

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 5. Derivatives Typically, derivative contracts serve as components of the Master Fund’s investment strategy and are utilised primarily to structure and hedge investments to enhance performance and reduce risk to the Master Fund. The derivative contracts that the Master Fund is a party to consist of forward contracts and futures contracts. As at 31 December 2017, the derivative contracts were included in the Master Fund’s statement of financial condition at fair value. The Master Fund records its derivative activities on a mark-to-market basis. Fair values are determined in accordance with the valuation principles set out in note 2. For all OTC contracts, the Master Fund enters into master netting agreements with its counterparties, which may allow in certain circumstances netting of assets and liabilities. Assets and liabilities are only offset and the net amount reported in the statement of financial condition when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the assets and settle the liabilities simultaneously. As at 31 December 2017 no assets or liabilities are offset in the statement of financial condition. As at 31 December 2017 all futures contracts were exchange traded and forward foreign currency contracts were OTC contracts. As at 31 December 2017 master netting arrangements were related to forward currency contracts held by the Master Fund. The Master Fund has not designated any derivative instruments as hedging instruments under ASC 815 “Derivatives and hedging” (“ASC 815”). The condensed schedule of investments details information regarding derivative types and their fair value as at 31 December 2017. As at 31 December 2017, open derivative instruments are included in the statement of financial condition under the heading ‘Derivatives, at fair value’. A breakdown of open derivative instruments are presented in note 4 to these financial statements. The Master Fund's OTC derivative master netting agreements contain provisions (“credit-risk related contingent features”) that require the Master Fund to maintain a certain level of net assets. If the Master Fund's net assets were to fall below the provisions within the master netting agreements, the Master Fund would be in violation of those provisions and the counterparties to the OTC derivative contracts could request immediate payment or demand immediate and ongoing full overnight collateralization on OTC derivative contracts in net liability positions. The aggregate fair value of all OTC derivative contracts with credit-risk-related contingent features that are in a net liability position as of December 31, 2017 is approximately US$188,941 for which the Master Fund has posted cash collateral of approximately US$6.357 million in the normal course of business. If the credit risk-related contingent features underlying these instruments had been triggered as of 31 December 2017 and the Master Fund had to settle these instruments immediately, the Master Fund would not be required to make an additional payment to the counterparties. Derivative financial instruments are generally based on weekly notional amounts which are not recorded in the financial statements. These weekly notional amounts represent the theoretical principal value on which the cash flows of the derivative transactions are based. Unrealised appreciation or depreciation, rather than weekly notional amounts, or the exchange-traded derivatives traded by the Master Fund are included in the statement of financial condition. As at 31 December 2017, the notional value of derivative instruments and average notional value of derivatives which is representative of the volume of derivative activity trading the year was as follows: Prime Underlying Risk Notional value US$ As at 31 December 2017 Average notional value (US$) Long (US$) Short (US$) Long (US$) Short (US$) Bond price risk Bond futures 50,314,224 (45,441,604) 110,613,641 (36,552,130) Commodity price risk Commodity futures 44,907,873 (33,474,723) 33,724,844 (34,182,969) Equity price risk Index futures 75,848,358 (10,371,375) 114,709,635 (9,788,330) Interest rate risk Interest rate futures 90,007,481 (118,032,276) 231,641,395 (104,007,400) Foreign exchange risk Currency futures Forward currency contracts 12,805,724 43,260,863 (37,702,260) (21,600,941) 19,600,088 51,478,310 (58,702,240) (45,641,978) For non-exchange traded derivatives, under standard derivative agreements, the Master Fund Credit defaulting may be required to post collateral on derivatives if the Master Fund is in a net liability position with the counterparty exceeding certain amounts. 16

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 5. Derivatives (continued) The effect of transactions in derivative instruments on the statement of operations for the year ended 31 December 2017 was as follows: Amount of gain or loss recognised in the statement of operations US$ Derivative Type Location of gain or loss in the statement of operations Net realised gain/loss on derivatives and foreign currency Futures contracts (Commodity interest) Futures contracts (Non-commodity interest) Forward currency contracts Net realised loss on commodity interest derivatives Net realised gain on non-commodity interest derivatives and foreign currency Net realised gain on non-commodity interest derivatives and foreign currency (4,612,198) 12,672,305 2,683,245 Total 10,743,352 Other non-derivatives items included in net realised gain on derivatives and foreign currency Foreign currency Net realised loss on non-commodity interest derivatives and foreign currency (53,745) Total (53,745) Net change in unrealised appreciation/depreciation on derivatives and foreign currency Futures contracts (Commodity interest) Futures contracts (Non-commodity interest) Forward currency contracts Net change in unrealised appreciation on commodity interest derivatives and foreign currency Net change in unrealised depreciation on non-commodity interest derivatives and foreign currency Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency 1,136,787 (2,381,517) 344,962 Total (899,768) Other non-derivatives items included in net change in unrealised depreciation on derivatives and foreign currency Net change in unrealised appreciation on non-commodity interest derivatives and foreign currency Foreign currency 136,133 Total 136,133 Net realised gain and change in unrealised depreciation on derivatives and foreign currency 9,925,972 The primary difference in the risk associated with OTC contracts and exchange traded contracts is credit risk. The Master Fund has credit risk from OTC contracts when two conditions are present (i) the OTC contracts have unrealised appreciations, net of any collateral and (ii) the counterparty of the contract defaults. The credit risk related to exchange-traded contracts is minimal because the exchange ensures that their contracts are always honoured. As at 31 December 2017, all futures contracts were exchange traded all other derivatives were OTC contracts. Futures are contracts for delayed delivery of commodities, securities, equity indices or money market instruments in which the seller agrees to make delivery at a specified future date of a specified commodity or instrument, at a specified price or yield. Gains and losses on futures are recorded by the Master Fund based upon market fluctuations and are recorded as realised or unrealised appreciation or depreciation in the statement of operations. Forward contracts entered into by the Master Fund represent a firm commitment to buy or sell an underlying asset, or currency at a specified value and point in time based upon an agreement or contracted quantity. The realised/unrealised appreciation or depreciation is equal to the difference between the value of the contract at the onset and the value of the contract at settlement year-end date and is included in the statement of operations. 17

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 6. Offsetting of assets and liabilities Financial assets and liabilities are offset and the net amount is reported in the statement of financial condition when the Master Fund has a legally enforceable right to offset and the transactions are intended to be settled on a net basis or simultaneously. As at 31 December 2017, no financial instruments of the Master Fund are being presented net within the statement of financial condition. The following tables provide information on the financial impact of netting for instruments subject to an enforceable master nett ing arrangement or similar agreement in the event of default as defined under such agreements. Derivative assets and collateral held by counterparty: (ii) Impact of master netting arrangements not offset in the statement of financial condition (i) Gross amounts of assets presented in the statement of financial condition US$ (iii)=(i)+(ii) Gross amounts not offset in the statement of financial condition Financial instruments US$ Cash collateral held US$ Net amount US$ Counterparty 1,271,922 2,620,258 (866,936) (737,223) - - 404,986 1,883,035 Newedge Financial Inc UBS Group AG Total 3,892,180 (1,604,159) - 2,288,021 Derivative liabilities and collateral pledged by counterparty: (ii) Impact of master netting arrangements not offset in the statement of financial condition (i) (iii)=(i)+(ii) Gross amounts not offset in the statement of financial condition Gross amounts of liabilities presented in the statement of financial condition US$ Financial instruments US$ Cash collateral pledged US$ Net amount US$ Counterparty 866,936 737,223 (866,936) (737,223) - - - - Newedge Financial Inc UBS Group AG Total 1,604,159 (1,604,159) - - As at 31 December 2017 excess collateral pledged over fair value of financial liabilities was US$6,357,928. 18

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 7. Financial risk management and associated risk Overall risk management The Master Fund’s investment activities expose it to the various types of risk which are associated with the financial instruments and markets in which it invests. The most important types of financial risks to which the Master Fund is exposed are market risk, credit ris k and liquidity risk. Market risk includes price risk, interest rate risk and currency risk. The Master Fund manages these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies. The Master Fund has an agreement with FRM Investment Management (USA) LLC to act as risk manager. The Directors rely upon the Risk Manager to ensure that risks within the Master Fund are managed by the Investment Manager. As a pre-requisite for investment, initial due diligence is performed by the Risk Manager to review the Investment Manager’s trading strategy, operational infrastructure and risk management environment. The Risk Manager then monitors the integrity of the Investment Manager’s operations on an ongoing basis. The Risk Manager further monitors certain risk and performance measures of the Master Fund on a regular basis to seek to ensure that risks are managed by the Investment Manager and performance is in line with expectations and in accordance with any investment restrictions placed upon the Investment Manager. To this extent, the Risk Manager is given transparency on the positions and performance of the Investment Manager through trade files. Such measures include return breakouts, drawdowns, Value-at-Risk (“VaR”), risk factor sensitivities and stress test losses. The Risk Manager performs regular reviews of certain performance based measures against the Master Fund’s history of such measures and against that of the Investment Manager’s funds which implement similar strategies. If necessary, the Risk Manager requests that corrective action be taken by the Investment Manager. The nature and extent of the financial instruments outstanding at the date of the statement of financial condition and the risk management policies employed by the Master Fund are discussed below. Market risk Market risk is the risk that fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. Market risk is managed through the overall risk management processes described above. Interest rate risk Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Master Fund is exposed to interest rate risk on cash at a bank, balances with brokers, balances due to brokers and certain derivative contracts. Interest rate risk is managed through the overall risk management processes described above. 19

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 7. Financial risk management and associated risk (continued) Currency risk Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Although the majority of the Master Fund’s assets are denominated in US$, the Master Fund may invest in financial instruments and hold cash balances at its brokers that are denominated in currencies other than its reporting currency, the US$. Consequently, the Master Fund is exposed to risks that the exchange rate of the US$ relative to other currencies may change in a manner which has an adverse effect on the reported value of that portion of the Master Fund’s assets which are denominated in currencies other than the US$. The Master Fund is exposed to currency risk through its investments in non-US$ denominated transactions. The Investment Manager has an active procedure to monitor foreign exchange exposures. Other price risk Other price risk is the risk that the price of a financial instrument will fluctuate due to changes in market conditions influencing, directly or indirectly, the value of the financial instrument. The Master Fund is exposed to other price risk from its financial instruments. Due to the nature of the trading strategies followed by this Master Fund, no direct relationship between any market factors and the expected prices of the fin ancial instruments can be reliably established. Other price risk is managed through the overall risk management processes described above. Credit/Counterparty risk Credit risk is the risk that an issuer or counterparty will be unable to meet a commitment that it has entered into with the Master Fund. The Master Fund's maximum exposure to credit risk (not taking into account the value of any collateral or other security held) in the event that the counterparties fail to perform their obligations as at 31 December 2017 in relation to each class of recognised financial assets, other than derivatives, is the carrying amount of those assets in the statement of financial condition. With respect to derivative financial instruments, credit risk arises from the potential failure of counterparties to meet their obligations under the contract or arrangement. The Risk Manager has centralised its due diligence and monitoring process of prime brokerage and trading relationships through a dedicated prime brokerage and trading team employed by an affiliated company. Credit and counterparty risk is analysed by examining certain credit related criteria on a centralised basis across platforms by establishing risk tolerance levels in accordance with the overall risk profile of the prime broker/counterparty as determined by the Risk Manager. The credit quality of the Master Fund’s Bank, Brokers and any lenders at their parent companies level and subsidiaries when they are available is regularly monitored and factored into allocation decisions. The exposures are to the Bank and to the Prime Brokers. As at the date of issuance of these financial statements, the following credit ratings are applicable. Counterparty HSBC Holding Plc Newedge Financial Inc.* UBS AG. Credit rating agency Moody’s Moody’s Standard and Poor’s Credit rating A2 A2 A-*Where a rating is not available for the contracting counterparty, the rating used is based on that of the counterparty’s parent organization(s). In addition, netting agreements and collateral arrangements (including International Swaps and Derivatives Association Inc Master Agreements for over-the-counter derivatives) are routinely put in place when appropriate to allow the counterparty risk mitigating benefits of close-out netting and payment netting. Liquidity risk Liquidity risk is the risk that the Master Fund will encounter difficulty in meeting obligations associated with financial liabilities. Redemption requests for Shares are the main liquidity risk for the Master Fund. The Shares are redeemable as outlined in note 10. The exposure to liquidity risk through redemption requests for Shares is managed by specifically setting the redemption notice period to accommodate the expected liquidity of the underlying investments as agreed by the Investment Manager. The majority of the Master Fund’s financial instruments are Level 1 financial instruments which are considered readily realisable as they are all listed on major recognised exchanges. The Master Fund’s financial instruments also include investments in Level 2 financial instruments, which are not quoted in an active public market and which generally may be illiquid. As a result, the Master Fund may not be able to liquidate quickly some of its investments in these instruments at an amount close to their fair value in order to meet its liquidity requirements. 20

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 8. Fees, commissions and other expenses Management and incentive fees Pursuant to the Investment Management Agreement (the “IMA”) entered into between the Master Fund and the Investment Manager, the Master Fund pays the Investment Manager a management fee, calculated on a daily basis, accrued on each valuation day and payable monthly in arrears, of 1/365 of 0.85% (up to 31 May 2017, 1/365 of 1%) per annum of the Master Fund’s trading level, adjusted for profits and losses, and the Master Fund also pays the Investment Manager an incentive fee, calculated and payable quarterly in arrears and accrued on each valuation day, equal to 16% (up to 31 May 2017, 20%) of any net appreciation of the Master Fund during the quarter; provided that no incentive fee shall be payable until losses in previous periods have been recouped. Incentive fees generally crystallise upon a Master Fund Shareholder making a redemption from the Master Fund to the extent incentive fees are accrued at the time of the redemption. In addition, redemptions generally reduce any then-accrued losses that must be recouped by the Investment Manager for it to be entitled to incentive fees. Management and incentive fees applicable for the year is presented in the statement of operations under Expenses. Risk management fees Pursuant to the Risk Management Agreement entered into between the Master Fund and the Risk Manager, the Risk Manager is responsible for monitoring the trading and investments of the Master Fund’s assets by the Investment Manager and its compliance with the investment objectives and strategies of the Master Fund. Risk management fees are paid by the Feeder Funds. Administration fees The Master Fund pays the administrator of the Master Fund an administration fee of up to 0.145% per annum of the net asset value of the Master Fund. 9. Related party transactions Master Multi-Product Holdings II Ltd., a Bermuda exempted company, is a related party through its 100% holding of all the management shares of the Master Fund. The intermediate controlling party of the Master Fund is therefore Master Multi-Product Holdings II Ltd. The Risk Manager is a related party as it is the risk manager and Commodity Pool Operator of the Master Fund. The Risk Manager is an indirect wholly-owned subsidiary of Man Group plc and therefore all subsidiaries of Man Group plc are also related parties. The Investment Manager is a related party as it is the investment manager of the Master Fund. Each of the directors is or may become involved in other financial investment and professional activities which may cause conflicts of interest with the management of the Master Fund. These activities include management or administration of other companies (including those with investment objectives similar to those of the Master Fund or structures which may be related to Man Group plc sponsored investment funds), purchases and sales of securities and other investments, investment and management counselling and serving as Board of directors, advisors and/or agents of other companies, including companies and other legal structures in which the Master Fund may invest and/or which may invest in the Master Fund. The following transactions took place between the Master Fund and its related parties for the year ended 31 December 2017. Total fees US$ Fees payable US$ Related party Type of fee Winton Capital Management Limited Winton Capital Management Limited Directors Management fees Incentive fees Directors’ fees* 1,519,971 407,729 12,000 62,814 407,729 - As at 31 December 2017, 100% of Shares were owned by the Feeder Funds, which are entities affiliated with Man Group plc (refer to note 10). *Directors’ fees are included in Other expenses in the statement of operations. 21

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 10.Share capital The Master Fund has an authorised share capital of US$21,000 divided into 1,000 management shares (“Management Shares”) of a par value of US$1.00 each and 2,000,000 non-voting Shares of a par value of US$0.01 each, which may be divided into different classes and/or series of Shares as the Directors may determine. Management Shares of the Master Fund The Management Shares are held by Master Multi-Product Holdings II Ltd. which is wholly-owned by Codan Trust Company Limited as trustee of the Master Multi-Product Purpose Trust, a special purpose trust formed under the laws of Bermuda pursuant to a Deed of Trust made by Codan Trust Company Limited dated 14 December 2005. As at 31 December 2017, these shares remained uncalled and no amounts were paid or payable to the Master Fund. Shares of the Master Fund Holders of Shares may, upon two business days’ written notice to the administrator of the Master Fund, redeem their Shares on first business day of each month, and/or such other days as the Directors may determine in their sole discretion. The Directors, in their sole discretion, may decline to sell Shares to any investor for any reason or for no reason unless redemptions have been suspended. Investors may subscribe for each weekly and/or monthly dealing day. Transactions in Shares for the year ended 31 December 2017 were as follows: Class A US$ No of Shares Balance at the beginning of the year Issue of Shares for during the year Redemption of Shares for during the year Balance at the end of the year 224,272 34,022 (179,425) 14,059,000 (76,960,822) 78,869 In the event of a winding-up or dissolution of the Master Fund or upon the distribution of capital, the holders of the Shares shall be entitled, following a payment to the holders of paid-up Management Shares of the par value thereof, to the return of the assets of the Master Fund held in respect of that class and, thereafter, to share pro rata in the assets, if any, of the Master Fund which are not held in respect of any class of shares. Capital management The Master Fund’s objectives for managing capital may include: investing the capital in investments meeting the description, risk exposure and expected return indicated in the Feeder Funds ’ offering documents; achieving consistent returns while safeguarding capital by investing in a diversified portfolio, by participating in derivative and other advanced capital markets and by using various investment strategies and hedging techniques; maintaining sufficient liquidity to meet the expenses of the Master Fund, and to meet redemption requests as they arise; and maintaining sufficient size to make the operation of the Master Fund cost-efficient. Refer to note 7, ‘Financial risk management and associated risk’, for the policies and processes applied by the Master Fund in managing its capital. 22

Blakeney Fund Limited Notes to the financial statements (continued) For the year ended 31 December 2017 11. Financial highlights The financial highlights disclosed below are for the Master Fund for the year ended 31 December 2017. Class A US$ Per Share operating performance: Net asset value per share at the beginning of the year 414.08 Change in net assets value per share resulting from operations Net investment loss (16.14) Net realised gain and change in unrealised depreciation derivatives and foreign currency 78.17 Net increase in net assets resulting from operations 62.03 Net asset value per share at the end of the year 476.11 Total Return Total return before incentive fees Incentive fees Total return after incentive fees 16.18% (1.20%) 14.98% Ratio to average net assets (i) Net investment loss before incentive fees Incentive fees Net investment loss after incentive fees (2.65%) (0.56%) (3.21%) Total expenses before incentive fees Incentive fees Total expenses after incentive fees (2.65)% (0.56)% (3.21)% Non trade expenses (ii) (2.96)% (i) The financial highlights are calculated for a share class taken as a whole. An individual shareholder's financial highlights may vary from the above based on the timing of capital transactions and individual management and incentive fee arrangements. (ii) The ratio details the total expenses less trading costs (including interest costs, dividend costs and transaction and brokerage costs) incurred by the Master Fund in the course of normal trading, to the average net assets described above. 12. Indemnifications In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Master Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred. However, based on experience, management expects the risk of loss to be remote. 13. Subsequent events Subsequent to 31 December 2017, investors subscribed for Shares having an aggregate net asset value of US$100,000 and redeemed Shares having an aggregate net asset value of US$3,110,128. In connection with the preparation of the financial statements as at 31 December 2017, management has evaluated the impact of all subsequent events on the Master Fund through 15 March 2018, the date these financial statements were available to be issued, and has determined that there were no additional subsequent events requiring recognition or disclosure in these financial statements. 23

Report of Independent Auditors The Board of Directors Blakeney Fund Limited We have audited the accompanying financial statements of Blakeney Fund Limited (the “Master Fund”), which comprise the statement financial condition, including the condensed schedule of investments, as of 31 December 2017, and the related statements of operations, changes in net assets and cash flows for the year then ended, and the related notes to the financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. 2245

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blakeney Fund Limited at 31 December 2017, and the results of its operations, changes in its net assets and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. 15 March 2018 2256